 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-240089
PROSPECTUS
10,131,750 Shares of Common Stock
3,799,018 Shares of Common Stock by the Selling Security Holders
3,007,200 Warrants by the Selling Security Holders
Whole Earth Brands, Inc.
This prospectus relates to (a) the issuance by us of up to 10,131,750 shares of our common stock, par value $0.0001 per share (“common stock”), upon the exercise of the private placement warrants and public warrants, each exercisable to purchase one half of one share of common stock at $5.75 per half share ($11.50 per whole share); and (b) the resale from time to time of (i) an aggregate of 3,799,018 shares of common stock, consisting of (x) 2,295,418 shares of common stock and (y) 1,503,600 shares of common stock issuable upon the exercise of the private placement warrants (the “Private Warrants”), and (ii) 3,007,200 private placement warrants by the selling security holders named in this prospectus (each a “selling security holder” and collectively, the “selling security holders”).
On June 25, 2020, we consummated the business combination (the “Business Combination”) contemplated by that certain Purchase Agreement dated as of December 19, 2019, as amended on each of February 12, 2020, May 8, 2020 and June 15, 2020 (as amended, the “Purchase Agreement”), with Flavors Holdings Inc., a Delaware corporation, MW Holdings I LLC, a Delaware limited liability company, MW Holdings III LLC, a Delaware limited liability company, and Mafco Foreign Holdings, Inc., a Delaware corporation and, for the purposes of Amendment Nos. 2 and 3 to the Purchase Agreement, Project Taste Intermediate LLC, a Delaware limited liability company. In connection with the closing of the Business Combination, the registrant changed its name from “Act II Global Acquisition Corp.” to “Whole Earth Brands, Inc.”
We are registering the resale of common stock and private placement warrants as required by (i) a registration rights agreement (the “registration rights agreement”) entered into by and between us and Act II Global LLC, a Delaware limited liability, and (ii) certain subscription agreements we entered into with certain private placement investors in connection with the Business Combination. We will receive the proceeds from the exercise of the warrants but not from the resale of the common stock or warrants by the selling security holders.
We will bear all costs, expenses and fees in connection with the registration of the common stock and warrants. The Selling Security Holders will bear all commissions and discounts, if any, attributable to their respective sales of the common stock and warrants.
Investing in our common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 4 of this prospectus.
Our common stock and warrants are listed on The Nasdaq Stock Market (“Nasdaq”) under the symbols “FREE” and “FREEW,” respectively. On June 1, 2021, the closing sale price of our common stock was $13.17 per share, and the closing sale price of our warrants was $1.92 per warrant.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, and as such, are subject to certain reduced public company reporting requirements.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 1, 2021.

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ABOUT THIS PROSPECTUS
Neither we nor the selling security holders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling security holders take any responsibility for, nor provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the selling security holders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
This prospectus includes market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, neither we nor the selling security holders guarantee the accuracy or completeness of this information and neither we nor the selling security holders have independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus. Accordingly, investors should not place undue reliance on this information.
Unless otherwise stated in this report, or the context otherwise requires, references to “Whole Earth Brands,” the “Company,” “we,” or “our” refer to (i) Merisant Company (collectively with its subsidiaries, “Merisant”), Swerve and Mafco Worldwide LLC (collectively with its subsidiaries and affiliates, “Mafco Worldwide,” and together with Merisant, “Merisant and MAFCO”) (“Predecessor”) for the period from January 1, 2020 through June 25, 2020 and the year ended December 31, 2019 (each referred to herein as a “Predecessor Period”) prior to the consummation of the indirect acquisition of Merisant and MAFCO (the “Business Combination”), and (ii) Whole Earth Brands, Inc. and its subsidiaries (the “Successor”) for the period from June 26, 2020 through December 31, 2020 (the “Successor Period”) after the consummation of the Business Combination. Certain figures have been rounded for ease of presentation and may not sum due to rounding. When we refer to “you,” we mean the potential holders of our securities.
In this prospectus, we refer to our common stock and warrants to purchase shares of common stock, collectively, as “securities.”

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PROSPECTUS SUMMARY
The following summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the section titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information” and the financial statements included elsewhere in this prospectus.
Overview
We are a global food company enabling healthier lifestyles and providing access to high-quality plant-based sweeteners, flavor enhancers and other foods through our diverse portfolio of trusted brands and delicious products. We operate a proven platform organized into two reportable segments.
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Branded CPG, comprised of our Merisant division of operating companies and Swerve, is a global CPG business focused on building a branded portfolio oriented toward serving customers seeking zero-calorie, low-calorie, natural, no-sugar-added and plant-based products. Our Branded CPG business operates leading brands in the low- and zero-calorie sweetener market, such as Whole Earth®, Swerve®, Equal®, Canderel® and Pure Via®, and existing branded adjacencies.

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Flavors & Ingredients, comprised of our Mafco Worldwide division of operating companies, is our global, business-to-business focused operations with a long history as a trusted supplier of essential, functional ingredients to some of the CPG industry’s largest and most demanding customers. Our Flavors & Ingredients segment operates our licorice-derived products business.

Our platform can be leveraged to support new product development, distribution gains in North America, further geographic expansion and to pursue mergers and acquisitions (“M&A”) activity. We will seek to expand our branded products platform through investment opportunities in the natural alternatives and clean label categories across the global consumer products industry. Over time, we will look to become a portfolio of brands that Open a World of Goodness™ to consumers and their families.
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of our initial public offering, (b) in which we have total annual revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Corporate Information
We were originally formed as Act II Global Acquisition Corp., a Cayman Islands exempted company formed as a blank check company (“Act II”), which consummated its initial public offering in April 2019. On June 24, 2020, we domesticated into a Delaware corporation and changed our name from “Act II Global Acquisition Corp.” to “Whole Earth Brands, Inc.” On June 25, 2020, we consummated the remainder of the Business Combination and, in connection therewith, became (i) a successor issuer to Act II by operation of Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (ii) the ultimate parent of Merisant and MAFCO.
Our principal executive offices are located at 125 S. Wacker Drive, Suite 3150, Chicago, IL 60606, and our telephone number is (312) 840-6000. We maintain a website at www.wholeearthbrands.com. The information contained on our website is not intended to form a part of, or be incorporated by reference into, this prospectus or the registration statement of which this prospectus is a part.

THE OFFERING
We are registering the issuance by us of up to 10,131,750 shares of common stock that may be issued upon exercise of warrants to purchase common stock at an exercise price of $11.50 per whole share of common stock, including the private placement warrants and the public warrants.
We are also registering the resale by the selling security holders or their permitted transferees of (i) up to 3,799,018 shares of common stock and (ii) up to 3,007,200 warrants, each exercisable for one-half share of common stock.
Issuance of Common Stock
The following information is as of June 1, 2021, and does not give effect to issuances of our common stock or warrants after such date, or the exercise of warrants after such date.
Issuer
Whole Earth Brands, Inc.
Shares of our common stock to be issued upon exercise of all private placement warrants and public warrants
Up to 10,131,750 shares of common stock
Use of Proceeds
We will receive up to an aggregate of approximately $99,223,725 from the exercise of all public warrants and $17,291,400 from the exercise of private placement warrants, assuming the exercise in full of all such warrants for cash.
Market for Securities
Our common stock and warrants are listed on Nasdaq under the symbols “FREE” and “FREEW,” respectively.
Risk Factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of factors you should carefully consider before investing in our common stock.
Resale of Common Stock and Warrants
Issuer
Whole Earth Brands, Inc.
Shares of common stock offered by the selling security holders (including 1,503,600 shares of common stock that may be issued upon exercise of the private placement warrants)
3,799,018 shares of common stock
Warrants offered by the selling security holders (representing the private placement warrants)
3,007,200 warrants
Exercise price
$5.75 per one-half share ($11.50 per whole share)
Redemption
The warrants are redeemable in certain circumstances. See “Description of Securities — Warrants” for further discussion.
Use of proceeds
We will not receive any proceeds from the sale of the common stock and warrants to be offered by the selling security holders. With respect to shares of common stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash.
Ticker symbols
“FREE” and “FREEW” for the common stock and warrants, respectively.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.
Risks Related to Our Branded Consumer Packaged Goods (CPG) Segment
Competition, consolidation and costs may reduce sales and margins.
We operate in a highly competitive industry and compete with companies that have greater capital resources, facilities and diversity of product lines. Increased competition for products could result in reduced volumes and/or prices, both of which would reduce our sales and margins. Our competitors may also introduce new low-calorie sweeteners and other alternatives to sugar. To the extent that current users of our products switch to other low-calorie sweeteners or sugar alternatives, there could be a decrease in the demand for our products. In addition, competitors with larger marketing budgets can influence consumer preferences. There is no assurance that Merisant’s existing marketing spending is sufficient to stay competitive with other product manufacturers.
Our margins are also under pressure from consolidation in the retail food industry in many regions of the world. In the United States, we have experienced a shift in the channels where consumers purchase our products from the higher margin retail to the lower margin club and mass merchandisers. Such consolidation may significantly increase our cost of doing business and may further result in lower sales of our products and/or lower margins on sales. In addition, increased competition from private label manufacturers of low-calorie tabletop sweeteners may have a negative impact on sales and/or margins.
Additionally, the success of our Branded CPG segment depends in part on our ability to manage costs and be efficient in the highly competitive tabletop sweetener industry. Inability to manage fluctuations in the price and availability of raw materials, energy, freight and other operating inputs could contribute to decreased profitability. Such fluctuations could stem alternative crops and varying local or regional harvests because of, for example, weather conditions, crop disease, climate change or crop yields. In some cases, we may not be able to pass the full increase in raw material prices, or higher energy, freight or other operating costs, on to our customers.
Rapid growth of natural sweetener products may not be sustainable and launches of new products may not be successful.
The rapid net sales growth experienced in our natural sweetener category may not be sustainable long term and could moderate in the coming years or quarters. In addition, adoption of the Whole Earth®, Pure Via® and Swerve® brands may be slower or cost more than has been historically experienced. New sweeteners may be introduced into the market which could impact net sales growth.
We must expend resources to maintain consumer awareness of our brands, build brand loyalty and generate interest in our products. Our marketing strategies and channels will evolve and our programs may or may not be successful.
We believe that our consumer-packaged goods are broadly known and followed in the United States and many other countries in which we operate. In order to remain competitive and expand and keep shelf placement for our products, we may need to increase our marketing and advertising spending to maintain and increase consumer awareness, protect and grow our existing market share or promote new products, which could affect our operating results. Substantial advertising and promotional expenditures may be required to maintain or improve our brand’s market position or to introduce new products to the market, and participants in our industry are increasingly engaging with non-traditional media, including consumer outreach through social media and web-based channels, which may not prove successful. An increase in our marketing and advertising efforts may not maintain our current reputation, or lead to increased brand awareness. In addition, we consistently evaluate our product lines to determine whether or not to discontinue certain products. Discontinuing product lines may increase our profitability but could reduce our sales and hurt our brands, and a reduction in sales of certain products could result in a reduction in sales of other products. The discontinuation of product lines may have an adverse effect on our business, financial condition and results of operations.
Health-related allegations could damage consumer confidence in our products.
Periodically, claims are made regarding the safety of Artificial Sweeteners consumption. Past claims include allegations that Artificial Sweeteners lead to various health problems. Although we believe that we have been successful in presenting scientific evidence to dispute these claims and restore consumer confidence in the face of each of these claims, there can be no assurance that we will be similarly successful if health-related allegations are made in the future. If consumers lose confidence in the safety of our products, regardless of the accuracy or supportability of such claims, our sales and margins would be negatively impacted. Furthermore, actions by the U.S. Food and Drug Administration (“FDA”) and other federal, state or local agencies or governments domestically or abroad may impact the acceptability of or access to certain sweeteners. For example, the FDA could ban or recall certain sweeteners for safety reasons.
Product liability claims or product recalls could adversely affect our business reputation.
The sale of food products for human consumption involves the risk of injury to consumers. Such hazards could result from:
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tampering by unauthorized third parties;

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product contamination;

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the presence of foreign objects, substances, chemicals and other agents; or

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residues introduced during the manufacturing, packaging, storage, handling or transportation phases.

Some of the products we sell are produced for us by third parties and such third parties may not have adequate quality control standards to ensure that such products are not adulterated, misbranded, contaminated or otherwise defective. In addition, we license our brands for use on products produced and marketed by third parties, for which we receive royalties. We, as well as the manufacturers of aspartame, may be subject to claims made by consumers as a result of products manufactured by these third parties which are marketed under our brand names.
Consumption of adulterated products may cause serious health-related illnesses and we may be subject to claims or lawsuits relating to such matters. Even an inadvertent shipment of adulterated products is a violation of law and may lead to an increased risk of exposure to product liability claims, product recalls and increased scrutiny by federal and state regulatory agencies. Such claims or liabilities may not be covered by our insurance or by any rights of indemnity or contribution which we may have against third parties. In addition, even if a product liability claim is not successful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could have a material adverse effect on our reputation with existing and potential consumers and on our brand image, all of which could negatively impact our earnings and cash flows.
Our Branded CPG segment may be adversely affected by concentration in our manufacturer, supplier and distributor base.
We currently rely upon an external manufacturer in the U.S., as well as an internal manufacturer in the Czech Republic, a number of key tollers, external manufacturers, packaging suppliers, ingredient suppliers, and 3PL (logistics) vendors globally. There are a limited number of manufacturing service suppliers, ingredient and packaging suppliers with the capability and capacity to meet our strict product requirements effectively. Failure by our external manufacturers, internal plant, ingredients or packaging suppliers to manufacture, or supply, as applicable, or our logistics vendors to transport our products, in accordance with our agreements with each supplier could result in inventory shortages. Inventory practices and redundant sourcing contingencies have been established in the event of protracted product supply interruptions; however, regulatory, manufacturing, and replenishment lead times for contingent sources could extend beyond safety stock coverage, which would have a negative impact on earnings and cash flows and impair our ability to operate our business.

Additionally, we use exclusive distributors in certain jurisdictions for our products. Our Branded CPG segment would suffer disruption if these distributors were to fail to perform their expected services or to effectively represent us, which could adversely affect our business.
Risks Related to Our Flavors & Ingredients Segment
Our ability to reduce costs of operation and meet increasing customer requirements or preferences for compliance with Global Food Safety Initiative (“GFSI”) depends on timely and successful completion of our factory reorganization project.
Because of changes in the volume and make-up of our Flavors & Ingredients business and the age of our Camden, New Jersey facility, we are in the process of moving certain operations from our Camden facility to our Richmond, Virginia facility and to our facilities in France and China. This will enable us to realize greater efficiencies in the manufacturing process, to reduce costs by manufacturing product at locations closer to our suppliers, and to comply with GFSI standards which are being demanded by more of our customers. Successful completion of the project depends on the ability to hire, train and retain qualified workers at the new locations, to fund equipment purchases and other investments in the facilities, and to obtain customer and other approvals. In addition, there could be significant costs and expenses incurred in connection with downsizing the Camden facility, including costs associated with the disposition of assets.
Products manufactured and sold by our Flavors & Ingredients segment are regulated within the U.S. market by the FDA and the principles of the Food Safety Modernization Act (“FSMA”). Changes to FDA requirements and increased requirements for the manufacture of food products are being addressed through the factory reorganization project undertaken by Mafco Worldwide. Such changes are being evaluated to allow for continued compliance with FDA manufacturing requirements. Changes to FSMA requirements beyond the current plans of the factory reorganization project may impact the marketability of our Flavors & Ingredients products or result in increased cost of our operations.
Our business is dependent on sales to the worldwide tobacco industry, and negative developments and trends within the tobacco industry could have a material adverse effect on our business, financial condition and results of operations.
In 2020, approximately 40.9% of our Flavors & Ingredients sales and 14.5% of our consolidated net revenues were to the worldwide tobacco industry for use as tobacco flavor enhancing and moistening agents in the manufacture of American blend cigarettes, moist snuff, chewing tobacco and pipe tobacco. Changing public attitudes toward tobacco products, an increased emphasis on the public health aspects of tobacco product consumption, increases in excise and other taxes on tobacco products and an expansion of tobacco regulations in a number of countries have contributed significantly to a worldwide decline in consumption. Negative developments and trends within the tobacco industry could have a material adverse effect on our Flavors & Ingredients business, financial condition and results of operations.
The tobacco industry has been subject to increased governmental taxation and regulation and in recent years has been subject to substantial litigation. These trends are likely to continue and it is likely that these trends will negatively affect tobacco product consumption and tobacco product manufacturers.
Producers of tobacco products are subject to regulation in the United States at the federal, state and local levels, as well as in foreign countries. The FDA has the power to limit the type or quantity of additives that may be used in the manufacture of tobacco products in the United States. This power has been extended to include e-cigarettes and other electronic nicotine delivery systems (“ENDS”). Actions by the FDA and other federal, state or local agencies or governments may impact the acceptability of or access to tobacco products, limit consumer choice as to tobacco products, delay or prevent the launch of new or modified tobacco products, require the recall or other removal of tobacco products from the marketplace (for example, as a result of product contamination, rulemaking that bans menthol, a determination by the FDA that one or more tobacco products do not satisfy the statutory requirements for substantial equivalence, because the FDA requires that a currently-marketed tobacco product proceed through the pre-market review process or because the FDA otherwise determines that removal is necessary for the protection of public health), restrict communications to tobacco consumers, restrict the ability to differentiate tobacco products, or otherwise significantly increase the cost of doing business, or restrict or prevent the use of specified tobacco products in certain locations or the sale of tobacco products by certain retail establishments. For example, in 2020, the FDA issued a statement effectively banning certain unauthorized ENDS products containing flavors other than tobacco or menthol which had previously constituted a significant percentage of the overall revenues of that category.
Similarly, countries outside the United States have rules restricting the use of various ingredients in tobacco products. During 2005, the World Health Organization promulgated its Framework Convention for Tobacco Control (the “FCTC”). The FCTC is the first international public health treaty and establishes a global agenda for tobacco regulation in order to limit the use of tobacco products. More than 160 countries, as well as the European Union, have become parties to the FCTC. In November 2010, the governing body of the FCTC issued guidelines that provide non-binding recommendations to restrict or ban flavorings and additives that increase the attractiveness of tobacco products and require tobacco product manufacturers to disclose ingredient information to public health authorities who would then determine whether such ingredients increase attractiveness. The European Commission and individual governments are also considering regulations to further restrict or ban various cigarette ingredients. Future tobacco product regulations may be influenced by these FCTC recommendations.
Over the years, there has been substantial litigation between tobacco product manufacturers and individuals, various governmental units and private health care providers regarding increased medical expenditures and losses allegedly caused by use of tobacco products. Some of this litigation has been settled through the payment of substantial amounts to various state governments, and United States cigarette companies significantly increased the wholesale price of cigarettes in order to recoup a portion of the settlement cost. Cigarette companies have also sought to offset the cost of these payments by changing product formulations and introducing new products with decreased ingredient costs. There may be an increase in health-related litigation against the tobacco industry, and it is possible that Mafco Worldwide, as a supplier to the tobacco industry, may become a party to such litigation. This litigation, if successful, could have a material adverse effect on our Flavors & Ingredients business.
The tobacco business, including the sale of cigarettes and smokeless tobacco, has been subject to federal, state, local and foreign excise taxes for many years. In recent years, federal, state, local and foreign governments have increased such taxes as a means of both raising revenue and discouraging the consumption of tobacco products. New proposals to increase taxes on tobacco products are also regularly introduced in the United States and foreign countries. Additional taxes may lead to an accelerated decline in tobacco product sales. Tax increases are expected to continue to have an adverse impact on sales of tobacco products through lower consumption levels.
We are unable to predict whether there will be additional price or tax increases for tobacco products or the size of any such increases, or the effect of other developments in tobacco regulation or litigation or consumer attitudes on further declines in the consumption of either tobacco products containing licorice extract or on sales of licorice extract to the tobacco industry. Further material declines in sales to the tobacco industry are likely to have a significant negative effect on the financial performance of our Flavors & Ingredients business.
Changes in, or interpretations of, regulations regarding licorice or its components may reduce our sales and profits.
Restrictions on certain licorice components vary worldwide, as countries, or states may have varying limits on specific components. Regulations issued by the European Chemicals Agency, the FDA, U.S. Department of Agriculture, the California Office of Environmental Health Hazard Assessment (Proposition 65) or other agencies may impact the potential markets for our Flavors & Ingredients products. As further research is conducted on raw materials and testing technology and capabilities increase, additional items may be identified within the natural licorice matrix which may be a source for limitation of application of our Flavors & Ingredients products.
Our Flavors & Ingredients products are currently marketed as natural flavors in the U.S. and other major markets. As the definition of “natural” varies throughout the world, changes in worldwide governmental regulatory agency definitions of natural may impact the potential market for our Flavors & Ingredients products.

European Union regulators are currently evaluating the health effects of 15 ingredients, including licorice, used in tobacco products, and are scheduled to recommend in May 2021 whether the use of any of these ingredients should be reduced or eliminated in cigarettes sold in the European Union. An adverse recommendation with respect to licorice may have a negative impact on our revenues and operations in Europe, to the extent that new restrictions are imposed by the European Union or its member states on the use of licorice in tobacco products manufactured or sold in the European Union or such member states.
Competition and consolidation in the functional ingredients industry may reduce our sales and profit margins.
Our Flavors & Ingredients segment competes in a highly-competitive industry with companies that manufacture products which perform functions similar to our products and that have greater capital resources, facilities and diversity of product lines. Increased competition as to our Flavors & Ingredients products could result in decreased demand for our products, reduced volumes and/or prices, each of which would reduce our sales and margins and have a material adverse effect on our Flavors & Ingredients business, financial condition and results of operations.
Our Flavors & Ingredients customers are under pressure to reduce costs, which could cause them to reformulate their products and substitute cheaper ingredients for our Flavors & Ingredients products. In addition, the ingredients industry is undergoing consolidation, which could enable our customers to negotiate lower prices for our Flavors & Ingredients products. These customer and industry pressures may result in lower sales of our Flavors & Ingredients products and/or lower margins on our Flavors & Ingredients sales.
Many of our employees belong to labor unions, and strikes, work stoppages and other labor disturbances could adversely affect our operations and could cause our costs to increase.
Mafco Worldwide is a party to collective bargaining agreements with respect to its employees. The Camden, New Jersey agreement expires in September 2021. The Richmond, Virginia facility agreement expired in December 2020 and is not being renewed. Disputes with regard to the terms of these agreements or our potential inability to negotiate an acceptable contract upon expiration of the existing contracts could result in, among other things, strikes, work stoppages or other slowdowns by the affected workers. If the unionized workers were to engage in a strike, work stoppage or other slowdown, or other employees were to become unionized or the terms and conditions in future labor agreements were renegotiated, our Flavors & Ingredients business could experience a significant disruption of its operations and higher ongoing labor costs. In addition, our collective bargaining agreements and labor laws may impair our ability to reduce labor costs by streamlining existing manufacturing facilities and in restructuring our Flavors & Ingredients business because of limitations on personnel and salary changes and similar restrictions.
Changes in our relationships with our suppliers could have a material adverse effect on our Flavors & Ingredients business, financial condition and results of operations.
We operate a complex supply chain which is critical to our Flavors & Ingredients operations. In the event of disruption, the operations risk carrying inadequate supplies to meet customer demand. If we are unable to manage our supply chain efficiently, our operating costs could increase and our profit margins decrease.
Our Flavors & Ingredients business is dependent on our relationships with suppliers of licorice raw materials (which includes licorice root, intermediary licorice extract and licorice derivatives). Licorice is derived from the roots of the licorice plant, a shrub-like leguminous plant that is indigenous to the Middle East and Central Asia. The licorice raw materials we purchase originates in Afghanistan, the Peoples’ Republic of China, Pakistan, Iraq, Azerbaijan, Uzbekistan, Turkmenistan, Kazakhstan, Tajikistan, Georgia, Armenia, Russia and Turkey. During 2020, one of our suppliers of licorice raw materials supplied approximately 31% of our total licorice raw materials purchases. Mafco Worldwide has an exclusive supply arrangement with a manufacturer of licorice extract and crude derivatives in Uzbekistan. The agreement expires in October 2025 and gives Mafco Worldwide the right to purchase all of the licorice products manufactured at the facility. Mafco Worldwide agreed to purchase a certain minimum amount of licorice products each year during the term and to assist in funding the purchase of raw materials inventory to be used in manufacturing product, with the timing of such funding at Mafco Worldwide’s discretion. The price of the products is determined according to a pricing formula, taking into account the cost of raw materials and the product yield. The licorice products must meet quality specifications set forth in the agreement. Although alternative sources of licorice raw materials are available to Mafco Worldwide, Mafco Worldwide could incur higher costs if the supplier is unable to produce sufficient quantities of licorice raw materials at the quality levels required by Mafco Worldwide. In addition, operations in Uzbekistan could be disrupted for reasons beyond our supplier’s control, such as political or economic instability or changes in government policies or regulations. If any material licorice raw materials supplier modifies its relationship with Mafco Worldwide, such a loss, reduction or modification could have a material adverse effect on our Flavors & Ingredients business, results of operations and financial condition.
Fluctuations in costs of licorice root and intermediary licorice extract could have a material adverse effect on our Flavors & Ingredients business, financial condition and results of operations.
The price of licorice raw materials moderately decreased in 2020 from 2019. The price of licorice raw materials is affected by many factors, including monetary fluctuations and economic, political and weather conditions in countries where our flavors and ingredients suppliers are located. Although Mafco Worldwide often enters into purchase contracts for these products, significant or prolonged increases in the prices of licorice raw materials could have a material adverse effect on our Flavors & Ingredients business, results of operations and financial condition.
We are subject to risks associated with economic, climatic or political instability in countries in which we source licorice root and intermediary licorice extract.
We purchase licorice raw materials from suppliers in Afghanistan, the People’s Republic of China, Pakistan, Iraq, Azerbaijan, Uzbekistan, Turkmenistan, Kazakhstan, Tajikistan, Georgia, Armenia, Russia and Turkey. Producers of intermediary licorice extract are located primarily in the People’s Republic of China, Iraq and Central Asia. Our wholly-owned derivative manufacturing facilities, the primary source of our licorice derivatives, are located in the People’s Republic of China. These countries and regions have, from time to time, been subject to political instability, corruption and violence. Economic, climatic or political instability, government intervention or civil unrest in these countries and regions could result in reduced supply, material shipping delays, fluctuations in foreign currency exchange rates, customs duties, tariffs and import or export quotas, embargos, sanctions, significant increases in the cost of energy, significant raw material price increases or exposure to liability under the Foreign Corrupt Practices Act or under regulations promulgated by U.S. Treasury’s Office of Foreign Assets Control (“OFAC”) and could have a material adverse effect on our Flavors & Ingredients business, results of operations and financial condition. Furthermore, military action as well as continuing threats of terrorist attacks and unrest, have caused instability in the world’s financial and commercial markets and have significantly increased political and economic instability in some of the countries and regions from which our raw materials originate. Acts of terrorism and threats of armed conflicts in or around these countries and regions could adversely affect our Flavors & Ingredients business, results of operations and financial condition in ways we cannot predict at this time.
Any failure to maintain the quality of our manufacturing processes or raw materials could harm our operating results.
The manufacture of our Flavors & Ingredients products is a multi-stage process that requires the use of high-quality materials and manufacturing technologies. We are dependent on our suppliers to provide licorice raw materials meeting our quality standards. In spite of stringent quality controls, weaknesses in process control or minute impurities in materials may cause a substantial percentage of a product in a lot to be defective. If we were not able to maintain our manufacturing processes or to maintain stringent quality controls, or if contamination problems arise, the operating results of our Flavors & Ingredients business would be harmed.
Our Flavors & Ingredients segment is subject to risks related to weather, disease and pests that could adversely affect our business.
Licorice production is subject to a variety of agricultural risks. Extreme weather conditions, disease and pests can materially and adversely affect the quality and quantity of licorice produced. We maintain large inventories of raw material stock as part of our operating plan. The stability of licorice raw materials is dependent upon the ability of the product to remain dry and free of infestation. Increased governmental restrictions on the application of pesticides or fumigants could reduce our ability to maintain long-term storage of licorice root or result in increased cost of operations. A sustained supply interruption could have a material adverse effect on our Flavors & Ingredients business, results of operations and financial condition.
Our failure to accurately forecast and manage inventory could result in an unexpected shortfall of our Flavors & Ingredients products, which could harm our business.
We monitor our inventory levels based on our own projections of future demand. Because of the length of the supply chain cycle and the time necessary to produce licorice products, we must make production decisions well in advance of sales. An inaccurate forecast of demand can result in the unavailability of licorice products in high demand. This unavailability may negatively impact sales volumes and adversely affect customer relationships. Furthermore, from time to time, changes in manufacturing processes or in customer demand may cause certain inventory to become obsolete or require substantial reserves.
The imposition of tariffs by the United States and other countries could have a material adverse effect on our Flavors & Ingredients business, financial condition and results of operations.
We import licorice raw materials from various countries and exports products from the U.S., France and China. The imposition of tariffs by a country from which we import goods or to which it exports goods could result in increased costs of production and higher prices and reduced demand for our Flavors & Ingredients products.
Risks Related to Our Business
The ongoing novel coronavirus (COVID-19) outbreak and consequent travel and other restrictions could adversely affect our business.
The COVID-19 pandemic continues to create challenging and unprecedented conditions, and we continue our commitment to supporting the global response to the crisis. Although there are effective vaccines for COVID-19 that have been approved for use, distribution of the vaccines has only recently started and a majority of the public globally will likely not have access to a vaccination until sometime later in 2021 or 2022. Accordingly, there remains significant uncertainty about the duration and extent of the impact from the COVID-19 pandemic. We are extremely proud of our employees who are doing a tremendous job under difficult circumstances ensuring we supply the products our customers and consumers want. We have been pleased with our preparation and efforts through the pandemic and believe we remain well-positioned for the future as we continue to navigate the crisis and prepare for an eventual return to a more normal operating environment. To date, we have successfully implemented contingency plans overseen by our global leadership team to monitor the evolving needs of our global business.
From the outset of the pandemic, our first priority has been the well-being of our employees and consumers. We have consistently met or exceeded government guidelines for addressing the health and safety of our employees, including global travel restrictions, prohibitions against visitors, social distancing requirements, the use of thermal temperature scanners, and the provision of personal protective equipment to our employees. We have also enabled the use of new technology to allow many of our office-based employees to work from home effectively.
We may face operational challenges as well as potential increased operating costs in manufacturing our products and making them available to customers and consumers as a result of the COVID-19 pandemic. Shelter-in-place and social distancing behaviors, which are being mandated or encouraged by governments and practiced by businesses and individuals, create challenges for our manufacturing employees as well as for third parties on which we rely to make our products available to consumers. These third parties include our suppliers, contract manufacturers, distributors, logistics providers and other business partners, retailers that ultimately sell our Branded CPG products to consumers and customers of our Flavors and Ingredients business.
To date, consumer behaviors that have resulted from COVID-19 have increased overall demand for our Branded CPG products sold via retail or e-commerce channels. This demand has been partially offset by lower demand for Branded CPG products in the food service channel, working capital reductions by distributors and retailers in emerging markets and temporary impacts on demand for our Flavors and Ingredients products driven by disruptions in our customers’ supply chains or logistics networks.
While we have experienced a net increase in the overall demand for our products during the COVID-19 pandemic, the continued duration of that increased demand environment is uncertain. Additionally, deteriorating economic conditions arising from the COVID-19 pandemic, or future pandemics, could adversely affect future demand for our products. Factors such as increased unemployment, decreases in disposable income and declines in consumer confidence could cause a decrease in demand for our overall product set, particularly higher priced products.
If we fail to successfully implement our growth strategies on a timely basis, or at all, our ability to increase our revenue and operating profits could be materially and adversely affected.
Our future success depends, in large part, on our ability to implement our growth strategies effectively. However, we may not succeed in implementing our growth strategies effectively. As a multi-brand business, we face increased complexities and greater uncertainty with respect to consumer trends and demands than as a single-brand business. Our ability to successfully expand our consumer packaged goods and ingredients brands and other growth strategies depends on, among other things, our ability to identify, and successfully cater to, new demographics and consumer trends, develop new and innovative products, identify and acquire additional product lines and businesses, secure shelf space in grocery stores, wholesale clubs and other retailers, increase consumer awareness of our brands, enter into distribution and other strategic arrangements with third-party retailers and other potential distributors of our products, and compete with numerous other companies and products. We may not be successful in reaching and maintaining the loyalty of new consumers to the same extent, or at all, as we have with our historical consumers. If we are unable to identify and capture new audiences and demographics, our ability to successfully integrate additional brands will be adversely affected. Accordingly, we may not be able to successfully implement our growth strategies, expand our brands, or continue to maintain growth in our sales at our current rate, or at all. If we fail to implement our growth strategies or if we invest resources in growth strategies that ultimately prove unsuccessful, our sales and profitability may be negatively affected, which would materially and adversely affect our business, financial condition and results of operations.
Changes in consumer preferences could decrease our revenues and cash flow.
We are subject to the risks of evolving consumer preferences and nutritional and health-related concerns. To the extent that consumer preferences evolve away from low-calorie tabletop sweeteners, there will be a decreased demand for our Branded CPG products. Consumer perception that there are low-calorie tabletop sweetener alternatives that are healthier or more natural could decrease demand for such products. Any shift in consumer preferences away from our Branded CPG products, including any shift in preferences from aspartame-based products or stevia-based products to other low-calorie tabletop sweetener products could significantly decrease our revenues and cash flows and impair our ability to operate our Branded CPG business segment.
A portion of our Flavors & Ingredients revenues are derived from the sale of licorice to worldwide confectioners. To the extent that consumer preferences shift away from licorice-flavored candy, operating results relating to the sale of licorice to worldwide confectioners could be impaired, which could have a material adverse effect on our business, financial condition and results of operations. In addition, a portion of our revenues are derived from the sale of licorice derivatives to food processors for use as flavoring or masking agents, including our Magnasweet® brand products, which are used in various brands of chewing gum, lip balm, energy bars, non-carbonated beverages, chewable vitamins, aspirin, and other products and can be identified in the United States as a natural flavor. To the extent that consumer preferences evolve away from products that use licorice derivatives, operating results relating to the sale of licorice derivatives could be impaired, which could have a material adverse effect on our business, financial condition and results of operations.
We are heavily dependent on certain customers for a significant percentage of our net revenues.
The loss of or disruptions related to significant customers could result in a material reduction in sales or change in the mix of products we sell to a significant customer. In 2020, our top five Branded CPG customers accounted for approximately 20.5% of our Branded CPG net revenues. In 2020, our ten largest

Flavors & Ingredients customers, three of which are manufacturers of tobacco products, accounted for approximately 55.0% of our Flavors & Ingredients net revenues. In 2020, one of our top European tobacco licorice extract customers, which represented approximately 4.3% of our Flavors & Ingredients revenue in 2019, materially reduced its business with us. There can be no assurance that our customers will continue to purchase our products in the same mix or quantities or on the same terms as in the past. This could materially and adversely affect our product sales, financial condition and results of operations.
Our Business is subject to transportation risks.
An extended interruption in our ability to ship or distribute products could have a material adverse effect on our Branded CPG and our Flavors & Ingredients segments, financial condition and results of operations. We cannot be sure that we would be able to transport or distribute our products by alternative means if it were to experience an interruption due to strike, natural disasters, epidemics or pandemics, political conflict, civil unrest or otherwise, in a timely and cost-effective manner.
Our Business may be adversely affected by conditions in the countries where we operate.
We operate in many countries throughout the world. Economic and political changes in the countries where we market and produce our products, such as inflation rates, recession, foreign ownership restrictions, restrictions on transfer of funds into or out of a country and similar factors may adversely affect our results of operations. The imposition of tariffs by the United States and other countries could have a material adverse effect on our Branded CPG and Flavors & Ingredients segments, financial condition and operations.
Negative information, including inaccurate information, about us on social media may harm our reputation and brand, which could have a material and adverse effect on our business, financial condition and results of operations.
There has been a marked increase in the use of social media platforms and similar channels that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate, as is its effect. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. The opportunity for dissemination of information, including inaccurate information, is potentially limitless. Information concerning our business and/or products may be posted on such platforms at any time. Negative views regarding our products and the efficacy of our products have been posted on various social media platforms, may continue to be posted in the future, and are out of our control. Regardless of their accuracy or authenticity, such information and views may be adverse to our interests and may harm our reputation and brand. The harm may be immediate without affording an opportunity for redress or correction. Ultimately, the risks associated with any such negative publicity cannot be eliminated or completely mitigated and may materially and adversely affect our business, financial condition and results of operations.
The United Kingdom’s withdrawal from the European Union could have an adverse impact on our business, financial condition, operating results and cash flows.
On January 31, 2020, the United Kingdom (“U.K.”) withdrew from the European Union (“E.U.”), commonly referred to as “Brexit.” On December 24, 2020, the U.K. and the E.U. agreed to a trade and cooperation agreement (the “Trade and Cooperation Agreement”), which will enter into force on the first day of the month following that in which the U.K. and the E.U. have notified each other that they have completed their respective internal requirements and procedures for establishing their consent to be bound. The Trade and Cooperation Agreement took provisional effect from January 1, 2021 (provisional application shall cease on the earlier of the date the agreement enters into force or April 30, 2021) and provided for, among other things, zero-rate tariffs and zero quotas on the movement of goods between the U.K. and the E.U.
We have operations in the U.K. related to our Branded CPG segment. Changes resulting from Brexit could subject our Branded CPG segment to increased risk, including changes in regulatory oversight, disruptions to supply, increases in prices, fees, taxes or tariffs on goods that are sold between the E.U. and the U.K. and difficulty staffing.

Due to the size and importance of the economy of the U.K., the uncertainty and unpredictability concerning the U.K.’s future laws and regulations (including financial laws and regulations, tax and free trade agreements, immigration laws and employment laws) as well as its legal, political and economic relationships with Europe following its exit from the E.U. may continue to be a source of instability in international markets, create significant currency fluctuations or otherwise adversely affect trading agreements or similar cross-border cooperation arrangements (whether economic, tax, fiscal, legal, regulatory or otherwise) for the foreseeable future. The long-term effects of Brexit will depend on the implementation of the Trade and Cooperation Agreement and any future agreements (or lack thereof) between the U.K. and the E.U. and, in particular, any potential changes in the arrangements for the U.K. to retain access to E.U. markets. Brexit could result in adverse economic effects across the U.K. and Europe, which could have a material adverse effect on the Company’s business, results of operations, financial condition and prospects. Additionally, Brexit may cause fluctuations in the value of the U.K. pound sterling and E.U. euro. Fluctuations in exchange rates between the U.S. dollar and foreign currencies may adversely affect our expenses, earnings, cash flows, results of operations, and revenues.
Our international operations involve the use of foreign currencies, which subjects us to exchange rate fluctuations and other currency risks.
The revenues and expenses of our international operations generally are denominated in local currencies, which subject us to exchange rate fluctuations between such local currencies and the U.S. dollar. These exchange rate fluctuations subject us to currency translation risk with respect to the reported results of our international operations, as well as to other risks sometimes associated with international operations. In the future, we could experience fluctuations in financial results from our operations outside of the United States, and there can be no assurance we will be able, contractually or otherwise, to reduce the currency risks associated with our international operations.
Inability to protect our trademarks and other proprietary rights could damage our competitive position.
Any infringement or misappropriation of our intellectual property could damage its value and limit our ability to compete. We rely on copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our intellectual property. We may have to engage in litigation to protect our rights to our intellectual property, which could result in significant litigation costs and require significant amounts of management’s time.
We do not own any issued patents relating to any of our products, but we do have a number of patent applications currently pending. Certain naturally occurring materials may not, themselves, be eligible for patent protection.
If other parties infringe on our intellectual property rights, the value of our brands in the marketplace may be diluted. In addition, any infringement of our intellectual property rights would likely result in a commitment of our time and resources to protect these rights through litigation or otherwise. One or more adverse judgments with respect to these intellectual property rights could negatively impact our ability to compete and could adversely affect our results of operations and financial condition.
We believe that the formulas and blends for our products are trade secrets. We rely on security procedures and confidentiality agreements to protect this proprietary information; however, such agreements and security procedures may be insufficient to keep others from acquiring this information. Any such dissemination or misappropriation of this information could deprive us of the value of our proprietary information.
Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. To the extent we expand our international activities, our exposure to unauthorized copying and use of our technologies and proprietary information may increase. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon, misappropriating or otherwise violating our technology and intellectual property.

If we fail to comply with the many laws applicable to our business, we may incur significant fines and penalties.
Our facilities and products are subject to laws and regulations administered by the FDA, and other federal, state, local, and foreign governmental agencies relating to the processing, packaging, storage, distribution, advertising, labeling, quality, and safety of food products. Our failure to comply with applicable laws and regulations could subject us to administrative penalties and injunctive relief, civil remedies, including fines, injunctions and recalls of our products. Our operations are also subject to regulations administered by the Environmental Protection Agency and other state, local and foreign governmental agencies. Failure to comply with these regulations can have serious consequences, including civil and administrative penalties and negative publicity. Any environmental or health and safety legislation or regulations enacted in the future, or any changes in how existing or future laws or regulations are enforced, administered or interpreted, as well as any material cost incurred in connection with liabilities or claims from these regulations may lead to an increase in costs, which could have a material adverse effect on our business, our consolidated financial conditions, results of operations and/or liquidity.
Personal data, including personal data of our customers and employees, is increasingly subject to legal and regulatory protections around the world, which vary widely in approach. We risk exposure to potential liabilities and costs resulting from the compliance with, or any failure to comply with, applicable legal requirements. Our business could be materially adversely affected by our inability, or the inability of our vendors who receive personal data from us, to comply with legal obligations regarding the use of personal data.
In addition to the possible fines and penalties discussed above, changes in laws and regulations in domestic and foreign jurisdictions, including changes in food and drug laws, accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax law interpretations) and environmental laws could have a significant adverse effect on our results of operations.
The countries in which we operate and from which we purchase raw materials could result in exposure to liability under the Foreign Corrupt Practices Act or under regulations promulgated by OFAC. Our failure to comply with applicable laws and regulations could subject us to administrative penalties and injunctive relief, civil remedies, including fines, injunctions and product recalls. The complexity of the many laws and regulations applicable to our business and the cost of compliance increases our costs of operations compared to some foreign competitors which are subject to less regulation.
Any acquisitions, partnerships or joint ventures that we enter into could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.
From time to time, we may evaluate potential strategic acquisitions of businesses, including partnerships or joint ventures with third parties. We may not be successful in identifying acquisition, partnership and joint venture candidates. In addition, we may not be able to continue the operational success of such businesses or successfully finance or integrate any businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership or joint venture may not be successful, may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with the proceeds of debt, may increase our indebtedness. We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.
We may become involved in litigation that may materially adversely affect us.
From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot give any assurance that the results of any of these actions will not have a material adverse effect on our business.
Changes in tax laws or regulations, or their interpretation, may increase tax uncertainty and adversely affect results of our operations and our effective tax rate.
We are subject to taxes in the United States and certain foreign jurisdictions. Due to economic and political conditions, tax rates in various jurisdictions, including the United States, may be subject to change. For example, President Biden has suggested the reversal or modification of some portions of the 2017 U.S. tax legislation and certain of these proposals, if enacted, could result in a higher U.S. corporate income tax rate than is currently in effect and thereby increase our effective tax rate. There can be no assurance that any such proposed changes will be introduced as legislation, or if they are introduced if they would be enacted, and if enacted what form they would take.
Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, we may be subject to income tax audits by various tax jurisdictions. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities could have a material impact on the results of our operations.
Stock repurchases could increase the volatility of the trading price of our common stock and diminish our cash reserves, and we cannot guarantee that our stock repurchase plan will enhance long-term stockholder value.
In September 2020, our board of directors adopted a stock repurchase plan for up to $20 million of our common stock. The stock repurchase plan is currently expected to have a term of up to 12 months. The shares may be repurchased from time to time in open market transactions at prevailing market prices, in privately negotiated transactions, or by other means in accordance with U.S. federal securities laws. The actual timing, number and value of shares repurchased under the plan will be determined by management and will depend on a number of factors, including the market price of our common stock, general market and economic conditions, applicable legal requirements, compliance with the terms of our outstanding indebtedness, alternate uses for capital and other factors.
Repurchases of our shares could increase the volatility of the trading price of our stock, which could have a negative impact on the trading price of our stock. Similarly, the future announcement of the termination or suspension of the stock repurchase plan, or our decision not to utilize the full authorized repurchase amount under the stock repurchase plan, could result in a decrease in the trading price of our stock. In addition, the stock repurchase plan could have the impact of diminishing our cash reserves, which may impact our ability to finance our growth, complete acquisitions and execute our strategic plan. There can be no assurance that any stock repurchases we do elect to make will enhance stockholder value because the market price of our common stock may decline below the levels at which we repurchased our shares. Although our stock repurchase plan is intended to enhance long-term stockholder value, we cannot guarantee that it will do so and short-term stock price fluctuations could reduce the effectiveness of the stock repurchase plan.
We face risks associated with our defined benefit pension plan obligations.
We maintain a defined benefit pension plan that covers approximately 9% of our employees, which was frozen as of December 31, 2019. While the risk could be minimized for a frozen defined benefit pension plan, a deterioration in the value of plan assets resulting from poor market performance, a general financial downturn or otherwise could cause an increase in the amount of contributions we are required to make to the plan. For example, our defined benefit pension plan may from time to time move from an overfunded to underfunded status driven by decreases in plan asset values that may result from changes in long-term interest rates and disruptions in U.S. or global financial markets. Additionally, historically low interest rates coupled with poor market performance would have the effect of decreasing the funded status of the plan which would result in greater required contributions.

We may be exposed to the threat of cyber-attacks and/or data breaches.
Cybersecurity breaches of our or third-party systems, whether from circumvention of security systems, denial-of-service attacks or other cyber-attacks such as hacking, phishing attacks, computer viruses, ransomware or malware, employee or insider error, malfeasance, social engineering, physical breaches or other actions may cause confidential information belonging to us or our employees, customers, consumers, partners, suppliers, or governmental or regulatory authorities to be misused or breached. When risks such as these materialize, the need for us to coordinate with various third-party service providers and for third party service providers to coordinate amongst themselves might increase challenges and costs to resolve related issues.
Cyber-attacks can vary in scope and intent from economically driven attacks to malicious attacks targeting our key operating systems with the intent to disrupt, disable or otherwise cripple our Branded CPG and Flavors & Ingredients segments. This can include any combination of phishing attacks, malware and/or viruses targeted at our key systems. The breadth and scope of this threat has grown over time, and the techniques and sophistication used to conduct cyber-attacks, as well as the sources and targets of the attacks, change frequently. While we invest time, effort and capital resources to secure our key systems and networks, we cannot provide assurance that we will be successful in preventing or responding to all such attacks.
A successful cyber-attack may target us directly, or may be the result of a third party’s inadequate care. In either scenario, we may suffer damage to our key systems and/or data that could interrupt our operations, adversely impact our reputation and brands and expose us to increased risks of governmental investigation, litigation and other liability, any of which could adversely affect our business. Furthermore, responding to such an attack and mitigating the risk of future attacks could result in additional operating and capital costs in systems technology, personnel, monitoring and other investments.
Risks Related to Our Capital Structure
Our substantial indebtedness could adversely affect our financial condition and we may incur additional debt.
In connection with the Business Combination, on June 25, 2020, we entered to into a senior secured credit facility, which was amended on September 4, 2020, and further amended and restated on February 5, 2021 (as discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”). The total indebtedness under the credit facility as of December 31, 2020 was $180 million, net of unamortized discounts. The obligations under our credit facilities are guaranteed by certain direct or indirect wholly-owned domestic subsidiaries of the Company, other than certain excluded subsidiaries, including, but not limited to, immaterial subsidiaries and foreign subsidiaries. Our credit facilities are secured by substantially all of the personal property of the Company and the guarantor subsidiaries (in each case, subject to certain exclusions and qualifications).
We are also permitted, under the terms of our credit facilities, to incur additional indebtedness, both under our credit facilities and otherwise. If such additional indebtedness is incurred, we may exacerbate the risks of our indebtedness described herein.
Our substantial indebtedness could:
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require us to dedicate a substantial portion of cash flow from operations to payments in respect of our indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, potential acquisition opportunities, a level of marketing necessary to maintain the current level of sales and other general corporate purposes;

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increase the amount of interest that we have to pay, because some of our borrowings are at variable rates of interest, which will result in higher interest payments if interest rates increase, and, if and when we are required to refinance any of our indebtedness, an increase in interest rates would also result in higher interest costs;

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increase our vulnerability to adverse general economic or industry conditions;

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require refinancing, which we may not be able to do on reasonable terms;

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limit our flexibility in planning for, or reacting to, competition and/or changes in our business or the industry in which we operate;

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limit our ability to borrow additional funds;

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restrict us from making strategic acquisitions or necessary divestitures, introducing new brands and/or products or exploiting business opportunities; and

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place us at a competitive disadvantage compared to our competitors that have less debt and/or more financial resources.

Our ability to meet our debt service obligations will depend on our future performance, which may be affected by the other risk factors described herein. If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, could have a material adverse effect on our business, results of operations, and financial condition, and could negatively impact our ability to satisfy our debt obligations.
Our credit facilities contain financial and other covenants. The failure to comply with such covenants could have an adverse effect.
Our credit facilities as contemplated by the credit facilities documents contain certain financial and other covenants, including a maximum consolidated total net leverage ratio equal to or less than 4.00:1.00 and a minimum fixed charge coverage ratio equal to or greater than 1.25:1.00, and limitations on our and our subsidiaries’ ability to, among other things, incur additional indebtedness and make guarantees; incur liens on assets; engage in mergers or consolidations, dissolutions or other fundamental changes; sell assets; pay dividends and distributions or other restricted payments or repurchase stock; make investments, loans and advances, including acquisitions; amend organizational documents or other material agreements; enter into certain agreements that would restrict our and our subsidiaries’ ability to pay dividends; repay certain junior, unsecured or subordinated indebtedness; issue certain equity; engage in certain activities; and engage in certain transactions with affiliates, in each case, subject to customary exceptions materially consistent with credit facilities of such type and size. Any failure to comply with the restrictions of our credit facilities may result in an event of default under the credit facilities. Our contemplated credit facilities bear interest at variable rates. If market interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect our cash flow.
Risks Related to Ownership of Our Securities
The price of our common stock and warrants and may be volatile.
The trading price of our common stock as well as our warrants may fluctuate due to a variety of factors, regardless of our operating performance, including:
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changes in the industries in which we and our customers operate;

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developments involving our competitors;

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variations in our operating performance and the performance of our competitors in general;

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actual or anticipated fluctuations in our quarterly or annual operating results;

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publication of research reports by securities analysts about us or our competitors or our industry;

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the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

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additions and departures of key personnel;

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changes in laws and regulations affecting our business;

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commencement of, or involvement in, litigation involving the combined company;

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changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of our common stock available for public sale; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.
Risks Related to the Business Combination
We recently identified a material weakness in our internal control over financial reporting and determined that our disclosure controls and procedures were ineffective which, if not remediated, may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.
We identified a material weakness in our controls over the accounting for the Private Warrants issued in connection with the Business Combination. Based on the material weakness, management concluded that, as of March 31, 2021, our internal control over financial reporting was not effective and our disclosure controls and procedures were not effective.
Although our remediation plan has been implemented and was completed as of the filing date of our Quarterly Report on Form 10-Q for the quarter ended March 30, 2021, the material weakness cannot be considered remediated until the controls operate for a sufficient period and management has concluded, through testing, that our internal controls are operating effectively. While management believes that the remedial efforts will resolve the identified material weakness, there is no assurance that management’s efforts conducted to date will be sufficient or that additional actions will not be necessary. In addition, there can be no assurance that additional material weaknesses will not be identified in the future. If we are unsuccessful in remediating our existing or any future material weaknesses or other deficiencies in our internal control over financial reporting or disclosure controls and procedures, our business, reputation, results of operations, liquidity, financial condition, ability to access the capital markets, perceptions of our creditworthiness, and stock price could be adversely affected.
Our Private Warrants are accounted for as liabilities and changes in the value of these warrants could have a material effect on our financial results.
At each reporting period, the fair value of the warrant liabilities for the Private Warrants will be remeasured and the change in the fair value of the liability will be recorded as other income (expense) in our statement of operations. Changes in the inputs and assumptions for the valuation model we use to determine the fair value of such liability may have a material impact on the estimated fair value of the derivative liability. The share price of our common stock represents the primary underlying variable that impacts the value of the derivative instruments. Additional factors that impact the value of the derivative instruments include the volatility of our stock price and publicly traded warrants and interest rates. As a result, our consolidated financial statements and results of operations will fluctuate quarterly, based on various factors, such as the share price of our common stock, many of which are outside of our control. In addition, we may change the underlying assumptions used in our valuation model, which could result in significant fluctuations in our results of operations. If our stock price is volatile, we expect that we will recognize non-cash gains or losses on the Private Warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of our common stock.
We may have tax consequences and other liabilities as a result of the Business Combination.
We cannot provide assurance that the due diligence conducted in relation to Merisant and MAFCO identified all material issues or risks associated with the Branded CPG or Flavors & Ingredients business or the industry in which they compete. Furthermore, we cannot provide assurance that factors outside of our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in us reporting losses. Even if our due diligence had identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about us or our securities.
As a result of the Business Combination, we inherited the historic liabilities of Merisant and MAFCO including their historic tax liabilities. To the extent that there is any liability for historic tax exposure of any of the companies acquired through the Business Combination, this exposure can impact the value of our securities. Such exposure could also impact our tax liability for future years. As a part of the Business Combination we have negotiated certain indemnities for historic tax liabilities, however, these indemnities do not cover all potential historical tax liabilities.
The historical financial results of Merisant and MAFCO may not be indicative of what our actual financial position or results of operations would have been.
The historical financial results of Merisant and MAFCO included in this prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a standalone company during the periods presented or those we will achieve in the future. For example, we have incurred, and will continue to incur, additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act. Therefore, it may be difficult for investors to compare our future results to historical results or to evaluate our relative performance or trends in our segments.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act concerning us and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management.
Forward-looking statements may be accompanied by words such as “achieve,” “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “grow,” “improve,” “increase,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or similar words, phrases or expressions. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, our ability to achieve or maintain profitability; the extent of the impact of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, the impact on our employees, and the extent of the impact of the COVID-19 pandemic on overall demand for our products; local, regional, national, and international economic conditions that have deteriorated as a result of the COVID-19 pandemic including the risks of a global recession or a recession in one or more of our key markets, and the impact they may have on us and our customers and management’s assessment of that impact; the projected financial information, anticipated growth rate, and market opportunity of our Branded CPG and Flavors & Ingredients business segments; the ability to maintain the listing of our securities on Nasdaq; the potential liquidity and trading of our public securities; our expected capital requirements and the availability of additional financing; our ability to attract or retain highly qualified personnel, including in accounting and finance roles; extensive and evolving government regulations that impact the way we operate; the impact of the COVID-19 pandemic on our suppliers, including disruptions and inefficiencies in the supply chain; factors relating to the business, operations and financial performance of our Branded CPG and Flavors & Ingredients segments; our success in integrating the various operating companies constituting Merisant and MAFCO; our ability to integrate Wholesome and Swerve (as defined herein) and achieve the anticipated benefits of the transactions in a timely manner or at all; our ability to continue to use, maintain, enforce, protect and defend its owned and licensed intellectual property, including the Whole Earth® brand; and such other factors as discussed throughout, including in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Although we believe that the expectations reflected in the forward-looking statements are reasonable, our information may be incomplete or limited, and we cannot guarantee future results. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

USE OF PROCEEDS
All of the common stock and warrants offered by the selling security holders pursuant to this prospectus will be sold by the selling security holders for their respective accounts. We will not receive any of the proceeds from these sales.
The selling security holders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such selling security holders in disposing of their common stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of the common stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.
We will receive the proceeds from the exercise of the warrants, but not from the sale of the common stock issuable upon such exercise.

DETERMINATION OF OFFERING PRICE
Our common stock and warrants are listed on Nasdaq under the symbols “FREE” and “FREEW,” respectively. The actual offering price by the selling security holders of the shares of common stock and warrants covered by this prospectus will be determined by prevailing market prices at the time of sale, by private transactions negotiated by the selling security holders or as otherwise described in the section entitled “Plan of Distribution.”
MARKET PRICE OF COMMON STOCK AND DIVIDENDS
Market Price of Our Common Stock
Our common stock and warrants are currently listed on Nasdaq under the symbols “FREE,” and “FREEW,” respectively.
On June 1, 2021, the closing price of our common stock was $13.17 per share. As of June 1, 2021, there were 38,455,759 shares of our common stock outstanding, held of record by 18 holders. The number of record holders of our common stock does not include DTC participants or beneficial owners holding shares through nominee names.
Dividend Policy
We have not paid any cash dividends to date. Our board of directors (our “Board”) intends to evaluate adopting a policy of paying cash dividends. In evaluating any dividend policy, our board may consider our financial condition and results of operations, certain tax considerations, capital requirements, alternative uses for capital, industry standards and economic conditions. Whether we adopt such a dividend policy and the frequency and amount of any dividends declared will be within the discretion of our board.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On June 24, 2020, Act II Global Acquisition Corp., a Cayman Islands exempted company (“Act II”), domesticated into a Delaware corporation (the “Domestication”), and on June 25, 2020, consummated the indirect acquisition (the “Act II Acquisition”) of (i) all of the issued and outstanding equity interests of Merisant Company (“Merisant”), Merisant Luxembourg Sarl (“Merisant Luxembourg”), Mafco Worldwide LLC (“Mafco Worldwide”), Mafco Shanghai LLC (“Mafco Shanghai”), EVD Holdings LLC (“EVD Holdings”), and Mafco Deutschland GmbH (together with Merisant, Merisant Luxembourg, Mafco Worldwide, Mafco Shanghai, and EVD Holdings, and their respective direct and indirect subsidiaries, “Merisant and Mafco Worldwide”), and (ii) certain assets and liabilities of Merisant and Mafco Worldwide included in the Transferred Assets and Liabilities (as defined in the Act II Purchase Agreement (as hereafter defined)), from Flavors Holdings Inc. (“Flavors Holdings”), MW Holdings I LLC (“MW Holdings I”), MW Holdings III LLC (“MW Holdings III”), and Mafco Foreign Holdings, Inc. (“Mafco Foreign Holdings,” and together with Flavors Holdings, MW Holdings I, and MW Holdings III, the “Sellers”), pursuant to that certain Purchase Agreement (the “Act II Purchase Agreement”) entered into by and among Act II and the Sellers dated as of December 19, 2019, as amended. In connection with the Domestication, Act II changed its name to “Whole Earth Brands, Inc.” (“Whole Earth Brands” or the “Company”). Refer to the definitive proxy statement/prospectus filed with the Securities and Exchange Commission (“SEC”) by Act II on May 13, 2020 (the “Proxy Statement/Prospectus”) and the supplement thereto filed by Act II on June 18, 2020 (the “Supplement”) as well as the Current Report on Form 8-K12B and related Form 8-K12B/A (collectively, the “Super 8-K”) filed with the SEC by the Company on June 30, 2020 and the Company’s Annual Report on Form 10-K filed on March 16, 2021 for further details.
As a result of the Act II Acquisition, for accounting purposes, Act II was deemed to be the acquirer and Merisant and Mafco Worldwide were deemed to be the acquired parties and, collectively, the accounting predecessor. The Company’s financial statement presentation includes the combined financial statements of Merisant and Mafco Worldwide as the “Predecessor” for periods prior to the completion of the Act II Acquisition and includes the consolidation of Merisant and Mafco Worldwide, for periods after June 25, 2020 (referred to as the “Successor”).
On November 10, 2020, the Company executed and closed a definitive Equity Purchase Agreement (the “Purchase Agreement”) with RF Development, LLC (“RF Development”), Swerve, L.L.C. (“Swerve LLC”) and Swerve IP, L.L.C. (“Swerve IP” and together with Swerve LLC, “Swerve”). Swerve is a manufacturer and marketer of a portfolio of zero sugar, keto-friendly, and plant-based sweeteners and baking mixes. The Company purchased all of the issued and outstanding equity interests of both Swerve LLC and Swerve IP from RF Development for $80 million in cash, subject to customary post-closing adjustments (the “Swerve Acquisition”). In connection with the acquisition of Swerve, the Company incurred transaction-related costs of $0.3 million in the three months ended March 31, 2021. Swerve is included within the Company’s Branded CPG reportable segment. Swerve’s results are included in the Company’s consolidated statement of operations from the date of acquisition.
On December 17, 2020, the Company entered into a stock purchase agreement (the “Wholesome Purchase Agreement”) with WSO Investments, Inc. ( “WSO Investments” and together with its subsidiaries “Wholesome”), WSO Holdings, LP (“WSO Partnership”), Edwards Billington and Son, Limited (“EBS”), WSO Holdings, LLC (“WSO LLC,” and together with WSO Partnership and EBS, the “WSO Sellers”), and WSO Partnership, in its capacity as representative for the WSO Sellers. WSO Investments is the direct parent of its wholly-owned subsidiary Wholesome Sweeteners, Incorporated, which was formed to import, market, distribute, and sell organic sugars, unrefined specialty sugars, and related products.
On February 5, 2021, pursuant to the terms of the Wholesome Purchase Agreement, the Company purchased and acquired all of the issued and outstanding shares of capital stock for an initial cash purchase price of $180 million (subject to customary post-closing adjustments) plus up to an additional $55 million (the “Earn-Out Amount”) upon the satisfaction of certain post-closing financial metrics by Wholesome (the “Wholesome Transaction”). In connection with the acquisition of Wholesome, the Company incurred transaction-related costs of $4.5 million in the three months ended March 31, 2021. Wholesome is included in the Company’s Branded CPG reportable segment. Wholesome’s results are included in the Company’s consolidated statement of operations from the date of acquisition.

Additionally, in connection with the closing of the Wholesome Transaction, on February 5, 2021, the Company and certain of its subsidiaries entered into an amendment and restatement agreement (the “Amendment Agreement”), which amended and restated its existing senior secured loan agreement (the “Existing Credit Agreement”) dated as of June 25, 2020 (as amended on September 4, 2020, the “Existing Credit Agreement,” and as further amended by the Amendment Agreement, the “Amended and Restated Credit Agreement”).
The Amended and Restated Credit Agreement provides for senior secured financing consisting of the following credit facilities: (a) a senior secured term loan facility in the aggregate principal amount of $375 million (the “Term Loan Facility”); and (b) a revolving credit facility in an aggregate principal amount of up to $75 million (the “Revolving Facility,” and together with the Term Loan Facility, the “Credit Facilities”). The Company used the proceeds under the Term Loan Facility to (i) repay and refinance existing indebtedness of WSO Investments; (ii) pay the cash consideration for the Wholesome Transaction; (iii) repay and refinance outstanding borrowings under the Existing Credit Agreement; and (iv) pay fees and expenses incurred in connection with the foregoing. The proceeds of the Revolving Facility can be used to finance working capital needs, for general corporate purposes, and for working capital adjustments payable under the Wholesome Purchase Agreement.
For purposes of the unaudited pro forma condensed combined financial information, the Act II Acquisition, Swerve Acquisition, and Wholesome Transaction will be collectively referred to as the “Transactions”.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.
The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. The transaction accounting adjustments are intended to represent the necessary adjustments to account for the Transactions.
The following unaudited pro forma condensed combined financial information presents the combination of the historical financial statements of Merisant and Mafco Worldwide, the historical financial statements of Swerve and the historical financial statements of WSO Investments, Inc. after giving effect to the Wholesome Transactions.
The unaudited pro forma financial information is intended to reflect:
(1)
Act II’s indirect acquisition of Merisant and Mafco Worldwide

(2)
The Company’s acquisition of Swerve

(3)
The Company’s acquisition of Wholesome

(4)
The Amended and Restated Credit Agreement

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 was not presented as the historical consolidated balance sheets of the Company already reflect the effects of the Transactions. The Company has presented a balance sheet as of December 31, 2020 in its Annual Report on Form 10-K filed on March 16, 2021 which reflects the effects of the Merisant and Mafco Worldwide and Swerve Acquisitions. The Company has also presented an unaudited consolidated balance sheet as of March 31, 2021 in its Quarterly Report on Form 10-Q filed on May 14, 2021 which reflects the effects of the Transactions.
The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2020 and the three months ended March 31, 2021 combine the historical financial statements of Merisant and Mafco Worldwide, and Swerve and the unaudited results of operations of Wholesome for the four quarters ended November 27, 2020 and for the period from December 26, 2020 through February 5, 2021. Wholesome had an August 28, 2020 fiscal year end. The operations for Merisant and Mafco Worldwide, Swerve and Wholesome are included as if they were acquired as of January 1, 2020.
The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the Company’s results of operations that would have occurred had the events been consummated as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information is not necessarily indicative of the Company’s future financial condition or operating results. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, or any anticipated revenue enhancements, cost savings or operating synergies that may result from the Transactions.
The unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the historical financial statements of the Company, Swerve, and Wholesome referenced below:
•
The Company’s audited financial statements for the period from June 26, 2020 through December 31, 2020 (Successor), January 1, 2020 through June 25, 2020 (Predecessor) included in the Company’s Annual Report on Form 10-K, filed with the SEC on March 16, 2021;

•
The Company’s unaudited financial statements for the three months ended March 31, 2021 included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 14, 2021;

•
Swerve’s audited combined financial statements and accompanying notes for the year ended December 31, 2019 attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K/A filed with the SEC on January 13, 2021;

•
Swerve’s unaudited combined financial statements for nine months ended September 30, 2020 attached as Exhibit 99.2 to the Company’s Current Report on Form 8-K/A filed with the SEC on January 13, 2021;

•
Wholesome’s audited combined financial statements and the accompanying notes for the year ended August 28, 2020 attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K/A filed with the SEC on March 26, 2021; and

•
Wholesome’s unaudited combined financial statements for the three months ended November 27, 2020 attached as Exhibit 99.2 to the Company’s Current Report on Form 8-K/A filed with the SEC on March 26, 2021.

The Company, Swerve and Wholesome prepare their financial information in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) with all amounts stated in U.S. dollars (“USD”).

Unaudited Pro Forma Condensed Combined Statements of Operations
For the Quarter Ended March 31, 2021
(In thousands, except share and per share data)
	Whole Earth Brands Historical Income Statement for the three month period ended 3/31/2021	Wholesome Historical Income Statement for the period 12/26/2020 − 2/5/2021(1)	Acquisition Transaction Accounting Adjustments		Debt Financing Transaction Accounting Adjustments		Pro Forma as adjusted
Product revenues, net	$105,825	$20,380	$—		$—		$126,205
Cost of goods sold	70,174	16,462	(922)	(f,l)	—		85,714
Gross profit	35,651	3,918	922		—		40,491
Selling, general and administrative expenses	32,907	3,122	(6,076)	(m)	—		29,953
Amortization of intangible assets	4,151	566	191	(n)	—		4,908
Restructuring and other expenses, net	1,657	—	—		—		1,657
Operating (loss) income	(3,064)	230	6,807		—		3,973
Change in fair value of warrant liabilities	(2,362)	—	—		—		(2,362)
Interest (expense) income, net	(5,078)	(802)	761	(o)	(1,128)	(r)	(6,247)
Loss on extinguishment and debt transaction costs	(5,513)	(3,828)	3,828	(p)	5,513	(s)	—
Other income, net	310	12	—		—		322
(Loss) income before income taxes	(15,707)	(4,388)	11,396		4,385		(4,314)
(Benefit) provision for income taxes	(3,682)	(1,097)	2,849	(q)	1,086	(t)	(844)
Net (loss) income	$(12,025)	$(3,291)	$8,547		$3,299		$(3,470)
Pro Forma Net loss per share – Basic and diluted						(u)	$(0.09)
Pro Forma Weighted average shares outstanding – Basic and diluted						(u)	38,430,742

(1)
Refer to Note 3 — Reclassifications for additional details regarding reclassifications to conform to Whole Earth Brands presentation.

See notes to unaudited pro forma condensed combined statements of operations.

Unaudited Pro Forma Condensed Combined Statements of Operations
For the Year Ended December 31, 2020
(In thousands, except share and per share data)
	Whole Earth Brands Historical Income Statement for the twelve month period ended 12/31/2020(1)	Merisant & Mafco Acquisition Transaction Accounting Adjustments		Whole Earth Brands, Inc. As Adjusted 12/31/2020	Swerve Historical Income Statement for the period 1/1/2020 − 11/10/2020 (After reclassifications)(2)	Swerve Acquisition Transaction Accounting Adjustments		Whole Earth and Swerve, as Adjusted 12/31/2020	Wholesome Historical Income Statement for the period 11/30/2019 − 11/27/2020 (After reclassifications)(2)	Wholesome Acquisition Transaction Accounting Adjustments		Debt Financing Transaction Accounting Adjustments		Pro Forma as adjusted
Product revenues, net	$275,496	$—		$275,496	$30,814	$(766)	(e)	$305,544	$195,193	$(1,085)	(k)	$—		$499,652
Cost of goods sold	179,212	(2,982)	(a)	176,230	19,606	(189)	(f)	195,647	161,687	3,003	(l)	—		360,337
Gross profit	96,284	2,982		99,266	11,208	(577)		109,897	33,506	(4,088)		—		139,315
Selling, general and administrative expenses	87,971	(97)	(b)	87,874	27,585	(320)	(g)	115,139	12,878	14,679	(m)	—		142,696
Amortization of intangible assets	10,948	(764)	(c)	10,184	—	1,416	(h)	11,600	5,432	2,280	(n)	—		19,312
Asset impairment charges	40,600	—		40,600	—	—		40,600	—	—		—		40,600
Restructuring and other expenses, net	1,052	—		1,052	—	—		1,052	—	—		—		1,052
Operating (loss) income	(44,287)	3,843		(40,444)	(16,377)	(1,673)		(58,494)	15,196	(21,047)		—		(64,345)
Interest (expense) income , net	(4,609)	—		(4,609)	(4)	4	(i)	(4,609)	(8,093)	6,800	(o)	(19,571)	(r)	(25,474)
Loss on extinguishment and debt transaction costs	—	—		—	—	—	—	—	—	—		(5,513)	(s)	(5,513)
Other income (expense), net	223	—		223	(44)	—		179	279	—		—		458
(Loss) income before income taxes	(48,673)	3,843		(44,830)	(16,425)	(1,669)		(62,924)	7,382	(14,247)		(25,084)		(94,874)
(Benefit) provision for income taxes	(6,100)	952	(d)	(5,148)	—	(4,537)	(j)	(9,685)	1,853	(3,562)	(q)	(6,213)	(t)	(17,607)
Net (loss) income	$(42,573)	$2,891		$(39,682)	$(16,425)	$2,868		$(53,239)	$5,529	$(10,685)		$(18,871)		$(77,267)
Pro Forma Net loss per share – Basic and diluted													(u)	$(2.01)
Pro Forma Weighted average shares outstanding – Basic and diluted													(u)	38,426,669

(1)
Includes the combined results of operations of Whole Earth Brands for the predecessor period from January 1, 2020 to June 25, 2020 and the successor period from June 26, 2020 to December 31, 2020, as presented in the Company’s Form 10-K for the annual period ended December 31, 2020.

(2)
Refer to Note 3 — Reclassifications for additional details regarding reclassifications to conform to Whole Earth Brands presentation.

See notes to unaudited pro forma condensed combined statements of operations.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
Note 1 — Basis of Presentation
The unaudited pro forma condensed combined statements of operations was prepared using the acquisition method of accounting under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The acquisition method of accounting requires use of the fair value concepts defined in ASC 820, Fair Value Measurement (“ASC 820”). ASC 820 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.
ASC 805 requires the determination of the accounting acquirer, the acquisition date, the fair value of assets acquired and liabilities assumed and the measurement of goodwill. The Company has been identified as the acquirer for accounting purposes based on the facts and circumstances specific to the Swerve and Wholesome Transactions. As a result, the Company will record the business combination in its financial statements and will apply the acquisition method to account for the acquired assets and liabilities assumed from Swerve and Wholesome. Applying the acquisition method includes recording the identifiable assets acquired and liabilities assumed at their fair values, measured as of the acquisition date, and recording goodwill for the excess of the consideration transferred over the aggregate fair value of the identifiable assets acquired and liabilities assumed. For purposes of the unaudited pro forma condensed combined financial information, the fair values of Swerve’s and Wholesome’s identifiable assets acquired and liabilities assumed, respectively, were based on preliminary estimates. The final determination of the fair values of assets acquired and liabilities assumed could result in material changes to the amounts presented in the unaudited pro forma condensed combined statements of operations and future results of operations and financial position.
During the preparation of the unaudited pro forma condensed combined statements of operations, management performed an initial review of the accounting policies and presentation of financial information of the Company, Swerve and Wholesome to determine if differences in accounting policies and presentation require adjustment. During the respective measurement periods, a full and detailed review of accounting policies will be performed and as a result of that review, additional differences between the accounting policies of the companies may be identified that, when confirmed, could have a material impact on the consolidated financial statements of the combined company.
There were no transactions between the Company, Wholesome and Swerve during the periods presented that would require elimination.
Note 2 — Conforming Accounting Policies
The unaudited pro forma condensed combined financial information reflects adjustments to conform Wholesome and Swerve’s results to Whole Earth Brands’ accounting policies, including to align with the Company’s policy of accounting for leases under ASC 842 as well as certain reclassifications between revenues, cost of goods sold and selling, general and administrative expenses.
Note 3 — Reclassifications
Certain reclassification adjustments have been made to conform Swerve’s and Wholesome’s financial statement presentation to the Company’s financial statement presentation.
Income statement reclassifications — The reclassification adjustments to conform Swerve’s and Wholesome’s combined statements of income and consolidated statements of income presentation to the Company’s consolidated and combined statements of operations presentation have no impact on net income and are summarized below (in thousands):

For the Wholesome period from December 26, 2020 to February 5, 2021
	Wholesome (Historical)	Reclassifications to conform to Whole Earth Brands’ presentation	Wholesome (Historical, as adjusted)
Depreciation and amortization	$661	$(661)	$—
Amortization of intangible assets	—	566	566
Selling, general and administrative expenses	3,027	95	3,122
For the Wholesome twelve months ended November 27, 2020
	Wholesome (Historical)	Reclassifications to conform to Whole Earth Brands’ presentation	Wholesome (Historical, as adjusted)
Product revenues, net	$204,035	$(8,842)	$195,193
Discounts, returns, and allowance	(8,842)	8,842	—
Selling	4,374	(4,374)	—
General and administrative	7,550	(7,550)	—
Depreciation and amortization	6,386	(6,386)	—
Amortization of intangible assets	—	5,432	5,432
Selling, general and administrative expenses	—	12,878	12,878
For the Swerve period from January 1, 2020 to November 10, 2020
	Swerve (Historical)	Reclassifications to conform to Whole Earth Brands’ presentation	Swerve (Historical, as adjusted)
Sales and marketing expenses	$4,001	$(4,001)	$—
Other operating expenses	2,480	(2,480)	—
Non-operating expenses, net	21,152	(21,152)	—
Selling, general, and administrative expenses	—	27,585	27,585
Other (expense) income, net	—	(44)	(44)
Interest (expense) income, net	—	(4)	(4)
Note 4 — Preliminary Purchase Price Allocation
The respective total purchase consideration for each of the Wholesome Transaction and Swerve Acquisition has been allocated to the assets acquired and liabilities assumed for purposes of the unaudited pro forma condensed combined financial information based on their estimated fair values at the acquisition dates. The final allocations of the purchase consideration for the Wholesome Transaction and the Swerve Acquisition will be determined after the completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed, but in no event, later than one year following the completion of the Wholesome Transaction and Swerve Acquisition, respectively.
Total estimated fair value of consideration transferred in the Wholesome Transaction is as follows (in thousands):
Base cash consideration	$180,000
Estimated closing adjustments	10,233
Fair Value of Earn-Out Amount(1)	52,395
Total Purchase Price – Wholesome Transaction	$242,628

(1)
Subject to the terms and conditions of the Wholesome Purchase Agreement payment of the Earn-Out

Amount, in whole or in part, is subject to Wholesome achieving certain EBITDA thresholds at or above approximately $30 million during the period beginning August 29, 2020, and ending December 31, 2021. A portion of the Earn-Out Amount (up to $27.5 million) may be paid, at the Company’s election, in freely tradeable, registered shares of Company common stock.
The table below summarizes the preliminary calculation of purchase consideration and allocation of purchase price to the assets acquired and liabilities assumed, as if the acquisition had been completed as of the acquisition date. The allocation has not been finalized. Accordingly, the pro forma adjustments to allocate the purchase consideration will remain preliminary until management finalizes the fair values of assets acquired and liabilities assumed. The final amounts allocated to assets acquired and liabilities assumed are dependent upon certain valuations and other studies that have not yet been completed, and as previously stated could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements.
The preliminary purchase price allocation for the Wholesome Transaction is presented below (in thousands):
Cash and cash equivalents	$2,664
Accounts receivable, net	15,892
Inventories	78,694
Prepaid expenses and other current assets	775
Property, plant and equipment, net	2,763
Operating lease right-of-use assets	7,585
Other intangible assets, net	106,400
Other assets	1,291
Total assets acquired	216,064
Accounts payable	5,251
Accrued expenses and other current liabilities	13,306
Current portion of operating lease liabilities	1,435
Operating lease liabilities, less current portion	6,150
Deferred tax liabilities, net	27,033
Total liabilities assumed	53,175
Net assets acquired	162,889
Goodwill	79,739
Total Purchase Price	$242,628
Total estimated fair value of consideration transferred in the Swerve Acquisition is as follows (in thousands):
Base cash consideration	$80,000
Closing adjustment	(968)
Total Purchase Price – Swerve Acquisition	$79,032
The table below summarizes the preliminary calculation of purchase consideration and allocation of purchase price to the assets acquired and liabilities assumed, as if the acquisition had been completed as of the acquisition date. The allocation has not been finalized. Accordingly, the pro forma adjustments to allocate the purchase consideration will remain preliminary until management finalizes the fair values of assets acquired and liabilities assumed. The final amounts allocated to assets acquired and liabilities assumed are dependent upon certain valuations and other studies that have not yet been completed, and as previously stated, could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements.

The preliminary purchase price allocation for the Swerve Acquisition is presented below (in thousands):
Accounts receivable, net	$3,223
Inventories	6,824
Prepaid expenses and other current assets	223
Property, plant and equipment, net	143
Operating lease right-of-use assets	76
Intangible assets, net	36,300
Other assets	3
Total assets acquired	46,792
Accounts payable	3,477
Accrued expenses and other current liabilities	288
Current portion of operating lease liabilities	48
Operating lease liabilities, less current portion	28
Total liabilities assumed	3,841
Net assets acquired	42,951
Goodwill	36,081
Total Purchase Price	$79,032
Any increase or decrease in the fair value of the net assets acquired, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the Company following the Wholesome Transaction and Swerve Acquisition due to differences in the allocations of the purchase consideration, and changes in the depreciation and amortization related to some of these assets and liabilities.
Note 5 — Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations
(a)
Represents the net adjustment to cost of goods sold of $(2,982) thousand for the year ended December 31, 2020 to amortize inventory fair value adjustments in connection with the Act II Acquisition.

(b)
Represents the net adjustment to selling, general and administrative expenses for the year ended December 31, 2020 to record incremental depreciation expense resulting from certain assets that have been adjusted to fair value in connection with the Act II Acquisition, to include bonus expense related to the transaction not recognized and to adjust rent expense to reflect the change in market value of certain unfavorable leases in connection with the Act II Acquisition (in thousands):

Year Ended December 31, 2020
Decrease depreciation expense	$(272)
Transaction bonus expense	455
Net decrease in rent expense	(280)
Net adjustment to selling, general and administrative expenses	$(97)

(c)
Represents the net adjustment to amortization of intangible assets of $(764) thousand for the year ended December 31, 2020 resulting from the Company’s intangible assets that had been adjusted to fair value in connection with the Act II Acquisition.

(d)
Represents an adjustment to (benefit) provision for income taxes resulting from the Act II Acquisition Merisant and Mafco pro forma adjustments of $952 thousand to reflect the income tax effect at an estimated 25% rate for the year ended December 31, 2020.

(e)
Represents an adjustment to product revenues, net of $(766) thousand for the period from January 1, 2020 to November 10, 2020 to reflect Swerve’s spoilage allowances, customer redemptions and certain advertising costs as contra revenue under the Company’s accounting policy for recognizing revenue.

(f)
Represents the net adjustment to cost of goods sold to reflect Swerve’s spoilage allowances and customer redemptions as contra revenue under the Company’s accounting policy for recognizing revenue and to amortize inventory fair value adjustments in connection with the Swerve Acquisition (in thousands):

	Three Months Ended March 31, 2021	From January 1, 2020 to November 10, 2020
Contra revenue adjustment	$—	$(463)
Swerve inventory amortization	(274)	274
Net adjustment to cost of goods sold	$(274)	$(189)

(g)
Represents the net adjustment to selling, general and administrative expenses to record a reduction to depreciation expense resulting from assets that have been adjusted to fair value in connection with the Swerve Acquisition and to reclassify certain of Swerve’s advertising costs as contra revenue (in thousands):

From January 1, 2020 to November 10, 2020
Contra revenue adjustment	$(303)
Depreciation adjustment	(17)
Net adjustment to selling, general and administrative expenses	$(320)

(h)
Represents an adjustment to amortization of intangible assets of $1,416 thousand for the period from January 1, 2020 to November 10, 2020 resulting from Swerve’s intangible assets that had been adjusted to fair value in connection with the Swerve Acquisition.

(i)
Represents an adjustment to interest (expense) income, net of $4 thousand to eliminate Swerve’s historical interest expense.

(j)
Represents an adjustment to (benefit) provision for income taxes of $(4,537) thousand for the period from January 1, 2020 to November 10, 2020 to reflect a tax benefit at an estimated tax rate of 25% on the historical Swerve loss before income taxes, net of pro forma adjustments, as Swerve was historically a disregarded entity for federal and state income tax purposes.

(k)
Represents an adjustment to Wholesome’s product revenues, net of $(1,085) thousand for the year ended November 27, 2020 to reflect coupon discounts and sales development costs as contra revenue under the Company’s accounting policy for recognizing revenue.

(l)
Represents an adjustment to reflect amortization resulting from Wholesome’s inventory that had been adjusted to fair value in connection with the Wholesome Transaction and to reflect certain direct labor and bonus costs historically classified as selling, general and administrative to conform with the Company’s accounting policy for the year ended November 27, 2020. An adjustment related to conforming the accounting policy for direct labor and bonus costs was not included in the three months ended March 31, 2021 as these costs were appropriately reflected for the period (in thousands):

	Three Months Ended March 31, 2021	Year Ended November 27, 2020
Wholesome inventory amortization adjustment	$(648)	$1,957
Direct labor and bonus costs	—	1,046
Net adjustment to cost of goods sold	$(648)	$3,003

(m)
Represents an adjustment to selling, general and administrative expenses to record pre-combination compensation expenses related to the transaction bonus pool in connection with the Wholesome Transaction that was not recognized within historical records, to remove historically recorded Mafco transaction bonus expense, to record the accelerated vesting for the partnership units held by Wholesome partnership unitholders resulting from the change in control, and to reflect certain selling costs as contra revenues and certain direct labor and bonus costs as cost of goods sold historically classified as selling, general and administrative (in thousands):

	Three Months Ended March 31, 2021	Year Ended November 27, 2020
Wholesome transaction bonus	$(590)	$1,261
Wholesome and Whole Earth Brands transaction costs	(5,276)	5,549
Mafco transaction bonus	(210)	—
Acceleration of partnership units	—	10,000
Direct labor and bonus costs and contra revenue reclassifications	—	(2,131)
Net adjustment to selling, general and administrative expenses	$(6,076)	$14,679

(n)
Represents an adjustment to amortization of intangible assets of $191 thousand and $2,280 thousand for the three months ended March 31, 2021 and twelve months ended November 27, 2020, respectively resulting from the Company’s intangible assets that had been adjusted to fair value in connection with the Wholesome Transaction.

(o)
Represents an adjustment to eliminate historical interest expense due to Wholesome’s long-term debt that was eliminated in connection with the Wholesome Transaction and to accrete the contingent consideration amount the Company expects to pay at the end of the earn-out in conjunction with the Wholesome Transaction (in thousands):

	Three Months Ended March 31, 2021	Year Ended November 27, 2020
Wholesome interest expense	$802	$8,093
Wholesome earn-out fair value adjustment	(41)	(1,293)
Net adjustment to interest (expense) income, net	$761	$6,800

(p)
Represents an adjustment to eliminate historical prepayment penalties and write-off of unamortized debt issuance costs of $3,828 thousand resulting from the payoff of Wholesome’s debt in conjunction with the Wholesome Transaction.

(q)
Represents an adjustment to (benefit) provision for income taxes resulting from the Wholesome Transaction pro forma adjustments of $2,849 thousand and $(3,562) thousand to reflect the income tax effect at an estimated tax rate of 25% for the three months ended March 31, 2021 and twelve months ended November 27, 2020, respectively.

(r)
Represents the net adjustment to interest (expense) income, net to reflect Whole Earth Brands’ new debt financing entered into in connection with the Wholesome Transaction and the adjustment to eliminate historical interest expense (in thousands):

	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Interest expense – New Term Loan	$(5,056)	$(20,859)
Interest expense – New Revolving Credit Facility	(340)	(1,394)
Amortization of debt issuance costs and discount – New Term Loan	(346)	(1,378)
Amortization of debt issuance costs – New Revolving Credit Facility	(107)	(438)
Expense on unamortized issuance costs – Original Term Loan	—	(107)
Breakage Fees on Original Revolving Facility	—	(8)
Less: Historical interest expense – MacAndrews & Forbes Revolver Loan	—	168
Less: Historical interest expense – Original Term Loan and Original Revolving Credit Facility	785	4,445
Less: Historical interest expense – New Term Loan and New Revolving Credit Facility	3,523	—
Less: Historical expense on issuance cost – Original Term Loan and Original Revolving Credit Facility	144	—
Less: Historical expense on issuance cost – New Term Loan and New Revolving Credit Facility	269	—
Net adjustment to interest (expense) income, net	$(1,128)	$(19,571)
The interest rate on the term loan reflects a LIBOR floor of 1.00% plus a margin of 4.50%. For each 0.125% increase or decrease in the interest rate on the term loan, interest expense changes by approximately $0.1 million and $0.5 million for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively.
(s)
Represents an adjustment to loss on extinguishment and debt transaction costs of $5,513 thousand and $(5,513) thousand for the three months ended March 31, 2021 and the twelve months ended December 31, 2020, respectively, due to the extinguishment of Whole Earth Brands’ original term loan in connection with the new debt financing entered into in connection with the Wholesome Transaction as if it had occurred on January 1, 2020.

(t)
Represents an adjustment to (benefit) provision for income taxes resulting from the Wholesome Transaction pro forma adjustments of $1,086 thousand and $(6,213) thousand for the three months ended March 31, 2021 and twelve months ended November 27, 2020, respectively, related to the debt transaction entered into to fund the acquisition.

(u)
Pro forma basic net loss per share was computed by dividing pro forma net loss by the weighted average number of shares of common stock outstanding, as if such shares were issued and outstanding as of January 1, 2020. Pro forma diluted net loss per share was computed by using the treasury stock method to determine the potential dilutive effect of the Company’s restricted stock units, restricted stock awards, and warrants. There were no newly issued shares in connection with the Act II Acquisition, Swerve Acquisition or Wholesome Transaction. The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted net loss per share:

	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Weighted average shares of common stock outstanding – basic and diluted	38,430,742	38,426,669
Pro forma basic and diluted net loss	$(3,470,382)	$(77,266,608)
Pro forma basic and diluted net loss per share	$(0.09)	$(2.01)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with the other sections of this prospectus, including “Business,” and our consolidated and combined financial statements and notes thereto. For purposes of this section, “Whole Earth Brands,” the “Company,” “we,” or “our” refer to (i) Mafco Worldwide & Merisant and their subsidiaries (“Predecessor”) for the Period from January 1, 2020 through June 25, 2020 and the years ended December 31, 2019 and December 31, 2018 (each referred to herein as a “Predecessor Period”) prior to the consummation of the Business Combination and (ii) Whole Earth Brands, Inc. and its subsidiaries (the “Successor”) for the period from June 26, 2020 through March 31, 2021 (the “Successor Period”) after the Business Combination, unless the context otherwise requires.
Overview
We are a global food company enabling healthier lifestyles and providing access to high-quality plant-based sweeteners, flavor enhancers and other foods through our diverse portfolio of trusted brands and delicious products. We operate a proven platform organized into two reportable segments:
•
Branded CPG, comprised of our Merisant division of operating companies, Wholesome and Swerve, is a global CPG business focused on building a branded portfolio oriented toward serving customers seeking zero-calorie, low-calorie, natural, no-sugar-added and plant-based products. Our Branded CPG products are sold under both our global flagship brands as well as local and private label brands. Our global flagship brands include Whole Earth®, Pure Via®, Wholesome®, Swerve®, Canderel®, Equal® and existing branded adjacencies.

•
Flavors & Ingredients, comprised of our Mafco Worldwide division of operating companies, is a global, business-to-business focused operation with a long history as a trusted supplier of essential, functional ingredients to some of the CPG industry’s largest and most demanding customers. Our products provide a variety of solutions to its customers including flavor enhancement, flavor / aftertaste masking, moisturizing, product mouth feel modification and skin soothing characteristics. Our Flavors & Ingredients segment operates our licorice-derived products business.

In addition, beginning with the first quarter of 2021, our corporate office functions are now reported and included under Corporate. Corporate is not a reportable segment. Certain prior year amounts have been reclassified to conform to the current presentation.
Significant Acquisitions
On June 24, 2020, we domesticated into a Delaware corporation and changed our name from “Act II Global Acquisition Corp.” to “Whole Earth Brands, Inc.” On June 25, 2020, we consummated the Business Combination of (i) all of the issued and outstanding equity interests of Merisant Company, Merisant Luxembourg Sarl (“Merisant Luxembourg”), Mafco Worldwide LLC, Mafco Shanghai LLC (“Mafco Shanghai”), EVD Holdings LLC (“EVD Holdings”), and Mafco Deutschland GmbH (together with Merisant Company, Merisant Luxembourg, Mafco Worldwide LLC, Mafco Shanghai, and EVD Holdings, and their respective direct and indirect subsidiaries, “Merisant and Mafco Worldwide”), and (ii) certain assets and liabilities of Merisant and Mafco Worldwide included in the Transferred Assets and Liabilities (as defined in the Purchase Agreement (as hereafter defined)), from Flavors Holdings Inc. (“Flavors Holdings”), MW Holdings I LLC (“MW Holdings I”), MW Holdings III LLC (“MW Holdings III”), and Mafco Foreign Holdings, Inc. (“Mafco Foreign Holdings,”) and together with Flavors Holdings, MW Holdings I, and MW Holdings III, the “Sellers”), pursuant to that certain Purchase Agreement (the “Purchase Agreement”) entered into with the Sellers dated as of December 19, 2019, as amended.
As a result of the Business Combination, Act II was deemed to be the acquirer for accounting purposes, and Merisant and MAFCO, which is the business conducted prior to the closing of the Business Combination, was deemed to be the acquiree and accounting Predecessor. The Business Combination was accounted for as a business combination using the acquisition method of accounting, and the Successor’s financial statements reflect a new basis of accounting that is based on the fair value of net assets acquired. As a result of the application of the acquisition method of accounting as of the effective time of the Business Combination, the financial statements for the Predecessor Period and for the Successor Period are presented on different bases. The historical financial information of Act II prior to the Business Combination has not been reflected in the Predecessor Period financial statements.
On November 10, 2020, we executed and closed the Swerve Purchase Agreement. Swerve is a manufacturer and marketer of a portfolio of zero sugar, keto-friendly, and plant-based sweeteners and baking mixes. Upon the terms and subject to the conditions set forth in the Swerve Purchase Agreement, at the closing we purchased all of the issued and outstanding equity interests of both Swerve LLC and Swerve IP from RF Development, and both Swerve LLC and Swerve IP became wholly-owned subsidiaries of Whole Earth Brands. The transaction was structured to simultaneously sign and close, was not subject to any closing conditions.
Pursuant to the terms of the Swerve Purchase Agreement, we paid RF Development $80 million in cash for all of the issued and outstanding membership interests of both Swerve LLC and Swerve IP, which is subject to customary post-closing adjustments.
To finance a portion of the Swerve transaction, we utilized approximately $47.9 million under our $50 million revolving loan facility with Toronto Dominion (Texas) LLC.
On December 17, 2020, we entered into a stock purchase agreement (the “Wholesome Purchase Agreement”) with WSO Investments, Inc. (“WSO Investments” and together with its subsidiaries “Wholesome”), WSO Holdings, LP (“WSO Partnership”), Edwards Billington and Son, Limited (“EBS”), WSO Holdings, LLC (“WSO LLC,” and together with WSO Partnership and EBS, the “WSO Sellers”), and WSO Partnership, in its capacity as representative for the WSO Sellers. WSO Investments is the direct parent of its wholly-owned subsidiary Wholesome Sweeteners, Incorporated, which was formed to import, market, distribute, and sell organic sugars, unrefined specialty sugars, and related products.
On February 5, 2021, pursuant to the terms of the Wholesome Purchase Agreement, (i) the Company purchased and acquired all of the issued and outstanding shares of capital stock of WSO Investments from the WSO Sellers, for (x) an initial cash purchase price of $180 million (subject to customary post-closing adjustments), plus (y) as more thoroughly described below, up to an additional $55 million (the “Earn-Out Amount”) upon the satisfaction of certain post-closing financial metrics by Wholesome; and (ii) WSO Investments became an indirect wholly-owned subsidiary of the Company (collectively, the “Wholesome Transaction”). Subject to the terms and conditions of the Wholesome Purchase Agreement, and as more thoroughly described therein, payment of the Earn-Out Amount, in whole or in part, is subject to Wholesome achieving certain EBITDA thresholds at or above approximately $30 million during the period beginning August 29, 2020, and ending December 31, 2021. A portion of the Earn-Out Amount (up to $27.5 million) may be paid, at the Company’s election, in freely tradeable, registered shares of Company common stock. Calculation of the achievement of the Earn-Out Amount is subject to certain adjustments more thoroughly described in the Wholesome Purchase Agreement. While the Earn-Out Amount is currently expected to be payable in the first quarter of 2022, the payment could accelerate upon the breach by the Company of certain covenants more thoroughly described in the Wholesome Purchase Agreement.
In connection with the closing of the Wholesome Transaction, on February 5, 2021, the Company and certain of its subsidiaries entered into an amendment and restatement agreement (the “Amendment Agreement”) with Toronto Dominion (Texas) LLC, as administrative agent, and certain lenders signatory thereto, which amended and restated its existing senior secured loan agreement dated as of June 25, 2020 (as amended on September 4, 2020, the “Existing Credit Agreement,” and as further amended by the Amendment Agreement, the “Amended and Restated Credit Agreement”), by and among Toronto Dominion (Texas) LLC, as administrative agent, certain lenders signatory thereto and certain other parties. See “Liquidity and Capital Resources” below for a further description of the Amended and Restated Credit Agreement.
COVID-19 Impact
COVID-19 surfaced in Wuhan, China in late 2019, and has since spread throughout the rest of the world. In March 2020, COVID-19 was declared a pandemic by the World Health Organization and a national emergency by the U.S. Government. The pandemic has negatively affected the U.S. and global economies, disrupted global supply chains and financial markets, and resulted in significant travel restrictions, including mandated facility closures and shelter-in-place orders.
We have taken measures to protect the health and safety of our employees and implemented work from home arrangements, where possible, social distancing where working from home is not feasible including in our manufacturing facilities, deep cleaning protocols at all of our facilities and travel restrictions, among other measures. We have also taken appropriate measures to work with our customers to minimize potential disruption and to support the communities that we serve to address the challenges posed by the pandemic.
While we have experienced a net increase in the overall demand for our products and have no supply disruptions, we are unable to fully determine the future impact of COVID-19 on demand for our products or our ability to supply our products. The full extent of the impact of the COVID-19 pandemic on the Company’s operational and financial performance will depend on future developments, including the duration and spread of the pandemic and related containment and mitigation actions taken by national, state and local government officials across the world to prevent disease spread. The extent of the pandemic’s impact on us will also depend upon our employees’ ability to work safely in our facilities, our customers’ ability to continue to operate or receive our products, the ability of our suppliers to continue to operate, and the level of activity and demand for the ultimate product and services of our customers or their customers.
Stock Repurchase Plan
On September 8, 2020, we announced that the Company’s board of directors had authorized a stock repurchase plan of up to $20 million of shares of our common stock. The shares may be repurchased from time to time over a 12-month period expiring on September 15, 2021 (or upon the earlier completion of all purchases contemplated by the repurchase plan or the earlier termination of the repurchase plan), in open market transactions at prevailing market prices, in privately negotiated transactions, or by other means in accordance with U.S. federal securities laws.
The timing and actual number of shares of common stock repurchased under the stock repurchase plan will depend on a number of factors, including the market price of our common stock, general market and economic conditions, applicable legal requirements, compliance with the terms of our outstanding indebtedness, alternate uses for capital and other factors. There is no guarantee as to the number of shares that will be repurchased, and the repurchase plan may be extended, suspended or discontinued at any time without prior notice at our discretion.
There were no repurchases of our common stock under the stock repurchase plan.

Results of Operations
Consolidated
(In thousands)	(Successor)	(Predecessor)
	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Product revenues, net	$105,825	$65,972
Cost of goods sold	70,174	40,112
Gross profit	35,651	25,860
Selling, general and administrative expenses	32,907	16,048
Amortization of intangible assets	4,151	2,534
Asset impairment charges	—	40,600
Restructuring and other expenses	1,657	—
Operating loss	(3,064)	(33,322)
Change in fair value of warrant liabilities	(2,362)	—
Interest expense, net	(5,078)	(172)
Loss on extinguishment and modification of debt	(5,513)	—
Other income, net	310	1,721
Loss before income taxes	(15,707)	(31,773)
Benefit for income taxes	(3,682)	(3,118)
Net loss	$(12,025)	$(28,655)
Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020
Product revenues, net.   Product revenues, net for the three months ended March 31, 2021 were $105.8 million, an increase of $39.9 million, or 60.4%, from $66.0 million for the three months ended March 31, 2020 due to a $41.6 million increase in product revenues in the Branded CPG segment. The increase in Branded CPG revenues was due to $37.3 million of revenues related to the acquisitions of Wholesome and Swerve, $4.2 million of global organic Branded CPG growth, and the impact of foreign exchange, partially offset by a $1.7 million decrease in product revenues at Flavors & Ingredients, as further described below.
Cost of goods sold.   Cost of goods sold for the three months ended March 31, 2021 was $70.2 million, an increase of $30.1 million, or 74.9%, from $40.1 million for the three months ended March 31, 2020. The increase was primarily driven by $28.2 million related to the acquisitions of Wholesome and Swerve (including $0.9 million of purchase accounting adjustments related to inventory), higher volumes at Branded CPG and $0.7 million of purchase accounting adjustments related to inventory revaluations at Flavors & Ingredients.
Selling, general and administrative expenses.   Selling, general and administrative expenses for the three months ended March 31, 2021 were $32.9 million, an increase of $16.9 million from $16.0 million for the three months ended March 31, 2020, primarily due to $8.1 million of acquisition related transaction expenses, $3.7 million of selling, general and administrative expenses from the acquisitions of Wholesome and Swerve, $2.1 million for public company costs including both one-time costs as well as ongoing costs to operate a public company, a $1.5 million increase in bonus expense, and $1.4 million for stock-based compensation expense.
Amortization of intangible assets.   Amortization of intangible assets for the three months ended March 31, 2021 was $4.2 million, an increase of $1.6 million, or 63.8%, from $2.5 million for the three months ended March 31, 2020 primarily due to amortization expense related to the intangible assets acquired as part of the Wholesome and Swerve acquisitions.

Asset impairment charges.   There were no asset impairment charges for the three months ended March 31, 2021. Asset impairment charges were $40.6 million for the three months ended March 31, 2020 and included an impairment charge of $22.9 million related to indefinite-lived intangible assets and a goodwill impairment charge of $17.7 million. The goodwill impairment charge of $17.7 million was the result of the Flavors & Ingredients and Branded CPG segments reporting units carrying values exceeding their fair value by $6.6 million and $11.1 million, respectively.
Restructuring and other expenses.   Restructuring and other expenses for the three months ended March 31, 2021 were $1.7 million and relate primarily to costs incurred to close our Camden, New Jersey facility.
Change in fair value of warrant liabilities.   Change in fair value of warrant liabilities for the three months ended March 31, 2021 was a non-operating loss of $2.4 million, which is net of a $1.2 million non-operating gain that relates to the fiscal year ended December 31, 2020. See Notes 1, 7 and 8 to our unaudited condensed consolidated and combined financial statements for the three months ended March 31, 2021 in our Quarterly Report on Form 10-Q for the quarter ending March 31, 2021 for further discussion.
Interest expense, net.   Interest expense, net for the three months ended March 31, 2021 was $5.1 million, an increase of $4.9 million from $0.2 million for the three months ended March 31, 2020. The increase was due to interest expense under our new credit facilities and the amortization of debt issuance costs.
Loss on extinguishment and debt transaction costs.   Loss on extinguishment and debt transaction costs includes a $5.5 million pretax loss consisting of a write-off of unamortized debt issuance costs of $4.4 million and transaction costs of $1.1 million related to the amendment of our credit facilities on February 5, 2021.
Other income, net.   Other income, net for three months ended March 31, 2021 was $0.3 million, a decrease of $1.4 million from $1.7 million for the three months ended March 31, 2020. The decrease was primarily due to lower foreign exchange gains in 2021 compared to 2020.
Benefit for income taxes.   The benefit for income taxes for the three months ended March 31, 2021 was $3.7 million, an increase of $0.6 million from a tax benefit for income taxes of $3.1 million for the three months ended March 31, 2020. The effective tax rate for the three months ended March 31, 2021 was an income tax benefit of 23.4%, compared to an income tax benefit of 9.8% for the three months ended March 31, 2020. The effective tax rate for the three months ended March 31, 2021 differs from the statutory federal rate of 21% primarily due to certain non-deductible expenses including transaction costs, the change in the fair value of warrant liabilities, stock-based compensation expense and the U.S. tax effect of international operations including Global Intangible Low-Taxed Income (“GILTI”) recorded during the period.

(In thousands)	(Successor)	(Predecessor)
	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Product revenues, net	$147,168	$128,328	$272,123	$290,965
Cost of goods sold	101,585	77,627	163,634	167,874
Gross profit	45,583	50,701	108,489	123,091
Selling, general and administrative expenses	44,616	43,355	65,896	74,767
Amortization of intangible assets	6,021	4,927	10,724	11,111
Asset impairment charges	—	40,600	—	—
Restructuring and other expenses	1,052	—	2,193	9,461
Operating (loss) income	(6,106)	(38,181)	29,676	27,752
Interest (expense) income, net	(4,371)	(238)	(500)	49
Other (expense) income, net	(578)	801	(830)	(1,648)
(Loss) income before income taxes	(11,055)	(37,618)	28,346	26,153
(Benefit) provision for income taxes	(2,618)	(3,482)	(2,466)	5,312
Net (loss) income	$(8,437)	$(34,136)	$30,812	$20,841
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
Product revenues, net.   Product revenues, net were $147.2 million for the period from June 26, 2020 through December 31, 2020 and $128.3 million from January 1, 2020 through June 25, 2020. Product revenues, net for the combined year ended December 31, 2020 were $275.5 million, an increase of $3.4 million, or 1.2%, from $272.1 million for the year ended December 31, 2019 due to an $11.7 million increase in product revenues at Branded CPG driven by strong growth in retail and e-commerce channels, $4.3 million of revenue from the acquisition of Swerve, partially offset by declines in the foodservice channel at Branded CPG and a decline in product revenues of $8.4 million at Flavors & Ingredients, as further discussed below.
Cost of goods sold.   Cost of goods sold was $101.6 million for the period from June 26, 2020 through December 31, 2020 and $77.6 million from January 1, 2020 through June 25, 2020. Cost of goods sold for the combined year ended December 31, 2020 was $179.2 million, an increase of $15.6 million, or 9.5%, from $163.6 million for the year ended December 31, 2019. This increase was driven by $12.1 million of purchase accounting adjustments related to inventory, $3.3 million from the acquisition of Swerve (which includes $0.5 million of purchase accounting adjustments related to inventory) and higher volumes in the Branded CPG segment, partially offset by lower volumes in the Flavors & Ingredients segment.
Selling, general and administrative expenses.   Selling, general and administrative expenses (“SG&A”) were $44.6 million for the period from June 26, 2020 through December 31, 2020 and $43.4 million from January 1, 2020 through June 25, 2020. Selling, general and administrative expenses for the combined year ended December 31, 2020 were $88.0 million, an increase of $22.1 million, or 33.5%, from $65.9 million for the year ended December 31, 2019. The increase was primarily due to Predecessor contracted transaction bonuses and related payroll taxes of $11.2 million in 2020, $5.1 million of acquisition related transaction expenses, $9.1 million for public company costs including both one-time costs as well as ongoing costs to operate as a public company, $1.0 million for stock-based compensation expense and $1.3 million from the acquisition of Swerve, partially offset by lower bonus expense of $2.0 million primarily due to certain employees receiving a one-time grant of restricted stock units on September 30, 2020 in lieu of an annual cash bonus for 2020, productivity initiatives and lower expenses such as travel and entertainment due to COVID-19.

Amortization of intangible assets.   Amortization of intangible assets was $6.0 million for the period from June 26, 2020 through December 31, 2020 and $4.9 million from January 1, 2020 through June 25, 2020. Amortization of intangible assets for the combined year ended December 31, 2020 was $10.9 million, an increase of $0.2 million, or 2.1%, from $10.7 million for the year ended December 31, 2019.
Asset impairment charges.   Asset impairment charges were $40.6 million in the Predecessor period and for the combined year ended December 31, 2020 and included an impairment charge of $22.9 million related to indefinite-lived intangible assets and a goodwill impairment charge of $17.7 million. The goodwill impairment charge of $17.7 million was the result of the Flavors & Ingredients and Branded CPG reporting units carrying value exceeding their fair value by $6.6 million and $11.1 million, respectively. The asset impairment charges were recorded in the first quarter of 2020.
Restructuring and other expenses.   Restructuring and other expenses were $1.1 million for the combined year ended December 31, 2020 and $2.2 million for the year ended December 31, 2019. The decrease is due to lower facility closure costs.
Interest expense, net.   Interest expense, net was $4.4 million for the period from June 26, 2020 through December 31, 2020 and $0.2 million from January 1, 2020 through June 25, 2020. Interest expense, net for the combined year ended December 31, 2020 was $4.6 million, an increase of $4.1 million from $0.5 million for the year ended December 31, 2019. The increase was due to interest expense under our new credit facilities and the amortization of debt issuance costs.
Other (expense) income, net.   Other (expense) income, net was expense of $0.6 million for the period from June 26, 2020 through December 31, 2020 and income of $0.8 million from January 1, 2020 through June 25, 2020. Other (expense) income, net for the combined year ended December 31, 2020 was income of $0.2 million, a change of $1.1 million from expense of $0.8 million for the year ended December 31, 2019. The increase was the result of lower foreign exchange losses.
Benefit for income taxes.   The income tax benefit was $2.6 million, $3.5 million and $2.5 million for the periods from June 26, 2020 through December 31, 2020, January 1, 2020 through June 25, 2020, and for the year ended December 31, 2019, respectively.
The effective tax rate for the Successor period from June 26, 2020 through December 31, 2020 is 23.7%. The effective tax rate differs from the statutory federal rate of 21% primarily due to the U.S. tax effect of international operations, state and local taxes and tax rate differences related to our foreign operations. The effective rate for the Predecessor period from January 1, 2020 to June 25, 2020 was 9.3% and differs from the federal statutory rate of 21% primarily due to the impairment of non-deductible goodwill, the U.S. effect of foreign operations and a decrease in our uncertain tax position liability. The effective tax rate for the year ended December 31, 2019 was an income tax benefit of 8.7% which differs from the statutory federal rate of 21% primarily due to the U.S. tax effect of international operations and state and local taxes.
Year Ended December 31, 2019 Compared to Year Ended December 31, 2018
Product revenues, net.   Product revenues, net was $272.1 million for the year ended December 31, 2019, a decrease of $18.8 million, or 6.5%, compared to $291.0 million for the year ended December 31, 2018 due to decreases in product revenues at both Branded CPG and Flavors & Ingredients of $7.9 million and $10.9 million, respectively, as further described below.
Cost of goods sold.   Cost of goods sold was $163.6 million for the year ended December 31, 2019, a decrease of $4.2 million, or 2.5%, compared to $167.9 million for the year ended December 31, 2018 primarily due to a $3.6 million favorable impact of foreign currency fluctuations. Cost of goods sold as a percentage of products revenue, net increased to 60.1% in 2019, from 57.7% in 2018. Excluding the favorable impact of foreign currency fluctuations, the increase in cost of goods sold as a percentage of product revenue was driven by Branded CPG North America.

Selling, general and administrative expenses.   SG&A was $65.9 million for the year ended December 31, 2019, a decline of $8.9 million, or 11.9%, from $74.8 million for the year ended December 31, 2018. The decrease in SG&A was primarily due to lower brand marketing as the Company elected to increase trade marketing and incentives in 2019, which are recorded net of sales, and lower compensation expense. The decrease was partially offset by a favorable $3.2 million impact of foreign currency fluctuations.
Amortization of intangible assets.   Amortization of intangible assets remained relatively flat, $10.7 million in 2019 compared to $11.1 million in 2018.
Restructuring and other expenses.   Restructuring and other expenses decreased $7.3 million to $2.2 million for the year ended December 31, 2019, from $9.5 million for the year ended December 31, 2018. The decrease is primarily related to lower employee termination costs and a decrease in facility closure costs.
Interest (expense) income, net.   Interest expense, net was $0.5 million for the year ended December 31, 2019 compared to interest income of $0.05 million for the year ended December 31, 2018.
Other expense, net.   Other expense, net was $0.8 million for the year ended December 31, 2019 compared to $1.6 million for the year ended December 31, 2018 primarily due to lower foreign exchange losses in 2019.
(Benefit)/provision for income taxes.   (Benefit)/provision for income taxes decreased $7.8 million to a benefit of $2.5 million for the year ended December 31, 2019, compared to a provision of $5.3 million for the year ended December 31, 2018. The effective tax rate for 2019 was an income tax benefit of 8.7% compared to an effective tax rate for 2018 of 20.3%. The decrease in 2019 was predominantly due to the tax benefit related to the impact of foreign restructuring and the change in tax rates enacted during the year.
Results of Operations by Segment
Branded CPG
(In thousands)	(Successor)	(Predecessor)
	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Product revenues, net	$81,797	$40,219
Operating income (loss)	$10,159	$(6,755)
Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020
Segment product revenues, net.   Product revenues, net, for Branded CPG for the three months ended March 31, 2021 were $81.8 million, an increase of $41.6 million from $40.2 million for three months ended March 31, 2020, primarily driven by $37.3 million of revenues related to the acquisitions of Wholesome and Swerve, a $4.3 million increase related to retail and e-commerce growth across the world and the favorable impact of foreign exchange, partially offset by lower food service revenues primarily in the U.S.
Segment operating income.   Operating income for Branded CPG for the three months ended March 31, 2021 was $10.2 million, an increase of $16.9 million from an operating loss of $6.8 million for the three months ended March 31, 2020. The increase for the three months ended March 31, 2021 was primarily due to a goodwill impairment charge of $11.1 million recorded in the first quarter of 2020, additional operating income of $3.9 million related to the acquisitions of Wholesome and Swerve (which includes $0.9 million of purchase accounting adjustments related to inventory) as well as increased product revenues, partially offset by $1.2 million of bonus expense and $0.6 million of stock-based compensation expense.
(In thousands)	(Successor)	(Predecessor)
	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Product revenues, net	$96,857	$80,749	$165,863	$173,759
Operating (loss) income	$(3,461)	$(14,463)	$10,280	$8,283

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
Segment Product Revenues, net.   Product revenues, net for Branded CPG were $96.9 million for the period from June 26, 2020 through December 31, 2020 and $80.7 million from January 1, 2020 through June 25, 2020. Product revenues, net for Branded CPG for the combined year ended December 31, 2020 were $177.6 million, an increase of $11.7 million, or 7.1%, from $165.9 million for the year ended December 31, 2019 primarily due to strong growth in retail and e-commerce channels globally and $4.3 million of revenue as a result of the acquisition of Swerve, partially offset by declines in the foodservice channel as a result of COVID-19.
Segment Operating (Loss) Income.   Operating loss for Branded CPG was $3.5 million for the period from June 26, 2020 through December 31, 2020 and an operating loss of $14.5 million from January 1, 2020 through June 25, 2020. Operating loss for Branded CPG for the combined year ended December 31, 2020 was $17.9 million, a change of $28.2 million as compared to operating income of $10.3 million for the year ended December 31, 2019. The decline was primarily due to a goodwill impairment charge of $11.1 million recorded during the Predecessor Period in the first quarter of 2020, Predecessor contracted transaction bonuses and related payroll taxes of $7.5 million, $5.1 million of acquisition related transaction expenses, $9.1 million for public company costs including one-time public company readiness costs and $4.0 million of purchase accounting adjustments related to inventory (which includes $0.5 million related to the acquisition of Swerve), partially offset by increased sales, SG&A productivity initiatives and a decline in amortization expense of $2.5 million primarily due to the valuation of intangible assets from the Business Combination.
Year Ended December 31, 2019 Compared to Year Ended December 31, 2018
Segment Product Revenues, net.   Product revenues, net for Branded CPG decreased approximately 4.5%, or $7.9 million, to $165.9 million for the year ended December 31, 2019, from $173.8 million for the year ended December 31, 2018. Excluding the $9.0 million unfavorable impact of foreign currency fluctuations, product revenues increased by 0.6% or $1.1 million. The increase in net revenue was driven by strong growth from Whole Earth in North America, growth in Asia Pacific and Latin America partially offset by higher trade marketing investments in North America and by the discontinuing of sales in the Middle East and Germany.
Segment Operating (Loss) Income.   Operating income for Branded CPG was $10.3 million for the year ended December 31, 2019, an increase of $2.0 million, or 24.1%, as compared to operating income of $8.3 million for the year ended December 31, 2018. The increase was primarily due to higher sales and lower SG&A.
Flavors & Ingredients
(In thousands)	(Successor)	(Predecessor)
	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Product revenues, net	$24,028	$25,753
Operating income (loss)	$972	$(24,010)
Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020
Segment product revenues, net.   Product revenues, net for Flavors & Ingredients for the three months ended March 31, 2021 were $24.0 million, a decrease of $1.7 million, or 6.7%, from $25.8 million for the three months ended March 31, 2020, primarily driven by higher product sales in the prior year due to COVID-19 as customers purchased our products ahead of the lockdowns across the world.
Segment operating income (loss).   Operating income for Flavors & Ingredients for the three months ended March 31, 2021 was $1.0 million compared to an operating loss of $24.0 million in the three months ended March 31, 2020, primarily driven by asset impairment charges totaling $29.5 million recorded in the first quarter of 2020, partially offset by higher operating costs including $1.7 million of facility closure costs, $0.7 million of purchase accounting adjustments related to inventory revaluations and a $1.0 million increase in amortization expense due to purchase accounting revaluations.

(In thousands)	(Successor)	(Predecessor)
	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Product revenues, net	$50,311	$47,579	$106,260	$117,206
Operating (loss) income	$(2,645)	$(23,718)	$19,396	$19,469
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
Segment Product Revenues, net.   Product revenues, net for Flavors & Ingredients was were $50.3 million for the period from June 26, 2020 through December 31, 2020 and $47.6 million from January 1, 2020 through June 25, 2020. Product revenues, net for Flavors & Ingredients for the combined twelve months ended December 31, 2020 were $97.9 million, a decrease of $8.4 million, or 7.9%, from $106.3 million for the year ended December 31, 2019, primarily driven by a $9.6 million decline in international tobacco revenues as well as some revenue decline due to the effects of COVID-19, partially offset by growth in the remainder of the licorice derivatives business.
Segment Operating (Loss) Income.   Operating loss for Flavors & Ingredients was $2.6 million for the period from June 26, 2020 through December 31, 2020 and $23.7 million from January 1, 2020 through June 25, 2020. Operating loss for Flavors & Ingredients for the combined year ended December 31, 2020 was $26.4 million, a decrease of $45.8 million as compared to operating income of $19.4 million for the year ended December 31, 2019. The decline was primarily due to asset impairment charges totaling $29.5 million recorded during the Predecessor Period in the first quarter of 2020, $8.6 million of purchase accounting adjustments related to inventory, $2.7 million of higher amortization expense due to purchase accounting valuations, Predecessor contracted transaction bonuses and related payroll taxes of $4.2 million in 2020, and lower revenues, partially offset by a $1.3 million decline in bonus expense.
Year Ended December 31, 2019 Compared to Year Ended December 31, 2018
Segment Product Revenues, net.   Product revenues, net for Flavors & Ingredients decreased approximately 9.3%, or $10.9 million, to $106.3 million for the year ended December 31, 2019, from $117.2 million for the year ended December 31, 2018. The decrease was primarily driven by the decline in international tobacco revenues.
Segment Operating (Loss) Income.   Operating income for Flavors & Ingredients was $19.4 million for the year ended December 31, 2019, a decrease of $0.1 million as compared to operating income of $19.5 million for the year ended December 31, 2018. The decline was primarily due lower revenues largely offset by productivity gains.
Corporate
Beginning with the first quarter of 2021, the Company’s corporate office functions are now reported and included under Corporate. Corporate is not a reportable or operating segment.
(In thousands)	(Successor)	(Predecessor)
	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Operating loss	$(14,195)	$(2,557)
Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020
Operating loss.   Operating loss for Corporate for the three months ended March 31, 2021 was $14.2 million, an increase of $11.6 million, from $2.6 million for the three months ended March 31, 2020, primarily driven by $8.1 million of acquisition related transaction expenses, $2.1 million for public company costs including both one-time costs as well as ongoing costs to operate as a public company, $0.8 million for stock-based compensation expense and $0.5 million of increased bonuses.

Liquidity and Capital Resources
We have historically funded operations with cash flow from operations and, when needed, with borrowings, which are described below.
We believe our cash flow from operations and other sources of liquidity and capital, including our new Loan Agreement, will be sufficient to finance our continued operations, growth strategy and additional expenses we expect to incur for at least the next twelve months.
The following table shows summary cash flow information for the three months ended March 31, 2021 and March 31, 2020 (in thousands):
	(Successor)	(Predecessor)
	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Net cash (used in) provided by operating activities	$(5,597)	$14,610
Net cash used in investing activities	(188,145)	(894)
Net cash provided by (used in) financing activities	204,056	(13,930)
Effect of exchange rates on cash and cash equivalents	594	314
Net change in cash and cash equivalents	$10,908	$100
Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020
Operating activities.   Net cash used in operating activities was $5.6 million for the three months ended March 31, 2021 compared to cash provided by operating activities of $14.6 million for the three months ended March 31, 2020. The decrease was primarily attributable to lower cash flow from operating results driven by higher transaction-related expenses, unfavorable working capital changes and higher interest and tax payments. Cash paid for interest in the three months ended March 31, 2021 was $4.5 million and there was no cash paid for interest in the three months ended March 31, 2020. Cash paid for income taxes, net of income tax refunds, increased $2.5 million to $3.5 million in the three months ended March 31, 2021 compared to $1.1 million in the three months ended March 31, 2020.
Investing activities.   Net cash used in investing activities was $188.1 million for the three months ended March 31, 2021 which included cash paid of $187.6 million, net of cash acquired, related to the acquisition of Wholesome, $1 million of cash received for the final working capital settlement related to the acquisition of Swerve and capital expenditures of $1.5 million. Net cash used in investing activities was $0.9 million in the three months ended March 31, 2020 and was entirely related to capital expenditures.
Financing activities.   Net cash provided by financing activities was $204.1 million for the three months ended March 31, 2021 and reflects $400 million of proceeds from the Credit Facilities (as defined and described below), repayment of the revolving credit facility of $47.9 million, repayments of long-term debt of $136.5 million and payments of debt issuance costs of $11.6 million. Net cash used by financing activities was $13.9 million in the three months ended March 31, 2020 due to $5.0 million of payments, offset by $3.5 million of borrowings related to a prior revolving credit facility and $12.4 million due to funding to the parent.

The following table shows summary cash flow information for the periods from June 26, 2020 through December 31, 2020, January 1, 2020 through June 25, 2020 and the years ended December 31, 2019 and 2018 (in thousands):
	(Successor)	(Predecessor)
	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Net cash (used in) provided by operating activities	$(9,445)	$19,908	$31,665	$33,804
Net cash used in investing activities	(282,122)	(3,532)	(4,037)	(2,181)
Net cash provided by (used in) financing activities	252,216	(16,924)	(23,942)	(28,532)
Effect of exchange rates on cash and cash equivalents	714	215	(496)	(24)
Net change in cash and cash equivalents	$(38,637)	$(333)	$3,190	$3,067
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
Operating activities.   Net cash used in operating activities was $9.4 million in the period from June 26, 2020 through December 31, 2020. Net cash provided by operating activities was $19.9 million from January 1, 2020 through June 25, 2020. Net cash provided by operating activities for the combined year ended December 31, 2020 was $10.5 million compared to $31.7 million for the year ended December 31, 2019. The decrease was primarily attributable to lower cash flow from operating results, unfavorable working capital changes and higher interest payments.
Investing activities.   Net cash used in investing activities was $282.1 million in the period from June 26, 2020 through December 31, 2020 which included cash paid of $376.7 million, net of cash acquired, related to the Business Combination, $178.9 million of cash transferred from the trust account, $79.8 million related to the Swerve acquisition and capital expenditures of $4.5 million. Net cash used in investing activities was $3.5 million from January 1, 2020 through June 25, 2020 and was entirely related to capital expenditures. Net cash used in investing activities was $4.0 million in the year ended December 31, 2019 and was entirely related to capital expenditures.
Financing activities.   Net cash provided by financing activities was $252.2 million in the period from June 26, 2020 through December 31, 2020 and reflects $140.0 million of proceeds from the Loan Agreement (as defined and described below), net of debt issuance costs of $7.1 million, proceeds from the revolving credit facility of $47.9 million proceeds from the sale of common stock and warrants of $75.0 million and repayments of long-term debt of $3.5 million. Net cash used in financing activities was $16.9 million from January 1, 2020 through June 25, 2020 due to $8.5 million of repayments, offset by $3.5 million of borrowings related to the prior revolving credit facility and $11.9 million due to funding to the parent. Net cash used by financing activities was $23.9 million in the year ended December 31, 2019 due to funding to the parent of $25.4 million, partially offset by $1.5 million of proceeds from a revolving credit facility.
Year Ended December 31, 2019 Compared to Year Ended December 31, 2018
Operating activities.   Net cash provided by operating activities decreased $2.1 million to $31.7 million for the year ended December 31, 2019, from $33.8 million for the year ended December 31, 2018. This decrease was due primarily to a decrease in deferred income taxes, offset by an increase in net income.
Investing activities.   Net cash used in investing activities increased $1.9 million to $4.0 million for the year ended December 31, 2019, from $2.2 million for the year ended December 31, 2018. This increase was largely driven by proceeds from the sale of certain fixed assets in 2018.

Financing activities.   Net cash used in financing activities decreased $4.6 million to $23.9 million for the year ended December 31, 2019, from $28.5 million for the year ended December 31, 2018. The decrease is due to reduced funding to parent offset by a decrease in net borrowing.
Indebtedness
Loan Agreement
In connection with the Business Combination, on June 25, 2020, we entered into a senior secured loan agreement (the “Loan Agreement”) which contained a Revolving Credit Facility and a Term Loan Facility with Toronto Dominion (Texas) LLC, as administrative agent, BofA Securities Inc., as Syndication Agent, BMO Capital Markets Corp. and Truist Bank, as documentation agents, and the other lenders party thereto.
The Loan Agreement provided for a term loan facility of $140 million and a revolving credit facility of up to $50 million. As of December 31, 2020, there were $2.1 million of outstanding letters of credit that reduced our availability under the revolving credit facility.
As of December 31, 2020, we had term loan borrowings of $131.8 million, net of debt issuance costs of $4.7 million under the Loan Agreement and were in compliance with the related financial covenants. Additionally, there were $47.9 million of borrowings under the revolving credit facility as of December 31, 2020.
The Loan Agreement requires us to make certain mandatory prepayments, with (i) 100% of net cash proceeds of all non-ordinary course asset sales or other dispositions of property in excess of $5,000,000 in any fiscal year, subject to the ability to reinvest such proceeds and certain other exceptions, (ii) 100% of the net cash proceeds of any debt incurrence, other than debt permitted under the definitive agreements (but excluding debt incurred to refinance the Loan Agreement) and (iii) 50% of “Excess Cash Flow,” as defined in the Loan Agreement with a reduction to 25% if the total net leverage ratio for the fiscal year is less than or equal to 2.50 to 1.00 but greater than 2.00 to 1.00, and a reduction to 0% if the total net leverage ratio for the fiscal year is less than or equal to 2.00 to 1.00. We are also required to make quarterly amortization payments equal to (i) 1.25% per annum of the original principal amount of the Term Loan Facility during the first, second and third years after the closing date of the Credit Facilities, commencing after the first full fiscal quarter after the closing date of the Loan Agreement, and (ii) 2.50% per annum of the original principal amount of the term loan facility during the fourth and fifth years after the closing date of the Loan Agreement (subject to reductions by optional and mandatory prepayments of the loans). We may prepay the term loan facility at any time without premium or penalty, subject to payment of customary breakage costs.
The Loan Agreement contains financial covenants and a number of traditional negative covenants including negative covenants related to the following subjects: consolidations, mergers, and sales of assets; limitations on the incurrence of certain liens; limitations on certain indebtedness; limitations on the ability to pay dividends; and certain affiliate transactions.
The Loan Agreement also contains certain customary representations and warranties, affirmative covenants and events of default. If an event of default occurs, the lenders under the Loan Agreement are entitled to take various actions, including the acceleration of amounts due under the loan and all actions permitted to be taken by a secured creditor. The Company was in compliance with its covenants under the Loan Agreement on December 31, 2020.
In connection with the Wholesome Transaction, on February 5, 2021, we entered into an amendment and restatement agreement (the “Amendment Agreement”) with Toronto Dominion (Texas) LLC, which amended and restated our existing senior secured loan agreement dated as of June 25, 2020 (as amended on September 4, 2020, the “Existing Credit Agreement,” and as further amended by the Amendment Agreement, the “Amended and Restated Credit Agreement”), by Toronto Dominion (Texas), LLC, as administrative agent, certain lenders signatory thereto and certain other parties.
The Amended and Restated Credit Agreement provides for senior secured financing consisting of the following credit facilities: (a) a senior secured term loan facility in the aggregate principal amount of

$375 million (the “Term Loan Facility”); and (b) a revolving credit facility in an aggregate principal amount of up to $75 million (the “Revolving Facility,” and together with the Term Loan Facility, the “Credit Facilities”). The Revolving Facility has a $15 million sub-facility for the issuance of letters of credit and a $15 million sublimit for swing line loans. We used the proceeds under the Term Loan Facility to (i) repay and refinance existing indebtedness of WSO Investments; (ii) pay the cash consideration for the Wholesome Transaction; (iii) repay and refinance outstanding borrowings under the Existing Credit Agreement; and (iv) pay fees and expenses incurred in connection with the foregoing. The proceeds of the Revolving Facility can be used to finance working capital needs, for general corporate purposes, and for working capital adjustments payable under the Wholesome Purchase Agreement.
Loans outstanding under the Credit Facilities accrue interest at a rate per annum equal to (i) with respect to the Revolving Facility and letters of credit, (A) 2.75%, in the case of base rate advances, and (B) 3.75% in the case of LIBOR advances, and (ii) with respect to the Term Loan Facility, (A) 3.50%, in the case of base rate advances, and (B) 4.50% in the case of LIBOR advances, with a LIBOR floor of 1.00% with respect to the Term Loan Facility, and 0.00% with respect to the Revolving Facility and letters of credit, and base rate based on the highest of the prime rate, the federal funds rate plus 0.50%, LIBOR for a one-month interest period plus 1.00%, and with respect to the Revolving Facility and letters of credit, 0.00%, or with respect to the Term Loan Facility, 2.0%, and undrawn amounts under the Revolving Facility will accrue a commitment fee at a rate per annum equal to 0.50% on the average daily undrawn portion of the commitments thereunder. As of March 31, 2021, there were $2.1 million of outstanding letters of credit that reduced our availability under the revolving credit facility. Our unamortized debt issuance costs related to the revolving credit facility were $2.1 million as of March 31, 2021 and are included in other assets in the condensed consolidated balance sheet.
The obligations under the Credit Facilities are guaranteed by certain direct or indirect wholly-owned domestic subsidiaries of the Company, other than certain excluded subsidiaries, including, but not limited to, immaterial subsidiaries and foreign subsidiaries. The Credit Facilities are secured by substantially all of the personal property of the Company and the guarantor subsidiaries (in each case, subject to certain exclusions and qualifications).
The Credit Facilities require us to make certain mandatory prepayments, with (i) 100% of net cash proceeds of all non-ordinary course asset sales or other dispositions of property in excess of $5 million in any fiscal year, subject to the ability to reinvest such proceeds and certain other exceptions, (ii) 100% of the net cash proceeds of any debt incurrence, other than debt permitted under the definitive agreements (but excluding debt incurred to refinance the Credit Facilities) and (iii) 50% of “Excess Cash Flow,” as defined in the Amended and Restated Credit Agreement, with a reduction to 25% if the total net leverage ratio for the fiscal year is less than or equal to 3.50 to 1.00 but greater than 3.00 to1.00, and a reduction to 0% if the total net leverage ratio for the fiscal year is less than or equal to 3.00 to 1.00. We are also required to make quarterly amortization payments equal to 0.25% per annum of the original principal amount of the Term Loan Facility (subject to reductions by optional and mandatory prepayments of the loans).
As of the date of the amendment of the credit facilities, the aggregate unamortized debt issuance costs totaled $6.2 million, of which $4.4 million were expensed as a loss on extinguishment of debt. Additionally, in connection with the Amended and Restated Credit Agreement, the Company paid fees to certain lenders of $3.8 million, which are considered debt discount, all of which were deferred, and incurred transaction costs of $8.9 million, of which $7.8 million was deferred and $1.1 million was expensed as part of loss on extinguishment and debt transaction costs.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on its financial condition, changes in financial condition, income or expenses, results of operations, liquidity, capital expenditures or capital resources.
Contractual Obligations
The table below includes our future payments for debt and interest as of March 31, 2021, which were materially affected by the Amended and Restated Credit Agreement, as further described under Indebtedness (in thousands):

	Payments Due for the 12-Month Period Ended March 31,
	Total	2022	2023	2024	2025	2026	Thereafter
Debt	$400,000	$3,750	$3,750	$3,750	$3,750	$28,750	$356,250
Interest on debt	143,495	21,816	21,610	21,457	21,296	20,835	36,481
Total	$543,495	$25,566	$25,360	$25,207	$25,046	$49,585	$392,731
The following table summarizes certain of our obligations as of December 31, 2020 and the estimated timing and effect that such obligations are expected to have on liquidity and cash flows in future periods (in thousands):
	Total	2021	2022	2023	2024	2025	Thereafter
Debt	$184,355	$7,000	$7,000	$10,500	$14,000	$145,855	$—
Interest on debt(1)	33,830	8,169	7,873	7,510	6,962	3,316	—
Minimum lease obligations(2)	16,124	4,119	3,611	3,512	1,919	1,417	1,546
Other purchase obligations	1,931	1,407	524	—	—	—	—
Total	$236,240	$20,695	$19,008	$21,522	$22,881	$150,588	$1,546

(1)
Calculated based on debt outstanding as of December 31, 2020 and the interest rates as of that date.

(2)
Minimum lease obligations have not been reduced by sublease rental income.

In addition, as of December 31, 2020, Mafco Worldwide had obligations to purchase $29.6 million of raw materials; however, we are unable to make reasonably reliable estimates of the timing of such payments and, therefore, the related commitments have been excluded from the table above.
Critical Accounting Policies and Estimates
Our significant accounting policies are summarized in Note 1 to our audited consolidated and combined financial statements. These policies conform with U.S. Generally Accepted Accounting Principles (“GAAP”) and reflect practices appropriate to our businesses. The preparation of our consolidated and combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated and combined financial statements and accompanying notes thereto. Actual results could differ from these estimates. We evaluate our policies, estimates and assumptions on an ongoing basis.
Our critical accounting policies and estimates relate to revenue recognition, goodwill and other indefinite-lived intangible assets, impairment review of long-lived assets, income taxes and pension benefits. Management continually evaluates the development, selection and disclosure of our critical accounting policies and estimates and the application of these policies and estimates. In addition, there are other items within the consolidated and combined financial statements that require the application of accounting policies and estimation, but are not deemed to be critical accounting policies and estimates. Changes in the estimates used in these and other items could have a material impact on our consolidated and combined financial statements.
Revenue Recognition — Effective January 1, 2018, the Company adopted Accounting Standards Codification (“ASC”) 606, and all related amendments, which provides updated accounting guidance on recognizing revenue. This updated accounting guidance outlines a single comprehensive model for entities to utilize to recognize revenue when they transfer goods or services to customers in an amount that reflects the consideration that will be received in exchange for the goods or services.
The Company adopted this new accounting guidance using the modified retrospective method. There was no impact to the combined balance sheets or the combined statements of operations and comprehensive income as of January 1, 2018 for the adoption of the standards update.
The Company recognizes revenue when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company made an accounting policy election to exclude from the measurement of the transaction price sales taxes and all other items of a similar nature, and also elected to account for shipping and handling activities as a fulfillment of the promise to transfer the goods. Accordingly, shipping and handling costs are included in cost of sales.
The terms and conditions of sale under the supply agreements and/or purchase orders for Merisant call for FOB Destination and FOB Origin shipping terms with its customers. The customer payment terms are usually 40 days from invoice date. The terms and conditions of sale under the supply agreements and/or purchase orders for Mafco Worldwide have various shipping terms with its customers depending upon the customer requests. The customer payment terms range from 30 – 120 days from invoice date based upon geographic location of the customer.
Merisant usually offers promotional activities (e.g. coupons, trade discounts and other promotional activities) to the customers. These variable consideration amounts are estimated for each customer based on specific arrangement/agreement, an analysis of historical volume and/or current activity with that customer. Reassessment of variable consideration estimates is done at each reporting date throughout the contract period until the uncertainty is resolved (e.g. promotional campaign is closed and settled with customer).
Historically, the Company has encountered limited instances whereby customers rejected products as a result of orders being materially inaccurate and/or products being defective. The Company tracks the reason codes for those customer returns. Based on that, the materiality of such returns is assessed. A return reserve is calculated (based on historical data as described above) every month to record an adjustment to net sales: these adjustments have not been significant.
Goodwill and Other Indefinite-Lived Intangible Assets — We review goodwill and other indefinite-lived intangible assets for impairment annually, or more frequently if events or changes in circumstances indicate that an asset may be impaired, in accordance with ASC Topic 350, “Intangibles — Goodwill and Other.” Under ASC Topic 350, the impairment review of goodwill and other intangible assets not subject to amortization must be based on estimated fair values.
Our annual impairment review measurement date is in the fourth quarter of each year. In performing the annual assessment, we have the option of performing a qualitative assessment to determine if it is more likely than not that a reporting unit has been impaired. As part of the qualitative assessment for the reporting units, we evaluate the factors that are specific to the reporting units as well as industry and macroeconomic factors (including changes in interest and discount rates). The reporting unit specific factors may include cost factors, a comparison of current year results to prior year, current year budget and future projected financial performance. We also consider the change in the overall enterprise value of the Company compared to the date of the Business Combination.
If we determine that it is more likely than not that a reporting unit is impaired or if we elect not to perform the optional qualitative assessment, a quantitative assessment is performed utilizing both the income and market approaches to estimate the fair value of its reporting units. The income approach involves discounting future estimated cash flows. The discount rate used is the value-weighted average of the reporting unit’s estimated cost of equity and debt (“cost of capital”) derived using both known and estimated customary market metrics. We perform sensitivity tests with respect to growth rates and discount rates used in the income approach. In applying the market approach, valuation multiples are derived from historical and projected operating data of selected guideline companies; evaluated and adjusted, if necessary, based on the strengths and weaknesses of the reporting unit relative to the selected guideline companies; and applied to the appropriate historical and/or projected operating data to arrive at an indication of fair value. We weight the results of the income and market approaches equally. If the reporting unit’s carrying value exceeds its estimated fair value, then an impairment is recorded for the difference, limited to the total amount of goodwill allocated to the reporting unit.
We typically evaluate impairment of indefinite-lived intangible assets, including our product formulations, by first performing a qualitative assessment. If we elect to bypass the qualitative assessment or we determine that it is more likely that not that the fair value of the product formulations is less than its carrying value, a quantitative assessment is then performed using the relief from royalty method under the income approach to estimate the fair value. Some of the more significant assumptions inherent in estimating the fair value include the estimated future annual sales, royalty rates (as a percentage of sales that would hypothetically be charged by a licensor of the brand to an unrelated licensee), income tax considerations and a discount rate that reflects the level of risk.
Impairment Review of Long-Lived Assets — In accordance with ASC Topic 360, “Property, Plant and Equipment,” we evaluate the carrying value of long-lived assets to be held and used whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset or asset group may be impaired. When such events occur, we compare the sum of the future undiscounted cash flows expected to be generated from the asset or asset group over its remaining depreciable life to the carrying value. If this comparison indicates that there is an impairment, the carrying amount of the long-lived asset would then be reduced to the estimated fair value, which generally approximates discounted cash flows. We also evaluate the amortization periods of assets to determine whether events or circumstances warrant revised estimates of useful lives. Our applicable long-lived assets include property, plant and equipment and definite-lived intangible assets.
Income Taxes — The provision for income taxes is determined using the asset and liability method in accordance with ASC 740, “Accounting for Income Taxes”. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.
For the Predecessor period, income taxes as presented herein are attributable to current and deferred income taxes of the Company’s financial statements in a manner that is systematic, rational, and consistent with the asset and liability method described by ASC 740. Accordingly, the Company’s income tax provision during the predecessor period was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the combined group as if the group member were a separate taxpayer and a stand-alone enterprise. Use of the separate return method may result in differences when the sum of the amounts allocated to stand-alone tax provisions are compared with amounts presented in the combined financial statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. The combined financial statements reflect the Company’s portion of income taxes payable as if the Company had been a separate taxpayer.
The Company made a policy election to treat the income tax due on U.S. inclusion of the global intangible low taxed income (“GILTI”) provisions as a period expense when incurred.
Uncertainty in Income Taxes — The Company accounts for uncertain tax positions in accordance with the authoritative guidance issued under ASC 740, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The Company provides loss contingencies for federal, state and international tax matters relating to potential tax examination issues, planning initiatives and compliance responsibilities. The development of these reserves requires judgements about tax issues, potential outcomes and timing, which if different, may materially impact the Company’s financial condition and results of operations. The Company classifies interest and penalties associated with income taxes as a component of the provision (benefit) for income taxes in the consolidated and combined statements of operations.
Pension Benefits — Retirement benefits are provided to certain current and former employees through qualified and non-qualified defined benefit pension plans sponsored by us. It is our policy to fund the minimum for our company-sponsored pension plans as required by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The expected cost of providing the qualified pension plan benefits was accrued over the years that the employees render services, until the plan was frozen on December 31, 2019. The expected cost of providing the non-qualified pension plan benefits is accrued over the years that the employees rendered services. It is our policy to fund non-qualified pension benefits as payments are due. Accounting for pension benefits requires the use of several assumptions and estimates. Actual experience or changes to these assumptions and other estimates could have a significant impact on our consolidated and combined results of operations and financial position. See Note 11 to our audited consolidated and combined financial statements for a summary of all of the key assumptions related to pension benefits as well as a description of our defined benefit pension plans as well as additional disclosures.
We recognize the overfunded or underfunded status of our defined benefit pensions as an asset or liability in our consolidated and combined balance sheets and recognize changes in that funded status in the year in which changes occur through comprehensive income (loss).
We utilize the Aon Hewitt AA-Only Bond Universe Yield Curve (the “Aon Hewitt Yield Curve”) for discounting future benefit obligations and calculating interest cost. The Aon Hewitt Yield Curve represents the yield on high quality (AA and above) corporate bonds that closely match the cash flows of the estimated payouts for our benefit obligations. As of December 31, 2020, a 0.5% decrease in our discount rate assumptions of 2.85% for our qualified pension plan and 2.64% for our non-qualified pension plans would result in a $0.05 million increase in our pension income for the qualified pension plan and a nominal decrease in our pension expense for our non-qualified pension plans for the period of June 26, 2020 to December 31, 2020.
We used a multi-pronged approach to determine our 5.25% assumption for the long-term expected rate of return on pension plan assets. This approach included a review of actual historical returns achieved and anticipated long-term performance of each asset class. As of December 31, 2020, a 0.5% decrease in our long-term rate of return assumption would result in a less than $0.1 million decrease in the pension income of our qualified pension plan for the period of June 26, 2020 to December 31, 2020. Our pension plan assets earned a return of 13.9% in 2020 and 21.5% in 2019. The asset returns are net of administrative expenses.
Our pension actuarial valuation also incorporates other factors such as mortality rates. The actuarial assumptions used by us may differ materially from actual results due to, among other things, longer or shorter life spans of plan participants. Differences in these assumptions could significantly impact the actual amount of net periodic benefit cost and pension liability recorded by us.
Foreign Currency Translation — The Company has determined that the functional currency for each combined subsidiary is its local currency, except for certain entities whose functional currency is the U.S. dollar. Assets and liabilities of entities outside the U.S. are translated into U.S. dollars at the exchange rates in effect at the end of each period; income and expense items are translated at each period’s average exchange rate; and any resulting translation difference is reported and accumulated as a separate component of combined statements of net parent investment, except for any entities which may operate in highly inflationary economies. Gains and losses resulting from transactions in other than functional currencies are reflected in operating results, except for transactions of a long-term nature.
Remeasurements of European entities whose functional currency is the U.S. dollar as well as translation adjustments for entities operating in highly inflationary economies and impacts of foreign currency transactions are recognized currently in other expense (income), net.
Beginning January 1, 2019, the Company was required to apply highly-inflationary accounting to its Argentinian subsidiary. This accounting treatment requires a change in the subsidiary’s functional currency from the local currency (Argentinian Peso) to the parent’s reporting currency (USD). This highly-inflationary classification results from the fact that the cumulative inflation rate for the preceding 3 year period exceeded 100 percent as of June 30, 2018. When the Company changed the functional currency, it revalued the subsidiary’s financial statements as if the new functional currency (USD) were the reporting currency. Accordingly, effective January 1, 2019, all Argentinian Peso denominated monetary assets and liabilities are considered foreign currency denominated assets and liabilities and are revalued to USD (the functional currency) with remeasurement adjustments in the period recorded in the statement of operations. The USD will be the functional currency until the economic environment in Argentina ceases to be considered highly-inflationary.

As of the date of the Business Combination, the assets and liabilities of the Argentinian subsidiary were adjusted to fair value. Certain non-monetary assets and liabilities that were previously recorded at the applicable historical exchange rates are recorded in USD using the exchange rate as of June 25, 2020. Argentinian Peso denominated monetary assets and liabilities continue to be revalued to USD (the functional currency) with remeasurement period adjustments in the period recorded in the statement of operations.
New Accounting Standards
See Note 1 to our audited consolidated financial statements for the discussion of recent accounting pronouncements.
See Note 1 to our unaudited condensed consolidated and combined financial statements for the three months ended March 31, 2021 for discussion of our accounting policy regarding the accounting for Private Warrants in our Quarterly Report on Form 10-Q for the quarter ending March 31, 2021.
Other than the addition of our accounting policy for Private Warrants, there have been no changes to critical accounting policies and estimates from those disclosed in our audited consolidated and combined financial statements for the fiscal year ended December 31, 2020. For information regarding our critical accounting policies and accounting pronouncements, see our unaudited condensed consolidated and combined financial statements and the related notes to those statements included under Item 1 of our Quarterly Report on Form 10-Q for the quarter ending March 31, 2021 and our 2020 Annual Report on Form 10-K.
Quantitative and Qualitative Disclosures About Market Risk
The principal market risks affecting our business are exposures to interest rates on debt and foreign exchange rates.
Interest Rate Risk
We are exposed to market risk from changes in interest rates of our variable rate debt under our Loan Agreement, which consists of a Term Loan Facility and a Revolving Credit Facility. At March 31, 2021, we had $375 million and $25 million of aggregate principal amounts outstanding under our Term Loan Facility and Revolving Credit Facility, respectively.
Loans outstanding under the Term Loan Facility currently accrue interest at a rate per annum equal to LIBOR subject to a floor of 1% plus a margin of 4.50% and the Revolving Credit Facility currently accrues interest at a rate per annum equal to LIBOR subject to a floor of 0.13% plus a margin of 3.75%. Based on the amounts outstanding under the Term Loan Facility and Revolving Credit Facility at March 31, 2021, adding 1% to the applicable interest rate under the Term Loan Facility and Revolving Credit Facility would result in an increase of approximately $4.0 million in our annual interest expense. We currently do not use interest rate swaps to hedge the interest rate risk related to our outstanding variable rate debt.
Foreign Currency Risk
The revenues and expenses of our international operations generally are denominated in local currencies, which subject us to exchange rate fluctuations between such local currencies and the U.S. Dollar (“USD”). These exchange rate fluctuations subject us to currency translation risk with respect to the reported results of our international operations, as well as to other risks sometimes associated with international operations. In the future, we could experience fluctuations in financial results from our international operations, and there can be no assurance we will be able, contractually or otherwise, to reduce the currency risks associated with our international operations. Foreign currency risk is primarily related to operations in Europe and Asia. A 10% increase or decrease in the Swiss Franc, Euro, Chinese Yuan and British Pound Sterling against the USD would result in approximately a 5% change in our revenue for the year ended December 31, 2020. See Note 1 to our audited consolidated and combined financial statements for further information on our accounting policies for foreign currency translation.
Fluctuations in currency exchange rates may also impact our Stockholders’ Equity. Amounts invested in our foreign subsidiaries are translated into USD at the exchange rates as of the last day of each reporting period. Any resulting cumulative translation adjustments are recorded in Stockholders’ Equity as Accumulated Other Comprehensive Income (Loss). The cumulative translation adjustments component of Accumulated Other Comprehensive Income (Loss) increased by $7.8 million for the period of June 26, 2020 to December 31, 2020 and decreased by $2.9 million for the period of January 1, 2020 to June 25, 2020.
Changes in Fair Value Risk
We account for the Private Warrants in accordance with Accounting Standards Codification “ASC” Topic 815, “Derivatives and Hedging”. Under the guidance contained in ASC Topic 815-40, the Private Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the Private Warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. The liability is subject to re-measurement at each balance sheet date, and any change in fair value is recognized in our statement of operations. Changes in the fair value of the Private Warrants each reporting period will be adjusted through earnings, subjecting us to non-cash volatility in our results of operations.

BUSINESS
Overview
We are a global food company enabling healthier lifestyles and providing access to high-quality plant-based sweeteners, flavor enhancers and other foods through our diverse portfolio of trusted brands and delicious products. We operate a proven platform organized into two reportable segments, Branded CPG and Flavors & Ingredients. Our portfolio consists of three main product groups: sweeteners, adjacencies and ingredients.
We were originally formed on August 16, 2018, as Act II Global Acquisition Corp., a Cayman Islands exempted company formed as a blank check company (“Act II”), and consummated our initial public offering (“IPO”) in April 2019. On June 24, 2020, we domesticated into a Delaware corporation and changed our name from “Act II Global Acquisition Corp.” to “Whole Earth Brands, Inc.” On June 25, 2020, we consummated the Business Combination, and in connection therewith, became (i) a successor issuer to Act II by operation of Rule 12g-3(a) promulgated under the Exchange Act; and (ii) the ultimate parent of Merisant and MAFCO. Any data presented in this “Business” section with respect to the year ended December 31, 2020, is presented on a combined basis for the Predecessor and Successor periods. See “ Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
We have continued to pursue our growth strategy, and on November 10, 2020, we executed and closed a definitive Equity Purchase Agreement (the “ Swerve Purchase Agreement”) with RF Development, LLC (“RF Development”), Swerve, L.L.C. (“Swerve LLC”), and Swerve IP, L.L.C. (“Swerve IP” and together with Swerve LLC, “Swerve”). Swerve is a manufacturer and marketer of a portfolio of zero sugar, keto-friendly, and plant-based sweeteners and baking mixes. We purchased all of the issued and outstanding equity interests of both Swerve LLC and Swerve IP from RF Development, and both Swerve LLC and Swerve IP became wholly-owned subsidiaries of Whole Earth Brands. The transaction was structured to simultaneously sign and close, was not subject to any closing conditions, and closed on November 10, 2020.
On December 17, 2020, we entered into a stock purchase agreement (the “Wholesome Purchase Agreement”) with WSO Investments, Inc. (“WSO Investments” and together with its subsidiaries “Wholesome”), WSO Holdings, LP (“WSO Partnership”), Edwards Billington and Son, Limited (“EBS”), WSO Holdings, LLC (“WSO LLC,” and together with WSO Partnership and EBS, the “WSO Sellers”), and WSO Partnership, in its capacity as representative for the WSO Sellers. WSO Investments is the direct parent of its wholly-owned subsidiary Wholesome Sweeteners, Incorporated, which was formed to import, market, distribute, and sell organic sugars, unrefined specialty sugars, and related products. The transaction closed on February 5, 2021.
Our Business Segments
The table below describes the percentage of our total annual revenue attributable to each of our segments over each of the three years ended December 31, 2020, 2019 and 2018. For additional financial information relating to our reportable business segments, please refer to Note 17 in our audited consolidated and combined financial statements for the year ended December 31, 2020, included in this prospectus (“2020 Audited Financial Statements”).
	2020	2019	2018
Branded CPG	64%	61%	60%
Flavors & Ingredients	36%	39%	40%
Branded CPG
Branded CPG, comprised of our Merisant division of operating companies and Swerve, is a global CPG business focused on building a branded portfolio oriented toward serving consumers seeking zero-calorie, low-calorie, natural, no-sugar added and plant-based products. Our Branded CPG products are sold under both our global flagship brands as well as local and private label brands. Our global flagship brands include Whole Earth®, Pure Via®, Swerve®, Canderel® and Equal® brands. Our Branded CPG segment offers a variety of sweetener formulations under each brand to address local consumer preferences and price points. The key ingredients utilized in these products include stevia, monk fruit, erythritol, allulose, aspartame, sucralose and saccharine, all of which are sourced through our global supply chain.
Since the introduction of the original Canderel® and Equal® products in 1979 and 1982, respectively, we have offered consumers high quality alternatives to sugar for daily use. As the global health crisis related to sugar consumption continues to grow, consumers remain focused on finding substitutes for tabletop sugar and sugar-laden products. In recent years, we have met consumer demand by introducing new natural sweeteners made from stevia and naturally derived sugar alcohols under Whole Earth® and Pure Via® brands (as well as under the Canderel® and Equal® brands) and introduced low- or no-sugar alternatives to traditionally sugar-laden products such as chocolate, jams, granola, and cereal bars. These initiatives have further established us as a leader in the “better for you” movement away from sugar. Our sweetener products are sold under a variety of forms to satisfy consumers growing usage across diverse consumption occasions. Those forms include powder sachet, mini tablets, cubes, powder bags, powder jars, and liquid bottles. We distribute our products via the retail, food service and e-commerce channels. We do not make or sell ingredients.
We have expanded our product offerings in recent years into adjacent consumer packaged goods such as jams and chocolate under our well-known CPG brands. We also invest in innovation to develop new product offerings to distribute under our various brands, providing differentiation from our competitors and exciting new products for customers. In addition, our adjacent branded packaged goods such as jams and chocolate are sold in chocolate bars, dried chocolate powder, and jam jars.
Whole Earth®:    Whole Earth® is a global brand of natural, low-calorie sweetener that was commercially relaunched in 2016. The Whole Earth® brand is primarily marketed in North America, Australia and New Zealand and sold through a variety of channels including grocery, supermarket, drugstores, mass, club, food-service, and e-commerce. Key Whole Earth® sweetener formulations include ingredients such as stevia, monk fruit, erythritol, and allulose.
Pure Via®:    Pure Via® is a global brand of all-natural, low-calorie sweetener that is primarily marketed in Western Europe and North America. Pure Via® — branded products are sold through a variety of channels including grocery, drugstores, mass, club, food-service, and e-commerce. Key Pure Via® sweetener formulations include stevia and erythritol.
Swerve®:    Swerve® is a rapidly growing manufacturer and marketer of a portfolio of zero sugar, keto-friendly, and plant-based sweeteners and baking mixes. Swerve® sweetener formulations include erythritol. We acquired this brand in November 2020.
Canderel®:    Canderel® is a global brand of low-calorie sweetener that is primarily marketed in Europe, the Middle East and Africa and, according to AC Nielsen retail data, is the leading sugar-free sweetener in many of its key markets, including France, Belgium, the United Kingdom, and South Africa. Canderel® — branded products are sold through a variety of sales channels including grocery, supermarket, drugstore, mass, clubs, food-service, and e-commerce. Key Canderel® sweetener formulations include aspartame, sucralose, and stevia.
Equal®:    Equal® is a global brand of low-calorie sweetener that is primarily marketed in North America, Asia Pacific, South Africa and Latin America and, according to AC Nielsen retail data, is the leading sugar-free sweetener in many key markets including Australia, New Zealand and Thailand, and is a top-five sugar-free sweetener in the United States. Equal® — branded products are sold through a variety of sales channels including grocery, supermarket, drugstores, mass, club, food-service, and e-commerce. Key Equal® sweetener formulations include aspartame, saccharin, sucralose, and stevia.
Branded Adjacencies
We also utilize our global flagship brands to sell branded products in adjacent packaged food categories. In order to address the growing shift in demand for sugar alternatives, we have introduced new products in the chocolate, jams, granola, and cereal bars categories under our well-known tabletop sweetener brands. These products benefit from strong brand recognition in selected geographies and the ability for customers to easily identify them as low-sugar alternatives when making purchasing decisions.

Other Brands and Products
In addition to our flagship brand of tabletop sweeteners and branded adjacency products, we also utilize several local brands in specific countries. We believe that these locally-targeted brands have better brand awareness in those countries than our international flagship brands, providing a differentiated product offering in those markets.
Flavors & Ingredients
Flavors & Ingredients, comprised of our Mafco Worldwide division of operating companies, is a global, business-to-business focused operation with a long history as a trusted supplier of essential, functional ingredients to some of the CPG industry’s largest and most demanding customers. Our products provide a variety of solutions to its customers including flavoring enhancement, flavor / aftertaste masking, moisturizing, product mouth feel modification and skin soothing characteristics. Our Flavors & Ingredients segment operates as our licorice-derived products business.
Founded in 1850, Mafco Worldwide has been a leading global manufacturer and supplier of licorice derivative and extract products, primarily serving beverage, confectionary, cosmetic, food, nutritional, pharmaceutical, personal care and tobacco end markets. Mafco Worldwide’s ability to reliably deliver a consistent, highly customized, superior product has been at the core of its longevity and long-term customer relationships.
As of December 31, 2020, we sell over 400 customer-specific licorice products, consistently meeting demanding taste, chemical, physical, microbiological and regulatory specifications and standards. Our ability to deliver this breadth of products is due to its extensive knowledge and experience with the raw material sourcing and manufacturing processes. This is further supported by our industry-leading supply security and availability, which consists of best-in-class supply chain capabilities, long-standing relationships with key raw material suppliers, and maintenance of substantial raw material reserve inventory around the world.
Our Flavors & Ingredients products are sold across two types of end product: Derivative Products and Extract Products.
Derivative Products are functional ingredients based on a unique compound found only in licorice root, glycyrrhizic acid, which are used in a variety of food, beverage, pharmaceutical, personal care, cosmetic, and nutritional products around the world. In food, beverage and pharmaceutical products, licorice derivatives are used to provide flavor, mask undesirable tastes and extend and intensify sweetness and other flavors. In personal care and cosmetics products, licorice derivatives are used to moisturize, soothe topical skin conditions, and brighten and smooth skin. We sell derivative products both in a line of proprietary compound flavors under the Magnasweet® brand as well as in their pure isolated form.
Magnasweet® and our latest, Magna-Branded products are our proprietary line of functional taste modulators, which have highly-enhanced characteristics and specific uses compared to the pure derivatives themselves. The backbone ingredient in Magnasweet® and Magna-Branded products are our pure licorice derivatives, as well as proprietary blends of aroma compounds, and have little-to-no discernible flavor of licorice. All Magnasweet® and Magna-Branded products are GRAS (“Generally Recognized As Safe”) by the FDA and/or the Flavor and Extract Manufacturers Association (“FEMA”), and are regulated by the FDA under 21 CFR 184.1408. Magnasweet® and Magna-Branded compounds are generally classified as “natural” in Mafco Worldwide’s largest end markets and are also categorized as Non-GMO and Non-Allergenic, thereby they are a “clean label” ingredient. There are currently three lines of pure Magnasweet® products and seven lines of Magna-Branded products.
Extract Products are a concentrated form of the extractible solids from the raw licorice root which are converted into powder, semi-fluid or blocks, depending on the customer’s requirements and are used in a variety of tobacco and confectionary products around the world. In tobacco products, licorice extracts are used as flavor enhancing and moistening agents in the manufacture of American Blend® cigarettes, moist snuff, and chewing and pipe tobacco. In confectionary products, licorice extract is used as flavoring for licorice confections.

Growth Strategies
Our platform can be leveraged to support new product development, distribution gains in North America, further geographic expansion and to pursue mergers and acquisitions (“M&A”) activity. We will seek to expand our branded products platform through investment opportunities in the natural alternatives and clean label categories across the global consumer products industry. Over time, we will look to become a portfolio of brands that Open a World of Goodness™ to consumers and their families.
Recent product launches across various geographical markets have been well-received by consumers, and we believe that sales of new products will continue to have a positive impact on revenue going forward. We are able to adapt to changing market conditions, and our management team has identified opportunities for continued research and development, and expansion of product offerings as consumer preferences shift towards natural products.
We believe that there is a large opportunity for growth in North America and that we have benefited from contacts and relationships in the natural retailer channel, and increased brand support and reinvestment of cash flow. These efforts are intended to drive retailer support and engagement with club stores and super regional grocers to help increase distribution of our new products. In addition, we believe there is an opportunity to grow our brands during the COVID-19 period as consumers have a greater need for in-home consumption. This includes usage of our products in hot beverages like coffee and tea as well as our baking products.
Additionally, we continue to pursue continued growth in development economies and entrance into new geographies. Sugar-related health problems are becoming a critical concern to governments and populations in developing economies as diabetes and obesity rates rise. Our management team believes that the need for solutions, together with rising incomes in these geographies, represent macro tailwinds driving local consumers to seek alternatives to sugar. Positive consumption and awareness trends are driving sweetener penetration rates and expanding the category in these countries. Moreover, consumer affinity for developed economy brands such as Equal® and Canderel,® position them as premier products. We focus on accelerating brand-building, innovation and marketplace execution in geographies where Equal® and Canderel® are considered premier brands.
In the Latin America and Asia Pacific regions, adoption of our original products has been strong in 2020. In addition, we are expected to have significant new opportunities for growth in India and China. We believe that we are under-penetrated in these two large markets and that our management team can help drive increased distribution.
Furthermore, our management team and board of directors have significant experience in executing and integrating M&A transactions and view targeted tuck-in M&A as a core part of our value creation strategy. Our directors and officers maintain a robust list of potentially actionable acquisition opportunities across end markets to build scale, strengthen market position, enter new geographies globally, and expand into new product verticals. These potential targets cover both the Branded CPG and Flavors & Ingredients segments and include companies in a variety of sizes and geographies.
Marketing and Distribution Channels
Branded CPG
Recent marketing focus has been on identifying global and local consumer preferences, utilizing Research & Development to co-develop a new pipeline of products, and driving brand-building initiatives by leveraging digital, television, and in-store campaigns. In addition to in-house resources, we utilize agencies and experts in the areas of advertising, brand-building, packaging, and in-store promotion / merchandising.
We distribute Branded CPG products in the United States and internationally through a variety of distribution channels including supermarket, grocery, drugstore, mass, club, food-service, e-commerce, and through distributors and brokers. This distribution strategy enables our products to reach a wide variety of customer types at multiple points of sale and consumption. In addition, we are able to leverage our existing distribution channels and relationships to sell incremental products to those customers.

We sell our CPG products principally across five geographic regions: North America, Europe, Middle East and Africa (“EMEA”), Asia Pacific, and Latin America.
Flavors & Ingredients
All Flavors & Ingredients sales in the United States are made through our offices located in Camden, New Jersey and Richmond, Virginia, with technical support from our Flavors & Ingredients research and development (“R&D”) department. Outside the United States, we sell our Flavors & Ingredients products from our Camden, New Jersey offices, through our French and Chinese subsidiaries and our sales office in Dubai, United Arab Emirates and through exclusive agents as well as independent distributors.
Marketing activity is conducted through our website, digital marketing strategy, tradeshows, R&D newsletters, and email campaigns to effectively reach the individuals who will make purchase decisions at our customers at the R&D, procurement, and the executive levels.
Suppliers, Raw Materials and Procurement
Branded CPG
The primary raw materials used in our Branded CPG manufacturing processes are aspartame, sucralose, saccharine, stevia, and bulking agents. Packaging material used in the manufacturing process includes paper, shipping boxes, glass jars, and cartons. Key ingredients are procured and available on a global scale. These ingredients are contracted forward, with additional supply available in all key markets.
We believe we maintain excellent relationships with our Branded CPG suppliers and are not reliant on any one vendor for critical supply.
Flavors & Ingredients
Most of the licorice root processed by our Flavors & Ingredients segment originates in the Middle East and Central Asia in countries such as Afghanistan, the Peoples’ Republic of China, Pakistan, Iraq, Azerbaijan, Kazakhstan, Turkmenistan, Uzbekistan, Tajikistan, Georgia, Armenia, Russia and Turkey. Our strategy of maintaining strong relationships across multiple markets and suppliers allows us to seamlessly source our licorice raw material requirements in the event supply from any one area or supplier becomes temporarily unavailable or uneconomical.
We have an exclusive supply contract to purchase the output of licorice extract and certain licorice derivatives from a manufacturer with facilities in Uzbekistan. For the year ended December 31, 2020, our purchases from this supplier totaled approximately $11.5 million, representing 31% of our licorice raw materials purchases for the year. In addition to a stable source of licorice raw materials, we strive to maintain sufficient licorice raw material inventory and open purchase contracts to meet normal production needs for two years to overcome the natural variability in wild collected licorice root quality from various regions and crop cycles and ensures against temporary disruptions in supply.
Our licorice manufacturing process is also uniquely flexible in that we are able to use multiple types of commercially available licorice raw materials including roots, intermediate licorice extracts and licorice derivatives produced by third parties. This manufacturing flexibility enables us to maximize the value of our raw material purchases and inventory investments and to respond quickly to new business opportunities by utilizing intermediate raw materials.
International Operations
We are a global company with sales in over 100 countries, and our principal markets outside the U.S. are in Europe, Asia, the Middle East and Latin America. In 2020, no single customer accounted for more than 10% of our total sales. Management has identified significant opportunities for increasing the customer base via geographic expansion, distribution gains and product innovation. Our geographic diversity allows us to draw on the skills of a worldwide workforce, provides greater stability to our operations, allows us to drive economies of scale, provides sales streams that may help offset economic trends that are specific to individual economies and offers us an opportunity to access new markets for products. Our management team has strong global relationships with many customers and channels, including grocery, club stores, distributors and food service operators across a number of key geographies that accelerates new product placement and will help us expand our presence in currently under-penetrated markets, such as India and China. In addition, we believe that our future growth depends in part on our ability to continue developing products and sales models that successfully target high-growth markets.
In 2020, we generated approximately 43% of our revenue in North America, approximately 36% of our revenue in Europe, Middle East and Africa, approximately 16% of our revenue in Asia-Pacific and approximately 5% of our revenue in Latin America.
The manner in which our products and services are sold outside the U.S. differs by business and by region. Most of our sales in non-U.S. markets are made by our subsidiaries located outside the U.S., though we also sell directly from the U.S. into non-U.S. markets through various representatives and distributors and, in some cases, directly. In countries with low sales volumes, we generally sell through representatives and distributors.
Information about the effects of foreign currency fluctuations on our business is set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” For a discussion of risks related to our non-U.S. operations and foreign currency exchange, please refer to the section entitled “Risk Factors  —  Risks Related to Our Business.”
Research & Development
We have dedicated R&D teams employed at each of our reportable business segments. R&D efforts are divided across geographies and focus on a number of areas including new product launches, formulation development, and product expansion opportunities. Our R&D capabilities include supporting existing and potential customers on projects with our products, education on proper use of the products through demonstrations, newsletters, and tradeshows, application development and new product development.
Intellectual Property
Our ability to create, obtain and protect intellectual property (“IP”) is important to the success of our business and our ability to compete. We create IP in our operations globally, and we work to protect and enforce our IP rights. We consider our trademarks valuable assets, including well-known marks such as Whole Earth®, Swerve®, Equal®, Canderel®, Pure Via® and Magnasweet®.
In addition, we integrate licensed third-party technology and IP into certain aspects of our products.
Although certain third-party proprietary IP rights are important to our success, we do not believe we are materially dependent on any particular third-party patent, license, or group.
Competition
We believe that we are a leader in many of our served markets. Although our businesses generally operate in highly competitive markets, our competitive position cannot be determined accurately in the aggregate or by segment, since none of our competitors offer all of the same product and service lines and serve all of the same markets as we do. Because of the range of the products and services we sell and the variety of markets we serve, we encounter a wide variety of competitors, including well-established regional competitors and competitors who are more specialized than we are in particular markets.
Key competitive factors vary among our businesses and product and service lines, but include the specific factors noted above with respect to each segment and typically also include price, quality, performance, delivery speed, applications expertise, distribution channel access, service and support, technology and innovation, breadth of product, service and brand name recognition.
We believe that the principal competitive factors in distributing tabletop sweetener are product taste, consumer brand recognition, ingredient preference, and price. The low-calorie tabletop sweetener market is currently well served at a variety of price points by a number of well-established competitors. We believe that the entrance of a new competitor using existing sweetening ingredients would find it challenging to overcome a highly loyal consumer base, established relationships with worldwide trade and distribution networks, the expense of brand building and lack of product differentiation. As such, we have experienced very little brand competition within the alternative sweetener market globally.
The functional ingredients market typically consists of ingredients that account for a small amount of the customer’s cost of sales, but are vitally important to functionality. Within this market, the principal competitive factors for the licorice category include supply security and availability, product quality, proprietary formulations, price, and technical support. Our Flavors & Ingredients segment is uniquely positioned given its global footprint, best-in-class supply chain capabilities, proprietary manufacturing processes, and regulator approved customer formulations that reliably provide customers with critical ingredients for their products. Our Flavors & Ingredients segment competes globally for certain derivative products against divisions of larger flavor houses and chemical companies and we compete in local markets with a number of small, private, typically country-focused manufacturers, brokers, and distributors.
Regulation and Compliance
As a food and ingredient manufacturer, we operate in compliance with the requirements of the FDA and other regional food manufacturing guidelines. Our products comply with the U.S. Federal Food, Drug and Cosmetic Act of 1938 and the rules and regulations promulgated thereunder, state unfair competition and deceptive trade practices statutes, Food Allergen Labeling and Consumer Protection Act of 2004, the Organic Foods Production Act, and all comparable state and international laws and each of their applicable implementing regulations.
Licorice extract and certain pure licorice derivatives used as additives are GRAS for use in food by the FDA. Global approval for the use of licorice extract and derivatives for food consumption varies depending upon the country. Pure licorice derivatives have been successfully utilized in approved pharmaceutical and cosmetics products around the world. Pure licorice derivatives are also approved for use under the EU Cosmetic Directive and by the U.S. Cosmetic Ingredient Review Board.
Our Flavors & Ingredients international manufacturing facilities are currently GFSI-certified and are registered with the FDA. Each manufacturing facility is monitored using coordinated quality departments located in the U.S., France and China to ensure that all product shipped is in compliance with quality and regulatory requirements. In addition to food manufacturing regulations, we operate in compliance with OSHA requirements and with applicable federal, state, local and international environmental laws and regulations. Safety training programs are maintained at each facility to educate employees on food safety and workplace safety requirements.
The Family Smoking Prevention and Tobacco Control Act of 2009 (“TCA”) gave the FDA comprehensive authority to regulate the manufacturing, marketing and sale of tobacco products in the U.S. The TCA requires tobacco companies to disclose the contents of tobacco products and any changes to their products, and requires FDA review and approval of all new tobacco products. Among its broad powers, the FDA may order changes in cigarettes and other existing tobacco products to meet new product standards based on medical, scientific and other technological evidence as appropriate for the protection of the public health. We work with our tobacco customers to ensure compliance with applicable FDA standards and regulations.
Employees
As of December 31, 2020, we had a total of approximately 583 employees, of whom approximately 130 were employed in the U.S. and approximately 453 were employed outside of the U.S. Of our U.S. employees, approximately 18% were hourly-rated, unionized employees. Outside the U.S., we have government — mandated collective bargaining arrangements and union contracts in certain countries, particularly in Europe where certain of our employees are represented by unions and/or works councils. For a discussion of risks related to employee relations, please refer to the section entitled “Risk Factors  —  Risks Related to Our Business.”
Properties
As of December 31, 2020, our facilities included approximately 20 office, manufacturing, warehousing and administration facilities. Six of these facilities are located in the U.S. in five states and the remaining locations are outside the U.S., primarily in Europe and Asia and to a lesser extent in Latin America and the Middle East. These facilities cover approximately 900,000 square feet, of which approximately 610,000 square feet are owned and 290,000 square feet are leased.
We produce a majority of our Branded CPG products at one production facility that we currently operate in the Czech Republic and at various external manufacturers throughout the world. The Teplice site was selected for its strategic location resulting in significant advantages for finished goods’ distribution, and lower conversion costs per case. Today, the Teplice facility operates with approximately 140 non-union employees. The plant has capacity to accommodate future growth for the business and a broader range of production capabilities. The plant’s products are sold primarily in Western Europe, EMEA, APAC and to a lesser extent in North America.
We believe that our facilities are adequate to meet our needs for the immediate future and that suitable additional space will be available to accommodate any expansion of our operations as needed.
Legal Proceedings.
We are from time to time subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. However, we do not consider any such claims, lawsuits or proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our future operating results, financial condition or cash flows.
Corporate Information
Our principal executive offices are located at 125 S. Wacker Drive, Suite 3150, Chicago, IL 60606, and our telephone number is (312) 840-6000. We maintain a website at www.wholeearthbrands.com. The information contained on our website is not intended to form a part of, or be incorporated by reference into, this prospectus.
Available Information
Access to all of our SEC filings, including our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, is provided, free of charge, on our website
(https://www.wholeearthbrands.com) as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. Additionally, the SEC maintains an internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

MANAGEMENT
Directors and Executive Officers
For the fiscal year ended December 31, 2020, our directors and named executive officers were as follows:
Name	Age	Position
Irwin D. Simon	62	Executive Chairman of the Board of Directors
Albert Manzone	57	Chief Executive Officer, Director
Anuraag Agarwal	46	Director
Steven M. Cohen	57	Director
Denise M. Faltischek	48	Director
Ira J. Lamel	73	Director
John M. McMillin	67	Director
Andrew “Andy” Rusie	47	Chief Financial Officer
Luke Bailey*	40	President of Flavors & Ingredients

*
Mr. Bailey resigned from the Company effective December 4, 2020.

Irwin D. Simon
Mr. Simon has served as Executive Chairman of the Company since June 2020 and previously served as Executive Chairman of Act II Global Acquisition Corp. from December 2018 until June 2020. Mr. Simon has more than 30 years of business experience in many domestic and international leadership and operating roles. Mr. Simon founded The Hain Celestial Group, Inc. (NASDAQ: HAIN) in 1993, which went on to become a leading organic and natural products company with a mission to be the leading marketer, manufacturer and seller of organic and natural, better-for-you products, committed to growing sustainably while continuing to implement environmentally sound business practices and manufacturing processes. He led Hain Celestial for more than 25 years and grew the business with operations in North America, Europe, Asia and the Middle East, as President, Chief Executive Officer and Chairman until November 2018 and as a Director until December 2018. Prior to Hain Celestial, Mr. Simon was employed in various marketing and sales positions at Slim-Fast Foods Company, a dietary supplement foods company, and The Häagen-Dazs Company, a frozen dessert company, which became a division of Grand Metropolitan, a multi-national luxury brands company, where his responsibilities included managing the franchisee system and company-owned retail stores. In the last five years, he has also served as Chief Executive Officer and Chairman of the Board of Aphria Inc. (Nasdaq: APHA and TSX: APHA), a global cannabis company, Presiding Director at MDC Partners Inc., a provider of marketing, activation and communications solutions and services, a Director of Barnes & Noble, Inc. (NYSE:BKS), a large retail bookseller and (until 2018) as a Director of Chop’t Creative Salad Company, a fast-casual dining company. Previously, he served as a Director of Jarden Corporation, a consumer products company, until its merger with Newell Rubbermaid Inc.
Mr. Simon’s qualifications to serve on our Board include his demonstrated record of innovation, achievement and leadership. Mr. Simon brings to the Board more than 30 years of extensive experience in the global consumer packaged goods industry including brand marketing, commerce, operations and mergers, acquisitions and divestitures. Mr. Simon provides the Board with unique perspectives and invaluable, in-depth knowledge of the industry, including strategic growth opportunities, personnel, relationships with key customers and suppliers around the world, competitive positioning, history, culture, and all other aspects of its operations. Further, Mr. Simon’s prior employment experience and directorships bring him valuable insight into the global consumer packaged goods and educational industries, as well as the marketing and communications industry, including advertising, public relations branding, digital, social and event marketing and consumer insights.

Albert Manzone
Mr. Manzone has served as Chief Executive Officer and Board Director of the Company since June 2020. Mr. Manzone brings to his role a high level of strategic acuity, operational know-how, and a global mindset with over 30 years of accomplishments in the consumer products industry, as well as McKinsey & Company. Before leading the Company as CEO, Mr. Manzone served the company for four years as Chief Executive Officer of its subsidiary, Flavors Holdings Inc. His decorated career also includes serving as President, Europe at Oettinger Davidoff AG.; President of Consumer Health, Southeast Europe at Novartis; President, Europe at W.M. Wrigley Jr. Company; and over a decade in global executive leadership roles at PepsiCo in North America and International, including President, PepsiCo Shelf Stable Juices North America. Mr. Manzone has a long history of giving back to the communities that have contributed to his success, and he serves as Trustee of the Northwestern University Board and President-Elect of the Northwestern Alumni Association. He is also the Director of the Prince Albert II of Monaco Foundation for the Environment, and Director of Monaco Digital in Monaco on behalf of the Principality of Monaco.
Mr. Manzone’s qualifications to serve on our Board include his executive leadership in the consumer products industry as well as experience at the global consulting firm, McKinsey & Company. Mr. Manzone brings to the Board over a decade in global executive leadership roles at prominent multi-national companies. Mr. Manzone also has extensive expertise in business strategy and in international business.
Anuraag Agarwal
Mr. Agarwal has served as a Director of the Company since June 2020 and previously served as a Director of Act II Global Acquisition Corp. from April 2019 until June 2020. Until July 2020, Mr. Agarwal was Group Head of Business Development, Strategy and Mergers & Acquisitions at Future Group, a consumer-oriented conglomerate with interests in retail, consumer brands, food parks, manufacturing, logistics, data sciences, media, insurance and financial services, whose few public limited companies are listed on the National Stock Exchange and Bombay Stock Exchange in India. Mr. Agarwal has been actively involved in structuring, and overseeing Future Group’s international joint ventures, partnerships and alliances and is a member of the board of directors of some of its existing and former joint ventures and alliances, including those with The Migros Group in Switzerland, Hain Celestial, 7-Eleven, Inc. and Staples, Inc. in the United States, Fonterra Co-operative Group Limited in New Zealand and Clarks in the United Kingdom. He has also helped spearhead, directly and through board participation, various investment transactions of Future Group in the consumer and digital space. Additionally, since 2017, Mr. Agarwal has been the interim Chief Executive Officer of Amar Chitra Katha Private Limited, an Indian comic book company. Prior to joining Future Group in 2012, Mr. Agarwal was an investment banker focusing primarily on mergers and acquisitions, restructuring, private placements and principal investments, initially at Donaldson Lufkin and Jenrette and then for more than ten years at Berenson & Company, a boutique investment bank. During this time, he was actively involved in executing transactions of a variety of sizes across a wide range of industries including consumer goods, financial services, infrastructure, manufacturing, media, retail, utilities, and technology.
Mr. Agarwal’s qualifications to serve on our Board include his expertise in forming strategy and implementing strategic initiatives, merchant banking, including mergers, sales, acquisitions, recapitalizations and leveraged buyouts, and extensive experience in media, manufacturing, consumer goods, industrial, retail, financial services, utilities, BPO and technology. Mr. Agarwal also has extensive expertise in governance, legal and operating frameworks of international business.
Steven M. Cohen
Mr. Cohen has served as a Director of the Company since June 2020. Mr. Cohen previously served as Chief Administrative Officer and General Counsel of MacAndrews & Forbes Incorporated where he oversaw all legal and compliance matters. He also served as Secretary to New York Governor Andrew M. Cuomo, in addition to serving as Counselor and Chief of Staff in the Office of the New York Attorney General under Attorney General Cuomo. In private practice, Mr. Cohen has represented a wide array of corporations and individuals in complex commercial, criminal, and regulatory matters. He previously served as the Chief of the Violent Gangs Unit in the U.S. Attorney’s Office for the Southern District of New York. Mr. Cohen

received his B.A. from New York University and his J.D. from the University of Pennsylvania Law School. He is a member of the New York University Board of Trustees and University of Pennsylvania Law School Board of Advisors. He currently serves as the NY Trustee of the Gateway Development Corporation and previously served as the Vice Chairman of the Port Authority of NY & NJ.
Mr. Cohen’s qualifications to serve on our Board include his expertise in legal, compliance, business strategy, and human resources. Mr. Cohen has a wide array experience in complex commercial, criminal, and regulatory matters. Mr. Cohen also has extensive experience in executive leadership matters.
Denise M. Faltischek
Ms. Faltischek has served as a Director of the Company since June 2020. She has served as Chief Strategy Officer of Aphria Inc. (Nasdaq: APHA, TSX: APHA), a leading global cannabis company, since September 2019 and has more than 15 years of leadership and operational experience in consumer-packaged goods businesses. As Chief Strategy Officer of Aphria, she collaborates with the CEO on the company’s global strategy and oversees the medical and international businesses. From July 2005 until August 2019, Ms. Faltischek served in numerous roles of increasing responsibility within The Hain Celestial Group, Inc. (Nasdaq: HAIN), a leading organic and natural products company with operations in North America, Europe, Asia and the Middle East. Prior to her role as Executive Vice President and Chief Strategy Officer, Corporate Secretary of Hain, she served as Executive Vice President and General Counsel, Chief Compliance Officer from November 2013 to April 2018; Senior Vice President and General Counsel from October 2010 to November 2013; General Counsel from October 2009 to October 2010; Senior Associate General Counsel from April 2009 to October 2009; and Associate General Counsel from July 2005 until April 2009. Prior to her employment with Hain, she was with the law firm of Ruskin Moscou Faltischek, P.C., where she practiced corporate and securities law.
Ms. Faltischek’s qualifications to serve on our Board include her expertise in legal, business strategy, finance, management and manufacturing. Ms. Faltischek has extensive experience in the consumer packaged goods industry, including developing, implementing, communicating and sustaining corporate strategic initiatives, as well as overseeing M&A, divestitures and strategic transactions. Ms. Faltischek also has experience in corporate governance, quality assurance, regulatory, customer care, environmental, social and governance matters, and sustainability functions of a publicly-traded company.
Ira J. Lamel
Mr. Lamel has served as a Director of the Company since June 2020 and previously served as Act II Global Acquisition Corp’s Chief Financial Officer from December 2018 until June 2020. Mr. Lamel has over 40 years of experience in finance and accounting. He currently serves as a Director of Novanta Inc. (Nasdaq: NOVT), a leading global supplier of core technology solutions for medical and advanced industrial original equipment manufacturers. Mr. Lamel was Senior Advisor to the Chief Executive Officer of Hain Celestial from 2013 to 2014 and Executive Vice President and Chief Financial Officer of Hain Celestial from 2001 to 2013. Previously, Mr. Lamel was an audit partner in the New York area practice of E&Y. He retired from E&Y after a 29-year career.
Mr. Lamel’s qualifications to serve on our Board, include his experience in finance, accounting and management experience leading complex organizations. Mr. Lamel has expertise in building strong leadership teams and developing international markets. Mr. Lamel also has proven ability to execute successful business strategies and drive operational excellence.
John M. McMillin
Mr. McMillin has served as a Director of the Company since June 2020 and previously served as a Director of Act II Global Acquisition Corp. from April 2019 until June 2020. Mr. McMillin is a Limited Partner (Retired) with Lord, Abbett & Co., LLC, an independent, privately-held money management firm including mutual funds, institutional and managed accounts, a position he has held since October 2018. From 2011 to 2018, Mr. McMillin was a Partner with Lord, Abbett & Co, LLC, conducting equity research covering approximately 70 large and mid-cap companies in the consumer staples sector in the United States. Previously, between 2007 and 2011, Mr. McMillin was an Equity Research Analyst with Lord, Abbett &

Co. LLC. Mr. McMillin was also Managing Director and Senior Food Analyst at Prudential Equity Group and Prudential Securities from 1985 to 2007, where he was inducted into The Wall Street Journal “Best on the Street” Stock Picking Hall of Fame in 1996. His prior securities industry experience included from 1980 to 1985, working at Mabon Nugent, from 1978 to 1980, working at Philips, Appel & Walden and from 1977to 1978, working at Sterling Grace & Co. Mr. McMillin received his Chartered Financial Analyst certification in 1983.
Mr. McMillin’s qualifications to serve on the Board include his extensive experience in the consumer products industry. Mr. McMillin has over 35 years of experience as equity analysis following consumer products companies. Mr. McMillin also has extensive investment experience and background in the consumer staples sector.
Andrew “Andy” Rusie
Mr. Rusie has served as our Chief Financial Officer since the closing of the Business Combination in June 2020. Prior to joining us, Mr. Rusie served as the Chief Financial Officers of Flavors Holdings Inc. and Merisant US, Inc. as Chief Financial Officer beginning in December 2019. Mr. Rusie previously served as VP Corporate Finance & Strategy at Mauser Packaging Solutions, an operating division of Stone Canyon Industries Holdings LLC. Prior to Mauser, Mr. Rusie held multiple leadership roles at Mead Johnson Nutrition, a global leader in infant nutrition, and its successor entities between 2003 to 2017 serving in a number of finance leadership roles across China, Latin America, Southeast Asia and Europe during his tenure. In 2017, Mr. Rusie led the global, cross-functional integration associated with Reckitt Benckiser’s $17B acquisition of Mead Johnson Nutrition and was named the global Chief Financial Officer of the Mead Johnson business unit after the integration. Mr. Rusie worked for Ernst & Young LLP as a Senior Auditor from 1996 to 2001. Mr. Rusie has served as a Board Member to the American Chamber of Commerce South China since 2013. He holds an M.B.A. from Indiana University and an undergraduate degree from Miami University (OH). Andy obtained his U.S. CPA license in 1996.
Luke Bailey
Mr. Bailey was the President of the Company’s Ingredients segment upon the closing of the Business Combination. Previously. Mr. Bailey served as President of MAFCO and had 15 years’ experience in operational, financial, and strategic planning, and analysis roles. Mr. Bailey resigned from his position on December 4, 2020.
Corporate Governance
Our Board believes that good corporate governance is fundamental to the overall success of our business. To that end, our Board evaluates our corporate governance practices in light of applicable changes in Delaware law, the rules and listing standards of the Nasdaq, the rules and regulations of the SEC, and the rules and regulations under the Internal Revenue Code of 1986, as amended (the “Code”), as well as best practices suggested by recognized governance authorities, and makes modifications to our corporate governance practices that it determines are warranted.
To guide the operation and direction of the Board and its committees, our Board has established charters for its standing committees and our Code of Ethics to reflect our commitment to good corporate governance and to comply with Delaware law, the rules and listing standards of the Nasdaq, the rules and regulations of the SEC and other legal requirements. These materials are available on our website —  https://investor.wholeearthbrands.com/corporate-governance/governance-documents.
These materials are also available in print free of charge to stockholders, upon written request to Whole Earth Brands, Inc., Investor Relations, 125 S. Wacker Drive, Suite 3150, Chicago, Illinois 60606.
Director Independence
Nasdaq listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of our Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board conducts an annual assessment of the independence of each member of our Board, taking into consideration all relationships between the Company and/or our officers, on the one hand, and each director on the other, including the director’s commercial, economic, charitable and family relationships, and such other criteria as our Board may determine from time to time.
The Board monitors its compliance with Nasdaq requirements for director independence on an ongoing basis, including through an annual review of director questionnaires and consideration of transactions and relationships between each director or any member of his or her immediate family and the Company as well as other relevant facts and circumstances. The Board and the Nominating and Corporate Governance Committee considered the directors’ responses to a questionnaire asking about their relationships with the Company (and their immediate family members’ relationships with the Company) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships or arrangements between the Company and the directors or parties related to the directors.
Our Board has determined that each of Steven M. Cohen, Denise M. Faltischek, Ira J. Lamel, John M. McMillin, and Anuraag Agarwal qualifies as “independent” as defined under the applicable Nasdaq rules.
Risk Oversight
Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of our strategic and organizational objectives, to improve long-term organizational performance and to enhance stockholder value. A fundamental part of risk oversight is to understand the individual risks our Company faces, the steps management is taking to manage those risks, including the framework used by management for the coordinated oversight, control and continuous improvement of processes used to manage risk, and to assess management’s appetite for risk. It is management’s responsibility to manage risk and bring to the Board’s attention material risks facing our Company. Our Board receives regular reports from management on matters relating to strategic and operational initiatives, financial performance and legal developments, which are each integrated with enterprise-risk exposures.
While the Board has the ultimate responsibility for risk oversight, each committee of the Board also oversees risk to the extent that it relates to the committee’s responsibilities, as outlined below. Each committee makes reports in its respective area of responsibility to the Board as needed:
•
The Audit Committee focuses on financial risk, including internal controls, legal and regulatory risks, as well as compliance risks of a financial nature. It also assists the Board in fulfilling its oversight responsibility with respect to compliance risks of a non-financial nature.

•
The Compensation Committee evaluates and sets compensation programs that encourage decision-making predicated upon a level of risk consistent with our business strategy. As needed, the Compensation Committee reviews compensation and benefit plans affecting employees in addition to those applicable to executive officers.

•
The Nominating and Corporate Governance Committee oversees governance risk, and evaluates director skills and qualifications to ensure the appropriate appointment of particular directors to our standing committees based upon the needs of that committee.

Given the Board’s role in risk oversight, it believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. Our Board believes our current leadership structure will enable it to manage such risks effectively.
Communications with the Board
Stockholders and other interested parties who wish to communicate directly with any member of our Board, or our non-management directors as a group, may do so by writing to the Board or Non-Management Directors, Whole Earth Brands, Inc., c/o General Counsel, 125 S. Wacker Drive, Suite 3150, Chicago, Illinois 60606.

The Board values the input of the stockholders who engaged with us on these important matters, and believes that the changes enhance stockholder rights, provide increased accountability of the Company and our Board to our stockholders, and give us an opportunity to further demonstrate our values and commitment to advancing diversity, equity and inclusion.
Meetings and Board Committees
Board Meetings and Director Attendance
The Board met six times in 2020. In 2020, each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of our Board (held during the period for which he or she has been a director) and (2) the total number of meetings of all committees of our Board on which the director served (during the periods that he or she served).
Directors are expected to prepare for and use reasonable efforts to participate in all Board meetings and meetings of the committees on which they serve. The Board and each committee will meet as frequently as necessary to properly discharge their responsibilities, provided that the full Board will meet at least four times per year. In addition, directors are expected to use reasonable efforts to attend the Annual Meeting of Stockholders. This is our first annual meeting and we expect all our directors will be able to attend.
Committees of the Board
Our Board currently has standing Audit, Compensation and Nominating and Corporate Governance Committees. All of the members of these committees meet the applicable independence requirements of the Nasdaq and the SEC. Our Board has the ability to establish special committees, if necessary.
Each of our standing committees is governed by a written charter, which is subject to annual review by each respective committee and approval by the Board. Committee charters are available on our website (https://investor.wholeearthbrands.com/corporate-governance/governance-documents).
As of December 31, 2020, our committee membership was as follows:
Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Irwin D. Simon
Anuraag Agarwal	*		*
Steven M. Cohen		*	*
Denise M. Faltischek			+
Ira J. Lamel	+	*
Albert Manzone
John M. McMillin	*	+

*
Committee Member

+
Committee Chair

Audit Committee
Our Audit Committee met two times in 2020. Our audit committee is comprised of Messrs. Ira J. Lamel, John M. McMillin and Anuraag Agarwal, with Mr. Lamel serving as chair. The Board has affirmatively determined that each member of the audit committee qualifies as independent under Nasdaq rules applicable to board members generally and under the Nasdaq rules and Securities Exchange Act of 1934, as amended (the “Exchange Act”) Rule 10A-3 specific to audit committee members. All members of our audit committee meet the requirements for financial literacy under the applicable Nasdaq rules. In addition, the Board has determined that Mr. Lamel qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

As outlined in its written charter, the primary purpose of the Audit Committee is to provide oversight of our accounting and financial reporting processes and audits of our financial statements, as well as of our global compliance program, including matters related to compliance with financial, legal and regulatory requirements.
As outlined in its written charter, the Audit Committee is responsible for, among other things:
•
appointing an independent registered public accounting firm to act as our independent auditor; discussing with our independent registered public accounting firm their independence from management;

•
evaluating the independent auditor’s qualifications, independence and performance; reviewing the independent’s auditor’s quality control procedures and evaluating the lead partner of the independent auditor;

•
determining the engagement of the independent auditor;

•
reviewing and approving the scope and timing of the annual audit and the audit fee for all audit service and non-audit services;

•
reviewing and discussing with management and the independent auditor the results of the annual audit and the review of our quarterly financial statements;

•
approving the retention of the independent auditor to perform any proposed permissible non-audit services;

•
monitoring the rotation of partners of the independent auditor on our engagement team in accordance with requirements established by the SEC;

•
reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our periodic reports to be filed with the SEC;

•
meeting with the independent auditor prior to the audit to discuss the overall audit strategy, planning and staffing of the audit;

•
reviewing our critical accounting policies and practices; and

•
reviewing the audit committee charter and the committee’s performance at least annually.

Compensation Committee
Our Compensation Committee met two times in 2020 and had numerous other informal meetings and working sessions.
Our Compensation Committee is comprised of Messrs. Steven M. Cohen, John M. McMillin and Ira J. Lamel, with Mr. McMillin serving as chair. We have affirmatively determined that each member of the Compensation Committee qualifies as independent under Nasdaq rules, including the additional independence standards for members of a Compensation Committee, and that each qualifies as a “non-employee director” as defined in Rule 16b-3 of the Exchange Act.
As outlined in its written charter, the Compensation Committee has the responsibility to, among other things:
•
periodically reviewing the advising the board on the company’s overall compensation philosophy, policies, and plans;

•
reviewing and recommending corporate goals and objectives relevant to compensation of our chief executive officer;

•
reviewing and recommending to the board the compensation of all other executive officers;

•
recommending to the board the establishment and terms of our incentive compensation and equity-based plans;

•
approving grants of options and other equity awards to all executive officers under our equity compensation plans;

•
reviewing and recommending to the board regarding director compensation; and

•
reviewing and evaluating, at least annually, the performance of the Compensation Committee and its members, including compliance by the Compensation Committee with its charter.

The Compensation Committee may delegate its authority and duties to subcommittees or individual members of the Compensation Committee, as it deems appropriate in accordance with applicable laws and regulations. The Compensation Committee has delegated authority to our Chief Executive Officer to make equity grants to new hires and such other awards to existing employees who are not executive officers within predetermined guidelines. These grants are reviewed with the Compensation Committee annually. The Compensation Committee may also delegate authority to make amendments to the Company’s benefit plans to the Chief Human Resources Officer, that she determines to be necessary to maintain compliance with applicable law or other technical amendments that do not materially increase the cost of the plans to the Company.
Pursuant to its charter, the Compensation Committee has sole authority to retain or obtain advice from any compensation consultant, legal counsel or other advisor, as the Compensation Committee deems appropriate to assist the Committee in the performance of its duties, including the sole authority to approve the compensation and other terms and conditions of retention. Korn Ferry served as the Compensation Committee’s independent compensation consultant in 2020. The Compensation Committee retained Korn Ferry to assist with the development of a peer group against which to evaluate our executive compensation levels and our proposed equity compensation program. Korn Ferry provided advice or assistance only with respect to executive compensation.
For additional information regarding the services provided by Korn Ferry, please see the Compensation Discussion & Analysis section below.
In 2020, Korn Ferry and its affiliates did not provide additional services to the Company other than at the request of the Compensation Committee. After review and consultation with Korn Ferry, the Compensation Committee determined that Korn Ferry is independent, and there is no conflict of interest resulting from retaining Korn Ferry during 2020. In reaching these conclusions, the Compensation Committee considered the factors set forth in the SEC rules and the Nasdaq listing standards.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee met three times in 2020. Our Nominating and Corporate Governance Committee is comprised of Ms. Denise M. Faltischek and Messrs. Steven M. Cohen and Anuraag Agarwal, with Ms. Faltischek serving as chair. We have affirmatively determined that each member of the Nominating and Corporate Governance Committee qualifies as independent under Nasdaq rules.
As outlined in its written charter, the Nominating and Corporate Governance Committee has responsibility to, among other things:
•
recommending director nominees for election to our Board;

•
recommending board size and composition to our Board;

•
developing and recommending approval standards for determining whether a director is independent;

•
recommending to the board the qualifications, appointment, and removal of committee members;

•
reviewing, at least annually, our compliance with the Nasdaq corporate governance listing requirements;

•
overseeing our corporate governance policies;

•
reporting and making recommendations to our Board concerning governance matters; and

•
overseeing the Company’s environmental, social and governance initiatives.

The Nominating and Corporate Governance Committee is responsible for recommending nominees for Board membership to fill vacancies or newly created positions, and for recommending the persons to be nominated for election at the Annual Meeting. In connection with the selection and nomination process, the Nominating and Corporate Governance Committee expects to review the desired experience, skills, diversity and other qualities to ensure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. The Nominating and Corporate Governance Committee may also consider nominations of director candidates validly made by the Company’s stockholders. The Company’s stockholders may nominate director candidates by following the procedures in our Bylaws.
The Nominating and Corporate Governance Committee may retain, as appropriate, search firms to assist in identifying qualified director candidates. The Nominating and Corporate Governance Committee expects to look for individuals who have displayed high ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. The Nominating and Corporate Governance Committee has the ability to request any search firm that the Nominating and Corporate Governance Committee engages to include candidates with diversity of gender, race, ethnicity and culture in its list of potential director candidates. The Nominating and Corporate Governance Committee continually reviews Board composition and potential additions while striving to maintain and grow a diverse and broad skill set that complements the business. The Nominating and Corporate Governance Committee may consider certain factors related specifically to our business, including, but not limited to:
•
knowledge of consumer-packaged goods/food products industries, particularly in branded food, nutrition and snacking, but principally in industries oriented to consumer products;

•
accounting or related financial management expertise;

•
experience executing growth and merger and acquisition strategies, to support the strategic plan for the Company;

•
international exposure and diversity of cultural background and experience with global markets, because the Company operates in a number of countries;

•
leadership experience at an executive level with understanding of the development and implementation of strategies; and

•
high-level marketing and social media experience.

The Nominating and Corporate Governance Committee has not assigned specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In the evaluation of potential new candidates, the Nominating and Corporate Governance Committee intends to consider each candidate’s qualifications in light of the then-current mix of Board attributes, including diversity. Continuing directors are evaluated by the Nominating and Corporate Governance Committee in the same way, including the continuing director’s past contributions to the Board in such evaluation. Although the Board does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, to help ensure that the Board remains aware of and responsive to the needs and interests of our customers, stockholders, employees and other stakeholders, the Board believes it is important to identify qualified director candidates who would increase the gender, racial, ethnic and/or cultural diversity of the Board.
Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee during 2020 were Messrs. McMillin, Cohen and Lamel. None of these Compensation Committee members is or has ever been an officer or employee of our Company. During 2020, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. In 2020, none of our executive officers served on the board of directors or Compensation Committee (or other board committee performing equivalent functions) of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and persons beneficially holding more than 10% of our common stock to file with the SEC reports of their ownership of our common stock and any changes in that ownership. To our knowledge, all of these filing requirements were timely satisfied in 2020. In making this statement, we have relied upon the written representations of our directors and executive officers and copies of reports that have been filed with the SEC.
Code of Ethics; Availability of Documents
We maintain a Code of Ethics, which has been approved by our Board, to ensure that our directors, employees and officers, including our Chief Executive Officer and Chief Financial Officer, understand the basic principles that govern our corporate conduct. The Code of Ethics is available on our website —  https://investor.wholeearthbrands.com/corporate-governance/governance-documents. A stockholder may request a copy of the Code of Ethics by contacting our Corporate Secretary at Whole Earth Brands, Inc.,
125 S. Wacker Drive, Suite 3150, Chicago, Illinois 60606. Any waivers or substantive amendments of the Code of Ethics will be publicly disclosed.
The charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website — https://investor.wholeearthbrands.com/corporate-governance/governance-documents. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis of our executive compensation philosophy, objectives and design, our compensation-setting process, the components of our executive compensation program, and the decisions made for compensation in respect of 2020 for our executive officers should be read together with the compensation tables and related disclosures set forth below. The discussion in this section contains forward-looking statements that are based on our current considerations and expectations relating to our executive compensation programs and philosophy. As our business and our needs evolve, the actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this section.
Executive Summary
In evaluating our overall executive compensation program and decisions, including payouts and awards under our compensation programs, the Compensation Committee considered a number of factors, including the achievement of both strategic enterprise and financial objectives and the position of our company in fiscal year 2020. See “Executive Compensation Objectives” below. Some specific highlights and key accomplishments in 2020 and early 2021 included:
Consummation of the Business Combination:
•
On June 25, 2020, we consummated the Business Combination and we changed our name from “Act II Global Acquisition Corp.” to “Whole Earth Brands, Inc.”

Strategic Acquisitions:
•
During the fourth quarter, on November 10, 2020, we completed acquiring Swerve, L.L.C and Swerve IP, L.L.C. (collectively, “Swerve”). Swerve is a marketer of the “Ultimate Sugar Replacement” and provides a key growth platform for us to expand our existing offerings in the alternative better-for-you sweetener space, which complements our existing sweetener portfolio.

•
On February 8, 2021, we acquired WSO Investments, Inc. the holding company for Wholesome Sweeteners Incorporated (“Wholesome”), the #1 organic sweetener brand in North America.

•
The acquisition of Wholesome and Swerve, doubled our North American market share in only seven months since the closing of the Business Combination. These acquisitions significantly move our portfolio mix toward natural sweeteners, which now represent approximately 88% of our North American Branded CPG business.

Overview
This section provides an overview of our executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
It is important to note that for the period leading up to the Business Combination in June 2020, the compensation of our named executive officers was determined by and paid in connection with services provided to Merisant and MAFCO and that many of these compensation arrangements remained in place post-Business Combination as our Compensation Committee was constituted at the time of the Business Combination and then took steps to engage an independent compensation consultant, develop a peer group and benchmarking, evaluate the existing programs previously implemented by Merisant and MAFCO against such benchmarking and develop a framework for both short term incentive plans and long term incentive plans going forward. Accordingly, much of the compensation matters discussed in this Compensation Discussion and Analysis are the compensation arrangements that were in place at the time of the Business Combination.
Given the above, we view our fiscal year 2020 to be a transition year. On a going forward basis, the Compensation Committee expects to make any determinations as it relates to the payout of the previous year’s compensation programs as well as the adoption of any performance measures for the current fiscal year. This allows the Compensation Committee to have a good understanding of the prior fiscal year financial performance in order to evaluate the performance of the NEOs against previously adopted performance measures as well as develop plans and performance metrics based on the annual operating plan for the current fiscal year.
For the fiscal year ended December 31, 2020, our named executive officers (each an “NEO”) were:
Named Executive Officer	Title
Albert Manzone	Chief Executive Officer
Andrew “Andy” Rusie	Chief Financial Officer
Lucas Bailey	President of Flavors & Ingredients
We note Mr. Bailey resigned from the Company effective December 4, 2020, and therefore, ceased to be a NEO as of that date.
Compensation Philosophy
We believe that the majority of our executive compensation should be dependent on the growth and success of our Company so that our NEOs are fully aligned with the long-term interests of our stockholders. Accordingly, on a going forward basis, the Compensation Committee has designed a compensation program that provides for a significant portion of executive compensation to be “at risk”, and therefore, except for base salary, a significant portion of our NEOs’ total direct compensation will be dependent on achieving quantitative performance goals and provides for a significant portion to be paid in the form of equity compensation that will appreciate in value only to the extent that shares held by our stockholders also increase in value.
Executive Compensation Objectives and Design
We will seek to provide a competitive total compensation package to our NEOs through a combination of base salary, annual incentives and long-term incentives.
The primary objectives of our executive compensation program are to:
•
Align the interests of our executives with the interests of our stockholders;

•
Prioritize implementation of pay for performance;

•
Promote the creation of long-term stockholder value;

•
Attract, motivate and retain key employees with outstanding talent and competency;

•
Structure executive compensation in a manner that promotes our strategic, financial and operating performance objectives; and

•
Reward performance, with a meaningful portion of compensation tied to the Company’s financial, operational and strategic goals.

Compensation-Setting Process
In setting compensation for 2020, our Board, and following its establishment, our Compensation Committee, worked closely with members of our management, including our CEO, and engaged an independent compensation consultant , Korn Ferry, to advise it. Management activities included establishing and reviewing salary, equity awards and bonuses, and other compensation for our executive officers, and determining performance goals and objectives. Our Board worked with members of our management to gather market and operating data that members of our management reviewed in making their recommendations to our Compensation Committee. From time to time, members of our management, including our CEO, attended meetings (or portions of meetings) of our Board and Compensation Committee to present information and answer questions.

The Compensation Committee retained Korn Ferry to assist with the development of a peer group against which to evaluate our executive compensation levels and our proposed equity compensation program. Korn Ferry provided advice or assistance only with respect to executive compensation. The Compensation Committee considered the independence of Korn Ferry in light of SEC rules and Nasdaq listing standards, which requires compensation committees to assess the independence of their compensation consultant, legal counsel and other advisors prior to receiving advice from them. The Compensation Committee has reviewed its and the Company’s relationships with Korn Ferry and has not identified any conflicts of interest.
The Compensation Committee took the results of Korn Ferry’s comparative analyses of our peer groups (as described below), as well as the considerations provided by Korn Ferry with respect to components and levels of compensation for our executive officers, under advisement in determining competitive market practice in our industry. The Compensation Committee considered the assessment of peer group market compensation, historical compensation levels, subjective assessments of individual performance and value to the Company, and other subjective factors in establishing and approving the various elements of our executive compensation program for fiscal year 2020.
Use of Market Compensation Data; Creation of Peer Companies
We are a global food company enabling healthier lifestyles and providing access to high-quality plant-based sweeteners, flavor enhancers and other foods through our diverse portfolio of trusted brands and delicious products. Our management must therefore manage our growth with a diverse portfolio of brands/products, and the peer group identified by Korn Ferry examined companies with this type of strategy and a similar revenue size, market capitalization and net income margins. Korn Ferry provided a peer group of companies that would provide meaningful compensation data to the Compensation Committee to assist with its review and decision making. For fiscal year 2020, the 18 selected peer companies were as follows:
Fiscal Year 2020 Peer Companies
Lancaster Colony Corporation	The Simply Good Foods Company	Beyond Meat, Inc.
Sunopta Inc.	J&J Snack Foods	E.L.F. Beauty, Inc.
Bellring Brands, Inc.	John B. Sanfilippo & Son	Newage, Inc.
National Beverage Corp.	Farmer Bros. Co.	Freshpet, Inc.
Rogers Sugar Inc.	MGP Ingredients, Inc.	Craft Brew Alliance, Inc.
Landec Corporation	S&W Seed Company	Bridgford Foods Corporation
The Compensation Committee uses relevant compensation data from the annual total compensation study of peer companies to help inform its decisions regarding compensation elements, levels and opportunities. The Compensation Committee establishes targeted pay levels by role, taking into account the competitive peer data and factors such as business performance, individual performance, job responsibilities, individual skill sets and other relevant factors. The Compensation Committee generally targets compensation for the Company’s executive officers at the 60th percentile of the peer group, although the Compensation Committee reviews all relevant factors when determining executive compensation. However, the Compensation Committee uses peer company data as only a guideline to inform its actions and does not necessarily determine compensation to any specific level of compensation of the peer companies.
Components of Executive Compensation Program
The compensation program for our NEOs currently consists of the following elements: base salary, performance-based cash incentive awards, equity-based incentive compensation and benefits, each as described below. As of the date of the Business Combination, the Compensation Committee determines the compensation of our NEOs and administers our equity incentive plan.

Element	Fixed or Variable	Purpose & Design Features
Base Salary	Fixed	To attract and retain executives by offering fixed compensation that is competitive with market opportunities and that recognizes each executive’s position, role, responsibility and experience.
Annual Performance-Based Cash Incentive	Variable	To motivate and reward the achievement of our annual performance goals, based on the attainment of pre-defined financial performance objectives.
Equity Awards	Variable	To align executives’ interests with the interests of stockholders through equity-based compensation with performance-based and time-based vesting periods and to promote the long-term retention of our executives and other key management personnel.
Benefits	Fixed	To provide attractive benefits that promote employee (and potentially family) health and wellness. Benefits are provided at a level that is the same or similar to all employees, unless otherwise noted below.
Base Salary
Base salaries for our NEOs are established based on the individual’s scope of responsibilities, experience, and market factors. The Compensation Committee typically reviews base salaries on an annual basis, referencing peer group and survey data to understand the marketplace for individuals in similar positions. No formulaic base salary increases are provided to our NEOs; however, annual merit increases are provided when the Compensation Committee determines that such increases are warranted in light of national salary increase levels, salary levels within companies in our peer group, individual performance and/or overall company performance. We pay base salaries to attract, recruit and retain qualified employees. The base salaries for 2020 for our NEOs take into account the initial base amount set forth in the executive’s respective employment agreement or employment offer letter, as applicable, and the scope of the executive’s responsibilities, individual contributions, prior experience and sustained performance.
The base salaries of our NEOs for 2020 were as follows:
Executive & Title	2020 Base Salary*
Albert Manzone, CEO	$632,800(1)
Andrew Rusie, CFO	$375,000
Lucas Bailey, Pres. Flavors & Ingredients	$734,410(2)

*
The Company has a practice of increasing base salary effective April 1. The numbers shown in the table are the total earned amounts from January 1 to December 31, 2020.

(1)
Mr. Manzone is paid in Swiss Francs (CHF). Mr. Manzone’s 2020 salary of 560,000 CHF has been converted to U.S. dollars based on the Financial Times December 31, 2020 exchange rate of 1 CHF = $1.13.

(2)
Mr. Bailey’s earned amount is through his resignation date of December 4, 2020.

Annual Performance-Based Cash Incentive Compensation
Following the Business Combination, our NEOs did not receive an annual cash incentive award in 2020. Rather, our NEOs were granted equity in 2020 (as described below) to continue to incentivize performance while the Company transitioned to a public company. The Company intends to establish such a cash-based incentive program to award our NEOs for future years. The annual cash award in future years will be based on performance targets approved by the Compensation Committee and shall be a percentage of base salary for each NEO. The annual financial objectives and final bonus determinations will also be approved by the Compensation Committee.
As described below, Mr. Manzone was awarded certain annual performance-based cash incentives under the terms of the legacy Flavors Holdings Long-Term Incentive Plan (“Cash LTIP”). These amounts were attributable to performance conditions with respect to Flavors Holdings and were established prior to the Business Combination. Amounts paid in 2021 with respect to the Cash LTIPs are reflected in the Summary Compensation Table below.
Long-Term Equity Incentive Compensation
The Compensation Committee believes that providing compensation through its equity compensation plan provides the appropriate long-term growth incentives for the Company and for the benefit of shareholders. We provide equity-based long-term incentive compensation to our NEOs to link long-term results with our stockholders’ interests, to promote the long-term retention of our executives and key management personnel and to ensure that such NEOs have a continuing stake in our long-term success. We grant equity incentive awards to our NEOs in conjunction with the applicable NEO’s initial hire, as applicable, and at other times at the discretion of the Compensation Committee, which we expect will be in the first quarter of each year. The Compensation Committee anticipates using grants of equity awards to further our objective of a pay-for-performance compensation program to tie executive compensation to the achievement of our longer-term corporate strategies and business objectives and to the long-term interests of our stockholders. Given that our Business Combination occurred in June 2020, we issued our 2020 annual equity awards in the last week of September 2020 in order to provide the Compensation Committee time to develop its equity compensation program.
With respect to our 2020 annual equity grants, we issued time-based restricted stock units (“RSUs”) under our equity-based 2020 long-term incentive plan (the “2020 LTIP”) to our NEOs, as well as our key employees. Due to the Business Combination occurring midyear, in lieu of an annual cash-based bonus plan, the Compensation Committee approved 2020 annual equity grants, subject to a fourteen (14) month service-based vesting condition, except under certain conditions, in order to incentivize all employees at manager level and above (with cash bonuses to our employees below the manager level) for purposes of retention.
Method of Accounting and Our Assumptions
As of December 31, 2020, the Company has only granted equity in the form of RSUs. The fair value of RSUs is measured at the market price of the Company’s stock on the date of grant. The fair value of share-based award grants is amortized to expense over the vesting period.
Effect of Accounting and Tax Treatment
When determining the components of the compensation paid to our executive officers, we review the anticipated accounting and tax consequences to us and the executive officers, including: the recognition of share-based compensation; Section 162(m) of the Internal Revenue Code (the “Code”) which imposes a limit on the amount of compensation that we may deduct in any one year with respect to our NEOs; the Tax Cuts and Jobs Act which eliminated the exception that allowed for the deductibility of certain performance-based compensation; and Section 409A of the Code. We strive to ensure that there are no negative accounting or tax implications due to the design of our executive compensation programs; however, we will take the actions that we deem necessary and appropriate to further the best interest of our stockholders, promote our corporate goals, and achieve our compensation goals.
Indirect Compensation Elements: Retirement Plan; Health and Welfare Benefits
In addition to the primary elements of compensation described above, our U.S.-based NEOs also participate in employee benefits programs available to our U.S. employees generally, including our tax-qualified 401(k) plan as described below. Mr. Manzone is not eligible to participate in our qualified 401(k)

plan, but does participate in the retirement plans offered to our employees in Switzerland as described below. In addition, we provide other benefits to our NEOs on the same basis as all of our employees generally. These benefits include group health (medical, dental and vision) insurance, group short- and long-term disability insurances and group life insurance.
Sign-on Cash Bonus
As a recruitment incentive, Mr. Rusie was paid a sign-on cash bonus in April 2020 of $187,500 following his start of employment with us. If Mr. Rusie’s employment is terminated for cause or if he voluntarily resigns before December 2021, then Mr. Rusie is required to repay the sign-on bonus.
One-Time Action In Connection with Business Combination
As noted in the table below, in connection with the Business Combination, we awarded special bonus opportunities to Mr. Manzone and Mr. Bailey who were actively employed at the time, which were paid shortly following the completion of the Business Combination subject to continued employment.
Executive Employment Agreements
Certain compensation paid to Messrs. Manzone, Bailey and Rusie reflected in the Summary Compensation Table below was provided pursuant to legacy employment agreements with Merisant and MAFCO or their respective affiliates (together the “Employment Agreements”). The Employment Agreements generally provide for base salary, incentive compensation, benefits, severance protection and certain restrictive covenants. Specifically, the NEOs are subject to a non-competition covenant and a non-solicit of employees and customers/suppliers for a period of twelve months following their termination of employment.
Albert Manzone Employment Agreement
Mr. Manzone is party to an employment agreement to serve as Chief Executive Officer of Merisant and Flavors Holdings. Mr. Manzone’s employment, pursuant to his agreement, will continue until terminated in accordance with the terms of his agreement, which includes a two-month notice period.
Pursuant to the employment agreement, Mr. Manzone’s compensation includes (a) a base salary of CHF 550,000; (b) eligibility for an annual performance bonus with a target value of 100% of his base salary; and (c) a discretionary long-term incentive award opportunity in the Cash LTIP. Pursuant to the employment agreement, Mr. Manzone was entitled to and received a transaction cash bonus equal to $3,425,000, payable within five days following the closing of a company sale (such as the Business Combination) that occurs prior to December 31, 2020, subject to Mr. Manzone’s continued employment through the closing date.
Under his employment agreement, if Mr. Manzone’s employment is terminated by Merisant without cause or due to his resignation for good reason within twelve (12) months following a company sale (including the Business Combination), subject to his execution of a release of claims, he will be eligible to receive (a) a severance payment equal to two multiplied by the sum of (i) his base salary and (ii) target annual bonus; (b) a full year annual bonus for the year of termination based on the greater of target or actual performance; (c) his outstanding Cash LTIP awards; and (d) continued pension benefits, health insurance and other employee benefits for the duration of the severance period, to the extent permitted by law. Under his employment agreement, if Mr. Manzone resigns his employment for good reason or his employment is terminated without cause prior to or more than twelve (12) months following a company sale (including the Business Combination), he will be entitled to (a) twelve (12) months of salary continuation, (b) a prorated bonus for the year of termination based on actual performance, (c) a prorated Cash LTIP award, and (d) a health insurance allowance to the extent provided by Merisant policy. Mr. Manzone’s employment agreement contains non-competition, non-solicitation and no-hire covenants that will apply for twelve (12) months following his termination.
Lucas Bailey Employment Agreement
Mr. Bailey was party to an employment agreement and served as Chief Operating Officer and President of Mafco Worldwide, until his resignation in December 2020. Pursuant to his employment agreement,

Mr. Bailey’s compensation included (a) a base salary of $787,950; (b) an annual performance bonus opportunity with a target level ranging from 40-125% of his base salary, depending on the percentage of EBITDA achievement by Mafco Worldwide; and (c) a discretionary long-term incentive award opportunity in the Mafco Long-Term Incentive Plan, to the extent adopted.
Andrew “Andy” Rusie Employment Agreement
On November 16, 2019, Mr. Rusie entered into an employment agreement with Merisant Company to serve as Chief Financial Officer of both Merisant and Mafco Worldwide. Mr. Rusie’s employment, pursuant to his agreement, will continue until terminated in accordance with the terms of his agreement.
Pursuant to his employment agreement, Mr. Rusie’s compensation includes (a) a base salary of $375,000; (b) an annual performance bonus opportunity with a target level of 60% of his base salary; and (c) a discretionary long-term incentive award opportunity with a target payment of $225,000 (60% of his base salary) for the three (3)-year period beginning January 1, 2020 and ending on December 31, 2022, which bonus will be prorated based on the number of days of employment during the performance period. Mr. Rusie also is eligible to earn the following one-time bonuses: (a) a 2019 bonus of $70,000 paid in April 2020; (b) a sign-on/retention cash bonus equal to $187,500, paid in April 2020, subject to Mr. Rusie’s continuing employment through the second anniversary of his hire date; and (c) a transaction cash bonus equal to $187,500, to be paid within ten business days following the closing of a Company sale prior to December 31, 2020, contingent upon the sale of Mr. Rusie’s prior employer before such date, subject to Mr. Rusie’s employment through the closing date of a Company sale.
Under his employment agreement, if Mr. Rusie’s employment is terminated without “cause” (as defined in his employment agreement), then, subject to his timely execution and non-revocation of a general release of claims, he will be eligible to receive (i) continued payment of his base salary for six (6) months following termination and (ii) a prorated portion of his long-term incentive awards. Mr. Rusie’s severance entitlement is subject to a duty to mitigate damages by seeking comparable employment during the severance term. If Mr. Rusie secures employment during the severance term, his severance entitlement will be reduced by any income earned during such period. Mr. Rusie’s employment agreement contains non-competition, non-solicitation and no-hire covenants that will apply for twelve (12) months following his termination.
2020 Summary Compensation Table
The following table sets forth information regarding compensation earned by our NEOs during years 2019 and 2020. In accordance with the rules promulgated by the SEC, certain columns relating to information that is not applicable have been omitted from this table.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Albert Manzone Chief Executive Officer	2020(5)	$632,800	$0	$612,156	$535,338	$3,540,272	$5,320,566
	2019(10)	$558,606	$0	$0	$235,553	$613,124	$1,407,283
Andrew Rusie Chief Financial Officer	2020	$375,000	$257,500	$224,997	$0	$11,400	$868,897
	2019	$23,438	$0	$0	$0	$0	$23,438(7)
Lucas Bailey President – Flavors & Ingredients	2020	$734,410	$0	$512,168(6)	$0	$1,756,949	$3,003,527
	2019	$780,300	$413,674	$0	$0	$36,105	$1,230,079

(1)
The amounts in this column represent the sign-on cash bonus paid to Mr. Rusie in connection with the commencement of his employment with Whole Earth Brands. The terms of Mr. Rusie’s sign-on cash bonus are described under “Sign-on Cash Bonus” above. The amounts shown for Mr. Bailey and Mr. Rusie represent annual bonuses earned in 2019 or 2020 and paid in cash in the first quarter of the following year, based on the attainment of individual and company performance metrics as determined by the Merisant and MAFCO board of directors in its discretion.
(2)
The grant date fair market value of each equity award was computed in accordance with FASB ASC Topic 718.

(3)
The amounts in this column reflect payments to the NEOs in accordance with the legacy Cash LTIP, as described above.

(4)
Amounts in this column include:

Name and Principal Position	Year	401(k) Match	Health & Welfare Insurance ($)	Car Allowance ($)	Tax Benefits ($)	Pension Contributions	Transaction Bonus ($)	Vacation Cash-out For Mr. Bailey upon Resignation	Total All Other Compensation ($)
Albert Manzone	2020(5)	$0	$9,270	$23,798	$29,529	$52,675	$3,425,000(8)	$0	$3,540,272
	2019(10)	$0	$8,483	$30,752	$26,785	$47,104	$500,000(9)	$0	$613,124
Andrew Rusie	2020	$11,400	$0	$0	$0	$0	$0	$0	$11,400
	2019	$0	$0	$0	$0	$0	$0	$0	$0
Lucas Bailey	2020	$11,400	$10,972	$8,845	$7,396	$0	$1,575,900	$142,438	$1,756,949
	2019	$0	$10,692	$13,096	$12,317	$0	$0	$0	$36,105

(5)
Mr. Manzone is paid in Swiss Francs (CHF). Mr. Manzone’s compensation has been converted to U.S. dollars based on the Financial Times December 31, 2020 exchange rate of 1 CHF = $1.13.

(6)
Due to Mr. Bailey’s resignation, this equity award was forfeited.

(7)
Mr. Rusie was hired as CFO of Merisant and Mafco Worldwide on December 9, 2019.

(8)
This amount represents the transaction bonus described in Mr. Manzone’s employment agreement above. Mr. Manzone received 3,260,600 CHF reflecting an exchange rate of 1 CHF = $1.05.

(9)
Mr. Manzone was paid a retention payment in 2019 of $500,000 USD.

(10)
Compensation for Mr. Manzone in Swiss Francs (CHF) has been converted to U.S. Dollars (USD) based on the Financial Times exchange ratio of 1.025 as of February 11, 2020.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information with respect to outstanding equity awards for each of our NEOs as of December 31, 2020:
Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Albert Manzone	9/30/2020					73,400	$800,060
Andrew Rusie	9/30/2020					26,978	$294,061
Lucas Bailey(3)	9/30/2020					0	$0

(1)
Each NEO was granted restricted stock units (RSUs) under the 2020 LTIP. The RSUs will settle in shares of the Company’s common stock on a one-for-one basis and become fully vested, subject to the grantee’s continued employment with the Company, on or about November 19, 2021 (with full vesting upon an involuntary termination of employment without “cause”). In the event of a voluntary termination by the grantee prior to the vesting date, all RSUs subject to the award will be forfeited.
(2)
Market value of stock computed by multiplying the closing market price of FREE stock on December 31, 2020 ($10.90) by the number of RSUs granted.

(3)
Mr. Bailey forfeited his RSUs upon his resignation.

Potential Payments Upon Termination or Change in Control
The severance benefits for our NEOs are provided under individual employment agreements and, in certain cases, equity award agreements. Upon any termination of employment, each NEO will be entitled to receive, within thirty days following termination, any accrued and vested payments and benefits that have not yet been paid, including unpaid base salary earned, accrued but unused vacation and reimbursement for any unreimbursed business expenses (collectively, the “Accrued Benefits”). Additionally, depending on the type of termination, each NEO may be entitled to receive severance payments in addition to the Accrued Benefits. Terminations under which we may pay severance benefits include in the event we terminate an NEO’s employment without “cause,” an NEO resigns for “good reason” or an NEO’s employment is terminated following designated “Change in Control” situations (in each case, only as outlined in the applicable employment arrangement). The severance payments are subject to the NEO’s execution and non-revocation of a general release of claims in favor of the Company and continued compliance with customary confidentiality and non-solicitation requirements.
In the event of termination of employment due to death or disability, the NEOs are entitled to only receive payment of any Accrued Benefits. In addition, all unvested equity awards are forfeited upon the NEO’s termination due to death or disability, unless the Compensation Committee determines otherwise in its discretion pursuant to the terms of the 2020 LTIP.
None of the NEOs are automatically entitled to benefits upon a change in control of the Company. Mr. Manzone is entitled to termination benefits and enhanced termination payments or benefits in the event he is terminated within twelve (12) months following a change in control of the Company, as described in his employment agreement above. Mr. Rusie’s termination benefits are also described above. Mr. Bailey did not receive severance upon his resignation from the Company.

DIRECTOR COMPENSATION
In connection with the Business Combination, the Company adopted a new Board compensation program which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of our common stock to further align their interests with those of our stockholders. The new program provides the following compensation for non-employee directors following the Business Combination:
•
an annual cash retainer of $65,000 (earned and payable in equal installments on the first day of each fiscal quarter);

•
a restricted stock award with a value of $65,000 (based on the fair market value of a share of common stock on the grant date or, in some cases, on the closing of the Business Combination) payable in the form of restricted stock, granted upon initial election to the Board and then each year at the annual shareholders meeting;

•
an annual cash retainer of $250,000 for the Executive Chairman of the Board (earned and payable in equal installments on the first day of each fiscal quarter); and

•
a restricted stock award with a value of $250,000 for the executive chairman of the Board (based on the fair market value of a share of common stock on the grant date or, in some cases, on the closing of the Business Combination), granted upon initial election to the Board and then each year at the annual shareholders meeting.

For the purposes of the restricted stock awards granted in 2020 only, each non-employee director received their respective restricted stock awards on or about September 30, 2020, with 100% of the shares scheduled to vest on the close of business on the date of the Company’s 2022 annual shareholder meeting, except in the case of an involuntary termination, change in control, death or disability and subject to such other terms and conditions as may otherwise be set forth in the applicable award agreement.
Director Compensation Table
The following table provides information concerning the compensation of each non-employee director who served on the Board in 2020. Company employees did not receive compensation for serving as a director.
Name	Stock Awards($)(1)	All Other Compensation ($)	Total ($)
Irwin D. Simon	$250,000	$125,000	$375,000
Anuraag Agarwal	$65,002	$32,500	$97,502
Steven M. Cohen	$65,002	$32,500	$97,502
Denise M. Faltischek	$65,002	$32,500	$97,502
Ira J. Lamel	$65,002	$32,500	$97,502
Albert Manzone(2)	—	—	—
John M. McMillin	$65,002	$32,500	$97,502

(1)
The amounts in this column represent the aggregate grant date fair market value of restricted stock awards granted to each non-employee director, computed in accordance with FASB ASC Topic 718. The value represents the number of shares issued multiplied by the closing price on the date of grant ($8.34). The additional value is the result of rounding.

(2)
Since Mr. Manzone is an employee, he did not receive any compensation for his service as a director.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our certificate of incorporation (the “certificate of incorporation”), our bylaws (the “bylaws”) and the warrant-related documents described herein, each of which are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. We urge to you read each of the certificate of incorporation, the bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of such securities. Our common stock and warrants are registered pursuant to Section 12 of the Exchange Act. Unless otherwise indicated, the terms “we”, “us”, and “our” refer to Whole Earth Brands Inc.
Authorized Capital Stock
The total amount of our authorized capital stock consists of 220,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock are issued and outstanding.
Preferred Stock
Our board of directors has authority to issue shares of preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on our capital stock, diluting the voting power of our common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control our company.
Common Stock
General
Holders of our common stock are not entitled to preemptive or other similar subscription rights to purchase any of our securities. Our common stock is neither convertible nor redeemable. Unless our board of directors determines otherwise, we expect to issue all shares of our capital stock in uncertificated form.
Voting Rights
Each holder of our common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the certificate of incorporation. Our bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, our bylaws or our certificate of incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.
Dividend Rights
Each holder of shares of our common stock is entitled to the payment of dividends and other distributions as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends. Any dividends declared by our board of directors to the holders of the then outstanding shares of common stock shall be paid to the holders thereof pro rata in accordance with the number of shares of common stock held by each such holder as of the record date of such dividend.
Other Rights
Each holder of our common stock is subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future.

Liquidation Rights
If we are involved in voluntary or involuntary liquidation, dissolution or winding up of our affairs, or a similar event, each holder of our common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding.
Warrants
Our warrants are issued under an Amended and Restated Warrant Agreement (the “Warrant Agreement”) dated as of June 25, 2020, between us and Continental Stock Transfer & Trust Company, as warrant agent. Pursuant to the Warrant Agreement, each warrant is exercisable for one-half of one share of our common stock at an exercise price of $5.75 per one-half share ($11.50 per whole share), subject to the adjustments provided in the Warrant Agreement.
Pursuant to the Warrant Agreement, warrant holders may exercise their warrants only for a whole number of shares of our common stock. Therefore, only two warrants or a multiple of two warrants may be exercised at any given time by a warrant holder. No fractional shares will be issued upon exercise of the Warrants. For example, if a warrant holder only holds one warrant to purchase one-half of one share of our common stock, such warrant will not be exercisable. However, if a warrant holder holds two warrants, such warrants will be exercisable for one share of common stock. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share dividend payable in shares of common stock, or by a split up of the common stock or other similar event), we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to such holder.
No warrant is exercisable, and we are not obligated to issue shares of common stock, until such shares have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the warrant holder. If a registration statement covering our common stock issuable upon exercise of the warrants is not effective within 60 business days from the completion of the Transaction (as defined in the Warrant Agreement), or at any time thereafter, warrant holders may, until such time as there is an effective registration statement, exercise warrants only on a “cashless basis” pursuant to an available exemption from registration under the Securities Act. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices. We are also permitted, in our sole discretion, to lower the exercise price at any time prior to the expiration date for a period of not less than 20 business days, provided that we provide at least 20 days’ prior written notice of such reduction to registered holders of the warrants and that any such reduction will be applied consistently to all of the warrants. Any such reduction in the exercise price will comply with any applicable regulations under the federal securities laws, including Rule 13e-4 under the Exchange Act generally and Rule 13e-4(f)(1)(i) specifically.
The warrants will expire at 5:00 p.m., New York City time on the earlier to occur of (x) the date that is five years from the completion of the Transaction, (y) our liquidation, or (z) other than with respect to the private placement warrants, the redemption date as fixed by us pursuant to the Warrant Agreement, if we elect to redeem all warrants as described below. Each outstanding warrant not exercised on or before the expiration date will become void, and all rights under the warrants and the Warrant Agreement will cease as of the expiration date.

We may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:
•
at any time while the warrants are exercisable,

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder

•
if and only if, the reported last sale price of the shares of our common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

•
if and only if, there is a current registration statement in effect with respect to our common stock underlying such warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption

If we call the warrants for redemption as described above, we will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our common stock at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances
A warrant holder will not have the rights or privileges of holders of common stock and any voting rights with respect to the shares underlying any warrants until they exercise such warrants and receive common stock. After the issuance of common stock upon exercise of the warrants, each holder will be entitled to such rights with respect to such shares of common stock as provided by applicable law, our organizational documents and any other applicable agreement.
Warrant holders may elect, at their sole option and discretion, to be subject to a restriction on the exercise of their warrants such that an electing warrant holder (and his, her or its affiliates) would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 9.8% of the common stock outstanding.
The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of 65% of the then-outstanding public warrants in order to make any change that adversely affects the interests of the registered holders. Notwithstanding the foregoing, we may lower the exercise price or extend the duration of the exercise period of the warrants in accordance with the Warrant Agreement, without the consent of any holder.
Anti-Takeover Effects of the Certificate of Incorporation and the Bylaws
Our certificate of incorporation and our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of our company. We expect that these provisions, which are summarized below, will discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our company to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage mergers that some stockholders may favor.
Special Meetings of Stockholders
Our certificate of incorporation provides that a special meeting of stockholders may be called by the (a) the chairperson of our board of directors or (b) our board of directors.
Removal of Directors
Subject to applicable law, any director or the entire board of directors may be removed only for cause and only by the affirmative vote of the holders of at least 662∕3% of the total voting power of our then issued and outstanding capital stock entitled to vote in the election of directors, voting together as a single class.

Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be further amended, altered, changed or repealed by a majority vote of our board of directors.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) our board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans) or (3) the merger transaction is approved by our board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under our certificate of incorporation, we have not opted out of Section 203 of the DGCL.
Limitations on Liability and Indemnification of Officers and Directors
Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Exclusive Jurisdiction of Certain Actions
Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name against our directors, officers or employees for breach of fiduciary duty, any provision of the DGCL, our certificate of incorporation or our bylaws or other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Notwithstanding the foregoing, our certificate of incorporation provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Similarly, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Transfer Agent
The transfer agent for our common stock and warrants is Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our common stock or our warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our common stock or our warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares of our common stock then outstanding; or

•
the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is generally not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the restricted securities.

BENEFICIAL OWNERSHIP OF SECURITIES
Security Ownership of Principal Stockholders
Set forth below are stockholders known by us to be the beneficial owner of more than 5% of our common stock as of June 1, 2021. As of June 1, 2021, there were 38,455,759 shares of our common stock outstanding.2
Name	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Neuberger Berman Alternative Funds, Neuberger Berman Long Short Fund	2,104,400(1)	5.40%
River Road Asset Management, LLC	2,936,296(2)	7.64%
Rubric Capital Management LP	2,600,000(3)	6.76%

(1)
Includes (a) 753,500 shares of common stock (including 150,700 shares underlying public warrants) held before giving effect to the securities issued in connection with the PIPE Financing; and (b) 1,350,900 shares of common stock (including 350,900 shares underlying private placement warrants) issued in connection with the PIPE Financing. The principal business address for the reporting person is 1290 Avenue of the Americas, New York, New York 10104.

(2)
Based solely on Schedule 13G filed by River Road Asset Management, LLC on February 10, 2021.The principal business address for River Road Asset Management, LLC is 462 S. 4th Street, Suite 200, Louisville, Kentucky 40202.

(3)
Based solely on a Schedule 13G filed on February 16, 2021, (i) Rubric Capital Management LP (“Rubric Capital LP”) is the investment adviser to certain investment funds and/or accounts (collectively, the “Rubric Funds”); and (ii) David Rosen is the managing member of Rubric Capital Management GP LLC (“Rubric Capital GP”), which is the general partner of Rubric Capital LP. In such capacities Rubric Capital LP, Mr. Rosen and Rubric Capital GP may each be deemed to beneficially own an aggregate of 2,600,000 shares of Common Stock. The principal business address for each reporting person is 155 East 44th St, Suite 1630, New York, NY 10017.

Security Ownership of Directors and Executive Officers
The following table shows, as of June 1, 2021, the amount of our common stock beneficially owned by:
•
our directors;

•
our executive officers named in the Summary Compensation Table; and

•
all of our directors and executive officers as a group.

“Beneficial ownership” includes those shares of our common stock the reporting person has the power to vote or transfer, stock options that are currently exercisable or exercisable within 60 days, and deferred stock units that may vest within 60 days. Unless otherwise indicated, the persons named below have sole voting and investment power over the shares listed.

2
On July 24, 2020, Dicalite Management Group, Inc. (“Dicalite”) filed Amendment No. 1 to its Schedule 13G indicating that it had ceased to be the beneficial owner of more than five percent of Company’s equity securities. Subsequently, Dicalite informed the Company that it had liquidated its entire position in the Company’s equity securities.

Name	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Irwin D. Simon(1)	1,125,976	2.93%
Albert Manzone	32,935	*
Lucas Bailey	—	—
Andrew Rusie	5,570	*
Denise M. Faltischek(2)	12,794	*
Steven M. Cohen (3)	7,794	*
John M. McMillin(4)	29,794	*
Anuraag Agarwal(5)	22,794	*
Ira J. Lamel(6)	159,572	*
All directors and executive officers as a group (9 persons)(10)	1,397,229	3.63%

*
Reflects beneficial ownership of less than one percent (1%) of our outstanding common stock.

(1)
Includes 29,976 shares of restricted stock subject to vesting.

(2)
Includes 7,794 shares of restricted stock subject to vesting.

(3)
Includes 7,794 shares of restricted stock subject to vesting.

(4)
Includes 7,794 shares of restricted stock subject to vesting.

(5)
Includes 7,794 shares of restricted stock subject to vesting.

(6)
Includes 7,794 shares of restricted stock subject to vesting.

SELLING SECURITY HOLDERS
This prospectus relates to the resale by the selling security holders from time to time of up to 3,799,018 shares of common stock (including 1,503,600 shares of common stock that may be issued upon exercise of the private placement warrants) and 3,007,200 private placement warrants. The selling security holders may from time to time offer and sell any or all of the common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “selling security holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the selling security holders’ interest in the common stock or warrants other than through a public sale.
The following table sets forth, as of the date of this prospectus, the names of the selling security holders, the aggregate number of shares of common stock and warrants beneficially owned, the aggregate number of shares of common stock and warrants that the selling security holders may offer pursuant to this prospectus and the number of shares of common stock and warrants beneficially owned by the selling security holders after the sale of the securities offered hereby. We have based percentage ownership on 38,455,759 shares of common stock outstanding as of June 1, 2021.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
We cannot advise you as to whether the selling security holders will in fact sell any or all of such common stock or warrants. In addition, the selling security holders may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock and warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the selling security holders will have sold all of the securities covered by this prospectus upon the completion of the offering.
Selling security holder information for each additional selling security holder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling security holder’s shares and warrants pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling security holder and the number of shares and warrants registered on its behalf. A selling security holder may sell or otherwise transfer all, some or none of such shares and warrants in this offering. See “Plan of Distribution.”

	Before the Offering				After the Offering
Name of Selling Security Holder	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Common Stock	%	Number of Warrants	%
Irwin D. Simon(1)	1,125,976	—	1,096,000	―	29,976	*	—	—
Baron Small Cap Fund(2)	701,800	1,403,600	701,800	1,403,600	—	—	—	—
Monashee Investment Management LLC(3)	280,720	561,440	280,720	561,440	—	—	—	—
Neuberger Berman Alternative Funds, Neuberger Berman Long Short Fund(4)	2,104,400	1,003,200	1,350,900	701,800	753,500	1.95%	301,400	1.49%
Polar Asset Management Partners Inc.(5)	35,090	70,180	35,090	70,180	—	—	—	—
UBS O’Connor LLC(6)	100,000	200,000	100,000	200,000	—	—	—	—
Wolverine Flagship Fund Trading Limited(7)	85,812	126,631	52,730	70,180	33,082	*	56,451	*
Ira J. Lamel(8)	159,572	—	151,778	—	7,794	*	—	—
Anuraag Agarwal(9)	22,794	—	15,000	—	7,794	*	—	—
John M. McMillin(10)	29,794	—	15,000	—	14,794	*	—	—

*
Less than one percent.

(1)
Includes 730,667 shares of common stock that are held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the five (5) years following the Closing Date (the “Escrow Period”), (ii) a Change in Control (as defined in the Purchase Agreement) and (iii) the expiration of the Escrow Period. Includes 29,976 shares of unvested restricted common stock and excludes 18,409 shares of restricted stock units that have been granted and which will result in the issuance of an equal number of shares of common stock upon vesting. Mr. Simon is the executive chairman of our board of directors.

(2)
Includes 701,800 shares of common stock underlying warrants.

(3)
Includes (a)(i) 193,600 shares of common stock underlying warrants and (ii) 387,200 warrants held by BEMAP Master Fund LTD (“BEMAP”) and (b)(i) 87,120 shares of common stock underlying warrants and (ii) 174,240 warrants held by Monashee Pure Alpha SPV I LP (together with BEMAP, the “Monashee Funds”). Monashee Investment Management LLC is the investment advisor for each of the Monashee Funds. Jeff Muller, as Chief Compliance Officer of Monashee Investment Management LLC, has the power to direct the vote and disposition of the securities held by the Monashee Funds and may be deemed to beneficially own such securities. The principal business address for Monashee Investment Management LLC is 125 High Street, 28th Floor, Boston, MA 02110, and the principal business address for each of BEMAP Master Fund Ltd. and Monashee Pure Alpha SPV I LP is c/o Monashee Investment Management LLC, 125 High Street, 28th Floor, Boston Massachusetts 02110.

(4)
Includes (a)(i) 753,500 shares of common stock (including 150,700 shares underlying public warrants) and (ii) 301,400 public warrants held before giving effect to the securities issued in connection with the PIPE Financing; and (b)(i) 1,350,900 shares of common stock (including 350,900 shares underlying private placement warrants) and (ii) 701,800 private placement warrants issued in connection with the PIPE Financing.

(5)
According to information provided by the selling security holder, Polar Asset Management Partners Inc. is the investment advisor to Polar Multi-Strategy Master Fund (“PMSMF”) with respect to the securities directly held by PMSMF, and in such capacity, holds sole voting and dispositive power over 35,090 shares of common stock underlying private placement warrants issued in connection with the PIPE Financing. Paul Sabourin, as Chief Investment Officer of Polar Asset Management Partners Inc.,

has the power to vote or dispose of the securities beneficially owned by Polar Asset Management Partners Inc. and therefore may also be deemed the beneficial owner of such securities. The business address for Polar Asset Management Partners Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.
(6)
Includes (a)(i) 50,000 shares underlying private placement warrants) and (ii) 100,000 private placement warrants held by Nineteen77 Global Multi-Strategy Alpha Master Limited (“GLEA”); and (b)(i) 50,000 shares underlying private placement warrants) and (ii) 100,000 private placement warrants held by Nineteen77 Global Merger Arbitrage Master Limited (“OGMA”), in each case, issued in connection with the PIPE Financing. According to information provided by the selling security holder, UBS O’Connor LLC serves as the investment manager to (a) GLEA and (b) OGMA. In such capacity, UBS O’Connor LLC exercises voting and investment power over the shares of common stock held for the account of GLEA and OGMA. UBS O’Connor LLC is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Kevin Russell, the Chief Investment Officer of UBS O’Connor LLC, also has voting control and investment discretion over the securities described herein held by GLEA and OGMA. As a result, each of UBS O’Connor LLC and Mr. Russell may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock held for the account of GLEA and OGMA. The address of the principal business office of each of the reporting persons is One North Wacker Drive, 32nd Floor, Chicago, Illinois 60606.

(7)
Includes (a)(i) 33,082 shares of common stock (including 28,226 shares underlying public warrants) and (ii) 56,451 public warrants held before giving effect to the securities issued in connection with the PIPE Financing and (b)(i) 52,730 shares of common stock (including 35,090 shares underlying private placement warrants) and (ii) 70,180 private placement warrants issued in connection with the PIPE Financing.

(8)
Includes 101,185 shares of common stock that are held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a Change in Control and (iii) the expiration of the Escrow Period. Includes 7,794 shares of unvested restricted common stock. Ira J. Lamel is a member of our board of directors. Prior to the consummation of the business combination, Mr. Lamel served as our chief financial officer.

(9)
Includes 10,000 shares of common stock that are held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a Change in Control and (iii) the expiration of the Escrow Period. Includes 7,794 shares of unvested restricted common stock. Anuraag Agarwal is a member of our board of directors.

(10)
Includes 10,000 shares of common stock that are held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a Change in Control and (iii) the expiration of the Escrow Period. Includes 7,794 shares of unvested restricted common stock. John M. McMillin is a member of our board of directors.

Listing of Securities
Our common stock and warrants are currently listed on Nasdaq under the symbols “FREE” and “FREEW,” respectively.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transactions
Our Board has adopted a written related person transaction policy that sets the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which our company or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
•
any person who is, or at any time during the applicable period was, one of the post-combination company’s executive officers or one of our directors;

•
any person who is known by us to be the beneficial owner of more than 5% of our voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to our audit committee charter, the audit committee has the responsibility to review related party transactions.
Indemnification of Directors and Officers
Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.
In addition, we have entered into indemnity agreements with each of our executive officers and directors. The indemnity agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement, and reimbursement to the fullest extent permitted under the DGCL.
There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
Escrow Agreement
In connection with the Business Combination, we entered into an escrow agreement with the Sponsor and Continental Stock Transfer & Trust Company, as escrow agent, whereby the Sponsor agreed to deposit 3,000,000 shares of common stock into an escrow account until such times as the escrow shares are to be released by the escrow agent to the Sponsor upon the occurrence of the triggering events set forth in the Purchase Agreement. The Sponsor maintains its voting rights and other stockholder rights with respect to the escrow shares while such shares are held in the escrow account.
Registration Rights
Pursuant to the Registration Rights Agreement dated as of April 25, 2019, by and between us, the Sponsor, and the holders party thereto (the “RRA”), the holders of the Class B ordinary shares of Act II, private placement warrants and public warrants that may be issued on conversion of working capital loans (and Class A ordinary shares of Act II issuable upon the exercise of the private placement warrants or public warrants issued upon conversion of the working capital loans and upon conversion of the Class B ordinary shares), and our securities into which such securities converted into upon the closing of the Business

Combination, be entitled to registration rights requiring us. to register such securities for resale. The Sponsor is entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the Sponsor has certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We are required to bear the expenses incurred in connection with the filing of any such registration statements.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of U.S. federal income tax considerations generally applicable to our security holders (“security holders” include holders of our common stock and/or warrants). This section applies only to our security holders that hold their shares of common stock or warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only, except as otherwise indicated, and does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:
•
financial institutions or financial services entities;

•
broker-dealers;

•
taxpayers that are subject to the mark-to-market accounting rules;

•
tax-exempt entities;

•
governments or agencies or instrumentalities thereof;

•
insurance companies;

•
regulated investment companies or real estate investment trusts;

•
expatriates or former long-term residents of the United States;

•
persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares;

•
persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•
persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•
persons whose functional currency is not the U.S. dollar;

•
controlled foreign corporations; or

•
passive foreign investment companies.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.
This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of our securities, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your own tax advisor.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX

CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.
U.S. Holders
As used herein, a “U.S. holder” is a beneficial owner of common stock or warrants who or that is, for U.S. federal income tax purposes:
•
an individual citizen or resident of the United States,

•
a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

•
an estate whose income is subject to U.S. federal income tax regardless of its source, or

•
a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Taxation of Distributions.   If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders - Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below.
Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.    Upon a sale or other taxable disposition of our common stock or warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock or warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock or warrants so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock or warrants so disposed of. A U.S. holder’s adjusted tax basis in its common stock or warrants generally will equal the U.S. holder’s acquisition cost for the common stock or warrant less, in the case of a share of common stock, any prior distributions treated as a return of capital. In the case of any shares of common stock or warrants originally acquired as part of an investment unit, the acquisition cost for the share of common stock and warrant that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.

Exercise or Lapse of a Warrant.   Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize taxable gain or loss on the acquisition of our common stock upon exercise of a warrant for cash. The U.S. holder’s tax basis in the share of our common stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the warrant and the exercise price. It is unclear whether the U.S. holder’s holding period for the common stock received upon exercise of the warrants will begin on the date following the date of exercise or on the date of exercise of the warrants; in either case, the holding period will not include the period during which the U.S. holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.
The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the common stock received would equal the holder’s basis in the warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the common stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the warrants exercised therefor.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered warrants equal to the number of shares of common stock having a value equal to the exercise price for the total number of warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the common stock received in respect of the warrants deemed surrendered and the U.S. holder’s tax basis in the warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the common stock received would equal the sum of the fair market value of the common stock received in respect of the warrants deemed surrendered and the U.S. holder’s tax basis in the warrants exercised. It is unclear whether a U.S. holder’s holding period for the common stock would commence on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the common stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
Possible Constructive Distributions.   The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this registration statement entitled “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock, in each case which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under “— Taxation of Distributions” in the same manner as if the U.S. holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest.
For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Proposed Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Medicare Tax.   Certain U.S. holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of securities. If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this Medicare tax to your income and gains in respect of your investment in our securities.
Information Reporting and Backup Withholding.   In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock and warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). However, U.S. holders that are corporations generally are excluded from these information reporting and backup withholding tax rules.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Non-U.S. Holders
This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock or warrants who or that is for U.S. federal income tax purposes:
•
a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

•
a foreign corporation; or

•
an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.
Taxation of Distributions.   In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below.
The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).
Exercise of a Warrant.   The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “U.S.

holders — Exercise or Lapse of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described below in “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.”
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.   A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:
•
the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•
we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation; however, there can be no assurance that we will not become a U.S. real property holding corporation in the future.
Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).
If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates.
Possible Constructive Distributions.   The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a Non-U.S. holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock which is taxable to such holders as a distribution. Any constructive distribution received by a Non-U.S. holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash. Any resulting withholding tax may be withheld from future cash distributions.
Information Reporting and Backup Withholding.   Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of common stock and warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
FATCA Withholding Taxes.   Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our securities.

PLAN OF DISTRIBUTION
The selling security holders, which, as used herein, includes their permitted transferees, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares on Nasdaq or any other stock exchange, market or trading facility on which such shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.
The selling security holders may use any one or more of the following methods when disposing of their shares of our common stock or our private placement warrants:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
in underwritten transactions;

•
short sales;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price;

•
distribution to members, limited partners or stockholders of selling security holders;

•
“at the market” or through market makers or into an existing market for the shares;

•
a combination of any such methods of sale; and

•
any other method permitted pursuant to applicable law.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock or our private placement warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their shares or private placement warrants, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer their shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our common stock or private placement warrants or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The selling security holders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the selling security holders from the sale of our common stock or warrants offered by them will be the purchase price of our common stock or warrants less discounts or commissions, if any. The selling security holders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the selling security holders.
The selling security holders also may in the future resell a portion of our common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of our common stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of our common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any selling security holder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, then the selling security holder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the selling security holders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, our common stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate an offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding or three years from the date of effectiveness of this registration statement. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The selling security holders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.
The selling security holders may use this prospectus in connection with resales of our common stock and warrants. This prospectus and any accompanying prospectus supplement will identify the selling security holders, the terms of our common stock or warrants and any material relationships between us and the selling security holders. The selling security holders may be deemed to be underwriters under the Securities Act in connection with our common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the selling security holders will receive all the net proceeds from the resale of our common stock or warrants.
A selling security holder that is an entity may elect to make an in-kind distribution of common stock or warrants to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable common stock or warrants pursuant to the distribution through a registration statement.
We are required to pay all fees and expenses incident to the registration of our common stock and warrants to be offered and sold pursuant to this prospectus, which we expect to be approximately $166,278.62.

LEGAL MATTERS
The validity of the shares of common stock and warrants offered hereby will be passed upon for us by DLA Piper LLP (US).
EXPERTS
The consolidated and combined balance sheets of Whole Earth Brands, Inc. and subsidiaries (the Company) as of December 31, 2020 (Successor) and 2019 (Predecessor), the related consolidated and combined statements of operations, comprehensive income (loss), equity and cash flows for the period from June 26, 2020 through December 31, 2020 (Successor) and the period from January 1, 2020 through June 25, 2020 (Predecessor), and for each of the two years in the period ended December 31, 2019 (Predecessor), appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The combined balance sheets of Swerve, L.L.C. and Swerve IP, L.L.C. as of December 31, 2019 and 2018, and the related combined statements of income and member’s equity, and cash flows for each of the two years in the period ended December 31, 2019, appearing in this prospectus and registration statement, have been audited by Postlethwaite & Netterville, APAC, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The audited consolidated financial statements of WSO Investments, Inc. as of August 28, 2020 and August 30, 2019 and for the years then ended, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock and warrants, you should refer to the registration statement and its exhibits. Statements contained in this prospectus concerning any of our contracts, agreements or other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.
We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

INDEX TO FINANCIAL INFORMATION
Unaudited Condensed Consolidated and Combined Financial Statements for Whole Earth Brands, Inc. for the three-month period ended March 31, 2021	F-2
Unaudited Condensed Consolidated and Combined Financial Statements
Unaudited Condensed Consolidated Balance Sheets	F-3
Unaudited Condensed Consolidated and Combined Statements of Operations	F-4
Unaudited Condensed Consolidated and Combined Statements of Comprehensive Income (Loss)	F-5
Unaudited Condensed Consolidated and Combined Statements of Equity	F-6
Unaudited Condensed Consolidated and Combined Statements of Cash Flows	F-7
Notes to the Unaudited Condensed Consolidated and Combined Financial Statements	F-8
Audited Consolidated and Combined Financial Statements for Whole Earth Brands, Inc.	F-29
Report of Independent Registered Public Accounting Firm	F-29
Consolidated and Combined Balance Sheets	F-30
Consolidated and Combined Statements of Operations	F-32
Consolidated and Combined Statements of Comprehensive Income (Loss)	F-33
Consolidated and Combined Statements of Equity	F-34
Consolidated and Combined Statements of Cash Flows	F-35
Notes to Consolidated and Combined Financial Statements	F-36
Audited combined financial information of Swerve as of December 31, 2019 and 2018, and for the years then ended	F-69
Independent Auditors’ Report	F-70
Combined Balance Sheets	F-71
Combined Statements of Income and Member’s Equity	F-72
Combined Statements of Cash Flows	F-73
Notes to Combined Financial Statements	F-74
Unaudited condensed combined financial information of Swerve as of September 30, 2020 and December 31, 2019 and for the nine-month periods ended September 30, 2020 and 2019	F-80
Unaudited Condensed Combined Balance Sheets	F-81
Unaudited Condensed Combined Statements of Income and Member’s Equity	F-82
Unaudited Condensed Combined Statements of Cash Flows	F-83
Notes to Unaudited Condensed Combined Financial Statements	F-84
Audited consolidated financial statements of Wholesome as of August 28, 2020 and August 30, 2019 and for the years then ended	F-90
Report of Independent Certified Public Accountants	F-91
Consolidated Financial Statements
Consolidated balance sheets	F-92
Consolidated statements of operations	F-93
Consolidated statement of stockholders’ equity	F-94
Consolidated statements of cash flows	F-95
Notes to consolidated financial statements	F-96
Unaudited consolidated financial statements of Wholesome as of November 27, 2020 and August 28, 2020, and for the three-month periods ended November 27, 2020 and November 29, 2019	F-109
Consolidated Financial Statements
Unaudited consolidated balance sheets	F-110
Unaudited consolidated statements of operations	F-111
Unaudited consolidated statements of stockholders’ equity	F-112
Unaudited consolidated statements of cash flows	F-113
Notes to the unaudited consolidated financial statements	F-114

Whole Earth Brands, Inc.
Condensed Consolidated and Combined Financial Statements (Unaudited)
For the Quarter Ended March 31, 2021

Whole Earth Brands, Inc.
Condensed Consolidated Balance Sheets
(In thousands of dollars, except for share and per share data)
(Unaudited)
	March 31, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$27,806	$16,898
Accounts receivable (net of allowances of $723 and $955, respectively)	72,205	56,423
Inventories	191,837	111,699
Prepaid expenses and other current assets	11,807	5,045
Total current assets	303,655	190,065
Property, Plant and Equipment, net	49,752	47,285
Other Assets
Operating lease right-of-use assets	18,749	12,193
Goodwill	236,895	153,537
Other intangible assets, net	283,845	184,527
Deferred tax assets, net	2,479	2,671
Other assets	6,926	6,260
Total Assets	$902,301	$596,538
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$36,915	$25,200
Accrued expenses and other current liabilities	34,616	29,029
Contingent consideration payable	52,672	—
Current portion of operating lease liabilities	5,074	3,623
Current portion of long-term debt	3,750	7,000
Total current liabilities	133,027	64,852
Non-Current Liabilities
Long-term debt	385,257	172,662
Warrant liabilities	7,999	—
Deferred tax liabilities, net	52,722	23,297
Operating lease liabilities, less current portion	16,281	11,324
Other liabilities	16,230	15,557
Total Liabilities	611,516	287,692
Commitments and Contingencies (Note 9)	—	—
Stockholders’ Equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at March 31, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value; 220,000,000 shares authorized; 38,426,669 shares issued and outstanding at March 31, 2021 and December 31, 2020	4	4
Additional paid-in capital	322,758	325,679
Accumulated deficit	(38,544)	(25,442)
Accumulated other comprehensive income	6,567	8,605
Total stockholders’ equity	290,785	308,846
Total Liabilities and Stockholders’ Equity	$902,301	$596,538
See Notes to Unaudited Consolidated and Combined Financial Statements

Whole Earth Brands, Inc.
Condensed Consolidated and Combined Statements of Operations
(In thousands of dollars, except for share and per share data)
(Unaudited)
	(Successor)	(Predecessor)
	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Product revenues, net	$105,825	$65,972
Cost of goods sold	70,174	40,112
Gross profit	35,651	25,860
Selling, general and administrative expenses	32,907	16,048
Amortization of intangible assets	4,151	2,534
Asset impairment charges	—	40,600
Restructuring and other expenses	1,657	—
Operating loss	(3,064)	(33,322)
Change in fair value of warrant liabilities	(2,362)	—
Interest expense, net	(5,078)	(172)
Loss on extinguishment and debt transaction costs	(5,513)	—
Other income, net	310	1,721
Loss before income taxes	(15,707)	(31,773)
Benefit for income taxes	(3,682)	(3,118)
Net loss	$(12,025)	$(28,655)
Net loss per share – Basic and diluted	$(0.31)
See Notes to Unaudited Consolidated and Combined Financial Statements

Whole Earth Brands, Inc.
Condensed Consolidated and Combined Statements of Comprehensive Income (Loss)
(In thousands of dollars)
(Unaudited)
	(Successor)	(Predecessor)
	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Net loss	$(12,025)	$(28,655)
Other comprehensive income (loss), net of tax:
Net change in pension benefit obligations recognized	9	48
Foreign currency translation adjustments	(2,047)	(1,884)
Total other comprehensive loss, net of tax	(2,038)	(1,836)
Comprehensive loss	$(14,063)	$(30,491)
See Notes to Unaudited Consolidated and Combined Financial Statements

Whole Earth Brands, Inc.
Condensed Consolidated and Combined Statements of Equity
(In thousands of dollars)
(Unaudited)
(Predecessor)
Total Equity
Balance at December 31, 2019	$487,750
Funding to Parent, net	(12,262)
Net loss	(28,655)
Other comprehensive loss, net of tax	(1,836)
Balance at March 31, 2020	$444,997
	Common Stock		Preferred Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	38,426,669	$4	—	$—	$325,679	$(25,442)	$8,605	$308,846
Reclassification of Private Warrants (Note 1)	—	—	—	—	(7,062)	(1,077)	—	(8,139)
Transfer of Private Warrants to Public Warrants (Note 7)	—	—	—	—	2,502	—	—	2,502
Net loss	—	—	—	—	—	(12,025)	—	(12,025)
Other comprehensive loss, net of tax	—	—	—	—	—	—	(2,038)	(2,038)
Stock-based compensation	—	—	—	—	1,639	—	—	1,639
Balance at March 31, 2021	38,426,669	$4	—	$—	$322,758	$(38,544)	$6,567	$290,785
See Notes to Unaudited Consolidated and Combined Financial Statements

Whole Earth Brands, Inc.
Condensed Consolidated and Combined Statements of Cash Flows
(In thousands of dollars)
(Unaudited)
	(Successor)	(Predecessor)
	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Operating activities
Net loss	$(12,025)	$(28,655)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation	1,639	—
Depreciation	969	679
Amortization of intangible assets	4,151	2,534
Deferred income taxes	3,402	(648)
Asset impairment charges	—	40,600
Pension	(115)	—
Amortization of inventory fair value adjustments	1,619	—
Non-cash loss on extinguishment of debt	4,435	—
Change in fair value of warrant liabilities	2,362	—
Changes in current assets and liabilities:
Accounts receivable	(1,341)	312
Inventories	(4,903)	3,959
Prepaid expenses and other current assets	665	(949)
Accounts payable, accrued liabilities and income taxes	(7,052)	(431)
Other, net	597	(2,791)
Net cash (used in) provided by operating activities	(5,597)	14,610
Investing activities
Capital expenditures	(1,544)	(894)
Acquisitions, net of cash acquired	(186,601)	—
Net cash used in investing activities	(188,145)	(894)
Financing activities
Proceeds from revolving credit facility	25,000	3,500
Repayments of revolving credit facility	(47,855)	(5,000)
Long-term borrowings	375,000	—
Repayments of long-term borrowings	(136,500)	—
Debt issuance costs	(11,589)	—
Funding to Parent, net	—	(12,430)
Net cash provided by (used in) financing activities	204,056	(13,930)
Effect of exchange rate changes on cash and cash equivalents	594	314
Net change in cash and cash equivalents	10,908	100
Cash and cash equivalents, beginning of period	16,898	10,395
Cash and cash equivalents, end of period	$27,806	$10,495
Supplemental disclosure of cash flow information
Interest paid	$4,491	$—
Taxes paid, net of refunds	$3,535	$1,070
See Notes to Unaudited Consolidated and Combined Financial Statements

Whole Earth Brands, Inc.
Notes to Condensed Consolidated and Combined Financial Statements
(Unaudited)
NOTE 1: BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES
Whole Earth Brands, Inc. and its consolidated subsidiaries (“Whole Earth Brands” or the “Company”) is a global industry-leading platform, focused on the “better for you” consumer packaged goods (“CPG”) and ingredients space. The Company has a global platform of branded products and ingredients, focused on the consumer transition towards natural alternatives and clean label products.
On June 24, 2020, Act II Global Acquisition Corp., a Cayman Islands exempted company (“Act II”), domesticated into a Delaware corporation (the “Domestication”), and on June 25, 2020 (the “Closing”), consummated the indirect acquisition (the “Business Combination”) of (i) all of the issued and outstanding equity interests of Merisant Company (“Merisant”), Merisant Luxembourg Sarl (“Merisant Luxembourg”), Mafco Worldwide LLC (“Mafco Worldwide”), Mafco Shanghai LLC (“Mafco Shanghai”), EVD Holdings LLC (“EVD Holdings”), and Mafco Deutschland GmbH (together with Merisant, Merisant Luxembourg, Mafco Worldwide, Mafco Shanghai, and EVD Holdings, and their respective direct and indirect subsidiaries, “Merisant and Mafco Worldwide”), and (ii) certain assets and liabilities of Merisant and Mafco Worldwide included in the Transferred Assets and Liabilities (as defined in the Purchase Agreement (as hereafter defined)), from Flavors Holdings Inc. (“Flavors Holdings”), MW Holdings I LLC (“MW Holdings I”), MW Holdings III LLC (“MW Holdings III”), and Mafco Foreign Holdings, Inc. (“Mafco Foreign Holdings,” and together with Flavors Holdings, MW Holdings I, and MW Holdings III, the “Sellers”), pursuant to that certain Purchase Agreement (the “Purchase Agreement”) entered into by and among Act II and the Sellers dated as of December 19, 2019, as amended. In connection with the Domestication, Act II changed its name to “Whole Earth Brands, Inc.”
Upon the completion of the Domestication, each of Act II’s then-issued and outstanding ordinary shares converted, on a one-for-one basis, into shares of common stock of Whole Earth Brands. In conjunction with the Business Combination, the Company issued an aggregate of 7,500,000 shares of Whole Earth Brands common stock and 5,263,500 private placement warrants (the “Private Warrants”) exercisable for 2,631,750 shares of Whole Earth Brands common stock to certain investors. On the date of Closing, the Company’s common stock and warrants began trading on The Nasdaq Stock Market under the symbols “FREE” and “FREEW,” respectively.
As a result of the Business Combination, for accounting purposes, Act II was deemed to be the acquirer and Mafco Worldwide and Merisant Company were deemed to be the acquired parties and, collectively, the accounting predecessor. The Company’s financial statement presentation includes the combined financial statements of Mafco Worldwide and Merisant Company as the “Predecessor” for periods prior to the completion of the Business Combination and includes Whole Earth Brands, Inc. and its subsidiaries for periods after the Closing (referred to as the “Successor”).
Basis of Presentation — The accompanying unaudited consolidated and combined interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial reporting. The balance sheet data as of December 31, 2020 was derived from the audited consolidated financial statements. These unaudited condensed consolidated and combined interim financial statements should be read in conjunction with the Company’s audited consolidated and combined financial statements for the year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K.
In the opinion of management, the financial statements contain all adjustments necessary to state fairly the financial position of the Company as of March 31, 2021 and the results of operations and cash flows for all periods presented. All adjustments reflected in the accompanying unaudited consolidated and combined financial statements, which management believes are necessary to state fairly the financial position, results of operations and cash flows, have been reflected and are of a normal recurring nature. Results of operations for interim periods are not necessarily indicative of results to be expected for the full year. Certain prior year amounts have been reclassified to conform to the current year presentation.

Whole Earth Brands, Inc.
Notes to Condensed Consolidated and Combined Financial Statements
(Unaudited)
Principles of Consolidation — The consolidated and combined financial statements include the accounts of Whole Earth Brands, Inc., and its indirect and wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited consolidated financial statements and accompanying notes. Actual results could differ from these estimates.
Recently Adopted Accounting Pronouncements — The Company qualifies as an emerging growth company (an “EGC”) and as such, has elected the extended transition period for complying with certain new or revised accounting pronouncements. During the extended transition period, the Company is not subject to certain new or revised accounting standards applicable to public companies. The accounting pronouncements pending adoption below reflect effective dates for the Company as an EGC with the extended transition period.
In March 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-7, “Compensation — Retirement Benefits (Topic 715).” Under the new guidance, employers are required to present the service cost component of net periodic benefit cost in the same statement of operations caption as other employee compensation costs arising from services rendered during the period. Employers are required to present the other components of the net periodic benefit cost separately from the caption that includes the service costs and outside of any subtotal of operating profit and are required to disclose the caption used to present the other components of net periodic benefit cost, if not presented separately on the statement of operations. The Company adopted ASU 2017-7 effective in the second quarter of 2020. The adoption of this standard did not have an effect on the Company’s historically reported net income (loss) but resulted in a presentation reclassification which increased the Company’s historically reported operating profit by $0.1 million for the three months ended March 31, 2020.
New Accounting Standards — In March 2020, the FASB issued ASU 2020-4, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” Subject to meeting certain criteria, the new guidance provides optional expedients and exceptions to applying contract modification accounting under existing U.S. GAAP, to address the expected phase out of the London Inter-bank Offered Rate (“LIBOR”) by the end of 2021. The amendments in ASU 2020-4 apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The new standard was effective upon issuance and generally can be applied to applicable contract modifications through December 31, 2022. The Company is currently evaluating the impact of adopting this standard but does not expect it to have a material impact on its consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, “Income Taxes (ASC 740) — Simplifying the Accounting for Income Taxes.” The standard enhances and simplifies various aspects of the income tax accounting guidance. For public entities, the standard is effective for annual periods and interim periods beginning after December 15, 2020. This standard is effective for the Company as an EGC for the fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2019-12 on its consolidated financial statements.
In August 2018, the FASB issued ASU 2018-14, “Compensation — Retirement Benefits — Defined Benefit Plans — General (Subtopic 715-20).” The standard modifies certain disclosure requirements for employers that sponsor defined benefit pension and other postretirement benefit plans by removing disclosures that are no longer considered cost beneficial, clarifying specific requirements of disclosures, and adding disclosure requirements identified as relevant. This standard is effective for the Company as an EGC for the fiscal years beginning after December 15, 2021. Early adoption is permitted. The amendments in ASU 2018-14 should be applied retrospectively to each period presented. The Company is currently evaluating the impact of adopting ASU 2018-14 on its consolidated financial statements.

Whole Earth Brands, Inc.
Notes to Condensed Consolidated and Combined Financial Statements
(Unaudited)
In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326).” The standard requires entities to estimate losses on financial assets measured at amortized cost, including trade receivables, debt securities and loans, using an expected credit loss model. The expected credit loss differs from the previous incurred losses model primarily in that the loss recognition threshold of “probable” has been eliminated and that expected loss should consider reasonable and supportable forecasts in addition to the previously considered past events and current conditions. Additionally, the guidance requires additional disclosures related to the further disaggregation of information related to the credit quality of financial assets by year of the asset’s origination for as many as five years. Entities must apply the standard provision as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. This standard is effective for the Company as an EGC for fiscal years beginning after December 15, 2022 including interim periods within those fiscal years. The Company is currently evaluating the impact of adopting ASU 2016-13 on its consolidated financial statements.
Restructuring and Employee Termination Benefits — During 2020, the Company adopted restructuring plans to streamline processes and realize cost savings by consolidating facilities and eliminating various positions in operations and general and administrative areas.
In connection with the restructuring plans, the Company recognized facility exit and other related costs of $1.7 million in the three months ended March 31, 2021. Additionally, at both March 31, 2021 and December 31, 2020 the Company has accrued severance expense related to the restructuring plans of $1.0 million, which is recorded in accrued expenses and other current liabilities in the unaudited condensed consolidated balance sheets.
Warrant Liabilities — The Company accounts for the Private Warrants in accordance with Accounting Standards Codification “ASC” Topic 815, “Derivatives and Hedging”. Under the guidance contained in ASC Topic 815-40, the Private Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Private Warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. The liability is subject to re-measurement at each balance sheet date, and any change in fair value is recognized in the Company’s statement of operations. The Private Warrants are valued using a Black-Scholes option pricing model.
Based on the views expressed in the SEC’s Staff Statement of April 12, 2021 in which the SEC staff clarified its interpretations of certain generally accepted accounting principles related to certain terms common in warrants issued by Special Purpose Acquisition Companies (“SPACs”), the Company determined that the Private Warrants should be treated as derivative liabilities rather than as components of equity, as previously presented. Accordingly, the Company recorded out of period adjustments to the unaudited Condensed Consolidated Balance Sheet at January 1, 2021 to reclassify warrant liabilities of $8.1 million and transaction costs incurred by Act II of $1.1 million related to the issuance of the Private Warrants. Additionally, during the three months ended March 31, 2021, the Company recognized the cumulative effect of the error on prior periods by recording a $1.2 million gain in the Statement of Operations to reflect the cumulative decrease in the fair value of the Private Warrants from the date of issuance through December 31, 2020. The Company has concluded that this misstatement is not material to the current period or the previously filed financial statements. See Note 7 and Note 8.
NOTE 2: BUSINESS COMBINATIONS
On June 25, 2020, pursuant to the Business Combination, the Company indirectly acquired Merisant and Mafco Worldwide in a transaction accounted for as a business combination under ASC Topic 805, “Business Combinations,” and was accounted for using the acquisition method. Under the acquisition method, the acquisition date fair value of the consideration paid by the Company was allocated to the assets acquired and the liabilities assumed based on their estimated fair values.

Whole Earth Brands, Inc.
Notes to Condensed Consolidated and Combined Financial Statements
(Unaudited)
The following summarizes the preliminary purchase consideration (in thousands):
Base cash consideration	$387,500
Closing adjustment	(764)
Total Purchase Price	$386,736
The Company preliminarily recorded the fair value of the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed as follows (in thousands):
Cash and cash equivalents	$10,062
Accounts receivable	45,769
Inventories	106,436
Prepaid expenses and other current assets	2,461
Property, plant and equipment, net	43,554
Operating lease right-of-use assets	12,541
Intangible assets	148,750
Deferred tax assets, net	1,065
Other assets	1,398
Total assets acquired	372,036
Accounts payable	18,590
Accrued expenses and other current liabilities	35,063
Current portion of operating lease liabilities	3,007
Operating lease liabilities, less current portion	12,208
Deferred tax liabilities, net	23,334
Other liabilities	16,227
Total liabilities assumed	108,429
Net assets acquired	263,607
Goodwill	123,129
Total Purchase Price	$386,736
The preliminary values allocated to identifiable intangible assets and their estimated useful lives are as follows:
Identifiable intangible assets	Fair Value (in thousands)	Useful life (in Years)
Customer relationships	$47,359	0.5 to 10
Tradenames	90,691	25
Product formulations	10,700	Indefinite
	$148,750
Goodwill represents the excess of the purchase price over the estimated fair value assigned to tangible and identifiable intangible assets acquired and liabilities assumed and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and expected future market opportunities. Of the purchase price allocated to goodwill, a total of $2.5 million will be deductible for income tax purposes pursuant to Internal Revenue Code (“IRC”) Section 197 over a 15 year period.

Whole Earth Brands, Inc.
Notes to Condensed Consolidated and Combined Financial Statements
(Unaudited)
The Company’s preliminary allocation of purchase price was based upon preliminary valuations performed to determine the fair value of the net assets as of the acquisition date and is subject to adjustments for up to one year after the closing date of the acquisition to reflect final valuations. The accounting for the Business Combination is not complete as the valuation for certain acquired assets and liabilities have not been finalized. These final valuations of the assets and liabilities could have a material impact on the preliminary purchase price allocation disclosed above. The allocation of purchase price will be finalized by the end of the second quarter of 2021.
In the first quarter of 2021, the Company recorded measurement period adjustments to its allocation of purchase price resulting in an increase in deferred tax liabilities, net of $0.2 million, other liabilities of $0.7 million and goodwill of $0.9 million.
Direct transaction-related costs consist of costs incurred in connection with the Business Combination. Act II incurred transaction costs of $18.1 million prior to the Business Combination which are reflected within the accumulated deficit within the Consolidated Statement of Equity. During the three months ended March 31, 2021, the Company reclassified $1.1 million of Act II transaction costs related to the issuance of the Private Warrants that had been previously recorded in additional paid-in capital in connection with the Business Combination to accumulated deficit (See Note 1).
Swerve Acquisition — On November 10, 2020, the Company executed and closed a definitive Equity Purchase Agreement (the “Purchase Agreement”) with RF Development, LLC (“RF Development”), Swerve, L.L.C. (“Swerve LLC”) and Swerve IP, L.L.C. (“Swerve IP” and together with Swerve LLC, “Swerve”). Swerve is a manufacturer and marketer of a portfolio of zero sugar, keto-friendly, and plant-based sweeteners and baking mixes. The Company purchased all of the issued and outstanding equity interests of both Swerve LLC and Swerve IP from RF Development for $80 million in cash, subject to customary post-closing adjustments. In connection with the acquisition of Swerve, the Company incurred transaction-related costs of $0.3 million in the three months ended March 31, 2021. Swerve is included within the Company’s Branded CPG reportable segment. Swerve’s results are included in the Company’s consolidated statement of operations from the date of acquisition.
The following summarizes the preliminary purchase consideration (in thousands):
Base cash consideration	$80,000
Closing adjustment	(968)
Total Purchase Price	$79,032

Whole Earth Brands, Inc.
Notes to Condensed Consolidated and Combined Financial Statements
(Unaudited)
The Company preliminarily recorded the fair value of the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed as follows (in thousands):
Accounts receivable	$3,223
Inventories	6,824
Prepaid expenses and other current assets	223
Property, plant and equipment, net	143
Operating lease right-of-use assets	76
Intangible assets	36,300
Other assets	3
Total assets acquired	46,792
Accounts payable	3,477
Accrued expenses and other current liabilities	288
Current portion of operating lease liabilities	48
Operating lease liabilities, less current portion	28
Total liabilities assumed	3,841
Net assets acquired	42,951
Goodwill	36,081
Total Purchase Price	$79,032
The preliminary values allocated to identifiable intangible assets and their estimated useful lives are as follows:
Identifiable intangible assets	Fair Value (in thousands)	Useful life (in Years)
Customer relationships	$3,200	10
Tradenames	33,100	25
	$36,300
Goodwill represents the excess of the purchase price over the estimated fair value assigned to tangible and identifiable intangible assets acquired and liabilities assumed and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and expected future market opportunities. The entire amount of the purchase price allocated to goodwill will be deductible for income tax purposes pursuant to IRC Section 197 over a 15 year period.
The Company’s preliminary allocation of purchase price was based upon preliminary valuations performed to determine the fair value of the net assets as of the acquisition date and is subject to adjustments for up to one year after the closing date of the acquisition to reflect final valuations. The accounting for the Swerve acquisition is not complete as the valuation for certain acquired assets and liabilities have not been finalized. These final valuations of the assets and liabilities could have a material impact on the preliminary purchase price allocation disclosed above.
Wholesome Acquisition — On December 17, 2020, the Company entered into a stock purchase agreement (the “Wholesome Purchase Agreement”) with WSO Investments, Inc. (“WSO Investments” and together with its subsidiaries “Wholesome” and affiliates). WSO Investments is the direct parent of its wholly-owned subsidiary Wholesome Sweeteners, Incorporated, which was formed to import, market, distribute, and sell organic sugars, unrefined specialty sugars, and related products. Wholesome is included within the

Whole Earth Brands, Inc.
Notes to Condensed Consolidated and Combined Financial Statements
(Unaudited)
Company’s Branded CPG reportable segment. Wholesome’s results are included in the Company’s consolidated statement of operations from the date of acquisition.
On February 5, 2021, pursuant to the terms of the Wholesome Purchase Agreement, the Company purchased and acquired all of the issued and outstanding shares of capital stock for an initial cash purchase price of $180 million plus up to an additional $55 million (the “Earn-Out Amount”) upon the satisfaction of certain post-closing financial metrics. Subject to the terms and conditions of the Wholesome Purchase Agreement payment of the Earn-Out Amount, in whole or in part, is subject to Wholesome achieving certain EBITDA thresholds at or above approximately $30 million during the period beginning August 29, 2020, and ending December 31, 2021 and is expected to be paid by March 31, 2022. A portion of the Earn-Out Amount (up to $27.5 million) may be paid, at the Company’s election, in freely tradeable, registered shares of Company common stock. In connection with the acquisition of Wholesome, the Company incurred transaction-related costs of $4.5 million in the three months ended March 31, 2021.
The following summarizes the preliminary purchase consideration (in thousands):
Base cash consideration	$180,000
Estimated closing adjustment	10,233
Fair value of Earn-Out Amount	52,395
Total Purchase Price	$242,628
The Company preliminarily recorded the fair value of the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed as follows (in thousands):
Cash and cash equivalents	$2,664
Accounts receivable	15,892
Inventories	78,694
Prepaid expenses and other current assets	775
Property, plant and equipment, net	2,763
Operating lease right-of-use assets	7,585
Intangible assets	106,400
Other assets	1,291
Total assets acquired	216,064
Accounts payable	5,251
Accrued expenses and other current liabilities	13,306
Current portion of operating lease liabilities	1,435
Operating lease liabilities, less current portion	6,150
Deferred tax liabilities, net	27,033
Total liabilities assumed	53,175
Net assets acquired	162,889
Goodwill	79,739
Total Purchase Price	$242,628

Whole Earth Brands, Inc.
Notes to Condensed Consolidated and Combined Financial Statements
(Unaudited)
The preliminary values allocated to identifiable intangible assets and their estimated useful lives are as follows:
Identifiable intangible assets	Fair Value (in thousands)	Useful life (in Years)
Customer relationships	$57,600	10
Tradenames	48,800	25
	$106,400
Goodwill represents the excess of the purchase price over the estimated fair value assigned to tangible and identifiable intangible assets acquired and liabilities assumed and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and expected future market opportunities. Of the purchase price allocated to goodwill, a total of $4.7 million will be deductible for income tax purposes pursuant to IRC Section 197 over a 9 year period.
The Company’s preliminary allocation of purchase price was based upon preliminary valuations performed to determine the fair value of the net assets as of the acquisition date and is subject to adjustments for up to one year after the closing date of the acquisition to reflect final valuations. The accounting for the Wholesome acquisition is not complete as the valuation for certain acquired assets and liabilities have not been finalized. These final valuations of the assets and liabilities could have a material impact on the preliminary purchase price allocation disclosed above.
Pro Forma Financial Information — The following unaudited pro forma financial information summarizes the results of operations for the Company as though the Business Combination and Swerve acquisition had occurred on January 1, 2019 and the Wholesome acquisition had occurred on January 1, 2020 (in thousands):
	Pro Forma Statements of Operations
	Three Months Ended
	March 31, 2021	March 31, 2020
Revenue	$126,205	$117,885
Net income (loss)	$3,951	$(47,771)
The unaudited pro forma financial information does not assume any impacts from revenue, cost or other operating synergies that could be generated as a result of the acquisitions. The unaudited pro forma financial information is for informational purposes only and is not indicative of the results of operations that would have been achieved had the Business Combination and Swerve acquisitions been consummated on January 1, 2019 and the Wholesome acquisition been consummated on January 1, 2020.
The Successor and Predecessor periods have been combined in the pro forma for the three months ended March 31, 2021 and 2020 and include adjustments to reflect intangible asset amortization based on the economic values derived from definite-lived intangible assets, interest expense on the new debt financing, depreciation expense for certain property, plant and equipment that have been adjusted to fair value, and the release of the inventory fair value adjustments into cost of goods sold. These adjustments are net of taxes.
NOTE 3: LEASES
The Company’s lease portfolio includes a factory building, office space, warehouses, material handling equipment, vehicles and office equipment. Included in the Wholesome purchase price allocation are right-of-use assets and operating lease liabilities of $7.6 million related to two leases acquired. All leases are classified as operating leases.

Whole Earth Brands, Inc.
Notes to Condensed Consolidated and Combined Financial Statements
(Unaudited)
The right-of-use asset is subsequently measured throughout the lease term at the carrying amount of the lease liability. Lease expense for lease payments is recognized on a straight-line basis over the lease term. Lease expense for the three months ended March 31, 2021was $1.1 million. Lease expense under prior lease accounting rules for the three months ended March 31, 2020 was $1.1 million. The Company subleases certain of its unused office space to third parties. These subleases generated sublease income of $0.2 million and $0.1 million for the three months ended March 31, 2021 and 2020, respectively.
The following table presents the future maturities of the Company’s lease obligations as of March 31, 2021 (in thousands):
Remainder of 2021	$4,356
2022	5,441
2023	5,389
2024	3,712
2025	2,593
Thereafter	1,524
Total lease payments	23,015
Less: imputed interest	1,660
Total operating lease liabilities	$21,355
The weighted-average remaining lease term is 4.4 years and the weighted-average discount rate is 3.57%.
Cash paid for amounts included in the measurement of the lease liability and for supplemental non-cash information for the three months ended March 31, 2021 was $1.2 million.
NOTE 4: INVENTORIES
Inventories consisted of the following (in thousands):
	March 31, 2021	December 31, 2020
Raw materials and supplies	$109,713	$66,487
Work in process	1,130	562
Finished goods	80,994	44,650
Total inventories	$191,837	$111,699

Whole Earth Brands, Inc.
Notes to Condensed Consolidated and Combined Financial Statements
(Unaudited)
NOTE 5: GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill and other intangible assets consisted of the following (in thousands):
	March 31, 2021			December 31, 2020
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Other intangible assets subject to amortization
Customer relationships (useful life of 5 to 10 years)	$107,891	$(5,525)	$102,366	$50,877	$(3,020)	$47,857
Tradenames (useful life of 25 years)	174,416	(3,637)	170,779	128,155	(2,185)	125,970
Total	$282,307	$(9,162)	$273,145	$179,032	$(5,205)	$173,827
Other intangible assets not subject to amortization
Product formulations			10,700			10,700
Total other intangible assets, net			283,845			184,527
Goodwill			236,895			153,537
Total goodwill and other intangible assets			$520,740			$338,064
At March 31, 2021 and December 31, 2020, goodwill at Branded CPG was $233.6 million and $150.3 million, respectively, and goodwill at Flavors & Ingredients was $3.3 million and $3.2 million, respectively.
The Successor’s amortization expense for intangible assets was $4.2 million for the three months ended March 31, 2021. The Predecessor’s amortization expense for intangible assets was $2.5 million for the three months ended March 31, 2020.
Amortization expense relating to amortizable intangible assets as of March 31, 2021 for the next five years is expected to be as follows (in thousands):
Remainder of 2021	$14,180
2022	18,907
2023	18,907
2024	18,907
2025	18,673
2026	18,453
NOTE 6: DEBT
Debt consisted of the following (in thousands):
	March 31, 2021	December 31, 2020
Term Loan	$375,000	$136,500
Revolving credit facility	25,000	47,855
Less: current portion	(3,750)	(7,000)
Less: unamortized discount and debt issuance costs	(10,993)	(4,693)
Total long-term debt	$385,257	$172,662

Whole Earth Brands, Inc.
Notes to Condensed Consolidated and Combined Financial Statements
(Unaudited)
On December 31, 2020, the Company’s senior secured loan agreement consisted of a senior secured first lien term loan facility of $140 million and a first lien revolving credit facility of up to $50 million. As of December 31, 2020, there were $2.1 million of outstanding letters of credit that reduced the Company’s availability under the revolving credit facility.
As of December 31, 2020, term loan borrowings were $131.8 million, net of debt issuance costs of $4.7 million. There were $47.9 million of borrowings under the revolving credit facility as of December 31, 2020. Additionally, as of December 31, 2020, the Company’s unamortized debt issuance costs related to the revolving credit facility were $1.7 million which are included in other assets in the condensed consolidated balance sheet.
In connection with the closing of the Wholesome Transaction, on February 5, 2021, further discussed in Note 2, the Company and certain of its subsidiaries entered into an amendment and restatement agreement (the “Amendment Agreement”) with Toronto Dominion (Texas) LLC, which amended and restated its existing senior secured loan agreement dated as of June 25, 2020 (as amended on September 4, 2020, the “Existing Credit Agreement,” and as further amended by the Amendment Agreement, the “Amended and Restated Credit Agreement”), by and among Toronto Dominion (Texas) LLC, as administrative agent, certain lenders signatory thereto and certain other parties.
The Amended and Restated Credit Agreement provides for senior secured financing consisting of the following credit facilities: (a) a senior secured term loan facility in the aggregate principal amount of $375 million (the “Term Loan Facility”); and (b) a revolving credit facility in an aggregate principal amount of up to $75 million (the “Revolving Facility,” and together with the Term Loan Facility, the “Credit Facilities”). The Revolving Facility has a $15 million sub-facility for the issuance of letters of credit and a $15 million sublimit for swing line loans. The Company used the proceeds under the Term Loan Facility to (i) repay and refinance existing indebtedness of WSO Investments; (ii) pay the cash consideration for the Wholesome Transaction; (iii) repay and refinance outstanding borrowings under the Existing Credit Agreement; and (iv) pay fees and expenses incurred in connection with the foregoing. The proceeds of the Revolving Facility can be used to finance working capital needs, for general corporate purposes, and for working capital adjustments payable under the Wholesome Purchase Agreement.
Loans outstanding under the Credit Facilities accrue interest at a rate per annum equal to (i) with respect to the Revolving Facility and letters of credit, (A) 2.75%, in the case of base rate advances, and (B) 3.75% in the case of LIBOR advances, and (ii) with respect to the Term Loan Facility, (A) 3.50%, in the case of base rate advances, and (B) 4.50% in the case of LIBOR advances, with a LIBOR floor of 1.00% with respect to the Term Loan Facility, and 0.00% with respect to the Revolving Facility and letters of credit, and base rate based on the highest of the prime rate, the federal funds rate plus 0.50%, LIBOR for a one-month interest period plus 1.00%, and with respect to the Revolving Facility and letters of credit, 0.00%, or with respect to the Term Loan Facility, 2.0%, and undrawn amounts under the Revolving Facility will accrue a commitment fee at a rate per annum equal to 0.50% on the average daily undrawn portion of the commitments thereunder. As of March 31, 2021, there were $2.1 million of outstanding letters of credit that reduced the Company’s availability under the revolving credit facility. The Company’s unamortized debt issuance costs related to the revolving credit facility were $2.1 million as of March 31, 2021 and are included in other assets in the condensed consolidated balance sheet.
The obligations under the Credit Facilities are guaranteed by certain direct or indirect wholly-owned domestic subsidiaries of the Company, other than certain excluded subsidiaries, including, but not limited to, immaterial subsidiaries and foreign subsidiaries. The Credit Facilities are secured by substantially all of the personal property of the Company and the guarantor subsidiaries (in each case, subject to certain exclusions and qualifications).
The Credit Facilities require the Company to make certain mandatory prepayments, with (i) 100% of net cash proceeds of all non-ordinary course asset sales or other dispositions of property in excess of $5 million in any fiscal year, subject to the ability to reinvest such proceeds and certain other exceptions,

Whole Earth Brands, Inc.
Notes to Condensed Consolidated and Combined Financial Statements
(Unaudited)
(ii) 100% of the net cash proceeds of any debt incurrence, other than debt permitted under the definitive agreements (but excluding debt incurred to refinance the Credit Facilities) and (iii) 50% of “Excess Cash Flow,” as defined in the Amended and Restated Credit Agreement, with a reduction to 25% if the total net leverage ratio for the fiscal year is less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00, and a reduction to 0% if the total net leverage ratio for the fiscal year is less than or equal to 3.00 to 1.00. The Company also is required to make quarterly amortization payments equal to 0.25% per annum of the original principal amount of the Term Loan Facility (subject to reductions by optional and mandatory prepayments of the loans).
As of the date of the amendment of the credit facilities, the aggregate unamortized debt issuance costs totaled $6.2 million, of which $4.4 million were expensed as a loss on extinguishment of debt. Additionally, in connection with the Amended and Restated Credit Agreement, the Company paid fees to certain lenders of $3.8 million, which are considered a debt discount, all of which were deferred, and incurred transaction costs of $8.9 million, of which $7.8 million was deferred and $1.1 million was expensed as part of loss on extinguishment and debt transaction costs.
NOTE 7: WARRANTS
As of the date of the Business Combination, the Company had approximately 20,263,500 warrants outstanding, consisting of (i) 15,000,000 public warrants originally sold as part of the units issued in Act II’s initial public offering (the “Public Warrants”) and (ii) 5,263,500 Private Warrants that were sold by Act II to the PIPE Investors in conjunction with the Business Combination (collectively with the Public Warrants, the “Warrants”). Each warrant is exercisable for one-half of one share of the Company’s common stock at a price of $11.50 per whole share, subject to adjustment. Warrants may only be exercised for a whole number of shares as no fractional shares will be issued. As of March 31, 2021 and December 31, 2020, the Company had approximately 17,256,300 and 15,982,520 Public Warrants outstanding, respectively, and approximately 3,007,200 and 4,280,980 Private Warrants outstanding, respectively.
The exercise price and number of ordinary shares issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, the Warrant price shall be adjusted proportionally. In no event will the Company be required to net cash settle the Warrants. Additionally, the Warrants became exercisable as of July 27, 2020 and expire five years from the date of the Business Combination or earlier upon redemption or liquidation.
There were no Warrants exercised as of March 31, 2021.
Public Warrants — The Public Warrants are subject to redemption by the Company:
•
in whole and not in part;

•
at a price of $0.01 per public warrant

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the ordinary shares for any 20 trading days within a 30-day trading period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders equals or exceeds $18 per share (as adjusted).

The Company may not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those ordinary shares is available throughout the 30-day redemption period. If any such registration statement does not remain effective after closing of the Business Combination, the Company has the right to redeem the warrants on a “cashless” exercise basis. The public

Whole Earth Brands, Inc.
Notes to Condensed Consolidated and Combined Financial Statements
(Unaudited)
warrant holders only have the right to exercise their warrants pursuant to a “cashless” exercise if the Company does not maintain an effective registration statement.
Private Warrants — The Private Warrants are identical to the Public Warrants, except that so long as they are held by the PIPE Investors or any permitted transferees, as applicable, the Private Warrants: (i) may be exercised for cash or on a cashless basis, (ii) were not allowed to be transferred, assigned or sold until thirty (30) days after the closing of the Business Combination, and (iii) shall not be redeemable by the Company. Upon the transfer of a Private Warrant to a party other than a PIPE Investor or a permitted transferee, the Private Warrants become Public Warrants and the fair market value of the Private Warrants at the date of transfer is reclassified to equity. See Note 1 for additional discussion.
NOTE 8: FAIR VALUE OF FINANCIAL INSTRUMENTS
The Company measures and records in its consolidated financial statements certain assets and liabilities at fair value. ASC Topic 820 “Fair Value Measurement and Disclosures,” establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). This hierarchy consists of the following three levels:
•
Level 1 — Assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market.

•
Level 2 — Assets and liabilities whose values are based on inputs other than those included in Level 1, including quoted market prices in markets that are not active; quoted prices of assets or liabilities with similar attributes in active markets; or valuation models whose inputs are observable or unobservable but corroborated by market data.

•
Level 3 — Assets and liabilities whose values are based on valuation models or pricing techniques that utilize unobservable inputs that are significant to the overall fair value measurement.

Certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).
Current Assets and Other Financial Assets and Liabilities — Cash and cash equivalents, trade accounts receivable and trade accounts payable are measured at carrying value, which approximates fair value because of the short-term maturities of these instruments.
Contingent Consideration Payable — The Company measures the contingent consideration payable at fair value. The fair value of the contingent consideration utilized Level 3 inputs as it is based on significant inputs not observable in the market as of March 31, 2021, such as projected financial information and discount rate.
Debt — The Company measures its term loan and revolving facilities at original carrying value including accrued interest, net of unamortized deferred financing costs and fees. The fair value of the credit facilities approximates carrying value, as they consist of variable rate loans.
Warrant Liabilities — The Company classifies its Private Warrants as liabilities in accordance with ASC Topic 815. The Company estimates the fair value of the Private Warrants using a Black-Scholes options pricing model. The fair value of the Private Warrants utilized Level 3 inputs as it is based on significant inputs not observable in the market as of March 31, 2021.

Whole Earth Brands, Inc.
Notes to Condensed Consolidated and Combined Financial Statements
(Unaudited)
The fair value of the Private Warrants was estimated at March 31, 2021 using a Black-Scholes options pricing model and the following assumptions:
Input	March 31, 2021
Asset price	$13.04
Exercise price	$11.50
Risk-free interest rate	0.7%
Expected volatility	45.0%
Expected term (years)	4.24
Dividend yield	0.0%
The fair value of warrant liabilities as of March 31, 2021 was $8.0 million. The changes in the warrant liabilities during the three months ended March 31, 2021 were as follows (in thousands):
Reclassification of fair value of Private Warrants to warrant liabilities as of January 1, 2021	$8,139
Cumulative impact of change in fair value of Private Warrants in 2020	(1,161)
Transfer of Private Warrants to Public Warrants	(2,502)
Change in fair value of warrant liabilities in Q1 2021	3,523
Fair value of warrant liabilities as of March 31, 2021	$7,999
NOTE 9: COMMITMENTS AND CONTINGENCIES
The Company is subject to various claims, pending and possible legal actions for product liability and other damages, and other matters arising out of the conduct of the business. The Company believes, based on current knowledge and consultation with counsel, that the outcome of such claims and actions will not have a material adverse effect on the Company’s consolidated financial position or results of operations.
As of March 31, 2021, the Company had obligations to purchase $35 million of raw materials through 2026; however, it is unable to make reasonably reliable estimates of the timing of such payments.
NOTE 10: INCOME TAXES
For the Successor period, the Company’s provision for income taxes consists of U.S., state and local, and foreign taxes. The Company has significant operations in various locations outside the U.S. The annual effective tax rate is a composite rate reflecting the earnings in the various locations at their applicable statutory tax rates.
For the Predecessor period, income taxes as presented herein attribute current and deferred income taxes of the Company’s financial statements in a manner that is systematic, rational, and consistent with the asset and liability method described by ASC Topic 740, “Income Taxes.” Accordingly, the Company’s income tax provision during the predecessor period was prepared following the separate return method. The separate return method applies ASC Topic 740 to the stand-alone financial statements of each member of the consolidated group as if the group member were a separate taxpayer and a stand-alone enterprise. Use of the separate return method may result in differences when the sum of the amounts allocated to stand-alone tax provisions are compared with amounts presented in consolidated financial statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. The consolidated financial statements reflect the Company’s portion of income taxes payable as if the Company had been a separate taxpayer.

Whole Earth Brands, Inc.
Notes to Condensed Consolidated and Combined Financial Statements
(Unaudited)
On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was enacted in response to the COVID-19 pandemic. Under ASC Topic 740, the effects of changes in tax rates and laws are recognized in the period in which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increased the limitation under IRC Section 163(j) for 2020 and 2021 to permit additional expensing of interest (ii) enacted a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k) (iii) made modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2019, 2020, and 2021 to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes and (iv) enhanced recoverability of alternative minimum tax credit carryforwards. The income tax provisions of the CARES Act had limited applicability to the Company and did not have a material impact on the Company’s consolidated financial statements.
The Successor’s income tax benefit was $3.7 million for the three months ended March 31, 2021. The effective tax rate for the three months ended March 31, 2021 was an income tax benefit of 23.4% on a pretax loss of $15.7 million which differs from the statutory federal rate of 21% primarily due to certain non-deductible expenses including transaction costs, the change in the fair value of warrant liabilities, stock-based compensation expense and the U.S. tax effect of international operations including Global Intangible Low-Taxed Income (“GILTI”) recorded during the period.
The Predecessor’s income tax benefit was $3.1 million for the three months ended March 31, 2020. The Predecessor’s effective tax rate for the three months ended March 31, 2020 was an income tax benefit of 9.8% on a pretax loss of $31.8 million which differs from the statutory federal rate of 21% primarily due to state and local taxes and the U.S. tax effect of international operations.
As of March 31, 2021 and December 31, 2020, the Company had an uncertain tax position liability of $1.2 million and $0.6 million, respectively, including interest and penalties. The unrecognized tax benefits include amounts related primarily to various foreign tax issues.
NOTE 11: PENSION BENEFITS
Certain current and former employees of the Company are covered under a funded qualified defined benefit retirement plan. Plan provisions covering certain of the Company’s salaried employees generally provide pension benefits based on years of service and compensation. Plan provisions covering certain of the Company’s union members generally provide stated benefits for each year of credited service. The Company’s funding policy is to contribute annually the statutory required amount as actuarially determined. The Company froze the pension plan on December 31, 2019. In addition, the Company has unfunded non-qualified plans covering certain salaried employees with additional retirement benefits in excess of qualified plan limits imposed by federal tax law. The Company uses December 31 as a measurement date for the plans.
In February 2021, the Compensation Committee approved the termination of the Company’s qualified defined benefit retirement plan. During 2021, the Company expects to offer a lump-sum payout to plan participants prior to completing the purchase of annuity contracts that will transfer the remaining pension obligation to an insurance company.

Whole Earth Brands, Inc.
Notes to Condensed Consolidated and Combined Financial Statements
(Unaudited)
The components of net periodic benefit (credit) cost for the Company’s defined benefit pension plans for the Successor and Predecessor were as follows (in thousands):
	(Successor)	(Predecessor)
	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Service cost	$16	$14
Interest cost	259	51
Expected return on plan assets	(399)	—
Recognized actuarial loss	9	40
Net periodic benefit (credit) cost	$(115)	$105
Net periodic benefit (credit) cost is reflected in the Company’s consolidated financial statements as follows for the Successor and Predecessor periods presented (in thousands):
	(Successor)	(Predecessor)
	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Selling, general and administrative expense	$16	$14
Other income, net	(131)	91
Net periodic benefit (credit) cost	$(115)	$105
The Company currently does not expect to make contributions to its funded defined benefit pension plan in 2021 due to the funded status.
NOTE 12: STOCK-BASED COMPENSATION
On June 24, 2020, the Whole Earth Brands, Inc. 2020 Long-Term Incentive Plan (the “Plan”) was approved for the purpose of promoting the long-term financial interests and growth of the Company and its subsidiaries by attracting and retaining management and other personnel and key service providers. The Plan provides for the granting of stock options (“SOs”), stock appreciation rights (“SARs”), restricted stock awards (“RSAs”), restricted stock units (“RSUs”), performance shares, performance share units (“PSUs”) and other stock-based awards to officers, employees and non-employee directors of, and certain other service providers to, the Company and its subsidiaries. These awards are settled in shares of the Company’s stock and therefore classified as equity awards. Under the terms of the Plan an aggregate of 9,300,000 shares of common stock are authorized for issuance under the Plan.
In the first quarter of 2021, the Company granted RSUs under the Plan which vest ratably on the anniversary of the grant date over a period of one to three years, depending on the specific terms of each RSU agreement.
Stock-based compensation expense for the three months ended March 31, 2021 was $1.6 million.

Whole Earth Brands, Inc.
Notes to Condensed Consolidated and Combined Financial Statements
(Unaudited)
A summary of activity and weighted average fair values related to the RSUs is as follows:
	Three Months Ended March 31, 2021
	Shares	Weighted Average Fair Value
Outstanding at December 31, 2020	633,057	$8.34
Granted	534,144	13.58
Vested	(640)	8.34
Forfeited	(14,118)	8.34
Outstanding and nonvested at March 31, 2021	1,152,443	$10.77
A summary of activity and weighted average fair values related to the RSAs is as follows:
	Three Months Ended March 31, 2021
	Shares	Weighted Average Fair Value
Outstanding at December 31, 2020	68,946	$8.34
Granted	—	—
Outstanding and nonvested at March 31, 2021	68,946	$8.34
As of March 31, 2021, the Company had not yet recognized compensation costs on nonvested awards as follows (in thousands):
	Unrecognized Compensation Cost	Weighted Ave. Remaining Recognition Period (in years)
Nonvested awards	$10,401	1.15
NOTE 13: STOCKHOLDERS’ EQUITY
Common Stock Repurchase Plan — On September 8, 2020, the Company announced that its board of directors had authorized a stock repurchase plan of up to $20 million of shares of the Company’s common stock. The shares may be repurchased from time to time over a 12-month period expiring on September 15, 2021 (or upon the earlier completion of all purchases contemplated by the repurchase plan or the earlier termination of the repurchase plan), in open market transactions at prevailing market prices, in privately negotiated transactions, or by other means in accordance with U.S. federal securities laws. There were no repurchases of the Company’s common stock under the stock repurchase plan.
NOTE 14: EARNINGS PER SHARE
Basic earnings (loss) per common share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Warrants issued are not considered outstanding at the date of issuance. RSUs and RSAs also are not considered outstanding until they have vested.
Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average shares outstanding assuming dilution. Dilutive common shares outstanding is computed using the treasury stock method and reflects the additional shares that would be outstanding if dilutive warrants were exercised and restricted stock units and restricted stock awards were settled for common shares during the period.

Whole Earth Brands, Inc.
Notes to Condensed Consolidated and Combined Financial Statements
(Unaudited)
For the three months ended March 31, 2021, 20,263,500 warrants were excluded from the calculation as these warrants were anti-dilutive.
For the three months ended March 31, 2021, 1,152,443 restricted stock units and 68,946 restricted stock awards, respectively, each weighted for the portion of the period for which they were outstanding, were excluded from the computation of diluted earnings per share as the effect was determined to be anti-dilutive.
The computation of basic and diluted loss per common share for the three months ended March 31, 2021 is shown below (in thousands, except for share and per share data).
(Successor)
Three Months Ended March 31, 2021
EPS numerator:
Net loss attributable to common shareholders	$(12,025)
EPS denominator:
Weighted average shares outstanding – basic	38,430,742
Effect of dilutive securities	—
Weighted average shares outstanding – diluted	38,430,742
Net loss per share:
Basic	$(0.31)
Diluted	$(0.31)
NOTE 15: ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
The following table summarizes accumulated other comprehensive income (loss) (“AOCI”), net of taxes, by component (in thousands):
	Net Currency Translation Gains (Losses)	Funded Status of Benefit Plans	Total Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2019 (Predecessor)	$2,885	$(10,944)	$(8,059)
Other comprehensive loss before reclassifications	(1,884)	—	(1,884)
Amounts reclassified from AOCI	—	48	48
Balance at March 31, 2020 (Predecessor)	$1,001	$(10,896)	$(9,895)
Balance at December 31, 2020 (Successor)	$7,774	$831	$8,605
Other comprehensive loss before reclassifications	(2,047)	—	(2,047)
Amounts reclassified from AOCI	—	9	9
Balance at March 31, 2021 (Successor)	$5,727	$840	$6,567
NOTE 16: RELATED PARTY TRANSACTIONS
The Predecessor participated in MacAndrews & Forbes’ (“MacAndrews”) directors and officer’s insurance program, which covered the Predecessor along with MacAndrews and its other affiliates. The limits of coverage are available on aggregate losses to any or all of the participating companies and their respective directors and officers. For the three months ended March 31, 2020, the Predecessor reimbursed MacAndrews an immaterial amount for its allocable portion of the premiums for such coverage, which the Predecessor believed was more favorable than the premiums that it could have secured were it to secure its own

Whole Earth Brands, Inc.
Notes to Condensed Consolidated and Combined Financial Statements
(Unaudited)
coverage. The Predecessor also participated in certain other insurance programs with MacAndrews under which it paid premiums directly to the insurance broker.
In March 2018, the Predecessor entered into a revolving credit agreement with Wesco US LLC, an indirect and wholly-owned subsidiary of Merisant. This revolving credit facility, as amended, had a maturity date of January 3, 2022 and provided for maximum outstanding borrowings of up $9.0 million. The revolving credit facility was unsecured and bore interest at 3-month LIBOR plus 4.0% and provided for periodic interest payments with all principal due upon maturity. MacAndrews had the right to accept or reject any borrowing request made by the Predecessor pursuant to the revolving credit agreement in its sole discretion. The outstanding balance on the revolving credit agreement at June 25, 2020 was $3.4 million and was forgiven by MacAndrews in connection with the Business Combination. Outstanding borrowings at March 31, 2020 were $6.9 million and the interest rate was 5.22%. Interest expense for the three months ended March 31, 2020 was approximately $0.1 million.
In July 2020, the Company entered into an agreement with Watermill Institutional Trading LLC, a registered broker-dealer (“Watermill”), to act as one of the Company’s financial advisors for a 12-month period commencing July 22, 2020 for total consideration of $0.9 million, of which $0.2 million was expensed in the three months ended March 31, 2021. Additionally, the Company incurred additional expense of $2.0 million related to services provided by Watermill in connection with the acquisition of Wholesome. A former director of Act II is a registered representative of Watermill and is providing services directly to the Company under the agreement.
NOTE 17: BUSINESS SEGMENTS
The Company has two reportable segments: Branded CPG and Flavors & Ingredients. In addition, beginning with the first quarter of 2021, the Company’s corporate office functions are now reported and included under Corporate. Corporate is not a reportable or operating segment but is included for reconciliation purposes and includes the costs for the corporate office administrative activities as well as transaction-related and other costs. Certain prior year amounts have been reclassified to conform to the current presentation. The Company does not present assets by reportable segments as they are not reviewed by the Chief Operating Decision Maker for purposes of assessing segment performance and allocating resources.
The following table presents selected financial information relating to the Company’s business segments (in thousands):
	(Successor)	(Predecessor)
	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Product revenues, net
Branded CPG	$81,797	$40,219
Flavors & Ingredients	24,028	25,753
Total product revenues, net	$105,825	$65,972
Operating income (loss)
Branded CPG	$10,159	$(6,755)
Flavors & Ingredients	972	(24,010)
	11,131	(30,765)
Corporate	(14,195)	(2,557)
Total operating income (loss)	$(3,064)	$(33,322)

Whole Earth Brands, Inc.
Notes to Condensed Consolidated and Combined Financial Statements
(Unaudited)
The following table presents geographic information based upon revenues of the Company’s major geographic markets (in thousands):
	(Successor)	(Predecessor)
	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Branded CPG:
North America	$51,970	$15,248
Europe	19,414	15,970
India, Middle East and Africa	2,643	2,056
Asia-Pacific	5,226	4,172
Latin America	2,544	2,773
Flavors & Ingredients	24,028	25,753
Total product revenues, net	$105,825	$65,972

WHOLE EARTH BRANDS, iNC.
AUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Whole Earth Brands, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated and combined balance sheets of Whole Earth Brands, Inc. and subsidiaries (the Company) as of December 31, 2020 (Successor) and 2019 (Predecessor), the related consolidated and combined statements of operations, comprehensive income (loss), equity and cash flows for the period from June 26, 2020 through December 31, 2020 (Successor) and the period from January 1, 2020 through June 25, 2020 (Predecessor), and for each of the two years in the period ended December 31, 2019 (Predecessor), and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 (Successor) and 2019 (Predecessor), and the results of its operations and its cash flows for the period from June 26, 2020 through December 31, 2020 (Successor) and the period from January 1, 2020 to June 25, 2020 (Predecessor), and for each of the two years in the period ended December 31, 2019 (Predecessor), in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 1987.
New York, NY
March 16, 2021

Whole Earth Brands, Inc.
Consolidated and Combined Balance Sheets
(In thousands of dollars, except for share and per share data)
	(Successor)	(Predecessor)
	December 31, 2020	December 31, 2019
Assets
Current Assets
Cash and cash equivalents	$16,898	$10,395
Accounts receivable (net of allowances of $955 and $2,832, respectively)	56,423	55,031
Inventories	111,699	121,129
Prepaid expenses and other current assets	5,045	7,283
Total current assets	190,065	193,838
Property, Plant and Equipment, net	47,285	20,340
Other Assets
Operating lease right-of-use assets	12,193	—
Goodwill	153,537	130,870
Other intangible assets, net	184,527	251,243
Deferred tax assets, net	2,671	1,368
Other assets	6,260	2,192
Total Assets	$596,538	$599,851
See Notes to Consolidated and Combined Financial Statements

Whole Earth Brands, Inc.
Consolidated and Combined Balance Sheets
(In thousands of dollars, except for share and per share data)
	(Successor)	(Predecessor)
	December 31, 2020	December 31, 2019
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$25,200	$26,240
Accrued expenses and other current liabilities	29,029	28,040
Current portion of operating lease liabilities	3,623	—
Current portion of long-term debt	7,000	—
Total current liabilities	64,852	54,280
Non-Current Liabilities
Long-term debt	172,662	—
Due to related party	—	8,400
Deferred tax liabilities, net	23,297	31,538
Operating lease liabilities, less current portion	11,324	—
Other liabilities	15,557	17,883
Total Liabilities	287,692	112,101
Commitments and Contingencies (Note 9)	—	—
Stockholders’ Equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 220,000,000 shares authorized; 38,426,669 shares issued and outstanding	4	—
Additional paid-in capital	325,679	—
Accumulated deficit	(25,442)	—
Accumulated other comprehensive income	8,605	—
Net parent investment	—	487,750
Total stockholders’ equity	308,846	487,750
Total Liabilities and Stockholders’ Equity	$596,538	$599,851
See Notes to Consolidated and Combined Financial Statements

Whole Earth Brands, Inc.
Consolidated and Combined Statements of Operations
(In thousands of dollars, except for per share data)
	(Successor)	(Predecessor)
	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Product revenues, net	$147,168	$128,328	$272,123	$290,965
Cost of goods sold	101,585	77,627	163,634	167,874
Gross profit	45,583	50,701	108,489	123,091
Selling, general and administrative expenses	44,616	43,355	65,896	74,767
Amortization of intangible assets	6,021	4,927	10,724	11,111
Asset impairment charges	—	40,600	—	—
Restructuring and other expenses	1,052	—	2,193	9,461
Operating (loss) income	(6,106)	(38,181)	29,676	27,752
Interest (expense) income, net	(4,371)	(238)	(500)	49
Other (expense) income, net	(578)	801	(830)	(1,648)
(Loss) income before income taxes	(11,055)	(37,618)	28,346	26,153
(Benefit) provision for income taxes	(2,618)	(3,482)	(2,466)	5,312
Net (loss) income	$(8,437)	$(34,136)	$30,812	$20,841
Net loss per share – Basic and diluted	$(0.22)
See Notes to Consolidated and Combined Financial Statements

Whole Earth Brands, Inc.
Consolidated and Combined Statements of Comprehensive Income (Loss)
(In thousands of dollars)
	(Successor)	(Predecessor)
	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Net (loss) income	$(8,437)	$(34,136)	$30,812	$20,841
Other comprehensive income (loss), net of tax:
Net change in pension benefit obligations recognized, net of taxes of $242, $65, $(2,689) and $110, respectively.	831	318	(569)	729
Foreign currency translation adjustments	7,774	(2,286)	(1,543)	(782)
Total other comprehensive income (loss), net of tax	8,605	(1,968)	(2,112)	(53)
Comprehensive income (loss)	$168	$(36,104)	$28,700	$20,788
See Notes to Consolidated and Combined Financial Statements

Whole Earth Brands, Inc.
Consolidated and Combined Statements of Equity
(In thousands of dollars)
(Predecessor)
Total Equity
Balance at January 1, 2018	$499,136
Funding to Parent, net	(35,432)
Net income	20,841
Other comprehensive loss, net of tax	(53)
Balance at December 31, 2018	$484,492
Funding to Parent, net	(25,442)
Net income	30,812
Other comprehensive loss, net of tax	(2,112)
Balance at December 31, 2019	$487,750
Funding to Parent, net	(11,924)
Net loss	(34,136)
Other comprehensive loss, net of tax	(1,968)
Balance at June 25, 2020	$439,722
	Common Stock		Preferred Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at June 26, 2020	30,926,669	$3	—	$—	$250,366	$(16,703)	$—	$233,666
Issuance of warrants	—	—	—	—	7,895	—	—	7,895
Issuance of common stock	7,500,000	1	—	—	67,104	—	—	67,105
Net loss	—	—	—	—	—	(8,437)	—	(8,437)
Other comprehensive income, net of tax	—	—	—	—	—	—	8,605	8,605
Stock-based compensation	—	—	—	—	1,262	—	—	1,262
Other	—	—	—	—	(948)	(302)	—	(1,250)
Balance at December 31, 2020 (Successor)	38,426,669	$4	—	$—	$325,679	$(25,442)	$8,605	$308,846
See Notes to Consolidated and Combined Financial Statements

Whole Earth Brands, Inc.
Consolidated and Combined Statements of Cash Flows
(In thousands of dollars)
	(Successor)	(Predecessor)
	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Operating activities
Net (loss) income	$(8,437)	$(34,136)	$30,812	$20,841
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Stock-based compensation	1,262	—	—	—
Depreciation	1,652	1,334	3,031	3,591
Amortization of intangible assets	6,021	4,927	10,724	11,111
Deferred income taxes	(2,842)	(5,578)	(10,500)	(6,060)
Asset impairment charges	—	40,600	—	—
Pension	(169)	126	(1,648)	1,658
Amortization of inventory fair value adjustments	12,613	—	—	—
Changes in current assets and liabilities:
Accounts receivable	(4,554)	7,726	1,311	2,488
Inventories	(5,305)	3,576	2,004	(692)
Prepaid expenses and other current assets	(2,066)	3,330	(3,097)	236
Accounts payable, accrued liabilities and income taxes	(7,939)	507	(3,057)	269
Other, net	319	(2,504)	2,085	362
Net cash (used in) provided by operating activities	(9,445)	19,908	31,665	33,804
Investing activities
Capital expenditures	(4,489)	(3,532)	(4,037)	(4,039)
Acquisitions, net of cash acquired	(456,508)	—	—	—
Proceeds from sale of fixed assets	—	—	—	1,858
Transfer from trust account	178,875	—	—	—
Net cash used in investing activities	(282,122)	(3,532)	(4,037)	(2,181)
Financing activities
Proceeds from revolving credit facility	47,855	3,500	1,500	7,500
Repayments of revolving credit facility	—	(8,500)	—	(600)
Long-term borrowings	140,000	—	—	—
Repayments of long-term borrowings	(3,500)	—	—	—
Debt issuance costs	(7,139)	—	—	—
Proceeds from sale of common stock and warrants	75,000	—	—	—
Funding to Parent, net	—	(11,924)	(25,442)	(35,432)
Net cash provided by (used in) financing activities	252,216	(16,924)	(23,942)	(28,532)
Effect of exchange rate changes on cash and cash equivalents	714	215	(496)	(24)
Net change in cash and cash equivalents	(38,637)	(333)	3,190	3,067
Cash and cash equivalents, beginning of period	55,535	10,395	7,205	4,138
Cash and cash equivalents, end of period	$16,898	$10,062	$10,395	$7,205
Supplemental disclosure of cash flow information
Interest paid	$3,328	$798	$—	$—
Taxes paid, net of refunds	$3,091	$2,244	$4,571	$5,175
See Notes to Consolidated and Combined Financial Statements

Whole Earth Brands, Inc.
Notes to Consolidated and Combined Financial Statements
NOTE 1: BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES
Whole Earth Brands, Inc. and its consolidated subsidiaries (“Whole Earth Brands” or the “Company”) is a global industry-leading platform, focused on the “better for you” consumer packaged goods (“CPG”) and ingredients space. The Company has a global platform of branded products and ingredients, focused on the consumer transition towards natural alternatives and clean label products.
On June 24, 2020, Act II Global Acquisition Corp., a Cayman Islands exempted company (“Act II”), domesticated into a Delaware corporation (the “Domestication”), and on June 25, 2020 (the “Closing”), consummated the indirect acquisition (the “Business Combination”) of (i) all of the issued and outstanding equity interests of Merisant Company (“Merisant”), Merisant Luxembourg Sarl (“Merisant Luxembourg”), Mafco Worldwide LLC (“Mafco Worldwide”), Mafco Shanghai LLC (“Mafco Shanghai”), EVD Holdings LLC (“EVD Holdings”), and Mafco Deutschland GmbH (together with Merisant, Merisant Luxembourg, Mafco Worldwide, Mafco Shanghai, and EVD Holdings, and their respective direct and indirect subsidiaries, “Merisant and Mafco Worldwide”), and (ii) certain assets and liabilities of Merisant and Mafco Worldwide included in the Transferred Assets and Liabilities (as defined in the Purchase Agreement (as hereafter defined)), from Flavors Holdings Inc. (“Flavors Holdings”), MW Holdings I LLC (“MW Holdings I”), MW Holdings III LLC (“MW Holdings III”), and Mafco Foreign Holdings, Inc. (“Mafco Foreign Holdings,” and together with Flavors Holdings, MW Holdings I, and MW Holdings III, the “Sellers”), pursuant to that certain Purchase Agreement (the “Purchase Agreement”) entered into by and among Act II and the Sellers dated as of December 19, 2019, as amended. In connection with the Domestication, Act II changed its name to “Whole Earth Brands, Inc.”
Upon the completion of the Domestication, each of Act II’s then-issued and outstanding ordinary shares converted, on a one-for-one basis, into shares of common stock of Whole Earth Brands. Additionally, immediately after the Business Combination, the Company issued an aggregate of 7,500,000 shares of Whole Earth Brands common stock and 5,263,500 private placement warrants exercisable for 2,631,750 shares of Whole Earth Brands common stock to certain investors. On the date of Closing, the Company’s common stock and warrants began trading on The Nasdaq Stock Market under the symbols “FREE” and “FREEW,” respectively.
As a result of the Business Combination, for accounting purposes, Act II was deemed to be the acquirer and Mafco Worldwide and Merisant Company were deemed to be the acquired parties and, collectively, the accounting predecessor. The Company’s financial statement presentation includes the combined financial statements of Mafco Worldwide and Merisant Company as the “Predecessor” for periods prior to the completion of the Business Combination and includes the consolidation of Mafco Worldwide and Merisant Company, for periods after the Closing (referred to as the “Successor”). The combined financial statements for the “Predecessor” periods include the accounts of Mafco Worldwide and Merisant Company which were wholly owned subsidiaries of Flavors Holdings Inc. Flavors Holdings Inc. is an indirect, wholly owned subsidiary of MacAndrews & Forbes Incorporated, which was not acquired in the Business Combination.
Change in Accounting Principle — The Company qualifies as an emerging growth company (an “EGC”) and as such, has elected the extended transition period for complying with certain new or revised accounting pronouncements. During the extended transition period, the Company is not subject to certain new or revised accounting standards applicable to public companies. The accounting pronouncements pending adoption below reflect effective dates for the Company as an EGC with the extended transition period.
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-2, “Leases (Topic 842)”, and issued subsequent amendments to the initial guidance. The new guidance requires lessees to recognize assets and liabilities arising from leases as well as extensive quantitative and qualitative disclosures. The lessee needs to recognize on its balance sheet a right-of-use asset and a lease liability for the majority of its leases (other than leases with a term of less than 12 months). The lease liabilities should be equal to the present value of lease payments not yet paid. The right-of-use

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asset is measured at the lease liability amount, adjusted for lease prepayment, lease incentives received and the lessee’s initial indirect costs. For public entities, the updated standard is effective for fiscal years beginning after December 15, 2018. This standard is effective for the Company as an EGC for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021, with early adoption permitted. Act II adopted the standard as of January 1, 2020. The Company recognized the leases acquired as part of the Business Combination on June 25, 2020, which were recorded pursuant to the aforementioned ASU. Refer to Note 3 for additional details.
In March 2017, the FASB issued ASU 2017-7, “Compensation — Retirement Benefits (Topic 715).” Under the new guidance, employers are required to present the service cost component of net periodic benefit cost in the same statement of operations caption as other employee compensation costs arising from services rendered during the period. Employers are required to present the other components of the net periodic benefit cost separately from the caption that includes the service costs and outside of any subtotal of operating profit and are required to disclose the caption used to present the other components of net periodic benefit cost, if not presented separately on the statement of operations. The Company adopted ASU 2017-7 effective in the second quarter of 2020. The adoption of this standard did not have an effect on the Company’s historically reported net income (loss) but resulted in a presentation reclassification which increased the Company’s historically reported operating profit by $0.1 million for the period from January 1, 2020 to June 25, 2020.
In February 2018, the FASB issued ASU 2018-2, “Income Statement-Reporting Comprehensive Income (Topic 220),” which amends existing standards for income statement-reporting comprehensive income to allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from Tax Cuts and Jobs Act and improve the usefulness of information reported to financial statements users. ASU 2018-2 was effective for years beginning after December 15, 2018, and early adoption was permitted. On January 1, 2019, the Predecessor elected to adopt this standard on a full retrospective approach and reclassified $2.1 million from accumulated other comprehensive income within net parent investment.
Principles of Consolidation — The consolidated and combined financial statements include the accounts of Whole Earth Brands, Inc., and its indirect and wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated and combined financial statements and accompanying notes. Actual results could differ from these estimates.
Cash and Cash Equivalents — The Company considers all cash on hand, money market funds, and other highly liquid debt instruments with a maturity, when purchased, of three months or less to be cash and cash equivalents.
Accounts Receivable and Allowance for Doubtful Accounts — Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable losses in its existing accounts receivable based on historical losses and current economic conditions. Account balances are charged against the allowance when the Company believes it is probable the receivable will not be recovered. The Company does not have any off-balance sheet credit exposure related to its customers. Recoveries of accounts receivable previously offset against the allowance are recorded in the combined statements of operations when received.
Inventories — Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less reasonably predicable costs of completion, disposal, and transportation. The cost of inventory is determined principally by the first in, first out method.
Property, Plant and Equipment — Property, plant and equipment are recorded at cost. Additions, improvements, and replacements that extend asset life are capitalized. Depreciation is computed using the

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straight-line method over the estimated useful lives of the assets. The estimated useful lives of the Company’s property, plant and equipment in service currently ranges as follows: 3 to 40 years for buildings and 1 to 14 years for all other equipment.
When property and equipment are disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in income from operations. Ordinary repairs and maintenance costs are charged to operating expense as incurred.
Leases — As of the date of the Business Combination, the Company accounts for leases pursuant to ASU No. 2016-02, Leases (Topic 842). Under the new standard, a right-of-use asset and a lease liability is recorded for all leases with a term greater than 12 months. Lease right-of-use assets and lease liabilities are initially recognized based on the present value of the future minimum lease payments over the lease term at commencement date calculated using our incremental borrowing rate applicable to the lease asset, unless the implicit rate is readily determinable.
The Company’s lease portfolio includes a factory building, office space, warehouses, material handling equipment, vehicles and office equipment. All of our leases are classified as operating leases.
Goodwill and Other Indefinite-Lived Intangible Assets — Goodwill and other indefinite-lived intangible assets are summarized in Note 6. The Company reviews goodwill and other indefinite-lived intangible assets for impairment annually, or more frequently if events or changes in circumstances indicate that an asset may be impaired, in accordance with Accounting Standards Codification “ASC” Topic 350, “Intangibles — Goodwill and Other.” Under ASC Topic 350, the impairment review of goodwill and other intangible assets not subject to amortization must be based on estimated fair values.
The Company’s annual impairment review measurement date is in the fourth quarter of each year. In performing the annual assessment, the Company has the option of performing a qualitative assessment to determine if it is more likely than not that a reporting unit has been impaired. As part of the qualitative assessment for the reporting units, the Company evaluates the factors that are specific to the reporting units as well as industry and macroeconomic factors (including changes in interest and discount rates). The reporting unit specific factors may include cost factors, a comparison of current year results to prior year, current year budget and future projected financial performance. The Company also considers the change in the overall enterprise value of the Company compared to the date of the Business Combination.
If the Company determines that it is more likely than not that a reporting unit is impaired or if the Company elects not to perform the optional qualitative assessment, a quantitative assessment is performed utilizing both the income and market approaches to estimate the fair value of its reporting units. The income approach involves discounting future estimated cash flows. The discount rate used is the value-weighted average of the reporting unit’s estimated cost of equity and debt (“cost of capital”) derived using both known and estimated customary market metrics. The Company performs sensitivity tests with respect to growth rates and discount rates used in the income approach. In applying the market approach, valuation multiples are derived from historical and projected operating data of selected guideline companies; evaluated and adjusted, if necessary, based on the strengths and weaknesses of the reporting unit relative to the selected guideline companies; and applied to the appropriate historical and/or projected operating data to arrive at an indication of fair value. The Company weights the results of the income and market approaches equally. If the reporting unit’s carrying value exceeds its estimated fair value, then an impairment is recorded for the difference, limited to the total amount of goodwill allocated to the reporting unit.
The Company typically evaluates impairment of indefinite-lived intangible assets, including our product formulations, by first performing a qualitative assessment. If the Company elects to bypass the qualitative assessment or determines that it is more likely that not that the fair value of the product formulations is less than its carrying value, a quantitative assessment is then performed using the relief from royalty method under the income approach to estimate the fair value. Some of the more significant assumptions inherent in estimating the fair value include the estimated future annual sales, royalty rates (as

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a percentage of sales that would hypothetically be charged by a licensor of the brand to an unrelated licensee), income tax considerations and a discount rate that reflects the level of risk.
Impairment Review of Long-Lived Assets — In accordance with ASC Topic 360, “Property, Plant and Equipment,” the Company evaluates the carrying value of long-lived assets to be held and used whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset or asset group may be impaired. When such events occur, the Company compares the sum of the future undiscounted cash flows expected to be generated from the asset or asset group over its remaining depreciable life to the carrying value. If this comparison indicates that there is an impairment, the carrying amount of the long-lived asset would then be reduced to the estimated fair value, which generally approximates discounted cash flows. The Company also evaluates the amortization periods of assets to determine whether events or circumstances warrant revised estimates of useful lives. The Company’s applicable long-lived assets include its property, plant and equipment and definite-lived intangible assets.
Income Taxes — The provision for income taxes for the Successor period is determined using the asset and liability method in accordance with ASC Topic 740, “Accounting for Income Taxes”. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.
For the Predecessor period, income taxes as presented herein are attributable to current and deferred income taxes of the Company’s financial statements in a manner that is systematic, rational, and consistent with the asset and liability method described by ASC Topic 740. Accordingly, the Company’s income tax provision during the predecessor period was prepared following the separate return method. The separate return method applies ASC Topic 740 to the stand-alone financial statements of each member of the combined group as if the group member were a separate taxpayer and a stand-alone enterprise. Use of the separate return method may result in differences when the sum of the amounts allocated to stand-alone tax provisions are compared with amounts presented in the combined financial statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. The combined financial statements reflect the Company’s portion of income taxes payable as if the Company had been a separate taxpayer.
The Company made a policy election to treat the income tax due on United States (“U.S.”) inclusion of the global intangible low taxed income (“GILTI”) provisions as a period expense when incurred.
Uncertainty in Income Taxes — The Company accounts for uncertain tax positions in accordance with the authoritative guidance issued under ASC Topic 740, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The Company provides loss contingencies for federal, state and international tax matters relating to potential tax examination issues, planning initiatives and compliance responsibilities. The development of these reserves requires judgements about tax issues, potential outcomes and timing, which if different, may materially impact the Company’s financial condition and results of operations. The Company classifies interest and penalties associated with income taxes as a component of provision (benefit) for income taxes in the consolidated and combined statements of operations.
Pension Plans — The Company has defined benefit pension plans and a defined contribution 401(k) plan, which cover certain current and former employees of the Company who meet eligibility requirements. Benefits for the defined benefit pension plans are based on years of service and, in some cases, the

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employee’s compensation and participation was frozen to all employees hired on or after August 1, 2017. The Company’s policy is to contribute annually the amount required pursuant to the Employee Retirement Income Security Act. The Company froze the pension plan for all participants on December 31, 2019. Certain subsidiaries of the Company outside the U.S. have retirement plans that provide certain payments upon retirement. The Company recognizes in its balance sheet the funded status of its defined benefit pension plans, measured as the difference between the fair value of the plan assets and the benefit obligation and recognizes changes in the funded status of the defined benefit pension plans as accumulated other comprehensive loss, net of tax, within net parent investment to the extent such changes are not recognized in earnings as components of periodic net benefit cost (see Note 11).
Self-Insurance — The Company is self-insured for certain workers’ compensation. Provisions for losses expected under the program are recorded based on the Company’s estimates of the aggregate liabilities for the claims incurred. As of December 31, 2020 and 2019, the liabilities for self-insured workers compensation were $0.5 million and $0.7 million, respectively.
Stock-Based Compensation — In accordance with ASC Topic 718, “Compensation — Stock Compensation,” the Company recognizes stock-based compensation cost in its consolidated statements of operations. Stock-based compensation cost is measured at the grant date for equity-classified awards and at the end of each reporting period for liability-classified awards based on the estimated fair value of the awards. The Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period. Additional information pertaining to the Company’s stock-based compensation is provided in Note 12.
Revenue Recognition — Effective January 1, 2018, the Company adopted ASC Topic 606, and all related amendments, which provides updated accounting guidance on recognizing revenue. This updated accounting guidance outlines a single comprehensive model for entities to utilize to recognize revenue when they transfer goods or services to customers in an amount that reflects the consideration that will be received in exchange for the goods or services.
The Company adopted this new accounting guidance using the modified retrospective method. There was no impact to the combined balance sheets or the combined statements of operations and comprehensive income as of January 1, 2018 for the adoption of the standards update.
The Company recognizes revenue when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company made an accounting policy election to exclude from the measurement of the transaction price sales taxes and all other items of a similar nature, and also elected to account for shipping and handling activities as a fulfillment of the promise to transfer the goods. Accordingly, shipping and handling costs are included in cost of sales.
The terms and conditions of sale under the supply agreements and/or purchase orders for Merisant call for FOB Destination and FOB Origin shipping terms with its customers. The customer payment terms are usually 40 days from invoice date. The terms and conditions of sale under the supply agreements and/or purchase orders for Mafco Worldwide have various shipping terms with its customers depending upon the customer requests. The customer payment terms range from 30 – 120 days from invoice date based upon geographic location of the customer.
Merisant usually offers promotional activities (e.g. coupons, trade discounts and other promotional activities) to the customers. These variable consideration amounts are estimated for each customer based on specific arrangement/agreement, an analysis of historical volume and/or current activity with that customer. Reassessment of variable consideration estimates is done at each reporting date throughout the contract period until the uncertainty is resolved (e.g. promotional campaign is closed and settled with customer).
Historically, the Company has encountered limited instances whereby customers rejected products as a result of orders being materially inaccurate and/or products being defective. The Company tracks the

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reason codes for those customer returns. Based on that, the materiality of such returns is assessed. A return reserve is calculated (based on historical data as described above) every month to record an adjustment to net sales; these adjustments have not been significant.
The following table presents the Company’s revenues disaggregated by product categories (in thousands):
	(Successor)	(Predecessor)
	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Sweeteners and adjacencies	$96,857	$80,749	$165,863	$173,759
Licorice products	50,311	47,579	106,260	117,206
Total product revenues, net	$147,168	$128,328	$272,123	$290,965
The following table presents revenues disaggregated by business and geographic region (in thousands):
	(Successor)	(Predecessor)
	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Branded CPG:
North America	$40,273	$29,926	$59,945	$59,007
Europe, Middle East and Africa	41,855	35,360	75,974	81,978
Asia-Pacific	8,428	9,584	17,772	17,035
Latin America	6,301	5,879	12,172	15,739
Flavors & Ingredients	50,311	47,579	106,260	117,206
Total product revenues, net	$147,168	$128,328	$272,123	$290,965
The Company records an allowance for doubtful accounts as an estimate of the inability of its customers to make their required payments. The determination of the allowance requires the Company to make assumptions about the future ability to collect amounts owed from customers.
Marketing Costs — The Company promotes its products with marketing activities, including advertising, consumer incentives and trade promotions. On an annual basis, advertising costs are expensed as incurred or in the year in which the related advertisement initially appears. Advertising expense was $6.2 million for the period from June 26, 2020 through December 31, 2020, $4.8 million from January 1, 2020 through June 25, 2020, $11.9 million in 2019 and $16.1 million in 2018.
Consumer incentive and trade promotion activities are deducted from revenue based on amounts estimated as being or becoming due to customers and consumers at the end of a period, based principally on the Company’s historical utilization and redemption rates. These deductions are estimated and recorded upon sale of product by the Company and revised as necessary at each period end.
Fair Value of Financial Instruments — The Company measures fair value using a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.
In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its

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entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.
The carrying amounts for cash and cash equivalents, trade accounts receivable, accounts payable and accrued liabilities approximate fair value because of their short-term maturity.
The Company measures its term loan and revolving facilities at original carrying value including accrued interest, net of unamortized deferred financing costs and fees. The fair value of the credit facilities approximates carrying value, as they consist of variable rate loans.
Major Customers and Credit Concentration — The Company sells products to customers in the U.S. and internationally. The Company performs ongoing credit evaluations of customers, and generally does not require collateral on trade accounts receivable. Allowances are maintained for potential credit losses and such losses have been within management’s expectations.
Foreign Currency Translation — The Company has determined that the functional currency for each combined subsidiary is its local currency, except for certain entities whose functional currency is the U.S. dollar. Assets and liabilities of entities outside the U.S. are translated into U.S. dollars at the exchange rates in effect at the end of each period and income statement accounts are translated at each period’s average exchange rate. Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of accumulated other comprehensive income (loss) on the balance sheet, except for any entities which may operate in highly inflationary economies. Gains and losses resulting from transactions in other than functional currencies are reflected in operating results, except for transactions of a long-term nature.
Remeasurements of European entities whose functional currency is the U.S. dollar as well as translation adjustments for entities operating in highly inflationary economies and impacts of foreign currency transactions are recognized currently in other income (expense), net in the accompanying consolidated and combined statements of operations. The Company had foreign exchange losses, net of $0.9 million for the period from June 26, 2020 through December 31, 2020, foreign exchange gains, net of $0.5 million from January 1, 2020 through June 25, 2020, and foreign exchange losses, net of $2.0 million in 2019 and $1.9 million in 2018.
Beginning January 1, 2019, the Company was required to apply highly-inflationary accounting to its Argentinian subsidiary. This accounting treatment requires a change in the subsidiary’s functional currency from the local currency (Argentinian Peso) to the parent’s reporting currency (USD). This highly-inflationary classification results from the fact that the cumulative inflation rate for the preceding 3 year period exceeded 100 percent as of June 30, 2018. When the Company changed the functional currency, it revalued the subsidiary’s financial statements as if the new functional currency (USD) were the reporting currency. Accordingly, effective January 1, 2019, all Argentinian Peso denominated monetary assets and liabilities are considered foreign currency denominated assets and liabilities and are revalued to USD (the functional currency) with remeasurement adjustments in the period recorded in the statement of operations. The USD will be the functional currency until the economic environment in Argentina ceases to be considered highly-inflationary.
As of the date of the Business Combination, the assets and liabilities of the Argentinian subsidiary were adjusted to fair value. Certain non-monetary assets and liabilities that were previously recorded at the applicable historical exchange rates are recorded in USD using the exchange rate as of June 25, 2020. Argentinian Peso denominated monetary assets and liabilities continue to be revalued to USD (the functional currency) with remeasurement period adjustments in the period recorded in the statement of operations. The Company recorded $0.3 million of expense related to remeasurement adjustments in the consolidated statements of operations for the period of June 26, 2020 to December 31, 2020. The impact was not material for the period of January 1, 2020 to June 25 2020 and for the year ended December 31, 2019.
Derivative Financial Instruments — The Company periodically uses foreign currency forward exchange contracts to reduce the exposure of effects on net cash flows due to fluctuations in foreign currency exchange

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rates. The Company recognizes these derivative instruments on the balance sheet as either assets or liabilities measured at fair value, with changes in fair value recognized immediately in earnings. The foreign currency forward exchange contracts have maturities of less than one year. The Company did not enter into any forward exchange contracts in 2020 and the effect of forward exchange contracts were not material in 2019 and 2018.
Restructuring and Employee Termination Benefits — During 2020, 2019 and 2018, the Company adopted restructuring plans to streamline processes and realize cost savings by consolidating facilities and eliminating various positions in operations and general and administrative areas.
In connection with the restructuring plans, the Company recognized employee termination benefits of $1.1 million for the period from June 26, 2020 to December 31, 2020 and $0.6 million and $3.1 million during the years ended December 31, 2019 and 2018, respectively. Employee termination benefits related to the restructuring plans are recorded in restructuring and other expenses in the accompanying consolidated and combined statements of operations. All of the charges related to the 2019 program were paid as of December 31, 2019. In addition, the Company recorded facility exit and other related costs of $0.8 million and $1.9 million during 2019 and 2018, respectively, related to Branded CPG, and $0.8 million and $4.5 million during 2019 and 2018, respectively, related to Flavors & Ingredients. The Company did not recognize any facility exit and other related costs during 2020. Facility exit and other related costs are recorded in restructuring and other expenses on the accompanying consolidated and combined statements of operations.
Termination benefits are payable when an employee is involuntarily terminated, or whenever an employee accepts voluntary termination in exchange for termination benefits. One-time involuntary termination benefits are recognized as a liability when the termination plan meets certain criteria and has been communicated to employees. If employees are required to render future service in order to receive these one-time termination benefits, the liability is recognized ratably over the future service period.
New Accounting Standards — In March 2020, the FASB issued ASU 2020-4, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” Subject to meeting certain criteria, the new guidance provides optional expedients and exceptions to applying contract modification accounting under existing U.S. GAAP, to address the expected phase out of the London Inter-bank Offered Rate (“LIBOR”) by the end of 2021. The amendments in ASU 2020-4 apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The new standard was effective upon issuance and generally can be applied to applicable contract modifications through December 31, 2022. The Company is currently evaluating the impact of adopting this standard but does not expect it to have a material impact on its consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, “Income Taxes (ASC 740) — Simplifying the Accounting for Income Taxes.” The standard removes certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis difference. The standard also enhances and simplifies various aspects of the income tax accounting guidance. For public entities, the standard is effective for annual periods and interim periods beginning after December 15, 2020. This standard is effective for the Company as an EGC for the fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2019-12 on its consolidated financial statements.
In August 2018, the FASB issued ASU 2018-14, “Compensation — Retirement Benefits — Defined Benefit Plans — General (Subtopic 715-20).” The standard modifies certain disclosure requirements for employers that sponsor defined benefit pension and other postretirement benefit plans by removing disclosures that are no longer considered cost beneficial, clarifying specific requirements of disclosures, and adding disclosure requirements identified as relevant. This standard is effective for the Company as an EGC for the fiscal years beginning after December 15, 2021. Early adoption is permitted.

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The amendments in ASU 2018-14 should be applied retrospectively to each period presented. The Company is currently evaluating the impact of adopting ASU 2018-14 on its consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326).” The standard requires entities to estimate losses on financial assets measured at amortized cost, including trade receivables, debt securities and loans, using an expected credit loss model. The expected credit loss differs from the previous incurred losses model primarily in that the loss recognition threshold of “probable” has been eliminated and that expected loss should consider reasonable and supportable forecasts in addition to the previously considered past events and current conditions. Additionally, the guidance requires additional disclosures related to the further disaggregation of information related to the credit quality of financial assets by year of the asset’s origination for as many as five years. Entities must apply the standard provision as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. This standard is effective for the Company as an EGC for fiscal years beginning after December 15, 2022 including interim periods within those fiscal years. The Company is currently evaluating the impact of adopting ASU 2016-13 on its consolidated financial statements.
NOTE 2: BUSINESS COMBINATIONS
On June 25, 2020, pursuant to the Business Combination, the Company indirectly acquired Merisant and Mafco Worldwide in a transaction accounted for as a business combination under ASC Topic 805, “Business Combinations,” and was accounted for using the acquisition method. Under the acquisition method, the acquisition date fair value of the consideration paid by the Company was allocated to the assets acquired and the liabilities assumed based on their estimated fair values.
The following summarizes the preliminary purchase consideration (in thousands):
Base cash consideration	$387,500
Closing adjustment	(764)
Total Purchase Price	$386,736

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The Company preliminarily recorded the fair value of the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed as follows (in thousands):
Cash and cash equivalents	$10,062
Accounts receivable	45,769
Inventories	106,436
Prepaid expenses and other current assets	2,461
Property, plant and equipment, net	43,554
Operating lease right-of-use assets	12,541
Intangible assets	148,750
Deferred tax assets, net	1,065
Other assets	1,398
Total assets acquired	372,036
Accounts payable	18,590
Accrued expenses and other current liabilities	35,063
Current portion of operating lease liabilities	3,007
Operating lease liabilities, less current portion	12,208
Deferred tax liabilities, net	23,167
Other liabilities	15,467
Total liabilities assumed	107,502
Net assets acquired	264,534
Goodwill	122,202
Total Purchase Price	$386,736
The preliminary values allocated to identifiable intangible assets and their estimated useful lives are as follows:
Identifiable intangible assets	Fair Value (in thousands)	Useful life (in Years)
Customer relationships	$47,359	0.5 to 10
Tradenames	90,691	25
Product formulations	10,700	Indefinite
	$148,750
Goodwill represents the excess of the purchase price over the estimated fair value assigned to tangible and identifiable intangible assets acquired and liabilities assumed and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and expected future market opportunities. Of the purchase price allocated to goodwill, $2.5 million will be deductible for income tax purposes pursuant to Internal Revenue Code (“IRC”) Section 197 over a 15 year period.
The Company’s preliminary allocation of purchase price was based upon preliminary valuations performed to determine the fair value of the net assets as of the acquisition date and is subject to adjustments for up to one year after the closing date of the acquisition to reflect final valuations. The accounting for the Business Combination is not complete as the valuation for certain acquired assets and liabilities have not been finalized. These final valuations of the assets and liabilities could have a material impact on the preliminary purchase price allocation disclosed above.

Whole Earth Brands, Inc.
Notes to Consolidated and Combined Financial Statements
In the third quarter and fourth quarter of 2020, the Company recorded measurement period adjustments to its initial allocation of purchase price as a result of ongoing valuation procedures on assets acquired and liabilities assumed, including (i) a decrease in accounts receivable of $1.5 million; (ii) a decrease in inventory of $2.7 million; (iii) a decrease in prepaid expenses and other current assets of $10.4 million (see discussion below); (iv) an increase in property, plant and equipment of $21.6 million, of which $19.1 million is due to the valuation of certain real estate; (v) a decrease in operating lease right-of-use assets of $2.7 million to adjust the value of the Company’s leases to market value; (vi) a decrease in intangible assets of $8.7 million; (vii) an increase in other assets of $0.4 million; (viii) a decrease in accounts payable of $0.4 million; (ix) a decrease in accrued expenses and other current liabilities of $0.7 million; (x) a decrease in deferred tax liabilities, net of $0.8 million; (xi) a decrease in other liabilities of $1.0 million; and (xii) a decrease to goodwill of $8.9 million due to the incremental measurement period adjustments discussed in items (i) through (xi).
The initial allocation of purchase price reflects a $10.1 million adjustment to prepaid expenses and other current assets as a result of a change to the consideration transferred relative to the initial purchase price allocation. This adjustment was also reflected as a reduction to the estimated closing adjustments, and therefore, the total purchase price.
Direct transaction-related costs consist of costs incurred in connection with the Business Combination. Act II incurred transaction costs of $17.0 million prior to the Business Combination which are reflected within the accumulated deficit within the consolidated statement of Equity. During the three months ended September 30, 2020, the Company identified $1.2 million of additional Act II transaction costs that had been incurred in connection with the Business Combination. The effect of correcting for these costs decreased additional paid-in capital by $0.9 million and accumulated deficit by $0.3 million.
Swerve Acquisition — On November 10, 2020, the Company executed and closed a definitive Equity Purchase Agreement (the “Purchase Agreement”) with RF Development, LLC (“RF Development”), Swerve, L.L.C. (“Swerve LLC”) and Swerve IP, L.L.C. (“Swerve IP” and together with Swerve LLC, “Swerve”). Swerve is a manufacturer and marketer of a portfolio of zero sugar, keto-friendly, and plant-based sweeteners and baking mixes. The Company purchased all of the issued and outstanding equity interests of both Swerve LLC and Swerve IP from RF Development for $80 million in cash, subject to customary post-closing adjustments. The transaction was funded through a combination of available cash on hand and approximately $47.9 million under the Company’s $50 million revolving loan facility. In connection with the acquisition of Swerve, the Company incurred transaction related costs of $3.2 million for the year ended December 31, 2020. Swerve is included within the Company’s Branded CPG reportable segment.
The following summarizes the preliminary purchase consideration (in thousands):
Base cash consideration	$80,000
Closing adjustment estimate	(1,046)
Total Purchase Price	$78,954

Whole Earth Brands, Inc.
Notes to Consolidated and Combined Financial Statements
The Company preliminarily recorded the fair value of the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed as follows (in thousands):
Accounts receivable	$3,223
Inventories	6,824
Prepaid expenses and other current assets	223
Property, plant and equipment, net	143
Operating lease right-of-use assets	76
Intangible assets	36,300
Other assets	3
Total assets acquired	46,792
Accounts payable	3,477
Accrued expenses and other current liabilities	288
Current portion of operating lease liabilities	48
Operating lease liabilities, less current portion	28
Total liabilities assumed	3,841
Net assets acquired	42,951
Goodwill	36,003
Total Purchase Price	$78,954
The preliminary values allocated to identifiable intangible assets and their estimated useful lives are as follows:
Identifiable intangible assets	Fair Value (in thousands)	Useful life (in Years)
Customer relationships	$3,200	10
Tradenames	33,100	25
	$36,300
Goodwill represents the excess of the purchase price over the estimated fair value assigned to tangible and identifiable intangible assets acquired and liabilities assumed and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and expected future market opportunities. The entire amount of the purchase price allocated to goodwill will be deductible for income tax purposes pursuant to IRC Section 197 over a 15 year period.
The Company’s preliminary allocation of purchase price was based upon preliminary valuations performed to determine the fair value of the net assets as of the acquisition date and is subject to adjustments for up to one year after the closing date of the acquisition to reflect final valuations. The accounting for the Swerve acquisition is not complete as the valuation for certain acquired assets and liabilities have not been finalized.These final valuations of the assets and liabilities could have a material impact on the preliminary purchase price allocation disclosed above.

Whole Earth Brands, Inc.
Notes to Consolidated and Combined Financial Statements
Pro Forma Financial Information — The following unaudited pro forma financial information summarizes the results of operations for the Company as though the Business Combination and Swerve acquisition had occurred on January 1, 2019 (in thousands):
	Pro Forma Statements of Operations
	Year Ended
	December 31, 2020	December 31, 2019
Revenue	$305,544	$302,991
Net loss(1)	$(18,729)	$(5,705)

(1)
2019 includes transaction bonuses and related payroll taxes of $11.9 million for the Predecessor and $21.1 million for Swerve employees.

The unaudited pro forma financial information does not include any costs related to the Business Combination and Swerve acquisition. In addition, the unaudited pro forma financial information does not assume any impacts from revenue, cost or other operating synergies that could be generated as a result of the acquisitions. The unaudited pro forma financial information is for informational purposes only and is not indicative of the results of operations that would have been achieved had the acquisitions been consummated on January 1, 2019.
The Successor and Predecessor periods have been combined in the pro forma for the years ended December 31, 2020 and 2019 and include adjustments to reflect intangible asset amortization based on the economic values derived from definite-lived intangible assets, interest expense on the new debt financing, depreciation expense for property, plant and equipment that has been adjusted to fair value, and the release of the inventory fair value adjustments into cost of goods sold. These adjustments are net of taxes.
NOTE 3: LEASES
The Company measured Merisant and Mafco’s legacy lease agreements as if the leases were new at the date of the Business Combination and applied the provisions of ASC Topic 842. This resulted in the recognition of right-of-use assets and operating lease liabilities of $15.2 million as of June 26, 2020. The right-of-use assets and operating lease liabilities at June 26, 2020 also included approximately $0.3 million related to one lease that Act II had applied the provisions of ASC Topic 842 to effective January 1, 2020. In the third quarter of 2020, the Company recorded a measurement period adjustment that reduced the right-of-use assets by $2.7 million to adjust the value of the leases to market value. In the fourth quarter of 2020, the Company also applied the provisions of Topic 842 to one lease acquired in the Swerve acquisition. All leases are classified as operating leases.
The Company’s lease portfolio includes a factory building, office space, warehouses, material handling equipment, vehicles and office equipment.
Certain leases include one or more options to renew, with renewal terms that can extend the lease term from one to five years or more. The exercise of lease renewal options is at the Company’s sole discretion. For purposes of calculating operating lease liabilities, lease terms include options to extend the lease when it is reasonably certain that the Company will exercise that option.
Lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes the appropriate incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term at an amount equal to the lease payments in a similar economic environment.

Whole Earth Brands, Inc.
Notes to Consolidated and Combined Financial Statements
The Company’s lease agreements do not contain any residual value guarantees. Some leases include variable payments that are based on the usage and occupancy of the leased asset. The Company has elected not to record leases with an initial term of twelve months or less on the balance sheet.
For real estate and vehicle leases, the Company elected the practical expedient to not separate lease from non-lease components within the contract. Electing this practical expedient means the Company accounts for each lease component and the related non-lease component together as a single component. For equipment leases, the Company has not elected this practical expedient and separates the non-lease components from the lease component.
The right-of-use asset is subsequently measured throughout the lease term at the carrying amount of the lease liability. Lease expense for lease payments is recognized on a straight-line basis over the lease term. Lease expense for the period from June 26, 2020 through December 31, 2020 was $2.3 million. Lease expense under prior lease accounting rules for the period of January 1, 2020 to June 25, 2020 and the years ended December 31, 2019 and 2018 was $2.2 million, $5.2 million and $3.7 million, respectively. The Company subleases some of its unused office space to third parties. These subleases generated sublease income of $0.3 million for the period from June 26, 2020 through December 31, 2020, $0.3 million from January 1, 2020 through June 25, 2020 and $0.5 million and $0.4 million for the years-ended December 31, 2019 and 2018, respectively.
The following table presents the future maturities of the Company’s lease obligations as of December 31, 2020 (in thousands):
2021	$4,119
2022	3,611
2023	3,512
2024	1,919
2025	1,417
Thereafter	1,546
Total lease payments	16,124
Less: imputed interest	(1,177)
Total operating lease liabilities	$14,947
The weighted-average remaining lease term is 4.6 years and the weighted-average discount rate is 3.42%.
Cash paid for amounts included in the measurement of the lease liability and for supplemental non-cash information for the period from June 26, 2020 through December 31, 2020 was $1.7 million.
The following table presents the Company’s future minimum lease payments under ASC Topic 840 as of December 31, 2019 (in thousands):
2020	$3,224
2021	2,845
2022	2,608
2023	2,354
2024	968
Thereafter	2,195
Less: sublease rental income	(3,683)
Total	$10,511

Whole Earth Brands, Inc.
Notes to Consolidated and Combined Financial Statements
NOTE 4: INVENTORIES
Inventories consisted of the following (in thousands):
	(Successor)	(Predecessor)
	December 31, 2020	December 31, 2019
Raw materials and supplies	$66,487	$89,611
Work in process	562	387
Finished goods	44,650	31,131
Total inventories	$111,699	$121,129
NOTE 5: PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment consisted of the following (in thousands):
	(Successor)	(Predecessor)
	December 31, 2020	December 31, 2019
Machinery, equipment and other	$14,108	$49,901
Buildings and building improvements	20,247	23,207
	34,355	73,108
Accumulated depreciation	(1,833)	(55,538)
	32,522	17,570
Land	9,670	1,908
Construction in progress	5,093	862
Property, plant and equipment, net	$47,285	$20,340
NOTE 6: GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill and other intangible assets consisted of the following (in thousands):
	(Successor)			(Predecessor)
	December 31, 2020			December 31, 2019
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Other intangible assets subject to amortization
Customer relationships (useful life of 5 to 10 years)	$50,877	$(3,020)	$47,857	$105,000	$(38,731)	$66,269
Tradenames (useful life of 25 years)	128,155	(2,185)	125,970	95,055	(19,939)	75,116
Total	$179,032	$(5,205)	$173,827	$200,055	$(58,670)	$141,385
Other intangible assets not subject to amortization
Product formulations			10,700			109,858
Total other intangible assets, net			184,527			251,243
Goodwill			153,537			130,870
Total goodwill and other intangible assets			$338,064			$382,113

Whole Earth Brands, Inc.
Notes to Consolidated and Combined Financial Statements
The Company amortizes its intangible assets subject to amortization on a straight-line basis over their respective useful lives. The remaining intangible assets subject to amortization as of December 31, 2020, have a weighted-average remaining useful life of approximately 20 years. The Successor’s amortization expense for intangible assets was $6.0 million for the period from June 26, 2020 through December 31, 2020. The Predecessor’s amortization expense for intangible assets was $4.9 million, $10.7 million and $11.1 million for the periods from January 1, 2020 to June 25, 2020 and for the years ended December 31, 2019 and 2018, respectively.
Amortization expense relating to amortizable intangible assets as of December 31, 2020 for the next five years is expected to be as follows (in thousands):
2021	$11,195
2022	11,195
2023	11,195
2024	11,195
2025	10,961
The changes in the carrying amounts of goodwill during the years ended December 31, 2020 and December 31, 2019 were as follows (in thousands):
	Branded CPG	Flavors & Ingredients	Total
Balance as of December 31, 2019 and 2018 (Predecessor)	$88,849	$42,021	$130,870
Impairment	(11,100)	(6,600)	(17,700)
Balance at June 25, 2020 (Predecessor)	$77,749	$35,421	$113,170
Purchase accounting adjustments	40,779	(31,747)	9,032
Balance at June 26, 2020 (Successor)	$118,528	$3,674	$122,202
Acquisition of Swerve	36,003	—	36,003
Currency translation adjustment	(4,208)	(460)	(4,668)
Balance at December 31, 2020 (Successor)	$150,323	$3,214	$153,537
Impairment of Goodwill and Other Indefinite-Lived Intangible Assets — As disclosed in Note 1, the Company reviews goodwill and other indefinite-lived intangible assets for impairment annually, or more frequently if events or changes in circumstances indicate that an asset may be impaired, in accordance with ASC Topic 350.
During the first quarter of 2020, the on-going macroeconomic disruption and uncertainty caused by the COVID-19 pandemic, including the impact on enterprise valuations across sectors, represented events which could indicate that the carrying value of goodwill and indefinite-lived intangible assets of the Predecessor may not be recoverable. As a result, the Predecessor performed an interim impairment assessment at March 31, 2020. In performing the quantitative assessment of indefinite-lived intangible assets, the estimated fair value was determined under an income approach using the discounted cash flow method which requires assumptions related to projected operating results and a discount rate using a market-based weighted-average cost of capital. The main assumptions supporting the cash flow projections included revenue growth, EBIT margins and discount rate. The financial projections reflected management’s best estimate of economic and market conditions over the projected period including forecasted revenue growth, EBIT margins, tax rate, capital expenditures, depreciation and amortization, changes in working capital requirements and the terminal growth rate. It was determined that the carrying value of the indefinite-lived intangible assets at Flavors & Ingredients exceeded their fair value and an impairment charge of $22.9 million was recorded in the first quarter of 2020. For the interim impairment assessment of goodwill as of March 31, 2020, the Predecessor utilized a market approach to estimate fair value based upon the then proposed purchase

Whole Earth Brands, Inc.
Notes to Consolidated and Combined Financial Statements
price of the Business Combination from a willing buyer in an active open market transaction. As a result of the interim quantitative impairment assessment, the carrying value of the Mafco Worldwide and Merisant reporting units exceeded their fair value by $6.6 million and $11.1 million, respectively, and a goodwill impairment charge of $17.7 million was recorded in the first quarter of 2020.
In both the fourth quarters of 2020 and 2019, the Company performed its annual impairment tests on goodwill and product formulations using a qualitative assessment and concluded that it was more likely than not that their fair values exceeded their respective carrying values and therefore, did not result in an impairment.
NOTE 7: DEBT
Debt consisted of the following (in thousands):
	(Successor)	(Predecessor)
	December 31, 2020	December 31, 2019
Term loan	$136,500	$—
Revolving credit facility	47,855	—
Less: current portion	(7,000)	—
Less: unamortized debt issuance costs	(4,693)	—
Total long-term debt	$172,662	$—
Maturities — The Company’s debt and other obligations outstanding as of December 31, 2020 mature as shown below (in thousands):
2021	$7,000
2022	7,000
2023	10,500
2024	14,000
2025	145,855
Total debt	184,355
Unamortized discounts	(4,693)
Total debt, net of unamortized discounts	$179,662
Loan Agreement — The Company entered into a Loan Agreement (the “Loan Agreement”) on June 25, 2020, with Toronto Dominion (Texas) LLC, as administrative agent, BofA Securities Inc., as Syndication Agent, BMO Capital Markets Corp. and Truist Bank, as documentation agents, and the other lenders party thereto, which provided (x) a senior secured first lien term loan facility of $140 million that matures in five years on June 25, 2025 and (y) a first lien revolving credit facility of up to $50 million that also matures in five years. Loans outstanding under the first lien term loan facility and the first lien revolving credit facility accrue interest at a rate per annum equal to LIBOR subject to a floor of 1% plus a margin ranging from 3.00% to 3.75% or, at Company’s option, a base rate subject to a floor of 2% plus a margin ranging from 2.00% to 2.75%, depending on the achievement of certain leverage ratios. Undrawn amounts under the first lien revolving credit facility are expected to accrue a commitment fee at a rate per annum of 0.40% on the average daily undrawn portion of the commitments thereunder, with step downs to 0.30% upon achievement of certain leverage ratios. As of December 31, 2020, there were $2.1 million of outstanding letters of credit that reduced the Company’s availability under the revolving credit facility. Additionally, approximately $1.9 million of issuance costs allocated to the revolving credit facility were capitalized as an asset as of June 30, 2020 and are being amortized ratably over the commitment period of five years. There were $47.9 million in borrowings under the revolving credit facility as of December 31, 2020.

Whole Earth Brands, Inc.
Notes to Consolidated and Combined Financial Statements
The Company converted the base rate term loan to a LIBOR loan on July 1, 2020 at an interest rate of 4.50%. Borrowings under the Loan Agreement are collateralized by substantially all of the Company’s assets, and the Loan Agreement includes restrictive qualitative and quantitative covenants. The Company was in compliance with its covenants under the Loan Agreement on December 31, 2020. The unpaid principal amount of the term loan is payable in quarterly installments on the last day of each fiscal quarter commencing on September 30, 2020. The payment for each of the first 12 fiscal quarters is equal to 1.25% of the beginning principal amount, or $1.75 million, and for the following seven fiscal quarters thereafter is 2.50%, or $3.5 million. The remaining principal payment on the term loan is due upon maturity.
On February 5, 2021, the Company amended and restated the Loan Agreement (see Note 18).
NOTE 8: FAIR VALUE OF FINANCIAL INSTRUMENTS
The Company measures and records in its consolidated and combined financial statements certain assets and liabilities at fair value. ASC Topic 820 “Fair Value Measurement and Disclosures,” establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). This hierarchy consists of the following three levels:
•
Level 1 — Assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market.

•
Level 2 — Assets and liabilities whose values are based on inputs other than those included in Level 1, including quoted market prices in markets that are not active; quoted prices of assets or liabilities with similar attributes in active markets; or valuation models whose inputs are observable or unobservable but corroborated by market data.

•
Level 3 — Assets and liabilities whose values are based on valuation models or pricing techniques that utilize unobservable inputs that are significant to the overall fair value measurement.

Certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).
Current Assets and Other Financial Assets and Liabilities — Cash and cash equivalents, trade accounts receivable and trade accounts payable are measured at carrying value, which approximates fair value because of the short-term maturities of these instruments.
Debt — The Company measures its first lien term loan and revolving facilities at original carrying value including accrued interest, net of unamortized deferred financing costs and fees. The fair value of the credit facilities approximates carrying value, as they consist of variable rate loans.
NOTE 9: COMMITMENTS AND CONTINGENCIES
The Company is subject to various claims, pending and possible legal actions for product liability and other damages, and other matters arising out of the conduct of the business. The Company believes, based on current knowledge and consultation with counsel, that the outcome of such claims and actions will not have a material adverse effect on the Company’s consolidated and combined financial position or results of operations.
As of December 31, 2020, the Company had obligations to purchase $29.6 million of raw materials through 2025; however, it is unable to make reasonably reliable estimates of the timing of such payments. In addition, the Company has commitments under purchase obligations related to market data research, technology services and capital projects totaling $1.9 million.

Whole Earth Brands, Inc.
Notes to Consolidated and Combined Financial Statements
NOTE 10: INCOME TAXES
For the Successor period, the Company’s provision for income taxes consists of U.S., state and local, and foreign taxes. The Company has significant operations in various locations outside the U.S. The annual effective tax rate is a composite rate reflecting the earnings in the various locations at their applicable statutory tax rates.
For the Predecessor period, income taxes as presented herein attribute current and deferred income taxes of the Company’s financial statements in a manner that is systematic, rational, and consistent with the asset and liability method described by ASC 740, “Income Taxes.” Accordingly, the Company’s income tax provision during the predecessor period was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the combined group as if the group member were a separate taxpayer and a stand-alone enterprise. Use of the separate return method may result in differences when the sum of the amounts allocated to stand-alone tax provisions are compared with amounts presented in the combined financial statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. The combined financial statements reflect the Company’s portion of income taxes payable as if the Company had been a separate taxpayer.
On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was enacted in response to the COVID-19 pandemic. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period in which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increased the limitation under IRC Section 163(j) for 2019 and 2020 to permit additional expensing of interest (ii) enacted a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k) (iii) made modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2018, 2019, and 2020 to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes and (iv) enhanced recoverability of alternative minimum tax credit carryforwards. The income tax provisions of the CARES Act had limited applicability to the Company and did not have a material impact on the Company’s consolidated and combined financial statements.
Components of income tax (benefit) provision were as follows (in thousands):
	(Successor)	(Predecessor)
	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Current:
Federal	$(969)	$51	$1,972	$4,789
State and local	54	16	197	134
Foreign	1,139	2,029	5,865	6,449
	224	2,096	8,034	11,372
Deferred:
Federal	(2,192)	(4,262)	(1,802)	(5,148)
State and local	138	(259)	336	(1,006)
Foreign	(788)	(1,057)	(9,034)	94
	(2,842)	(5,578)	(10,500)	(6,060)
Total (benefit) provision for income taxes	$(2,618)	$(3,482)	$(2,466)	$5,312

Whole Earth Brands, Inc.
Notes to Consolidated and Combined Financial Statements
The following is a reconciliation of income tax (benefit) provision computed at the U.S. federal statutory rate to income tax (benefit) provision in the consolidated and combined statements of operations (in thousands):
	(Successor)	(Predecessor)
	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
(Loss) income before income taxes:
Domestic	$(18,981)	$(49,477)	$10,859	$(6,021)
Foreign	7,926	11,859	17,487	32,174
Total (loss) income before income taxes	$(11,055)	$(37,618)	$28,346	$26,153
Federal income tax rate	21.0%	21.0%	21.0%	21.0%
Tax provision at federal statutory rate	$(2,322)	$(7,900)	$5,953	$5,492
State and local taxes	1,812	(278)	426	(879)
Foreign rate differential	(70)	(125)	789	1,533
Change in tax rates	735	—	(2,209)	(53)
Changes in uncertain tax positions	40	(651)	64	(100)
Change in valuation allowance	(1,474)	883	588	(1,957)
Goodwill impairment	—	3,717	—	—
Impact of Luxembourg restructuring	—	—	(6,438)	—
U.S. effects of international operations	320	2,084	3,079	6,136
Tax credits	(2,161)	(1,201)	(5,233)	(5,498)
Other	502	(11)	515	638
Total (benefit) provision for income taxes	$(2,618)	$(3,482)	$(2,466)	$5,312
Effective tax rate	23.7%	9.3%	(8.7)%	20.3%

Whole Earth Brands, Inc.
Notes to Consolidated and Combined Financial Statements
Significant components of the Company’s net deferred tax assets and liabilities were as follows (in thousands):
	(Successor)	(Predecessor)
	December 31, 2020	December 31, 2019
Deferred tax assets:
Accounts receivable	$473	$695
Accrued expenses	3,838	2,065
Inventory	5,231	4,102
Other assets	160	1,008
Deferred rent	—	427
Pension asset	348	1,783
Property, plant and equipment	—	864
Lease accounting	3,360	—
U.S. and foreign net operating losses	13,998	15,014
Tax credits	254	2,345
Total deferred tax assets	27,662	28,303
Less valuation allowance	(9,879)	(12,409)
Net deferred tax assets	$17,783	$15,894
Deferred tax liabilities:
Property, plant and equipment	(4,678)	—
Operating lease right-of-use asset	(2,747)	—
Intangible assets	(24,266)	(38,451)
Deferred rent	(78)	—
Unremitted earnings	(719)	(1,207)
Other liabilities	(5,921)	(6,406)
Total deferred tax liabilities	(38,409)	(46,064)
Net deferred tax liability	$(20,626)	$(30,170)
As of December 31, 2020 the Company recorded a reduction to deferred tax liabilities of approximately $2.9 million in connection with the business combination accounting with an offset to goodwill.
In assessing the recoverability of its deferred tax assets within the jurisdiction from which they arise, management considers whether it is more likely than not (more than 50%) that some portion or all of the deferred tax assets will be realized. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income prior to the expiration of any net operating loss and tax credit carry forwards. The Company evaluates all positive and negative evidence when determining the amount of the net deferred tax assets that are more likely than not to be realized. This evidence includes, but is not limited to, prior earnings history, reversal of taxable temporary differences, tax planning strategies and projected future taxable income. Significant weight is given to positive and negative evidence that is objectively verifiable. Based on the weight of available evidence including the scheduling of taxable temporary differences into future taxable income, the Company has determined that as of December 31, 2020 its deferred tax assets are realizable on a more-likely-than not basis with the exception of foreign tax credits of $0.2 million, certain state net operating loss carry forwards of $7.1 million predominately related to Illinois, and $2.5 million of net operating loss carry forwards in India, Luxembourg, Mexico and China.

Whole Earth Brands, Inc.
Notes to Consolidated and Combined Financial Statements
As of December 31, 2020, the Company has net operating loss carry forwards and tax credits which will expire if not utilized, including: $98.1 million in Illinois state net operating losses expiring between 2021 and 2033, $0.3 million of U.S. federal foreign tax credits expiring in 2030, $2.9 million of net operating losses in Mexico substantially expiring in 2025 and through 2030, $4.8 million of net operating losses in Luxembourg substantially expiring in 2035 and through 2037, $2.8 million of net operating losses in India expiring between 2022 and 2028, and $0.8 million of net operating losses in China expiring in 2022 through 2026.
Notwithstanding the current taxation of certain foreign subsidiaries under GILTI and one-time transition taxation enacted as part of the Tax Cut and Jobs Act, the Company intends to continue to invest these earnings indefinitely outside the U.S. If these future earnings are repatriated to the U.S., or if the Company determines that such earnings will be remitted in the foreseeable future, the Company may be required to accrue U.S. deferred taxes (if any) and applicable withholding taxes. It is not practicable to estimate the tax impact of the reversal of the outside basis difference, or the repatriation of cash due to the complexity of its hypothetical calculation. As of December 31, 2020, and 2019, the Company has accrued future income taxes and withholding taxes for future remittances to its Switzerland and Hong Kong affiliates of $1.7 million and $1.4 million, respectively.
The following summarizes the changes in the Company’s liability for unrecognized tax positions (in thousands):
	(Successor)	(Predecessor)
	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019
Beginning of period	$539	$895	$986
Settlements	—	(291)	(92)
Currency differences	70	(65)	1
End of period	$609	$539	$895
The unrecognized tax benefits in both the successor and predecessor periods include amounts related to various foreign tax issues. The Company records both accrued interest and penalties related to income tax matters in the provision for income taxes in the accompanying consolidated and combined statements of operations. The Company’s accrued interest and penalties related to uncertain tax positions totaled $0.6 million, $0.4 million and $0.9 million as of December 31, 2020, June 25, 2020 and December 31, 2019, respectively. Of the amounts reflected in the table above as of December 31, 2020, the entire amount if recognized, would reduce the Company’s effective tax rate. The Company expects that approximately $0.4 million of its unrecognized tax benefits will be recognized in the next 12 months.
The Company is subject to taxation in the U.S. and various state and foreign jurisdictions. The Company’s U.S. federal and state income tax periods are generally open to examination for the tax years 2016 through 2020. The Company’s French, Argentina, Luxembourg and Swiss tax years 2015 through 2020 also remain open for examination. In addition, open tax years related to the Company’s other foreign jurisdictions remain subject to examination but are not considered material.
NOTE 11: PENSION AND OTHER RETIREMENT BENEFITS
Certain current and former employees of the Company are covered under a funded qualified defined benefit retirement plan. Plan provisions covering certain of the Company’s salaried employees generally provide pension benefits based on years of service and compensation. Plan provisions covering certain of the Company’s union members generally provide stated benefits for each year of credited service. The Company’s funding policy is to contribute annually the statutory required amount as actuarially determined. The Company froze the pension plan on December 31, 2019. In addition, the Company has unfunded

Whole Earth Brands, Inc.
Notes to Consolidated and Combined Financial Statements
non-qualified plans covering certain salaried employees with additional retirement benefits in excess of qualified plan limits imposed by federal tax law. The Company uses December 31 as a measurement date for the plans.
The following table reconciles the funded status of the Company’s defined benefit pension plans (in thousands):
	(Successor)	(Predecessor)
	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019
Accumulated benefit obligations	$41,112	$39,792	$37,847
Changes in projected benefit obligations:
Projected benefit obligations at beginning of year	$39,879	$37,854	$34,000
Service cost	94	41	692
Interest cost	545	593	1,410
Actuarial loss	1,568	1,826	5,236
Benefits paid	(974)	(435)	(1,019)
Liability gain due to curtailment	—	—	(2,465)
Projected benefit obligations at end of year	41,112	39,879	37,854
Change in plans’ assets:
Fair value of plans’ assets at beginning of year	30,674	30,213	25,800
Actual returns on plans’ assets	3,195	732	5,112
Employee contributions	163	163	320
Benefits paid	(974)	(434)	(1,019)
Fair value of plans’ assets at end of year	33,058	30,674	30,213
Net pension liability	$(8,054)	$(9,205)	$(7,641)
The projected benefit obligation at December 31, 2020, June 25, 2020 and December 31, 2019 included $10.3 million, $9.7 million and $9.0 million, respectively, related to the Company’s unfunded non-qualified plans.
Amounts recognized in the Company’s consolidated and combined balance sheets consisted of (in thousands):
	(Successor)	(Predecessor)
	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019
Other assets	$2,238	$512	$1,375
Accrued expenses and other current liabilities	(374)	(373)	(370)
Other liabilities	(9,918)	(9,344)	(8,646)
Net amount recognized	$(8,054)	$(9,205)	$(7,641)

Whole Earth Brands, Inc.
Notes to Consolidated and Combined Financial Statements
Amounts recognized in accumulated other comprehensive income (loss), net of tax, which have not yet been recognized as a component of net periodic pension expense for the Company’s funded defined benefit pension plans, are as follows (in thousands):
	(Successor)	(Predecessor)
	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019
Prior service cost	$—	$169	$201
Net actuarial (gain) loss	(620)	13,997	12,362
	$(620)	$14,166	$12,563
As a result of the Business Combination on June 25, 2020, unamortized amounts previously charged to accumulated other comprehensive income (loss) were eliminated.
The components of the changes in unrecognized amounts included in pension obligation, net in other comprehensive income (loss) for the Company’s defined benefit pension plans were as follows (in thousands):
	(Successor)	(Predecessor)
	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019
Net actuarial (gain) loss	$—	$1,912	$(879)
Prior service credit	—	—	(316)
Amortization of prior service costs	—	(33)	(149)
Amortization of actuarial loss	—	(276)	(1,332)
Total (gain) loss recognized in other comprehensive income	$—	$1,603	$(2,676)
The components of net periodic benefit (credit) cost for the Company’s defined benefit pension plans for the Successor and Predecessor were as follows (in thousands):
	(Successor)	(Predecessor)
	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Service cost	$94	$41	$692	$864
Interest cost	545	593	1,410	1,320
Expected return on plan assets	(783)	(817)	(1,462)	(1,507)
Amortization of prior service cost	—	33	149	149
Amortization of net actuarial loss	—	276	1,332	1,344
Settlement/curtailment expense	(25)	—	317	—
Net periodic benefit (credit) cost	$(169)	$126	$2,438	$2,170
Net periodic benefit (credit) cost is reflected in the Company’s consolidated and combined financial statements as follows for the Successor and Predecessor periods presented (in thousands):
	(Successor)	(Predecessor)
	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Cost of Goods Sold	$—	$—	$614	$500
Selling, general and administrative expense	69	41	1,824	1,670
Other (expense) income, net	(238)	85	—	—
Net periodic benefit (credit) cost	$(169)	$126	$2,438	$2,170

Whole Earth Brands, Inc.
Notes to Consolidated and Combined Financial Statements
Assumptions — The following assumptions were used to determine the benefit obligation at year end and net periodic benefit (credit) cost during the year for the Company’s funded defined benefit pension plan:
	(Successor)	(Predecessor)
	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019
Weighted-average assumptions used to determine benefit obligation at year end:
Discount rate	2.61%	2.85%	3.25%
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	2.85%	3.25%	4.25%
Expected long-term rate of return on plan assets	5.25%	5.50%	5.75%
Rate of compensation increase	—%	—%	3.50%
The following assumptions were used to determine the benefit obligation at year end and net periodic benefit (credit) cost during the year for the Company’s unfunded supplemental defined benefit pension plan:
	(Successor)	(Predecessor)
	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019
Weighted-average assumptions used to determine benefit obligation at year end:
Discount rate	2.42%	2.64%	3.25%
Rate of compensation increase	3.50%	3.50%	3.50%
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	2.64%	3.25%	4.25%
Rate of compensation increase	3.50%	3.50%	3.50%
The Company bases the discount rate assumption on current investment yields of high quality fixed income investments during the retirement benefits maturity period. The rate of increase in future compensation assumptions reflects the Company’s long-term actual experience and future and near-term outlook.
The Company considers a number of factors to determine its expected rates of return on the assets in its plan, including, without limitation, historical performance of the plan assets, investment style, asset allocations and other third-party studies and surveys. The Company considered the plan portfolio’s asset allocation over a variety of time periods and compared them with third-party studies and reviewed performance of the capital markets in recent years and other factors and advice from various third parties, such as the pension plan’s advisors, investment managers and actuaries. While the Company considered recent performance and the historical performance of its plan assets, the Company’s assumptions are based primarily on its estimates of long-term, prospective rates of return. Differences between actual and expected asset returns are recognized in the net periodic benefit cost over the remaining service period of the active participating employees.
Plan Assets — The investment committee for the Company’s plan has adopted (and revises from time to time) investment policies with the objective of meeting and exceeding over time, the expected long-term

Whole Earth Brands, Inc.
Notes to Consolidated and Combined Financial Statements
rate of return on plan assets assumptions, weighted against a reasonable risk level and considering the appropriate liquidity levels. In connection with this objective, the investment committee retains a professional investment consultant as an advisor. Based upon the investment consultant’s advice, in 2020 and 2019 the plan’s assets were mainly invested in mutual funds, common and collective funds, corporate bonds, government bonds, private equity funds, as well as a real estate fund, in order to achieve the Company’s goals to enhance the expected returns of its investments together with their liquidity and protect the plan’s funded status.
The plan currently has the following target ranges for these asset classes as shown below. The ranges are intended to allow flexibility for allocating assets and rebalancing as needed depending on changes in market values and the investment environment. The strategy utilized is regularly reviewed by the plan’s investment committee, which may decide to make adjustments to the allocations when allocations fall outside the asset class range.
Target Ranges
Asset classes:
Cash equivalents and other	0% – 17%
Fixed income securities	45% – 100%
Equity securities	0% – 28%
The following tables set forth, by category, the Company’s pension plan assets as of December 31, 2020 and December 31, 2019, using the fair value hierarchy established under ASC Topic 820 and as described in Note 8. The fair value hierarchy in the tables excludes certain investments which are valued using Net Asset Value (“NAV”) as a practical expedient (in thousands):
	Pension Plan Assets as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Pension plan assets measured at fair value:
Cash and cash equivalents	$419	$—	$—	$419
Mutual funds	5,374	442	—	5,816
U.S. Government securities	—	3,087	—	3,087
Municipal/provincial bonds	—	296	—	296
Corporate bonds	—	13,408	—	13,408
Total pension plan assets measured at fair value	$5,793	$17,233	$—	$23,026
Pension plan assets measured at NAV as a practical expedient(1)				10,032
Total pension plan assets				$33,058

(1)
Certain common/collective trusts, investments in private equity funds and investments in real estate funds that are measured at fair value using the NAV per share practical expedient have not been categorized in the fair value hierarchy. The fair value amounts presented in the table above are intended to permit reconciliation of the fair value hierarchy to the total value of plan assets.

Whole Earth Brands, Inc.
Notes to Consolidated and Combined Financial Statements
	Pension Plan Assets as of December 31, 2019
	Level 1	Level 2	Level 3	Total
Pension plan assets measured at fair value:
Cash and cash equivalents	$398	$—	$—	$398
Mutual funds	4,996	457	—	5,453
U.S. Government securities	—	2,697	—	2,697
Municipal/provincial bonds	—	322	—	322
Corporate bonds	—	12,578	—	12,578
Total pension plan assets measured at fair value	$5,394	$16,054	$—	21,448
Pension plan assets measured at NAV as a practical expedient(1)				8,765
Total pension plan assets				$30,213

(1)
Certain common/collective trusts, investments in private equity funds and investments in real estate funds that are measured at fair value using the NAV per share practical expedient have not been categorized in the fair value hierarchy. The fair value amounts presented in the table above are intended to permit reconciliation of the fair value hierarchy to the total value of plan assets.

Cash and cash equivalents are stated at cost, which approximates fair market value. Mutual funds are valued at their net asset value quoted in active markets. Common and collective funds, as well as investments in private equity funds, are valued at net asset value as reported by the fund administrator. Within mutual funds and common and collective funds, the assets are invested in a broad range of publicly traded equity securities and publicly traded debt securities ranging from domestic and international treasury issues, corporate debt securities, government agencies debt securities and mortgage-backed and asset-backed issues, in accordance with the plan’s investment policies. Corporate and government bonds are generally valued on the basis of evaluated bids furnished by a pricing service, which determines valuations for normal, institutional size-trading units of such securities using market information, transactions for comparable securities and various relationships between securities. Exchange traded funds, which are investment portfolios that hold a collection of marketable securities designed to track the performance of a specific index (like the S&P 500), are valued at the market price quoted on the particular stock exchange where they are traded. There were no transfers between levels within the three-tier fair value hierarchy in 2020 and 2019.
Contributions — The Company currently does not expect to make contributions to its funded defined benefit pension plan in 2020 due to the funded status and the December 31, 2019 plan freeze.
Expected Future Benefit Payments — The projected benefit payments for the funded qualified and unfunded non-qualified defined benefit pension plans are as follows (in thousands):
	Qualified Pension Plan	Non-qualified Pension Plans
2021	$968	$374
2022	1,090	387
2023	1,235	502
2024	1,495	511
2025	1,233	517
2026 – 2030	7,233	2,920
The Company also participates in certain state-sponsored defined benefit plans covering certain non-U.S. employees with total net liabilities of $3.3 million and $2.8 million as of December 31, 2020 and 2019, respectively. The primary state-sponsored plan relates to Merisant employees in Switzerland and France, which had a pension benefit obligation of $6.3 million and plan assets $3.0 million as of December 31, 2020 and a pension benefit obligation of $5.6 million and plan assets $2.8 million as of December 31, 2019.

Whole Earth Brands, Inc.
Notes to Consolidated and Combined Financial Statements
Net periodic pension cost for the period June 26, 2020 through December 31, 2020, January 1, 2020 through June 25, 2020, 2019 and 2018 was $0.2 million, $0.3 million, $0.3 million and $0.5 million, respectively.
Defined Contribution Pension Plans — The Company has two defined contribution 401(k) plans covering certain eligible domestic employees, as defined by the plans. The plans provide for certain employer matching contributions. The Company recorded compensation expense related to its defined contribution plans of $0.2 million for the period of June 26, 2020 to December 31, 2020, $0.3 million for each of the periods of January 1, 2020 to June 25 2020, 2019 and 2018, respectively.
NOTE 12: STOCK-BASED COMPENSATION
On June 24, 2020, the Whole Earth Brands, Inc. 2020 Long-Term Incentive Plan (the “Plan”) was approved for the purpose of promoting the long-term financial interests and growth of the Company and its subsidiaries by attracting and retaining management and other personnel and key service providers. The Plan provides for the granting of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance shares, performance units and other stock-based awards to officers, employees and non-employee directors of, and certain other service providers to, the Company and its subsidiaries. Under the terms of the Plan an aggregate of 9,300,000 shares of common stock are authorized for issuance under the Plan.
On September 30, 2020, 710,045 restricted stock units (“RSUs”) and 68,946 restricted stock awards (“RSAs”) were granted. The RSUs and RSAs are accounted for as equity awards and have a grant-date fair value equal to the fair market value of the underlying stock on the grant date. The RSUs granted to employees on September 30, 2020 cliff vest over the employee service period of approximately 14 months. The RSAs granted to non-employee board members on September 30, 2020 cliff vest over a service period of approximately 19 months. The Company accounts for forfeitures in the period incurred. Stock-based compensation expense for the year ended December 31, 2020 totaled $1.3 million.
A summary of activity and weighted average fair values related to the RSUs is as follows:
	Shares	Weighted Average Fair Value	Weighted Avg. Remaining Contractual Term (in years)
Outstanding at June 26, 2020	—	$—	—
Granted	710,045	8.34
Forfeited	(76,988)	8.34
Outstanding and nonvested at December 31, 2020	633,057	$8.34	0.88
A summary of activity and weighted average fair values related to the RSAs is as follows:
	Shares	Weighted Average Fair Value	Weighted Avg. Remaining Contractual Term (in years)
Outstanding at June 26, 2020	—	$—	—
Granted	68,946	8.34
Outstanding and nonvested at December 31, 2020	68,946	$8.34	1.33

Whole Earth Brands, Inc.
Notes to Consolidated and Combined Financial Statements
As of December 31, 2020, the Company had not yet recognized compensation cost on nonvested awards as follows (in thousands):
	Unrecognized Compensation Cost	Weighted Avg. Remaining Recognition Period (in years)
Nonvested awards	$4,593	0.93
NOTE 13: STOCKHOLDERS’ EQUITY
Common Stock Repurchase Plan — On September 8, 2020, the Company announced that its board of directors had authorized a stock repurchase plan of up to $20 million of shares of the Company’s common stock. The shares may be repurchased from time to time over a 12-month period expiring on September 15, 2021 (or upon the earlier completion of all purchases contemplated by the repurchase plan or the earlier termination of the repurchase plan), in open market transactions at prevailing market prices, in privately negotiated transactions, or by other means in accordance with U.S. federal securities laws. During the year ended December 31, 2020, there were no repurchases of the Company’s common stock under the stock repurchase plan.
Warrants — As of December 31, 2020, the Company had approximately 20,263,500 warrants outstanding, consisting of (i) 15,000,000 public warrants originally sold as part of the units issued Act II’s initial public offering, and (ii) 5,263,500 private placement warrants that were sold by Act II to the PIPE Investors. Each warrant is exercisable for one-half of one share of our common stock at a price of $11.50 per share, subject to adjustment, at any time commencing 30 days after the completion of the Business Combination. The exercise price and number of common shares issuable upon exercise of the private warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the private warrants will not be adjusted for issuance of common stock at a price below its exercise price. There were no warrants exercised as of December 31, 2020.
NOTE 14: EARNINGS PER SHARE
Basic loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding for the period. Warrants issued are not considered outstanding at the date of issuance. RSUs and RSAs also are not considered outstanding until they have vested.
Diluted loss per share is calculated by dividing net loss by the weighted average shares outstanding assuming dilution. Dilutive common shares outstanding is computed using the treasury stock method and reflects the additional shares that would be outstanding if dilutive warrants were exercised and restricted stock units and restricted stock awards were settled for common shares during the period.
For the period from June 26, 2020 to December 31, 2020, 20,263,500 warrants were excluded from the calculation as these warrants were anti-dilutive.
For the period from June 26, 2020 to December 31, 2020, 633,057 RSUs and 68,946 RSAs, each weighted for the portion of the period for which they were outstanding, were excluded from the computation of diluted earnings per share as the effect was determined to be anti-dilutive.

Whole Earth Brands, Inc.
Notes to Consolidated and Combined Financial Statements
The computation of basic and diluted loss per common share for the period from June 26, 2020 to December 31, 2020 is shown below (in thousands, except for share and per share data).
Successor
From June 26, 2020 to December 31, 2020
EPS numerator:
Net loss attributable to common shareholders	$(8,437)
EPS denominator:
Weighted average shares outstanding – basic	38,426,669
Effect of dilutive securities	—
Weighted average shares outstanding – diluted	38,426,669
Net loss per share:
Basic	$(0.22)
Diluted	$(0.22)
NOTE 15: ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
The following table summarizes accumulated other comprehensive income (loss) (“AOCI”), net of taxes, by component (in thousands):
	Net Currency Translation Gains (Losses)	Funded Status of Benefit Plans	Total Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2018 (Predecessor)	$4,428	$(10,375)	$(5,947)
Other comprehensive loss before reclassifications	(1,543)	1,568	25
Adoption of ASU 2018-02	—	(2,137)	(2,137)
Balance at December 31, 2019 (Predecessor)	2,885	(10,944)	(8,059)
Other comprehensive loss before reclassifications	(2,286)	—	(2,286)
Amounts reclassified from AOCI	—	318	318
Balance at June 25, 2020 (Predecessor)	599	(10,626)	(10,027)
Purchase accounting adjustments to eliminate Predecessor’s accumulated other comprehensive (loss) income	(599)	10,626	10,027
Balance at June 26, 2020 (Successor)	—	—	—
Other comprehensive income before reclassifications	7,774	856	8,630
Amounts reclassified from AOCI	—	(25)	(25)
Balance December 31, 2020 (Successor)	$7,774	$831	$8,605

Whole Earth Brands, Inc.
Notes to Consolidated and Combined Financial Statements
NOTE 16: RELATED PARTY TRANSACTIONS
The Predecessor participated in MacAndrews & Forbes’ (“MacAndrews”) directors and officer’s insurance program, which covered the Predecessor along with MacAndrews and its other affiliates. The limits of coverage were available on aggregate losses to any or all of the participating companies and their respective directors and officers. For the period of January 1, 2020 to June 25, 2020 and the year ended December 31, 2019, the Predecessor reimbursed MacAndrews an immaterial amount for its allocable portion of the premiums for such coverage, which the Predecessor believed was more favorable than the premiums that it could have secured were it to secure its own coverage. The Predecessor also participated in certain other insurance programs with MacAndrews under which it paid premiums directly to the insurance broker.
In March 2018, the Predecessor entered into a revolving credit agreement with Wesco US LLC, an indirect and wholly-owned subsidiary of Merisant. This revolving credit facility, as amended, had a maturity date of January 3, 2022 and provided for maximum outstanding borrowings of up to $9.0 million. The revolving credit facility was unsecured and bore interest at 3-month LIBOR plus 4.0% and provided for periodic interest payments with all principal due upon maturity. MacAndrews had the right to accept or reject any borrowing request made by the Predecessor pursuant to the revolving credit agreement in its sole discretion. The outstanding balance on the revolving credit agreement at June 25, 2020 was $3.4 million and was forgiven by MacAndrews in connection with the Business Combination. Outstanding borrowings at December 31, 2019 were $8.4 million and the interest rate at December 31, 2019 was 5.95%. The interest expense for the period from January 1, 2020 to June 25, 2020 was approximately $0.2 million. The interest expense for the year ended December 31, 2019 and 2018 was approximately $0.5 million and $0.3 million, respectively.
In July 2020, the Company entered into an agreement with Watermill Institutional Trading LLC, a registered broker-dealer (“Watermill”), to act as one of the Company’s financial advisors for a 12-month period commencing July 22, 2020 for total consideration of $0.9 million, of which $0.4 million was expensed during the period from June 26, 2020 to December 31, 2020. Additionally, under the terms of the agreement, the Company incurred additional expense of $0.8 million related to services provided by Watermill in connection with the acquisition of Swerve. A former director of Act II is a registered representative of Watermill and is providing services directly to the Company under the agreement.
NOTE 17: BUSINESS SEGMENTS
The Company has two reportable segments: Branded CPG and Flavors & Ingredients. The Company does not present assets by reportable segments as they are not reviewed by the Chief Operating Decision Maker for purposes of assessing segment performance and allocating resources.
The following table presents selected financial information relating to the Company’s business segments (in thousands):
	(Successor)	(Predecessor)
	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Product revenues, net
Branded CPG	$96,857	$80,749	$165,863	$173,759
Flavors & Ingredients	50,311	47,579	106,260	117,206
Total product revenues, net	$147,168	$128,328	$272,123	$290,965
Operating income (loss)
Branded CPG	$(3,461)	$(14,463)	$10,280	$8,283
Flavors & Ingredients	(2,645)	(23,718)	19,396	19,469
Total operating (loss) income	$(6,106)	$(38,181)	$29,676	$27,752

Whole Earth Brands, Inc.
Notes to Consolidated and Combined Financial Statements
The following table presents geographic information based upon revenues of the Company’s major geographic markets (in thousands):
	(Successor)	(Predecessor)
	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
North America	$63,386	$54,253	$104,788	$103,803
Europe, Middle East and Africa	52,348	46,479	105,546	119,456
Asia-Pacific	24,606	21,090	47,695	48,889
Latin America	6,828	6,506	14,094	18,817
Total product revenues, net	$147,168	$128,328	$272,123	$290,965
The Company has a large and diverse customer base, which includes numerous customers located in foreign countries. No single unaffiliated customer accounted for more than 10% of total sales in any year during the past two years. With the exception of the United States and France, no one country represented more than 10% of the Company’s net sales.
The Company has an exclusive supply contract to purchase the output of licorice extract and certain licorice derivatives from a manufacturer with facilities in Uzbekistan. For the year ended December 31, 2020, the Company’s purchases from this supplier totaled approximately $11.5 million, representing 31% of the Company’s licorice raw materials purchases for the year.
Long-lived assets are as follows (in thousands):
	(Successor)	(Predecessor)
	Year Ended December 31, 2020	Year Ended December 31, 2019
Long-Lived Assets*
United States	$14,798	$7,787
China	14,207	5,296
Czech Republic	6,070	3,278
France	11,076	3,144
Other Foreign Countries	1,134	835
Total	$47,285	$20,340

*
Long-lived assets consist of property, plant and equipment, net.

NOTE 18: SUBSEQUENT EVENTS
On December 17, 2020, the Company entered into a stock purchase agreement (the “Wholesome Purchase Agreement”) with WSO Investments, Inc. (“WSO Investments” and together with its subsidiaries “Wholesome” and affiliates). WSO Investments is the direct parent of its wholly-owned subsidiary Wholesome Sweeteners, Incorporated, which was formed to import, market, distribute, and sell organic sugars, unrefined specialty sugars, and related products.
On February 5, 2021, pursuant to the terms of the Wholesome Purchase Agreement, (i) the Company (acting through its direct wholly-owned subsidiary, Project Taste Intermediate LLC, as its designee) purchased and acquired all of the issued and outstanding shares of capital stock for an initial cash purchase price of $180 million plus up to an additional $55 million (the “Earn-Out Amount”) upon the satisfaction of certain post-closing financial metrics. Subject to the terms and conditions of the Wholesome Purchase Agreement payment of the Earn-Out Amount, in whole or in part, is subject to Wholesome achieving

Whole Earth Brands, Inc.
Notes to Consolidated and Combined Financial Statements
certain EBITDA thresholds at or above approximately $30 million during the period beginning August 29, 2020, and ending December 31, 2021. A portion of the Earn-Out Amount (up to $27.5 million) may be paid, at the Company’s election, in freely tradeable, registered shares of Company common stock.
In connection with the closing of the Wholesome Transaction, on February 5, 2021, the Company and certain of its subsidiaries entered into an amendment and restatement agreement (the “Amendment Agreement”) with Toronto Dominion (Texas) LLC, which amended and restated its existing senior secured loan agreement dated as of June 25, 2020.
The Amended and Restated Credit Agreement provides for senior secured financing consisting of the following credit facilities: (a) a senior secured term loan facility in the aggregate principal amount of $375 million (the “Term Loan Facility”); and (b) a revolving credit facility in an aggregate principal amount of up to $75 million (the “Revolving Facility,” and together with the Term Loan Facility, the “Credit Facilities”). The Revolving Facility has a $15 million sub-facility for the issuance of letters of credit and a $15 million sublimit for swing line loans. The Company used the proceeds under the Term Loan Facility to (i) repay and refinance existing indebtedness of WSO Investments; (ii) pay the cash consideration for the Wholesome Transaction; (iii) repay and refinance outstanding borrowings under the Existing Credit Agreement; and (iv) pay fees and expenses incurred in connection with the foregoing. The proceeds of the Revolving Facility can be used to finance working capital needs, for general corporate purposes, and for working capital adjustments payable under the Wholesome Purchase Agreement.
Loans outstanding under the Credit Facilities will accrue interest at a rate per annum equal to (i) with respect to the Revolving Facility and letters of credit, (A) 2.75%, in the case of base rate advances, and (B) 3.75% in the case of LIBOR advances, and (ii) with respect to the Term Loan Facility, (A) 3.50%, in the case of base rate advances, and (B) 4.50% in the case of LIBOR advances, with a LIBOR floor of 1.00% with respect to the Term Loan Facility, and 0.00% with respect to Revolving Facility and letters of credit, and base rate based on the highest of the prime rate, the federal funds rate plus 0.50%, LIBOR for a one-month interest period plus 1.00%, and with respect to the Revolving Facility and letters of credit, 0.00%, or with respect to the Term Loan Facility, 2.0%, and undrawn amounts under the Revolving Facility will accrue a commitment fee at a rate per annum equal to 0.50% on the average daily undrawn portion of the commitments thereunder.
The obligations under the Credit Facilities are guaranteed by certain direct or indirect wholly-owned domestic subsidiaries of the Company, other than certain excluded subsidiaries, including, but not limited to, immaterial subsidiaries and foreign subsidiaries. The Credit Facilities are secured by substantially all of the personal property of the Company and the guarantor subsidiaries (in each case, subject to certain exclusions and qualifications).
The Credit Facilities require the Company to make certain mandatory prepayments, with (i) 100% of net cash proceeds of all non-ordinary course asset sales or other dispositions of property in excess of $5 million in any fiscal year, subject to the ability to reinvest such proceeds and certain other exceptions, (ii) 100% of the net cash proceeds of any debt incurrence, other than debt permitted under the definitive agreements (but excluding debt incurred to refinance the Credit Facilities) and (iii) 50% of “Excess Cash Flow,” as defined in the Amended and Restated Credit Agreement, with a reduction to 25% if the total net leverage ratio for the fiscal year is less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00, and a reduction to 0% if the total net leverage ratio for the fiscal year is less than or equal to 3.00 to 1.00. The Company also is required to make quarterly amortization payments equal to 0.25% per annum of the original principal amount of the Term Loan Facility (subject to reductions by optional and mandatory prepayments of the loans).

SWERVE, L.L.C. AND SWERVE IP, L.L.C.
COMBINED FINANCIAL STATEMENTS
Including Independent Auditors’ Report
As of December 31, 2019 and 2018,
and for the Years Then Ended

INDEPENDENT AUDITORS’ REPORT
To the Member
Swerve, L.L.C. and Swerve IP, L.L.C.
We have audited the accompanying combined financial statements of Swerve, L.L.C. and Swerve IP, L.L.C., which comprise the balance sheets as of December 31, 2019 and 2018 and the related statements of income and member’s equity, and cash flows for the years then ended, and the related notes to the combined financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Swerve, L.L.C. and Swerve IP, L.L.C., as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter
As discussed in Note 8 to the combined financial statements, on November 10, 2020, the sale of 100% of the member’s interest in Swerve, L.L.C. and Swerve IP, L.L.C. was completed, resulting in a change in control. The combined financial statements are presented as of December 31, 2019 and 2018 and for the years then ended, prior to the change in control. Our opinion is not modified with respect to that matter.
/s/ POSTLETHWAITE & NETTERVILLE, APAC
Metairie, Louisiana
October 30, 2020, except for Note 8,
as to which the date is November 10, 2020

SWERVE, L.L.C. AND SWERVE IP, L.L.C.
COMBINED BALANCE SHEETS
	December 31, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash	$1,731,358	$264,008
Accounts receivable	1,383,683	697,458
Inventories, net	6,589,450	6,324,892
Prepaid expenses and other current assets	183,622	56,117
Total current assets	9,888,113	7,342,475
Property and equipment, net of accumulated depreciation and amortization of $322,197 and $235,213 as of 2019 and 2018, respectively	201,879	285,555
Other assets	45,334	45,334
TOTAL ASSETS	$10,135,326	$7,673,364
LIABILITIES AND MEMBER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,657,689	$2,016,939
Accrued liabilities	107,516	—
Lines of credit	—	600,000
Total current liabilities	1,765,205	2,616,939
MEMBER’S EQUITY	8,370,121	5,056,425
TOTAL LIABILITIES AND MEMBER’S EQUITY	$10,135,326	$7,673,364
See accompanying Notes to Combined Financial Statements.

SWERVE, L.L.C. AND SWERVE IP, L.L.C.
COMBINED STATEMENTS OF INCOME AND MEMBER’S EQUITY
	Years Ended December 31
	2019	2018
Product revenues, net	$31,434,219	$18,016,227
Cost of goods sold	20,537,255	11,660,951
Gross profit	10,896,964	6,355,276
Operating expenses:
Sales and marketing expenses	2,588,467	1,251,404
Other operating expenses	2,110,027	1,391,957
Total operating expenses	4,698,494	2,643,361
Income from operations	6,198,470	3,711,915
Non-operating expenses, net	284,774	7,601
Net income	$5,913,696	$3,704,314
Member’s equity, beginning of year	$5,056,425	$1,752,111
Return of capital contributions, net	(2,600,000)	(400,000)
Member’s equity, end of year	$8,370,121	$5,056,425
See accompanying Notes to Combined Financial Statements.

SWERVE, L.L.C. AND SWERVE, IP L.L.C.
COMBINED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,913,696	$3,704,314
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	87,777	65,166
Inventory reserve	207,360	—
Changes in operating accounts:
Accounts receivable	(686,225)	(356,423)
Inventories	(471,918)	(5,006,023)
Prepaid expenses and other current assets	(127,505)	62,646
Accounts payable and accrued liabilities	(251,734)	1,435,680
Net Cash Flows Provided by (Used in) Operating Activities	4,671,451	(94,640)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(4,101)	(16,527)
Acquisition of intangible assets	—	(40,000)
Net Cash Flows Used in Investing Activities	(4,101)	(56,527)
CASH FLOWS FROM FINANCING ACTIVITIES
Advances from lines of credit	2,900,000	1,300,000
Payments on lines of credit	(3,500,000)	(700,000)
Capital contributions	500,000	300,000
Return of capital contributions	(3,100,000)	(700,000)
Net Cash Flows (Used in) Provided by Financing Activities	(3,200,000)	200,000
Net change in cash	1,467,350	48,833
Cash – beginning of year	264,008	215,175
Cash – end of year	$1,731,358	$264,008
SUPPLEMENTAL DISCLOSURE OF CASH PAID
Interest	$84,298	$6,666
See accompanying Notes to Combined Financial Statements.

SWERVE, L.L.C. AND SWERVE IP, L.L.C.
NOTES TO COMBINED FINANCIAL STATEMENTS
Note 1 — Nature of Business and Summary of Significant Accounting Policies
Nature of Operations.   Swerve, L.L.C. and Swerve IP, L.L.C. (collectively referred to as “Swerve” or “the Company”) are focused on creating better-for-you baking and cooking products that are delicious and natural. Swerve IP, L.L.C. is the owner of the intellectual property required to produce and market Swerve™ brand sweetener. Swerve IP, L.L.C. has licensed the rights to use its intellectual property to Swerve, L.L.C. Swerve offers zero calorie sweeteners, low carb and gluten free bake mixes. Swerve is headquartered in New Orleans, and was formed in 2010 as a limited liability company in the state of Louisiana. Swerve was formed to have a perpetual life and the member has limited liability for the obligations of the LLCs.
Principles of Combination.   The accompanying combined financial statements include the accounts of Swerve, L.L.C. and its related entity through common ownership, Swerve IP, L.L.C., and were prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). All significant intercompany accounts and transactions are eliminated in the combined financial statements.
Use of Estimates.   The preparation of the combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.
Cash.   The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.
Accounts Receivable.   The Company extends unsecured credit to wholesale customers in the grocery and specialty food markets. Receivables are considered past due if any portion of the receivable balance is outstanding beyond agreed upon terms (generally 30 days). Accounts are considered delinquent if outstanding more than 90 days. Accounts receivable are written off when deemed uncollectible. The Company determined that no allowance for doubtful accounts is necessary as of December 31, 2019 and 2018, based on review of outstanding accounts and historical experience. The Company does not accrue interest on accounts receivable. The majority of payments are via bank transfers or check payments so the Company does not have credit card risk.
Inventory.   The Company’s inventory is accounted for at the lower of cost (under the weighted-average method) or net realizable value. The cost of inventory includes the acquisition costs of raw ingredients and packaging supplies, costs paid to contract manufacturing facilities, and the in-bound freight costs incurred in connection with delivery of product to the contract manufacturing facilities and to warehouse locations. Inventory reserves for realizable value or obsolescence are determined on a specific item basis. As of December 31, 2019 and 2018, inventory reserves were $207,360 and $-0-, respectively.
Property and equipment.   Property and equipment is primarily comprised of the office buildout associated with the Company’s corporate location in New Orleans, which also includes a small warehouse. These improvements are depreciated using the straight-line method over the life of the related lease, which expires April 30, 2022. Depreciation and amortization expense for property and equipment was $87,777 and $65,166 for the years ended December 31, 2019 and 2018, respectively. Repair and maintenance costs are expensed as incurred.
Intangible assets.   In 2018, the Company acquired bake mix recipes for $40,000 from a third party. These are considered intangible assets and are included in “other assets” in the combined balance sheets. There are no foreseeable limits on the period of time over which the recipes are expected to contribute to the cash flows of Swerve. Therefore, these intangible assets are assigned an indefinite useful life.
Sales and marketing.   Sales and marketing expenses includes costs such as sales commission, trade shows and conferences, field marketing, and advertising costs. Advertising costs are charged to expense when incurred. Advertising expense was $963,506 and $314,657 for the years ended 2019 and 2018, respectively.

SWERVE, L.L.C. AND SWERVE IP, L.L.C.
NOTES TO COMBINED FINANCIAL STATEMENTS
Revenue Recognition.   The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606. The core principle of ASC 606 is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASC 606 requires entities to recognize revenue through the application of a five-step model, which includes: identification of the contract; identification of the performance obligations; determination of the transaction price; allocation of the transaction price to the performance obligations; and recognition of revenue as the entity satisfies the performance obligations. Swerve’s primary performance obligation is satisfied when products are delivered to the customers, which is the point in time when revenue is recognized. The Company generally pays for all costs to deliver products to customers and does not bill customers for such costs. The Company has made an accounting policy election to account for shipping and handling activities as a fulfillment of the promise to transfer the goods. Accordingly, shipping and handling costs are included in cost of goods sold. Such costs totaled $1,634,562 and $1,064,750 in 2019 and 2018, respectively.
Swerve offers promotional activities (e.g. coupons, trade discounts and other promotional activities) to customers. These variable consideration amounts are estimated for each customer based on specific arrangements/agreements existing at year end, and current activity with that customer. Reassessment of variable consideration estimates is done at each reporting date until the uncertainty is resolved (e.g. promotional campaign is closed and settled with customer). These promotional activities are deducted from revenue based on amounts estimated as being or becoming due to customers and consumers at the end of a period. These deductions are estimated and recorded in the same period as the product sale and revised as necessary in the subsequent period. For the years ended December 31, 2019 and 2018, product revenues have been reduced by $4,357,926 and $3,116,667, respectively, related to promotional activities. As of December 31, 2019 and 2018, receivables have been reduced by $62,692 and $117,296, respectively, for estimated promotional activity associated with 2019 and 2018 product revenues, not settled until the subsequent period.
The Company also sells products via the Amazon Marketplace. Customer payments are made directly to Amazon, which then pays to the Company an amount net of Amazon’s commissions and service fees. Amazon’s commissions and service fees totaled $3,787,352 and $2,205,426 for the years ended December 31, 2019 and 2018, respectively. The product revenues recorded in the combined statement of operations is the net amount received from Amazon.
The Company also offers its customers prompt pay discounts which is also a variable consideration. For the years ended December 31, 2019 and 2018, product revenues have been reduced by $537,161 and $309,241, respectively, for these discounts.
Customers do not have a contractual right of return. Historically, rejected products have not been significant.
The following table presents the Company’s percentage of revenues disaggregated by product categories for the period indicated:
	Years ended December 31,
	2019	2018
Sweeteners	92%	97%
Bake mixes	8%	3%
	100%	100%
The Company began product sales of bake mixes in June 2018.
Income Taxes.   Swerve, L.L.C. and Swerve IP, L.L.C. are treated as disregarded entities for Federal and state income tax purposes. As such, the income, losses, and credits are included in the personal income tax return of their member and there is no income tax provision or liability recorded in these combined financial statements.

SWERVE, L.L.C. AND SWERVE IP, L.L.C.
NOTES TO COMBINED FINANCIAL STATEMENTS
The Company applies a “more-likely-than-not” recognition threshold for all tax uncertainties. This approach only allows the recognition of those tax benefits that have a greater than 50% percent likelihood of being sustained upon examination by the taxing authorities. The Company has reviewed its tax positions and determined there were no outstanding or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by taxing authorities.
Accounting Standards Issued, Not Yet Adopted
In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. This accounting standard requires lessees to recognize assets and liabilities related to lease arrangements longer than 12 months on the balance sheet as well as additional disclosures. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, to simplify the lease standard’s implementation. The amended guidance relieves businesses and other organizations of the requirement to present prior comparative years’ results when the new lease standard is adopted. Instead of recasting prior year results using the new accounting when the guidance is adopted, companies can choose to recognize the cumulative effect of applying the new standard to leased assets and liabilities as an adjustment to the opening balance of retained earnings. The standard is effective for the Company for annual periods beginning after December 15, 2021. The Company is currently assessing the impact of adopting ASU 2016-02.
In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326)”. This accounting standard requires entities to estimate losses on financial assets measured at amortized cost, including trade receivables, debt securities and loans, using an expected credit loss model. The expected credit loss differs from the previous incurred losses model primarily in that the loss recognition threshold of “probable” has been eliminated and that expected loss should consider reasonable and supportable forecasts in addition to the previously considered past events and current conditions. Additionally, the guidance requires additional disclosures related to the further disaggregation of information related to the credit quality of financial assets by year of the asset’s origination for as many as five years. Entities must apply the standard provision as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. This standard is effective for the Company for annual periods beginning after December 15, 2022. The Company is currently assessing the impact of adopting ASU 2016-13.
Business and Credit Concentrations
Customers
The Company’s exposure to credit loss in the event of non-payment of accounts receivable by customers is estimated in the amount of the allowance for doubtful accounts. The two largest customers are wholesale distributors which accounted for approximately 60% and 72% of total net product revenues in 2019 and 2018, respectively. These same customers accounted for approximately 56% and 22% of accounts receivables as of December 31, 2019 and 2018, respectively. In addition to the wholesalers to whom the Company sells direct, the Company also offers and sells products via the Amazon Marketplace sales channel, which accounted for 16% and 13% of net product revenues in 2019 and 2018, respectively. At December 31, 2019 and 2018, receivables due from Amazon, net of fees deducted by Amazon for their services, were $250,643 and $255,788, respectively.
During fiscal 2019 and 2018, international sales represented approximately 10% and 9%, respectively, of net product revenues. The Company’s international sales are exclusively to customers in Canada. The related foreign exchange gains or losses on international sales is negligible.
Raw Materials
Swerve currently utilizes two suppliers to provide primary raw material under contracts that are generally 1-2 years in length. These supply contracts are currently under negotiations as they are scheduled

SWERVE, L.L.C. AND SWERVE IP, L.L.C.
NOTES TO COMBINED FINANCIAL STATEMENTS
to expire December 31, 2020. The primary raw material used by the Company is available from other suppliers throughout the world and Swerve maintains relationships with secondary suppliers, so that other sourcing options are available.
Contract Manufacturers
Swerve utilizes numerous contract manufacturers for different finished goods. During 2018 and 2019, Swerve utilized production sites that overlapped in their capabilities and provided redundancy. Presently, the majority of the production is completed at a single contract manufacturer site with whom the Company has been working since 2011. However, the type of production that is required to produce finished goods for Swerve is widely available through contract manufacturing sites across the United States.
Note 2 — Inventories
Inventories consist of the following, as of the dates indicated:
	December 31, 2019	December 31, 2018
Raw materials and packaging	$2,718,250	$2,518,987
Work-in-process	104,283	74,667
Finished goods	3,974,277	3,731,238
Inventory reserve	(207,360)	—
Inventories, net	$6,589,450	$6,324,892
Note 3 — Commitments and Contingencies
Office Lease
The Company leases office space at a single location in New Orleans, Louisiana. The term of the lease is 84 months commencing May 1, 2015 and expiring April 30, 2022. Rent expense is recognized over the term of the lease agreement. Rent expense was $48,017 for both 2019 and 2018. Future noncancellable minimum rent payments related to this lease as of December 31, 2019 are as follows: 2020 — $41,033; 2021 — $44,367; and 2022 — $15,067.
Legal
From time to time, the Company is involved in various legal proceedings arising from the normal course of business activities, including trademark protection, contract negotiation and business practices. At this time, the Company is not aware of any material or unsettled claims.
Employment Agreement
The President of the Company has an employment agreement with the Company that provides for six months of compensation if terminated without cause, as defined in the agreement, and for incentive compensation at a percentage of net transaction value, as defined in the agreement, should all or a part of the Company be sold.
Note 4 — Lines of Credit
A line of credit was opened with JP Morgan Chase in September 2018 in the amount of $1,000,000 with interest based on an adjusted LIBOR rate plus approximately 3% per annum. In October 2019, this line of credit was increased to a maximum of $2,000,000 of total available credit. As of December 31, 2019 and 2018, the outstanding balance of this line of credit was $-0- and $600,000, respectively. The maturity date of the line was in October 2020. The line expired as scheduled.

SWERVE, L.L.C. AND SWERVE IP, L.L.C.
NOTES TO COMBINED FINANCIAL STATEMENTS
An additional line of credit was opened with JP Morgan Chase in February 2019 in the amount of $1,000,000 with interest based on an adjusted LIBOR rate plus 2.89% per annum. The maturity date of the line was in November 2019. This line of credit was drawn on and then paid in full in September 2019. The line expired as scheduled.
A line of credit was also opened with Hancock Whitney Bank in February 2019 in the amount of $1,000,000 with a variable interest rate based on the Wall Street Journal Prime rate. The maturity date of the line was in February 2020. This line of credit was drawn on and then paid in full in September 2019. The line expired as scheduled.
Interest expense for the years ended December 31, 2019 and 2018 was $84,298 and $6,666, respectively, and is included in non-operating expenses.
Note 5 — Member’s Equity
Both Swerve, L.L.C. and Swerve IP, L.L.C. are owned 100% by the same individual. The Member’s equity as of December 31, 2019 and 2018 represents net capital contributions made by the member and accumulated earnings of the Company through these dates.
Note 6 — Other Operating Expenses
Other operating expenses consist of the following for the period indicated:
	Year Ended December 31
	2019	2018
Payroll and related benefits	$1,262,511	$805,448
Travel	235,526	183,898
Insurance	158,846	80,012
General office	170,186	106,619
Legal and professional	58,693	74,705
Depreciation and amortization	87,777	65,166
Other	136,488	76,109
	$2,110,027	$1,391,957
Note 7 — Subsequent Events
Management has evaluated subsequent events through the date that the combined financial statements were available to be issued, October 30, 2020, and determined the following matters occurred that require additional disclosure. No events occurring after this date have been evaluated for inclusion in these combined financial statements, except as described in Note 8.
In December 2019, a novel strain of coronavirus (COVID-19) was reported in Wuhan, China. On March 11, 2020, the World Health Organization declared the outbreak as a global pandemic. The COVID-19 outbreak is disrupting supply chains and affecting production and sales across a range of industries but Swerve has not experienced a notable impact or disruption. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and impact on the Company’s customers, employees and vendors, all of which are uncertain and cannot be predicted. The extent to which this matter may impact the Company’s future financial condition, operating results or cash flows cannot be reasonably estimated at this time.
In April 2020, the Company applied for and received from the Small Business Administration a loan under the Paycheck Protection Program of approximately $165,000. The loan bears interest at an annual

SWERVE, L.L.C. AND SWERVE IP, L.L.C.
NOTES TO COMBINED FINANCIAL STATEMENTS
amount of 1%. The loan may be forgivable if certain conditions are met. Management believes the Company will meet the requirements for forgiveness and that the loan will be forgiven.
Note 8 — Additional Subsequent Event, Change in Control
On August 27, 2020, a letter of intent was entered into to sell 100% of the member interests in Swerve, L.L.C. and Swerve IP, L.L.C. On November 10, 2020, the sale of the interests to Whole Earth Brands, Inc. for $80 million in cash was completed, resulting in a change in control of the Company. Included in 2019 non-operating expenses is $199,793 of expenses incurred by the Company in its efforts to potentially enter into a sale transaction.

SWERVE, L.L.C. AND SWERVE IP, L.L.C.
UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2020 and December 31, 2019 and
for the nine-month periods ended September 30, 2020 and 2019

SWERVE, L.L.C. AND SWERVE IP, L.L.C.
UNAUDITED CONDENSED COMBINED BALANCE SHEETS
	September 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$849,362	$1,731,358
Accounts receivable	2,284,105	1,383,683
Inventories, net	5,909,109	6,589,450
Prepaid expenses and other current assets	62,571	183,622
Total current assets	9,105,147	9,888,113
Property and equipment, net of accumulated depreciation and amortization of $377,706 and $322,197 as of 2020 and 2019, respectively	163,670	201,879
Other assets	52,900	45,334
TOTAL ASSETS	$9,321,717	$10,135,326
LIABILITIES AND MEMBER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,156,417	$1,657,689
Accrued liabilities	308,199	107,516
Current portion of loan	100,779	—
Total current liabilities	2,565,395	1,765,205
Paycheck Protection Program loan, less current portion	64,132	—
Total liabilities	2,629,527	1,765,205
MEMBER’S EQUITY	6,692,190	8,370,121
TOTAL LIABILITIES AND MEMBER’S EQUITY	$9,321,717	$10,135,326
See accompanying Notes to Unaudited Condensed Combined Financial Statements.

SWERVE, L.L.C. AND SWERVE IP, L.L.C.
UNAUDITED CONDENSED COMBINED STATEMENTS OF INCOME AND MEMBER’S EQUITY
	Nine Months Ended September 30
	2020	2019
	(Unaudited)	(Unaudited)
Product revenues, net	$25,911,925	$22,239,569
Cost of goods sold	16,092,646	14,054,499
Gross profit	9,819,279	8,185,070
Operating expenses:
Sales and marketing expenses	3,312,104	1,605,880
Other operating expenses	2,138,054	1,529,292
Total operating expenses	5,450,158	3,135,172
Income from operations	4,369,121	5,049,848
Non-operating expenses, net	47,052	282,044
Net income	$4,322,069	$4,767,854
Member’s equity, beginning of period	$8,370,121	$5,056,425
Capital contributions	—	500,000
Return of capital contributions	(6,000,000)	(100,000)
Member’s equity, end of period	$6,692,190	$10,224,279
See accompanying Notes to Unaudited Condensed Combined Financial Statements.

SWERVE, L.L.C. AND SWERVE, IP L.L.C.
UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS
	Nine Months Ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,322,069	4,767,854
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,509	53,353
Inventory reserve	—	207,360
Changes in operating accounts:
Accounts receivable	(900,422)	(717,219)
Inventories	680,341	(2,356,290)
Prepaid expenses and other assets	123,485	(32,518)
Accounts payable and accrued liabilities	699,411	(562,113)
Net Cash Flows Provided by Operating Activities	4,980,393	1,360,427
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(17,300)	(3,446)
Acquisition of intangible assets	(10,000)	—
Net Cash Flows Used in Investing Activities	(27,300)	(3,446)
CASH FLOWS FROM FINANCING ACTIVITIES
Advances from lines of credit	—	2,900,000
Payments on lines of credit	—	(3,500,000)
Proceeds from Paycheck Protection Program loan	164,911	—
Capital contributions	—	500,000
Return of capital contributions	(6,000,000)	(100,000)
Net Cash Flows Used in Financing Activities	(5,835,089)	(200,000)
Net change in cash	(881,996)	1,156,981
Cash – beginning of period	1,731,358	264,008
Cash – end of period	$849,362	$1,420,989
SUPPLEMENTAL DISCLOSURE OF CASH PAID
Interest	$3,878	$84,298
See accompanying Notes to Unaudited Condensed Combined Financial Statements.

SWERVE, L.L.C. AND SWERVE IP, L.L.C.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — Nature of Business and Summary of Significant Accounting Policies
Nature of Operations.   Swerve, L.L.C. and Swerve IP, L.L.C. (collectively referred to as “Swerve” or “the Company”) are focused on creating better-for-you baking and cooking products that are delicious and natural. Swerve IP, L.L.C. is the owner of the intellectual property required to produce and market Swerve brand sweetener. Swerve IP, L.L.C. has licensed the rights to use its intellectual property to Swerve, L.L.C. Swerve offers zero calorie sweeteners, low carb and gluten free bake mixes. Swerve is headquartered in New Orleans, and was formed in 2010 as a limited liability company in the state of Louisiana. Swerve was formed to have a perpetual life and the member has limited liability for the obligations of the LLCs.
Basis of Presentation.   Unaudited interim combined financial statements of the Company as of September 30, 2020 and for the nine-month periods ended September 30, 2020 and 2019 have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. The year-end combined balance sheet dated as of December 31, 2019 was audited and is presented here as a basis for comparison. Although the combined financial statements and related information included herein have been prepared without audit, and certain information and disclosures normally included in the combined financial statements prepared in accordance with GAAP have been omitted, the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of the Company’s management, the unaudited interim financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the Company’s financial position, results of operations, and cash flows for the periods presented. The results of operations for interim periods are not necessarily indicative of the results expected for the full year or any future period.
Principles of Combination.   The accompanying combined financial statements include the accounts of Swerve, L.L.C. and its related entity through common ownership, Swerve IP, L.L.C. All significant intercompany accounts and transactions are eliminated in the combined financial statements.
Use of Estimates.   The preparation of the combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.
Cash.   The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.
Accounts Receivable.   The Company extends unsecured credit to wholesale customers in the grocery and specialty food markets. Receivables are considered past due if any portion of the receivable balance is outstanding beyond agreed upon terms (generally 30 days). Accounts are considered delinquent if outstanding more than 90 days. Accounts receivable are written off when deemed uncollectible. The Company determined that no allowance for doubtful accounts is necessary as of September 30, 2020 and December 31, 2019, based on review of outstanding accounts and historical experience. The Company does not accrue interest on accounts receivable. The majority of payments are via bank transfers or check payments so the Company does not have credit card risk.
Inventory.   The Company’s inventory is accounted for at the lower of cost (under the weighted-average method) or net realizable value. The cost of inventory includes the acquisition costs of raw ingredients and packaging supplies, costs paid to contract manufacturing facilities, and the in-bound freight costs incurred in connection with delivery of product to the contract manufacturing facilities and to warehouse locations. Inventory reserves for realizable value or obsolescence are determined on a specific item basis. As of both September 30, 2020 and December 31, 2019, inventory reserves were $207,360.
Property and equipment.   Property and equipment is primarily comprised of the office buildout associated with the Company’s corporate location in New Orleans, which also includes a small warehouse.

SWERVE, L.L.C. AND SWERVE IP, L.L.C.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
These improvements are depreciated using the straight-line method over the life of the related lease, which expires April 30, 2022. Depreciation and amortization expense for property and equipment was $55,509 and $53,353 for the nine months ended September 30, 2020 and 2019, respectively. Repair and maintenance costs are expensed as incurred.
Intangible assets.   The Company has acquired bake mix recipes for $50,000 from a third party. These are considered intangible assets and are included in “other assets” in the combined balance sheets. There are no foreseeable limits on the period of time over which the recipes are expected to contribute to the cash flows of Swerve. Therefore, these intangible assets are assigned an indefinite useful life.
Sales and marketing.   Sales and marketing expenses includes costs such as sales commission, trade shows and conferences, field marketing, and advertising costs. Advertising costs are charged to expense when incurred. Advertising expense was $2,186,171 and $376,698 for the nine months ended September 30, 2020 and 2019, respectively.
Revenue Recognition.   The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606. The core principle of ASC 606 is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASC 606 requires entities to recognize revenue through the application of a five-step model, which includes: identification of the contract; identification of the performance obligations; determination of the transaction price; allocation of the transaction price to the performance obligations; and recognition of revenue as the entity satisfies the performance obligations. Swerve’s primary performance obligation is satisfied when products are delivered to the customers, which is the point in time when revenue is recognized. The Company generally pays for all costs to deliver products to customers and does not bill customers for such costs. The Company has made an accounting policy election to account for shipping and handling activities as a fulfillment of the promise to transfer the goods. Accordingly, shipping and handling costs are included in cost of goods sold. Such costs totaled $1,106,681 and $1,108,593 for nine months ended September 30, 2020 and 2019, respectively.
Swerve offers promotional activities (e.g. coupons, trade discounts and other promotional activities) to customers. These variable consideration amounts are estimated for each customer based on specific arrangements/agreements existing at year end, and current activity with that customer. Reassessment of variable consideration estimates is done at each reporting date until the uncertainty is resolved (e.g. promotional campaign is closed and settled with customer). These promotional activities are deducted from revenue based on amounts estimated as being or becoming due to customers and consumers at the end of a period. These deductions are estimated and recorded in the same period as the product sale and revised as necessary in the subsequent period. For the nine months ended September 30, 2020 and 2019, product revenues have been reduced by $2,141,138 and $2,938,604, respectively, related to promotional activities. As of September 30, 2020 and December 31, 2019, receivables have been reduced by $216,028 and $62,692, respectively, for estimated promotional activity associated product revenues, not settled until the subsequent period.
The Company also sells products via the Amazon Marketplace. Customer payments are made directly to Amazon, which then pays to the Company an amount net of Amazon’s commissions and service fees. Amazon’s commissions and service fees totaled $3,329,526 and $3,047,902 for the nine months ended September 30, 2020 and 2019, respectively. The product revenues recorded in the combined statement of operations is the net amount received from Amazon.
The Company also offers its customers prompt pay discounts which is also a variable consideration. For the nine months ended September 30, 2020 and 2019, product revenues have been reduced by $429,157 and $359,462, respectively, for these discounts.
Customers do not have a contractual right of return. Historically, rejected products have not been significant.

SWERVE, L.L.C. AND SWERVE IP, L.L.C.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
The following table presents the Company’s percentage of revenues disaggregated by product categories for the period indicated:
	Nine Months ended September 30,
	2020	2019
Sweeteners	90%	93%
Bake mixes	10%	7%
	100%	100%
Income Taxes.   Swerve, L.L.C. and Swerve IP, L.L.C. are treated as disregarded entities for Federal and state income tax purposes. As such, the income, losses, and credits are included in the personal income tax return of their member and there is no income tax provision or liability recorded in these combined financial statements.
The Company applies a “more-likely-than-not” recognition threshold for all tax uncertainties. This approach only allows the recognition of those tax benefits that have a greater than 50% percent likelihood of being sustained upon examination by the taxing authorities. The Company has reviewed its tax positions and determined there were no outstanding or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by taxing authorities.
Accounting Standards Issued, Not Yet Adopted
In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. This accounting standard requires lessees to recognize assets and liabilities related to lease arrangements longer than 12 months on the balance sheet as well as additional disclosures. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, to simplify the lease standard’s implementation. The amended guidance relieves businesses and other organizations of the requirement to present prior comparative years’ results when the new lease standard is adopted. Instead of recasting prior year results using the new accounting when the guidance is adopted, companies can choose to recognize the cumulative effect of applying the new standard to leased assets and liabilities as an adjustment to the opening balance of retained earnings. The standard will be effective for the Company as of November 11, 2020 as a result of the change of control described in Note 8 to the combined financial statements.
In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326)”. This accounting standard requires entities to estimate losses on financial assets measured at amortized cost, including trade receivables, debt securities and loans, using an expected credit loss model. The expected credit loss differs from the previous incurred losses model primarily in that the loss recognition threshold of “probable” has been eliminated and that expected loss should consider reasonable and supportable forecasts in addition to the previously considered past events and current conditions. Additionally, the guidance requires additional disclosures related to the further disaggregation of information related to the credit quality of financial assets by year of the asset’s origination for as many as five years. Entities must apply the standard provision as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. This standard is effective for the Company for periods beginning after December 15, 2022.
The Company is currently assessing the impact of adopting these new standards.
Business and Credit Concentrations
Customers
The Company’s exposure to credit loss in the event of non-payment of accounts receivable by customers is estimated in the amount of the allowance for doubtful accounts. The two largest customers are wholesale

SWERVE, L.L.C. AND SWERVE IP, L.L.C.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
distributors which accounted for approximately 54% and 59% of total net product revenues for the nine-months ended September 30, 2020 and 2019, respectively. These same customers accounted for approximately 57% and 56% of accounts receivables as of September 30, 2020 and December 31, 2019, respectively. In addition to the wholesalers to whom the Company sells direct, the Company also offers and sells products via the Amazon Marketplace sales channel, which accounted for 17% and 19% of net product revenues for the nine-months ended September 30, 2020 and 2019, respectively. At September 30, 2020 and December 31, 2019, receivables due from Amazon, net of fees deducted by Amazon for their services, were $172,697 and $250,643, respectively.
During the nine months ended September 30, 2020 and 2019, international sales represented approximately 4% and 6%, respectively, of net product revenues. The Company’s international sales are exclusively to customers in Canada. The related foreign exchange gains or losses on international sales is negligible.
Raw Materials
Swerve currently utilizes two suppliers to provide primary raw material under contracts that are generally 1-2 years in length. These supply contracts were scheduled to expire December 31, 2020. Subsequent to September 30, 2020, the Company entered into supply contracts with these two suppliers covering 2021. The raw materials purchase commitments for 2021 under these two contracts total approximately $9 million. The primary raw material used by the Company is available from other suppliers throughout the world and Swerve maintains relationships with secondary suppliers, so that other sourcing options are available.
Contract Manufacturers
Swerve utilizes numerous contract manufacturers for different finished goods. During 2020 and 2019, Swerve utilized production sites that overlapped in their capabilities and provided redundancy. Presently, the majority of the production is completed at a single contract manufacturer site with whom the Company has been working since 2011. However, the type of production that is required to produce finished goods for Swerve is widely available through contract manufacturing sites across the United States.
Note 2 — Inventories
Inventories consist of the following, as of the dates indicated:
	September 30, 2020	December 31, 2019
Raw materials and packaging	$2,914,484	$2,718,250
Work-in-process	26,916	104,283
Finished goods	3,175,069	3,974,277
Inventory reserve	(207,360)	(207,360)
Inventories, net	$5,909,109	$6,589,450
Note 3 — Commitments and Contingencies
Covid-19 Pandemic Uncertainty
In December 2019, a novel strain of coronavirus (COVID-19) was reported in Wuhan, China. On March 11, 2020, the World Health Organization declared the outbreak as a global pandemic. The COVID-19 outbreak is disrupting supply chains and affecting production and sales across a range of industries but Swerve has not experienced a notable impact or disruption. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and impact on the Company’s customers, employees and vendors, all of which

SWERVE, L.L.C. AND SWERVE IP, L.L.C.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
are uncertain and cannot be predicted. The extent to which this matter may impact the Company’s future financial condition, operating results or cash flows cannot be reasonably estimated at this time.
Office Lease
The Company leases office space at a single location in New Orleans, Louisiana. The term of the lease is 84 months commencing May 1, 2015 and expiring April 30, 2022. Rent expense is recognized over the term of the lease agreement. Rent expense was $40,947 and $36,013 for the nine months ended September 30, 2020 and 2019, respectively. Future noncancellable minimum rent payments related to this lease as of September 30, 2020 are as follows: remainder of 2020 — $10,675; 2021 — $44,367; and 2022 — $15,067.
Legal
From time to time, the Company is involved in various legal proceedings arising from the normal course of business activities, including trademark protection, contract negotiation and business practices. At this time, the Company is not aware of any material or unsettled claims.
Employment Agreement
The President of the Company has an employment agreement with the Company that provides for six months of compensation if terminated without cause, as defined in the agreement, and for incentive compensation at a percentage of net transaction value, as defined in the agreement, should all or a part of the Company be sold. (See Note 8.)
Note 4 — Lines of Credit
A line of credit was opened with JP Morgan Chase in September 2018 in the amount of $1,000,000 with interest based on an adjusted LIBOR rate plus approximately 3% per annum. In October 2019, this line of credit was increased to a maximum of $2,000,000 of total available credit. The maturity date of the line was in October 2020. The line expired as scheduled. As of both September 30, 2020 and December 31, 2019, the outstanding balance of this line of credit was $-0-.
An additional line of credit was opened with JP Morgan Chase in February 2019 in the amount of $1,000,000 with interest based on an adjusted LIBOR rate plus 2.89% per annum. The maturity date of the line was in November 2019. The line expired as scheduled.
A line of credit was also opened with Hancock Whitney Bank in February 2019 in the amount of $1,000,000 with a variable interest rate based on the Wall Street Journal Prime rate. This line of credit was drawn on and then paid in full in September 2019. The maturity date of the line was in February 2020. The line expired as scheduled. As of December 31, 2019, the outstanding balance of this line of credit was $-0-.
Interest expense for the nine months ended September 30, 2020 and 2019 was $3,878 and $84,298, respectively.
Note 5 — Paycheck Protection Program Loan
On April 5, 2020, the Company qualified for and received a loan pursuant to the Paycheck Protection Program, a program implemented by the U.S. Small Business Administration under the Coronavirus Aid, Relief, and Economic Security Act, from a qualified lender (the “PPP Lender”), for an aggregate principal amount of $164,911 (the “PPP Loan”). The PPP Loan bears interest at a fixed rate of 0.98% per annum, with the first six months of interest deferred, has a term of two years, and is unsecured and guaranteed by the U.S. Small Business Administration. The principal amount of the PPP Loan is subject to forgiveness under the Paycheck Protection Program upon the Company’s request to the extent that the PPP Loan proceeds are used to pay expenses permitted by the Paycheck Protection Program, including payroll costs, covered rent

SWERVE, L.L.C. AND SWERVE IP, L.L.C.
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
and mortgage obligations, and covered utility payments incurred by the Company. The Company has applied for forgiveness of the PPP Loan with respect to these covered expenses. To the extent that all or part of the PPP Loan is not forgiven, the Company will be required to pay interest on the PPP Loan at a rate of 0.98% per annum, and under the terms of the loan, commencing in November 2020 principal and interest payments would be required through the maturity date in April 2022. The terms of the PPP Loan provide for customary events of default including, among other things, payment defaults, breach of representations and warranties, and insolvency events.
The Company has accounted for the PPP Loan as a financial liability and will continue to do so until the loan is partly or wholly forgiven and the Company has been legally released or the loan is paid.
Note 6 — Member’s Equity
Both Swerve, L.L.C. and Swerve IP, L.L.C. are owned 100% by the same individual. The Member’s equity as of September 30, 2020 and December 31, 2019 represents net capital contributions made by the member and accumulated earnings of the Company through those dates.
Note 7 — Other Operating Expenses
Other operating expenses consist of the following for the period indicated:
	Nine Months Ended September 30
	2020	2019
Payroll and related benefits	$1,369,824	$905,153
Travel	69,522	187,146
Insurance	183,429	132,634
General office	153,995	121,615
Legal and professional	127,250	21,685
Depreciation and amortization	55,509	53,353
Other	178,525	107,706
	$2,138,054	$1,529,292
Note 8 — Subsequent Events
Management has evaluated subsequent events through the date that the combined financial statements were available to be issued, December 14, 2020, and determined the following matter occurred that requires additional disclosure. No events occurring after this date have been evaluated for inclusion in these combined financial statements.
On August 27, 2020, a letter of intent was entered into to sell 100% of the member interests in Swerve, L.L.C. and Swerve IP, L.L.C. On November 10, 2020, the sale of the interests to Whole Earth Brands, Inc. for $80 million in cash was completed, resulting in a change in control of the Company. Included in non-operating expenses is $54,593 and $197,013 for the nine months ended September 30, 2020 and 2019, respectively, which are expenses incurred by the Company in its efforts to potentially enter into a sale transaction.

WSO INVESTMENTS, INC.
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
As of August 28, 2020 and August 30, 2019 and for the Years then ended

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Board of Directors
WSO Investments, Inc.
We have audited the accompanying consolidated financial statements of WSO Investments, Inc. (a Delaware corporation) and subsidiaries, which comprise the consolidated balance sheets as of August 28, 2020 and August 30, 2019, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.
Management’s responsibility for the financial statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WSO Investments, Inc. and subsidiaries as of August 28, 2020 and August 30, 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
/s/ GRANT THORNTON LLP
Houston, Texas
February 19, 2021

WSO Investments, Inc.
CONSOLIDATED BALANCE SHEETS
As of August 28, 2020 and August 30, 2019
(in 000’s)
	August 28, 2020	August 30, 2019
ASSETS
CURRENT ASSETS
Cash	$247	$438
Accounts receivable, less allowance of $468 and $473, respectively	16,961	14,244
Inventories	72,028	76,196
Income taxes refundable	—	910
Prepaid expenses	954	638
TOTAL CURRENT ASSETS	90,190	92,426
PROPERTY AND EQUIPMENT, net	2,709	2,693
DUE FROM WSO HOLDINGS, LP	2,402	2,342
INVESTMENT IN WS SERVICES, LLC	617	—
INTANGIBLE ASSETS, net	35,121	40,553
OTHER LONG TERM ASSETS	552	707
GOODWILL	57,149	57,149
TOTAL ASSETS	$188,740	$195,870
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$9,027	$12,670
Accrued expenses	9,213	10,718
Accrued interest	1,308	92
Income taxes payable	417	—
TOTAL CURRENT LIABILITIES	19,965	23,480
DEFERRED RENT	1,180	283
DEFERRED INCOME TAX LIABILITIES, net	5,936	6,881
LONG-TERM DEBT, net	79,201	84,580
TOTAL LIABILITIES	106,282	115,224
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
WSO Investments, Inc.:
Common stock $.01 par value – Class A voting shares, 100 shares authorized, 1.84 shares issued and outstanding	—	—
Common stock $.01 par value – Class B non-voting shares, 1,600 shares authorized, 900 shares issued and outstanding	—	—
Common stock $.01 par value – Class C non-voting shares, 100 shares authorized, 0.00 shares issued and outstanding	—	—
Equity warrants	124	124
Paid-in capital	98,844	98,844
Less treasury stock, .16 and .13 Class A shares, respectively, at cost	(10,169)	(10,169)
Retained deficit	(6,341)	(8,153)
TOTAL STOCKHOLDERS’ EQUITY	82,458	80,646
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$188,740	$195,870
The accompanying notes are an integral part of these consolidated financial statements.

WSO Investments, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended August 28, 2020 and August 30, 2019
(in 000’s)
	August 28, 2020	August 30, 2019
Sales	$198,925	$186,662
Less discounts, returns and allowance	9,408	10,132
Net sales	189,517	176,530
Cost of goods sold	161,105	158,805
Gross profit	28,412	17,725
Selling and general and administrative expenses
Selling	4,005	3,973
General and administrative	7,293	6,859
Depreciation and amortization	6,466	6,593
Operating Income	10,648	300
Other income (loss)	217	(10,774)
Interest expense, net	8,404	8,273
Income (loss) before taxes	2,461	(18,747)
Provision (benefit) for income taxes	649	(4,336)
NET INCOME (LOSS)	$1,812	$(14,411)
The accompanying notes are an integral part of these consolidated financial statements.

WSO Investments, Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years ended August 28, 2020 and August 30, 2019
(in 000’s)
	Common stock								Purchase warrant amount	Paid-in capital amount	Retained deficit	Total equity
	Class A Shares		Class B		Class C		Treasury stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, September 1, 2019	1.87	$—	900	$—	—	$—	0.13	$(9,454)	—	$98,844	$6,258	$95,648
Repurchase of Class A shares	(0.03)	—	—	—	—	—	0.03	(715)	—	—	—	(715)
Warrants Issued	—	—	—	—	—	—	—	—	124	—	—	124
Net loss	—	—	—	—	—	—	—	—	—	—	(14,411)	(14,411)
Balance, August 30, 2019	1.84	—	900	—	—	—	0.16	(10,169)	124	98,844	(8,153)	80,646
Net income	—	—	—	—	—	—	—	—	—	—	1,812	1,812
Balance, August 28, 2020	1.84	$—	900	$—	—	$—	0.16	$(10,169)	$124	$98,844	$(6,341)	$82,458
The accompanying notes are an integral part of these consolidated financial statements.

WSO Investments, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended August 28, 2020 and August 30, 2019
(in 000’s)
	August 28, 2020	August 30, 2019
Cash flows from operating activities:
Net income (loss)	$1,812	$(14,411)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	1,035	1,162
Amortization of intangibles	5,431	5,431
Amortization of debt issuance costs	755	1,851
Amortization of long term assets	155	—
Deferred income taxes	(945)	(4,856)
Deferred rent expense	897	52
Impairment of candy assets	—	10,579
Provision for bad debt expense	341	(13)
Paid in kind interest	2,283
(Increase) decrease in:
Accounts receivable	(3,058)	2,912
Income taxes refundable	910	2,630
Inventories	4,168	(3,847)
Prepaid expenses	(316)	395
(Decrease) increase in:
Accounts payable	(3,643)	2,181
Income taxes payable	417	—
Accrued expenses	(1,505)	(550)
Accrued interest	1,156	(59)
Net cash provided by operating activities	9,893	3,457
Cash flows from investing activities:
Investment in WS Services, LLC	(617)	—
Investment in intangible assets	—	(42)
Investment in other non-current asset	—	(707)
Purchase of property and equipment	(1,051)	(1,605)
Net cash used in investing activities	(1,668)	(2,354)
Cash flows from financing activities:
Payments on term note	—	(33,442)
Payments on revolving credit agreement, net	(8,370)	(10,030)
Borrowings on term note		36,000
Borrowing on subordinated promissory note	—	6,429
Issuance of stock purchase warrant	—	124
Proceeds on note receivable from employee	—	679
Debt issuance costs	(46)	(4,435)
Repurchase treasury shares	—	(715)
Net cash used in financing activities	(8,416)	(5,391)
NET DECREASE IN CASH	(191)	(4,288)
Cash, beginning of year	438	4,726
Cash, end of year	$247	$438
Supplemental disclosures of cash flow information:
Income taxes paid	$539	$676
Interest paid	$5,255	$5,386
The accompanying notes are an integral part of these consolidated financial statements.

WSO Investments, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
August 28, 2020 and August 30, 2019
($ in thousands)
NOTE A — BUSINESS AND ORGANIZATION
WSO Investments, Inc. (“WSO”), a Delaware Corporation, was formed in April 2012 to acquire all of the equity of Wholesome Sweeteners, Inc. (“Wholesome”), a Delaware Corporation. Wholesome was formed by Edward Billington & Son, Ltd. (“Billington”) and Imperial Sugar Company (“Imperial”) in June 2001 to import, market, distribute, and sell organic sugars, unrefined specialty sugars, and related products. Operations began on July 1, 2001. On November 23, 2015, Wholesome acquired 100% of the issued and outstanding units of TruSweets, LLC (“TruSweets”), a producer of organic and all natural candy and related products based in the United States. WSO, Wholesome and TruSweets are collectively referred to as the Company.
In fiscal year 2019, the Company made the decision to discontinue operations of its candy segment of the business. In connection with this, the Company recognized a loss of $10,600, which is included in other income in the accompanying consolidated statements of operations. The loss consisted of goodwill impairment charges of $6,800, an inventory reserve of $1,800, a property and equipment write down of $1,700 and a reserve for other expenses of $300 in the year ended August 30, 2019. In March 2020, the operation of the candy segment was discontinued.
The results of the candy segment are not considered material and as such, have not been presented separately on the consolidated balance sheets, statements of operations or cash flows as of August 28, 2020 and August 30, 2019 and for the years then ended.
In December 2019 the Company entered into a partnership agreement with Sucro Can International, LLC (“Sucro”) to form WS Services, LLC (“WS Services”). As of August 28, 2020 the Company had a 50% interest in the partnership. The investment is accounted for using the equity method in the consolidated balance sheets.
In early 2020, an outbreak of a novel strain of coronavirus (“COVID-19”) emerged globally and the financial markets have experienced significant volatility as a result. Although it is not possible to reliably estimate the length or severity of this outbreak and the resulting financial impact, the Company may be adversely affected by the risks and market uncertainty related to the recent outbreak. Further, as a result of COVID-19 there have been travel restrictions and closures mandated by federal, state and local authorities which could negatively impact the Company’s operations. While the extent of the impact of COVID-19 on the Company’s operational and financial performance is uncertain, the Company does not anticipate any resulting negative impacts.
NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and related notes are representations of the Company’s management who is responsible for the integrity and objectivity of the financial statements. The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Accounting principles followed by the Company and the methods of applying those principles, which can materially affect the determination of financial position, results of operations and cash flows are summarized as follows:
Principles of Consolidation
The consolidated financial statements include WSO Investments, Inc., Wholesome Sweeteners, Inc., and TruSweets, LLC (collectively, the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for investments over which it has significant influence but not a controlling financial interest using the equity method of accounting.

WSO Investments, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
August 28, 2020 and August 30, 2019
($ in thousands)
Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ significantly from those estimates.
Fiscal Year-End
The Company has adopted a 52/53 week fiscal year. The Company’s fiscal year ends on the Friday nearest to August 31. Accordingly, the Company’s results of operations and cash flows are for the fiscal years ended August 28, 2020 and August 30, 2019.
Cash
The Company defines cash as cash on deposit and short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash.
Accounts Receivable
Accounts receivable is recorded net of the allowance for doubtful accounts. The allowance for doubtful accounts is an estimate based on a review of the customer accounts with consideration given to historical performance, trends, and credit exposure.
Inventories
Inventories consist primarily of finished goods and are stated at the lower of cost or net realizable value. Cost is determined by the first-in, first-out (“FIFO”) method.
Property and Equipment
Property and equipment is recorded at cost. Ordinary maintenance and repairs are charged to expense as incurred. Expenditures that extend the physical or economic life of the assets are capitalized and depreciated. Gains or losses on the disposition of assets sold or retired are recognized in income and the related asset and accumulated depreciation accounts are adjusted accordingly. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the respective assets. Computer equipment and software and motor vehicles have a three year estimated useful life, plant and equipment has a ten year estimated useful life, office equipment has a five year useful life, and office furniture has a five to seven year useful life. Leasehold improvements are depreciated over their useful lives or the term of the lease, whichever is shorter.
Equity Method Investment
In December 2019, WSI entered into a partnership agreement with Sucro Can International, LLC to form WS Services, LLC with the purpose to manage and operate a bonded warehouse located in Lackawanna, New York. As of August 28, 2020, the Company had a 50% interest in the partnership. The partnership did not have any operating activities during the year and the balance of the investment as of August 28, 2020 represents the initial investment in the partnership of $617.
The Company accounts for its investment in its unconsolidated affiliate, which we do not control but have the ability to exercise significant influence over, using the equity method investment. Under this method, the investment is recorded at acquisition cost, increased by our proportionate share of earnings and additional capital contributions and decreased by our proportionate share of any losses and distributions received.

WSO Investments, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
August 28, 2020 and August 30, 2019
($ in thousands)
Intangible Assets and Goodwill
Assets acquired and liabilities assumed in a business acquisition are recorded at fair value on the date of the acquisition. Purchase consideration in excess of the aggregate fair value of acquired net assets is allocated to identifiable intangible assets and any remaining excess purchase consideration is allocated to goodwill. The total amount of goodwill arising from an acquisition may be assigned to one or more reporting units in situations where the acquired business consists of multiple operating segments. The method of assigning goodwill to reporting units shall be reasonable and supportable and applied in a consistent manner and may involve estimates and assumptions.
Impairment testing is performed annually or upon the occurrence of a triggering event indicating that the fair value of the entity might be less than its carrying amount. When a triggering event occurs, an entity has the option to perform a qualitative assessment to determine whether a quantitative test is needed. If that assessment demonstrates it is not more likely than not that impairment exists, no further testing is required. On the other hand, if impairment of goodwill is more likely than not, a quantitative test is required that compares the fair value of the entity with its carrying amount.
We performed a quantitative goodwill impairment test as of August 30, 2019 and determined fair value using the income approach. Under the income approach, we determined fair value based on estimated future cash flows reflective of management’s decision to discontinue operations of the candy segment of the business as discussed in Note A. Based on the quantitative goodwill impairment test described above, our carrying amount exceeded fair value and as a result, we recognized a goodwill impairment of $6,800 million during the year ending August 30, 2019.
The estimated useful life to amortize intangible assets is as follows:
Customer relationships – ingredient	12 years
Customer relationships – retail	15 years
Trade names	20 years
Non-compete	4 years
Debt Issuance Costs
Deferred financing costs are amortized on a straight-line basis over the term of the related debt, which approximates the effective interest method. Unamortized debt issuance costs are shown as a reduction of long-term debt.
Impairment of Long-Lived Assets
Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset or its disposition. Measurements of an impairment loss for long-lived assets that management expects to hold and use are based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value, less cost to sell. As described in Note A, during the year ended August 30, 2019 the Company wrote down assets related to the candy business due to the decision to discontinue operations.
Fair Value of Financial Instruments
The carrying value of cash, accounts receivable, accounts payable, and other current liabilities approximates fair value due to their short-term maturities. The carrying value of the Company’s line of credit approximates fair value due to the stated interest rates approximating market rates.

WSO Investments, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
August 28, 2020 and August 30, 2019
($ in thousands)
Revenue Recognition
On September 1, 2018, the Company adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, using the modified retrospective method. The adoption was made on all contracts with customers that are not complete at the date of initial application. The Company’s adoption of ASC 606 did not result in an adjustment to the opening balance of retained earnings as of September 1, 2018 but it increased disclosure requirements with respect to its revenues from contracts with customers.
Application of ASC 606
The Company accounts for a contract or purchase order when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable.
The Company’s contracts with customers generally represent a single performance obligation related to the fulfillment of customer orders for the purchase of its products, which include organic sugars, unrefined specialty sugars, and related products as well as organic and all natural candy and related products. While unit prices are generally fixed, the Company provides variable consideration to customers, typically in the form of early payment discounts and promotional discounts which are estimated using the most likely and expected value methods of estimation, respectively, as defined within ASC 606. Such discounts are recorded as a reduction of revenue at the time revenue is recorded. The Company also accepts returns from customers for goods having quality defects or for any other reasons such as disagreements or improper delivery. When revenue is recorded, estimates of returns are made based on historical return information and recorded as a reduction of revenue. Under ASC 606, the Company is also required to present a refund liability and a return asset within the consolidated financial statements to account for the customer’s right of return. There have been no significant refund liabilities and return assets recorded as of August 28, 2020 and August 30, 2019.
Revenues for all product sales are recognized at a point in time when control of the product passes to the customer, which is upon shipment, unless otherwise specified within the customer contract or on the purchase order as upon delivery. This determination is based on applicable shipping terms, as well as the consideration of other indicators, including timing of when the Company has a present right to payment, when physical possession of products is transferred to customers, when the customer has the significant risks and rewards of ownership of the asset, and any provisions in contracts regarding customer acceptance.
Practical Expedients and Policy Elections
The Company elected certain permitted practical expedients and made accounting policy elections upon adoption of ASC 606:
The Company elected to use the portfolio approach practical expedient in applying ASC 606. Such expedient allows the Company to apply ASC 606 to a portfolio of contracts with similar characteristics as it reasonably expects that the effects on the consolidated financial statements of applying ASC 606 to the portfolio would not differ materially from applying this guidance to the individual contracts within that portfolio.
The Company’s contracts with customers generally contain payment terms ranging from cash before delivery to 60 days. Since the standard payment term is less than one year, the Company elected the practical expedient to not assess whether a contract has a significant financing component.
The Company’s contracts are of durations that are less than one year. Accordingly, the Company elected the practical expedient of recognizing incremental costs of obtaining contracts (i.e. commissions)

WSO Investments, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
August 28, 2020 and August 30, 2019
($ in thousands)
as an expense when incurred if the amortization period of the assets the Company otherwise would have recognized is one year or less.
The Company made an accounting policy election to account for shipping and handling activities that occur after the customer has obtained control of a good as a fulfillment activity, rather than a separate performance obligation.
Disaggregation of Revenues
The Company’s revenues by type of customer for the fiscal years ended August 28, 2020 and August 30, 2019 are as follows:
	2020	2019
Ingredients	$46,992	$46,897
Private label	91,897	80,820
Retail	59,221	57,885
Others	815	1,069
Total sales	198,925	186,662
Discount, returns and allowances	9,408	10,132
Net sales	$189,517	$176,530
Advertising
Consumer targeted advertising costs, which are included in selling expenses, are expensed as incurred and were $1,268 and $450 for the years ended August 28, 2020 and August 30, 2019, respectively.
Sales Incentives
Certain sales incentives, which include customer promotional activities such as off-invoice promotions and early payment discounts, are recorded as reductions of sales at the time revenue is recognized. Such allowances, where applicable, are estimated based on the anticipated volume and promotional spending with specific customers. Sales incentives incurred were $6,575 and $7,079 for the years ended August 28, 2020 and August 30, 2019, respectively.
Income Taxes
Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be due. Uncertain tax positions are recognized only if that position is more likely than not of being sustained upon examination by taxing authorities, based on the technical merits of the position. The Company classifies both interest and penalties, if any, related to unrecognized tax benefits as income tax expense on the consolidated statements of operations.
Treasury Stock
The Company uses the cost method to record treasury stock purchases whereby the entire cost of the acquired shares of the common stock is recorded as treasury stock (at cost). When the Company subsequently reissues these shares, proceeds in excess of cost upon the issuance of treasury shares are credited to additional paid in capital, while any deficiency is charged to retained earnings.

WSO Investments, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
August 28, 2020 and August 30, 2019
($ in thousands)
Evaluation of Going Concern
The Company performed an evaluation of its ability to continue as a going concern within one year after the date the consolidated financial statements were available to be issued. No going concern issues were identified.
New Accounting Pronouncements
In February 2016, the Financial Accounting Standards (“FASB”) issued its new lease accounting guidance in Accounting Standards Update (“ASU”) 2016-02, Leases (“Topic 842”). Under the new guidance, lessees will be required to recognize for all leases (with the exception of short-term leases) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new standard is effective for annual periods beginning after December 15, 2021. The Company is currently evaluating the impact of the adoption of this ASU to the Company’s consolidated financial statements and related disclosures.
Subsequent Events
Subsequent events are evaluated through February 19, 2021, the date the financial statements were available to be issued.
NOTE C — PROPERTY AND EQUIPMENT
A summary of major classifications of property and equipment as of August 28, 2020 and August 30, 2019 is as follows:
	2020	2019
Computer equipment	$1,792	$2,146
Plant and equipment	3,253	2,948
Office furniture	478	420
Office equipment	33	21
Leasehold improvements	816	569
Total property and equipment	6,372	6,104
Less accumulated depreciation	(3,663)	(3,412)
Property and equipment, net	$2,709	$2,693
Depreciation expense was $1,035 and $1,162 for the years ended August 28, 2020 and August 30, 2019.

WSO Investments, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
August 28, 2020 and August 30, 2019
($ in thousands)
NOTE D — INTANGIBLE ASSETS
A summary of intangible assets is as follows:
	2020
	Gross carrying amount	Accumulated amortization	Net carrying value
Customer relationships – ingredient	$18,500	$12,975	$5,525
Customer relationships – retail	46,400	26,036	20,364
Trade names	15,777	6,550	9,227
Non-compete	2,000	2,000	—
Domain name	7	2	5
Total intangible assets	$82,684	$47,563	$35,121
	2019
	Gross carrying amount	Accumulated amortization	Net carrying value
Customer relationships – ingredient	$18,500	$11,434	$7,066
Customer relationships – retail	46,400	22,942	23,458
Trade names	15,777	5,753	10,024
Non-compete	2,000	2,000	—
Domain name	7	2	5
Total intangible assets	$82,684	$42,131	$40,553
Aggregate intangible amortization expense was $5,431 for each of the years ended August 28, 2020 and August 30, 2019.
Estimated aggregate amortization expense of intangible assets for the next five years is as follows:
Fiscal Year	Amount
2021	$5,432
2022	5,432
2023	5,432
2024	4,790
2025	3,891
$24,977
NOTE E — LONG-TERM DEBT
Credit Agreement
On September 2, 2014, the Company entered into a revolving credit agreement (the “Old Agreement”), which replaced the former line of credit and certain subordinated debt. The Old Agreement provided for up to $60,000 (subject to a borrowing base) of senior secured revolving credit loans, documentary and standby letters of credit, and a $40,000 dollar term loan secured by the same collateral. The Old Agreement was to expire September 2, 2019, and was secured by substantially all assets.
During fiscal years 2015 through 2019, the Company entered into seven separate amendments and related forbearance agreements, which provided for an additional term loan of $20,399, extended the

WSO Investments, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
August 28, 2020 and August 30, 2019
($ in thousands)
termination date for both the term loan and the revolving credit agreement to July 26, 2022, amended interest periods, covenant dates, and waived certain covenant violations.
On August 21, 2019 the Old Agreement and amendments were replaced with a new Revolving Credit Note and Term loan described below. Interest expense on the Old Agreement was $3,798 for the year ended August 30, 2019. In conjunction with this transaction, there was $1,474 of capitalized cost written off related to the Old Agreement which included in debt issuance costs in the consolidated statements of cash flows.
Subordinated Convertible Promissory Note
On October 26, 2018, the Company entered into an $8,000 Subordinated Convertible Promissory Note with one of its largest indirect shareholders which is secured by the Company’s outstanding Class B shares. The initial draw on the note was $4,100. The note accrues interest at a rate of 12.0%. Interest is accrued and added to the principal amount of the note quarterly. The note matures on October 26, 2023 or earlier if certain conditions occur.
On March 1, 2019, the Company modified the $8,000 Subordinated Convertible Promissory Note to increase the amount available to $10,000.
On August 21, 2019, the Company made a second draw of $2,000.
At any time prior to the maturity date, the majority noteholder on behalf of all noteholders, may elect to convert all or any portion of the then outstanding principal and interest into shares of Class C common stock of the Company. Immediately following any conversion, the Class C shares may be exchanged for an equal value of equity interest in WSO Holdings, LP. The number of Class C shares received on conversion is dependent on the converted balance divided by an equity valuation of $28,988,000. As of August 28, 2020, none of the principal or interest had been converted.
As of August 28, 2020 and August 30, 2019 there was $7,195 and $6,429 due on the note consisting of principle and interest. For the years ended August 28, 2020 and August 30, 2019 accrued interest expense was $823 and $421.
Revolving Credit Note and Term Loan
On August 21, 2019 the Company entered into a revolving credit note which provided for up to $75,000 (subject to the borrowing base) of senior secured revolving credit loans and letters of credit and has a first priority perfected security interest in substantially all assets, including but not limited to all receivables, equipment and fixtures, and inventory. The note expires on August 21, 2024. Interest on advances are payable on the first business day of each month with respect to domestic rate loans and the end of the interest period for LIBOR rate loans. There are no principal payments required during the term of the note. As of August 28, 2020 and August 30, 2019 there was $17,013 and $10,127 of availability and no letters associated with the note. Interest expense was $1,340 and $23 for the years ended August 28, 2020 and August 30, 2019. As of August 28, 2020 and August 30, 2019 and there was outstanding principal of $37,500 and 45,870.
On August 21, 2019 the Company entered into a $36,000 term loan which expires February 21, 2025 and has a standard second lien inter-creditor agreement with the holders of the senior secured revolving credit loans and letters of credit. The loan requires quarterly interest payments at a rate equal to the LIBOR rate plus applicable margin, plus the capitalized interest (“PIK”) rate. Interest payable at the PIK rate is capitalized into the term note quarterly. Remaining interest is paid in cash. There are no principal payments required during the term of the loan. Interest expense was $5,536 and $136 for the fiscal year ended August 30, 2019.

WSO Investments, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
August 28, 2020 and August 30, 2019
($ in thousands)
The Company capitalized $46 and $3,739 of legal and advisor costs, closing fees and other expenses incurred in conjunction with the revolving credit agreement and term loan for the period ending August 28, 2020 and August 30, 2019, respectively.
	2020	2019
Long-term debt consists of:
Subordinated debt	$7,195	$6,430
Term loan	37,517	36,000
Revolving credit loans	37,500	45,870
Total long-term debt	82,212	88,300
Less: Debt issuance costs	(3,011)	(3,720)
Total long-term debt, net	$79,201	$84,580
NOTE F — DEFINED CONTRIBUTION RETIREMENT PLAN
The Company has a defined contribution 401(k) plan for the benefit of its employees. Employees are generally eligible to participate in the plan immediately upon hire and obtaining age 18. The Company’s matching contributions to the plan were $393 and $372 for the years ended August 28, 2020 and August 30, 2019, respectively.
NOTE G — INCOME TAXES
The provision for income tax for each year consists of the following:
	2020	2019
Current expense:
Federal	$1,306	$339
State	288	181
Total current expense	1,594	520
Deferred benefit:
Federal	(883)	(4,328)
State	(62)	(528)
Total deferred benefit	(945)	(4,856)
Expense (benefit) for income taxes	$649	$(4,336)
A reconciliation of income taxes at the federal statutory rate with income taxes recorded by the Company for each year is as follows:
	2020	2019
Taxes at Federal income tax rate of 21%	$517	$(3,937)
State franchise/income taxes – net of federal income tax effect	165	(386)
Effect of permanent differences:
Other	(33)	(13)
Provision (benefit) for income taxes	$649	$(4,336)

WSO Investments, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
August 28, 2020 and August 30, 2019
($ in thousands)
Deferred taxes as of August 28, 2020 and August 30, 2019 relate primarily to the following temporary differences:
	2020	2019
Current deferred income tax assets:
Bad debt provision	$116	$115
Sales discount provision	134	48
Inventory	313	91
Interest expense limitation	404	1,214
Deferred rent	287	52
Candy segment impairment	—	2,582
Accrued liabilities	243	82
Accrued interest	783	—
Other	35	—
Current deferred income tax assets	2,315	4,184
Non-current deferred income tax liabilities:
Tax in excess of book depreciation	(631)	(780)
Tax in excess of book amortization	(7,559)	(10,245)
Other	(61)	(40)
Total non-current deferred income tax liabilities	(8,251)	(11,065)
Total deferred income tax liabilities	$(5,936)	$(6,881)
The Company files tax returns in the U.S. federal jurisdiction and various state jurisdictions. Wholesome is currently open to exam under the statute of limitations by the Internal Revenue Service for the fiscal years 2017 through 2019. The Company’s state tax returns are open to exam under the statute of limitations for the fiscal years 2016 through 2019.
In response to the global pandemic related to COVID-19, the President of the United States signed into law the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act on March 27, 2020. The CARES Act provides numerous relief provisions for corporate tax payers, including modification of the utilization limitations on net operating losses, favorable expansions of the deduction for business interest expense under Internal Revenue Code Section 163(j), and the ability to accelerate timing of refundable alternative minimum tax credits. There were no material tax impacts to our condensed consolidated financial statements as it relates to the CARES Act.
As of August 28, 2020 and August 30, 2019, the Company recognized no uncertain tax positions.
NOTE H — COMMON STOCK
WSO was formed in April 2012 with 1,100 shares of $0.01 par value common stock authorized of which 100 shares were designated Class A and 1,000 shares were designated Class B. In August 2019 the Company amended the Certificate of Incorporation to have authorized 1,800 total shares of $0.01 par value common stock of which 100 shares are designated Class A, 1,600 shares are Class B, and 100 shares are Class C. As of August 28, 2020 and August 30, 2019 there were 1.84 shares of Class A, 900 shares of Class B and no shares of Class C outstanding.
On August 21, 2019 in connection with the term loan described in Note E, the Company issued warrants exercisable into Class C Common Stock equivalent. The number of Class C shares available to be

WSO Investments, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
August 28, 2020 and August 30, 2019
($ in thousands)
issued is dependent on the Company’s adjusted EBITDA as defined in the Term Loan Agreement for the year ended August 28, 2020. As the adjusted EBITDA was over $14,000 for the year ended August 28, 2020, the warrants are exercisable into 0.091041 shares. The purchase price per share of the Class C Common Stock is $0.01. The option to exercise the warrants expires on August 21, 2029. As of August 28, 2020 the warrants have not been exercised. As of August 28, 2020 the warrants were valued at $124.
NOTE I — COMMITMENTS AND CONTINGENCIES
The Company has contracts with various companies that guarantee pricing and delivery of sugar and agave. The Company’s responsibilities include taking delivery and making payment for the product during the terms of these contracts that are generally one year or less. As of August 28, 2020, the Company had 37,934 metric tons, valued at approximately $26,871 remaining to be purchased under these contracts through August 2021.
Sugar Creek on the Lake
In October 2013, Wholesome entered into a 91-month non-cancelable lease agreement for 15,562 square feet of office space in the Sugar Land area with a total lease commitment of $1,988. On January 27, 2014, Wholesome entered into the First Amendment of the Lease, which increased the total leased space to 19,021 square feet and a total lease commitment of $2,073. The lease term commenced February 14, 2014.
In June 2018, the Company entered into a 37-month non-cancelable sub-lease agreement for 6,168 square feet of the Sugar Creek on the Lake office space with a total lease receivable commitment of $238. The lease term commenced September 1, 2018.
In December 2018, the Company entered into a second sublease agreement for the Sugar Creek on the Lake space. This sub-lease is a 33.5-month non-cancelable agreement for 9,394 square feet of office with a total lease receivable commitment of $340. The lease term commenced December 17, 2018.
Arlington Heights
In June 2016, the Company entered into a 52-month non-cancelable lease for 25,027 square feet of office and warehouse space in Arlington Heights, Illinois with a total lease commitment of $738. The lease term commenced September 1, 2016. In October 2020 the Company entered into a lease termination agreement with the landlord which terminated the lease as of October 2020.
One Sugar Creek Center
In March 2018, the Company entered into a 72-month non-cancelable lease for 14,743 square feet of office space in the Sugar Land area with a total lease commitment of $1,401. The lease term commenced May 1, 2018.
Colony Row
In November 2019, the Company entered into a 13-month non-cancelable lease for 2,687 square feet of office space in Broomfield, Colorado with a total lease commitment of $41.
Victory Park
On December 13, 2019, the Company entered into a 68.5-month non-cancelable lease agreement for 349,050 square feet of office space in the Houston area with a total lease commitment of $7,826.

WSO Investments, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
August 28, 2020 and August 30, 2019
($ in thousands)
Rent expense was $502 and $510 for the years ended August 28, 2020 and August 30, 2019, respectively. Future non-cancelable minimum lease payments net of lease revenue under the leases are as follows:
Fiscal Year	Amount
2021	$1,970
2022	1,883
2023	1,910
2024	1,715
2025	1,553
$9,031
In the ordinary course of business, the Company may be involved in various lawsuits and claims. Claims occur in the normal course of the Company’s operations, and in the opinion of the Company’s management, there are no claims against the Company that will have a material effect on the Company’s financial position or results of operations.
NOTE J — CONCENTRATION OF CREDIT RISK
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable.
The Company’s cash balance was with a single financial institution as of August 28, 2020 and August 30, 2019. As of August 28, 2020 and August 30, 2019, cash balances were insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250. As of August 28, 2020, the Company’s cash balance was below the FDIC limit. As of August 30, 2019, the Company’s cash balance was above the FDIC limit by $188.
To minimize risk associated with trade accounts receivable the Company performs initial and ongoing credit evaluations of the financial condition of its customers.
For the year ended August 28, 2020, the Company had two customers who each accounted for 20% and 11% of sales. For the year ended August 30, 2019, the Company had two customers who each accounted for 19% and 11% of sales. As of August 28, 2020, the Company had one customer that accounted for 27% of the total trade receivables. As of August 30, 2019, the Company had no customers that accounted for more than 10% of the total trade receivables.
For the year ended August 28, 2020, the Company had two vendors who each accounted for 16% and 12% of total purchases. For the year ended August 30, 2019, the Company had two vendors who each accounted for 26% and 10% of total purchases. As of August 28, 2020, the Company had one vendor who accounted for 14% of the Company’s accounts payable balance. As of August 30, 2019, the Company had two vendors who accounted for 22% and 11% of the Company’s accounts payable balance.
NOTE K — RELATED-PARTY TRANSACTIONS
In January 2015, WSO’s 100% owner WSO Holdings, LP repurchased common points from a former partner for $2,817. Wholesome advanced money to WSO Holdings, LP to fund this transaction. The advance is evidenced by a note in the amount of $2,817 that accrues interest at 0.56%, matures on January 4, 2018 with interest and principal due at maturity. In connection with the purchase of TruSweets, WSO Holdings, LP contributed $515 toward the purchase in partial satisfaction of its obligation to the Company. On December 14, 2017, the Company and WSO Holding, LP entered into the First Amendment to the Intercompany Promissory Note, which extended the due date of the obligation to January 4, 2023 and revised the interest rate to 2.30%. As of August 28, 2020 and August 30, 2019, $2,493 and $2,451, respectively,

WSO Investments, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
August 28, 2020 and August 30, 2019
($ in thousands)
was outstanding and is included due from WSO Holdings, LP in the consolidated balance sheets. For years ended August 28, 2020 and August 30, 2019, the Company recognized $56 and $55 of interest income related to the note.
In April 2018, in connection tax distributions made to certain partners, the Company entered into an Intercompany Promissory Note receivable with WSO Holdings LP for $159. Interest accrues at a rate of 2.72%. All accrued but unpaid interest is added to the principal amount outstanding on the first day of each month. The principal amount and all accrued but unpaid interest is due on December 30, 2025 or earlier if certain transactions occur. The note and interest receivable is included in Due from WSO Holdings LP in the consolidated balance sheet. For each of the years ended August 28, 2020 and August 30, 2019, the Company recognized $4 of income related to the note.
In October 2018, the Company entered into an $8,000 Subordinated Convertible Promissory Note with one of its indirect shareholders. This note was subsequently amended on March 1, 2019, as described in Note E.
In April 2019, under terms of Common and Incentive Securities Redemption Agreements, the Company repurchased Series A Common Stock from a former partner for $715. This stock is included as treasury stock in the consolidated balance sheet.
As described in Notes E and H, in August 2019 the Company entered into new term loan and warrant agreements. An officer and employee of the Company has a 1.389% of the total term loan commitment. This is included in long-term debt and equity in the consolidated balance sheets. For the year ended August 28, 2020 the Company paid the employee $54 for interest related to the note.
The Company reimbursed Billington $9 and $123 for travel expenses of personnel for the years ended August 28, 2020 and August 30, 2019, respectively. These are reflected in selling and general and administrative expenses in the consolidated statements of operations.
As discussed in Note A, in December 2019 the Company entered into a partnership agreement with Sucro to form WS Services. As of August 28, 2020 the Company had a 50% interest in the partnership. For the year ended August 28, 2020 the Company contributed $617 to the partnership. The Company utilized a WS Services warehouse for storage of raw materials. During the year ended August 28, 2020 the Company expensed $184 and had a payable to WS Services for $115.
From December 2019 to August 2020 the Company purchased $19,785 of sugar from Sucro, the Company’s partner in WS Services. As of August 28, 2020 the Company had an accounts payable balance of $1,186. During the same period Sucro purchased $524 of sugar from the Company. There was no receivable balance as of August 28, 2020.
NOTE L — SUBSEQUENT EVENTS
On December 17, 2020 the Company entered into a Stock Purchase Agreement (“SPA”) to sell all the issued and outstanding capital stock of WSO to Whole Earth Brands, Inc., a global food company for $180,000. The transaction closed February 5, 2021.

WSO INVESTMENTS, INC.
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
As of November 27, 2020 and August 28, 2020, and for the Three-Month Periods Ended November 27, 2020 and November 29, 2019

WSO Investments, Inc.
UNAUDITED CONSOLIDATED BALANCE SHEETS
As of November 27, 2020 and August 28, 2020
(in 000’s)
	November 27, 2020	August 28, 2020
ASSETS
CURRENT ASSETS
Cash	$238	$247
Accounts receivable, less allowance of $468 and $473, respectively	18,643	16,961
Inventories	79,546	72,028
Prepaid expenses	874	954
TOTAL CURRENT ASSETS	99,301	90,190
PROPERTY AND EQUIPMENT, net	2,830	2,709
DUE FROM WSO HOLDINGS, LP	2,417	2,402
INVESTMENT IN WS SERVICES, LLC	806	617
INTANGIBLE ASSETS, net	33,763	35,121
OTHER LONG TERM ASSET	514	552
GOODWILL	57,149	57,149
TOTAL ASSETS	$196,780	$188,740
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$9,208	$9,027
Accrued expenses	9,932	9,213
Accrued interest	1,054	1,308
Income taxes payable	2,115	417
TOTAL CURRENT LIABILITIES	22,309	19,965
DEFERRED RENT	1,004	1,180
DEFERRED INCOME TAX LIABILITIES, net	5,437	5,936
LONG-TERM DEBT, net	81,903	79,201
TOTAL LIABILITIES	110,653	106,282
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
WSO Investments, Inc.:
Common stock $.01 par value – Class A voting shares, 100 shares authorized, 1.84 shares issued and outstanding
Common stock $.01 par value – Class B non-voting shares, 1,600 shares authorized, 900 shares issued and outstanding
Common stock $.01 par value – Class C non-voting shares, 100 shares authorized, 0.00 shares issued and outstanding
Equity warrants	124	124
Paid-in capital	98,844	98,844
Less treasury stock, .16 and .13 Class A shares, respectively, at cost	(10,169)	(10,169)
Retained deficit	(2,672)	(6,341)
TOTAL STOCKHOLDERS’ EQUITY	86,127	82,458
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$196,780	$188,740
The accompanying notes are an integral part of these consolidated statements.

WSO Investments, Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
Quarters ended November 27, 2020 and November 29, 2019
(in 000’s)
	November 27, 2020	November 29, 2019
Sales	$54,375	$49,265
Less discounts, returns and allowance	1,955	2,521
Net sales	52,420	46,744
Cost of goods sold	39,979	39,397
Gross profit	12,441	7,347
Selling and general and administrative expenses
Selling	892	523
General and administrative	3,383	3,126
Depreciation and amortization	1,584	1,664
Operating income	6,582	2,034
Other income	62	—
Interest expense, net	1,761	2,072
Income (loss) before taxes	4,883	(38)
Provision for income taxes	1,214	10
NET INCOME (LOSS)	$3,669	$(48)
The accompanying notes are an integral part of these consolidated statements.

WSO Investments, Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Quarters ended November 27, 2020 and November 29, 2019
(in 000’s)
	Common stock								Purchase warrant amount	Paid-in capital amount	Retained deficit	Total equity
	Class A Shares		Class B		Class C		Treasury stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, August 30, 2019	1.87	$—	900	$—	—	$—	0.16	$(10,169)	124	$98,844	$(8,153)	$80,646
Repurchase of Class A shares	(0.03)	—	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	(48)	(48)
Balance, November 29, 2019	1.84	$—	900	$—	—	$—	0.16	$(10,169)	$124	$98,844	$(8,201)	$80,598
Balance, August 28, 2020	1.84	$—	900	$—	—	$—	0.16	$(10,169)	$124	$98,844	$(6,341)	$82,458
Net income	—	—	—	—	—	—	—	—	—	—	3,669	3,669
Balance, November 27, 2020	1.84	$—	900	$—	—	$—	0.16	$(10,169)	$124	$98,844	$(2,672)	$86,127
The accompanying notes are an integral part of these consolidated statements.

WSO Investments, Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
Quarters ended November 27, 2020 and November 29, 2019
(in 000’s)
	November 27, 2020	November 29, 2019
Cash flows from operating activities:
Net income (loss)	$3,669	$(48)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	226	306
Amortization of intangibles	1,358	1,358
Amortization of debt issuance costs	189	147
Amortization of long term asset	38	39
Deferred income taxes	(499)	(14)
Deferred rent expense	(176)	(25)
Bad debt recovery (expense)	(81)	14
Paid in kind interest	714	533
(Increase) decrease in:
Accounts receivable	(1,601)	(2,293)
Refundable income taxes	—	70
Inventories	(7,518)	11,366
Prepaid expenses and other	80	(61)
(Decrease) increase in:
Accounts payable	181	(6,068)
Income taxes payable	1,698	—
Accrued expenses	703	(1,728)
Accrued interest	(254)	817
Net cash (used in) provided by operating activities	(1,273)	4,413
Cash flows from investing activities:
Investment in WS Services, LLC	(189)	—
Purchase of property and equipment	(347)	(38)
Net cash used in investing activities	(536)	(38)
Cash flows from financing activities:
Borrowings (payments) on revolving credit agreement, net	1,800	(4,380)
Net cash provided by (used in) financing activities	1,800	(4,380)
NET DECREASE IN CASH	(9)	(5)
Cash, beginning of year	247	438
Cash, end of year	$238	$433
Supplemental disclosures of cash flow information:
Income taxes paid	$19	$—
Interest paid	$1,079	$442
The accompanying notes are an integral part of these consolidated statements.

WSO Investments, Inc.
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
November 27, 2020 and November 29, 2019
($ in thousands)
NOTE A — BUSINESS AND ORGANIZATION
WSO Investments, Inc. (“WSO”), a Delaware Corporation, was formed in April 2012 to acquire all of the equity of Wholesome Sweeteners, Inc. (“Wholesome”), a Delaware Corporation. Wholesome was formed by Edward Billington & Son, Ltd. (“Billington”) and Imperial Sugar Company (“Imperial”) in June 2001 to import, market, distribute, and sell organic sugars, unrefined specialty sugars, and related products. Operations began on July 1, 2001. On November 23, 2015, Wholesome acquired 100% of the issued and outstanding units of TruSweets, LLC (“TruSweets”), a producer of organic and all natural candy and related products based in the United States. WSO, Wholesome and TruSweets are collectively referred to as the Company.
In the fourth quarter of fiscal year 2019, the Company made the decision to discontinue operations of its candy segment of the business. The results of the candy segment are not considered material and as such, have not been presented separately on the consolidated balance sheets, statements of operations or cash flows as of November 27, 2020 and November 29, 2019 and for the quarters then ended.
In December 2019 the Company entered into a partnership agreement with Sucro Can International, LLC (“Sucro”) to form WS Services, LLC (“WS Services”). As of November 27, 2020 the Company had a 50% interest in the partnership. The investment is accounted for using the equity method in the consolidated balance sheets.
In early 2020, an outbreak of a novel strain of coronavirus (“COVID-19”) emerged globally and the financial markets have experienced significant volatility as a result. Although it is not possible to reliably estimate the length or severity of this outbreak and the resulting financial impact, the Company may be adversely affected by the risks and market uncertainty related to the recent outbreak. Further, as a result of COVID-19 there have been travel restrictions and closures mandated by federal, state and local authorities which could negatively impact the Company’s operations. While the extent of the impact of COVID-19 on the Company’s operational and financial performance is uncertain, the Company does not anticipate any resulting negative impacts.
NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and related notes are representations of the Company’s management who is responsible for the integrity and objectivity of the financial statements. The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Accounting principles followed by the Company and the methods of applying those principles, which can materially affect the determination of financial position, results of operations and cash flows are summarized as follows:
Principles of Consolidation
The consolidated financial statements include WSO Investments, Inc., Wholesome Sweeteners, Inc., and TruSweets, LLC (collectively, the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for investments over which it has significant influence but not a controlling financial interest using the equity method of accounting.
Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ significantly from those estimates.

WSO Investments, Inc.
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — Continued
November 27, 2020 and November 29, 2019
($ in thousands)
Fiscal Year-End
The Company has adopted a fifty-two/fifty-three week fiscal year. Accordingly, the Company’s results of operations and cash flows are for the quarters ended November 27, 2020 and November 29, 2019.
Cash
The Company defines cash as cash on deposit and short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash.
Accounts Receivable
Accounts receivable is recorded net of the allowance for doubtful accounts. The allowance for doubtful accounts is an estimate based on a review of the customer accounts with consideration given to historical performance, trends, and credit exposure.
Inventories
Inventories consist primarily of finished goods and are stated at the lower of cost or net realizable value. Cost is determined by the first-in, first-out (“FIFO”) method.
Property and Equipment
Property and equipment is recorded at cost. Ordinary maintenance and repairs are charged to expense as incurred. Expenditures that extend the physical or economic life of the assets are capitalized and depreciated. Gains or losses on the disposition of assets sold or retired are recognized in income and the related asset and accumulated depreciation accounts are adjusted accordingly. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the respective assets. Computer equipment and software and motor vehicles have a three year estimated useful life, plant and equipment has a ten year estimated useful life, office equipment has a five year useful life, and office furniture has a five to seven year useful life. Leasehold improvements are depreciated over their useful lives or the term of the lease, whichever is shorter.
Equity Method Investment
In December 2019, WSI entered into a partnership agreement with Sucro Can International, LLC to form WS Services, LLC with the purpose to manage and operate a bonded warehouse located in Lackawanna, New York. As of November 27, 2020, the Company had a 50% interest in the partnership.
The Company accounts for its investment in its unconsolidated affiliate, which we do not control but have the ability to exercise significant influence over, using the equity method investment. Under this method, the investment is recorded at acquisition cost, increased by our proportionate share of earnings and additional capital contributions and decreased by our proportionate share of any losses and distributions received.
Intangible Assets and Goodwill
Assets acquired and liabilities assumed in a business acquisition are recorded at fair value on the date of the acquisition. Purchase consideration in excess of the aggregate fair value of acquired net assets is allocated to identifiable intangible assets and any remaining excess purchase consideration is allocated to goodwill. The total amount of goodwill arising from an acquisition may be assigned to one or more reporting units in situations where the acquired business consists of multiple operating segments. The

WSO Investments, Inc.
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — Continued
November 27, 2020 and November 29, 2019
($ in thousands)
method of assigning goodwill to reporting units shall be reasonable and supportable and applied in a consistent manner and may involve estimates and assumptions.
Impairment testing is performed annually or upon the occurrence of a triggering event indicating that the fair value of the entity might be less than its carrying amount. When a triggering event occurs, an entity has the option to perform a qualitative assessment to determine whether a quantitative test is needed. If that assessment demonstrates it is not more likely than not that impairment exists, no further testing is required. On the other hand, if impairment of goodwill is more likely than not, a quantitative test is required that compares the fair value of the entity with its carrying amount.
The estimated useful life to amortize intangible assets is as follows:
Customer relationships – ingredient	12 years
Customer relationships – retail	15 years
Trade names	20 years
Non-compete	4 years
Debt Issuance Costs
Deferred financing costs are amortized on a straight-line basis over the term of the related debt, which approximates the effective interest method. Unamortized debt issuance costs are shown as a reduction of long-term debt.
Impairment of Long-Lived Assets
Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset or its disposition. Measurements of an impairment loss for long-lived assets that management expects to hold and use are based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value, less cost to sell
Fair Value of Financial Instruments
The carrying value of cash, accounts receivable, accounts payable, and other current liabilities approximates fair value due to their short-term maturities. The carrying value of the Company’s line of credit approximates fair value due to the stated interest rates approximating market rates.
Commitments and Contingencies
The Company is subject to various claims, pending legal actions for product liability and other damages and other matters arising out of the conduct of the business. The Company believes, based on current knowledge and consultation with counsel, that the outcome of such claims and actions will not have a material adverse effect on the Company’s consolidated financial position or results of operations.
As of November 27, 2020, the Company had obligations to purchase $30,446 of raw materials through October 2021 however it is unable to make reasonably reliable estimates of the timing of such payments.
Revenue Recognition
On September 1, 2018, the Company adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, using the modified retrospective method. The adoption was made

WSO Investments, Inc.
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — Continued
November 27, 2020 and November 29, 2019
($ in thousands)
on all contracts with customers that are not complete at the date of initial application. The Company’s adoption of ASC 606 did not result in an adjustment to the opening balance of retained earnings as of September 1, 2018 but it increased disclosure requirements with respect to its revenues from contracts with customers.
Application of ASC 606
The Company accounts for a contract or purchase order when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable.
The Company’s contracts with customers generally represent a single performance obligation related to the fulfillment of customer orders for the purchase of its products, which include organic sugars, unrefined specialty sugars, and related products as well as organic and all natural candy and related products. While unit prices are generally fixed, the Company provides variable consideration to customers, typically in the form of early payment discounts and promotional discounts which are estimated using the most likely and expected value methods of estimation, respectively, as defined within ASC 606. Such discounts are recorded as a reduction of revenue at the time revenue is recorded. The Company also accepts returns from customers for goods having quality defects or for any other reasons such as disagreements or improper delivery. When revenue is recorded, estimates of returns are made based on historical return information and recorded as a reduction of revenue. Under ASC 606, the Company is also required to present a refund liability and a return asset within the consolidated financial statements to account for the customer’s right of return. There have been no significant refund liabilities and return assets recorded as of November 27, 2020 and November 29, 2019.
Revenues for all product sales are recognized at a point in time when control of the product passes to the customer, which is upon shipment, unless otherwise specified within the customer contract or on the purchase order as upon delivery. This determination is based on applicable shipping terms, as well as the consideration of other indicators, including timing of when the Company has a present right to payment, when physical possession of products is transferred to customers, when the customer has the significant risks and rewards of ownership of the asset, and any provisions in contracts regarding customer acceptance.
Practical Expedients and Policy Elections
The Company elected certain permitted practical expedients and made accounting policy elections upon adoption of ASC 606:
1.   The Company elected to use the portfolio approach practical expedient in applying ASC 606. Such expedient allows the Company to apply ASC 606 to a portfolio of contracts with similar characteristics as it reasonably expects that the effects on the consolidated financial statements of applying ASC 606 to the portfolio would not differ materially from applying this guidance to the individual contracts within that portfolio.
2.   The Company’s contracts with customers generally contain payment terms ranging from cash before delivery to 60 days. Since the standard payment term is less than one year, the Company elected the practical expedient to not assess whether a contract has a significant financing component.
3.   The Company’s contracts are of durations that are less than one year. Accordingly, the Company elected the practical expedient of recognizing incremental costs of obtaining contracts (i.e. commissions) as an expense when incurred if the amortization period of the assets the Company otherwise would have recognized is one year or less.

WSO Investments, Inc.
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — Continued
November 27, 2020 and November 29, 2019
($ in thousands)
4.   The Company made an accounting policy election to account for shipping and handling activities that occur after the customer has obtained control of a good as a fulfillment activity, rather than a separate performance obligation.
Disaggregation of Revenues
The Company’s revenues by type of customer for the quarters ended November 27, 2020 and November 29, 2019 are as follows:
	Q1 2021	Q1 2020
Ingredients	$11,323	$11,421
Private label	26,853	21,793
Branded	16,199	16,051
Total sales	54,375	49,265
Discount, returns and allowances	1,955	2,521
Net sales	$52,420	$46,744
Advertising
Consumer targeted advertising costs, which are included in selling expenses, are expensed as incurred and were $397 and $77 for the quarters ended November 27, 2020 and November 29, 2019, respectively.
Sales Incentives
Certain sales incentives, which include customer promotional activities such as off invoice promotions and early payment discounts, are recorded as reductions of sales at the time revenue is recognized. Such allowances, where applicable, are estimated based on the anticipated volume and promotional spending with specific customers. Sales incentives incurred were $1,562 and $1,642 for the quarters ended November 27, 2020 and November 29, 2019, respectively.
Share-Based Compensation
The Company accounts for share-based compensation from its incentive units in accordance with ASC 718, Compensation — Stock Compensation, which requires that share-based payment awards be recognized in the statement of income at grant-date fair value. For awards of incentive units, we recognize compensation expense over the vesting period, 5 years or immediately upon a change in control, based on the grant-date fair value.
Income Taxes
Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be due. Uncertain tax positions are recognized only if that position is more likely than not of being sustained upon examination by taxing authorities, based on the technical merits of the position. The Company classifies both interest and penalties, if any, related to unrecognized tax benefits as income tax expense on the consolidated statements of operations. As of November 27, 2020 and November 29, 2019, the Company recognized no uncertain tax positions.
The Company’s effective tax rate was 24.8% for the quarter ended November 27, 2020 and 27.3% for the quarter ended November 29, 2019.

WSO Investments, Inc.
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — Continued
November 27, 2020 and November 29, 2019
($ in thousands)
Treasury Stock
The Company uses the cost method to record treasury stock purchases whereby the entire cost of the acquired shares of the common stock is recorded as treasury stock (at cost). When the Company subsequently reissues these shares, proceeds in excess of cost upon the issuance of treasury shares are credited to additional paid in capital, while any deficiency is charged to retained earnings.
Evaluation of Going Concern
The Company performed an evaluation of its ability to continue as a going concern within one year after the date the consolidated financial statements were available to be issued. No going concern issues were identified.
New Accounting Pronouncements
In February 2016, the FASB issued its new lease accounting guidance in ASU 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize for all leases (with the exception of short-term leases) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new standard is effective for annual periods beginning after December 15, 2021. The Company is currently evaluating the impact of the adoption of this ASU to the Company’s consolidated financial statements and related disclosures.
Subsequent Events
Subsequent events are evaluated through March 16, 2021, the date the financial statements were available to be issued.
NOTE C — INTANGIBLE ASSETS
A summary of intangible assets is as follows:
	November 27, 2020
	Gross carrying amount	Accumulated amortization	Net carrying value
Customer relationships – ingredient	$18,500	$13,361	$5,139
Customer relationships – retail	46,400	26,809	19,591
Trade names	15,777	6,749	9,028
Non-compete	2,000	2,000	—
Domain name	7	2	5
Total intangible assets	$82,684	$48,921	$33,763
Aggregate intangible amortization expense was $1,358 for each of the quarters ended November 27, 2020 and November 29, 2019.

WSO Investments, Inc.
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — Continued
November 27, 2020 and November 29, 2019
($ in thousands)
Estimated aggregate amortization expense of intangible assets for the next five years is as follows:
Fiscal Year	Amount
2021	$5,432
2022	5,432
2023	5,432
2024	4,790
2025	3,891
$24,977
NOTE D — LONG TERM DEBT
Subordinated Convertible Promissory Note
On October 26, 2018, the Company entered into an $8,000 Subordinated Convertible Promissory Note with one of its largest indirect shareholders which is secured by the Company’s outstanding Class B shares. The initial draw on the note was $4,100. The note accrues interest at a rate of 12.0%. Interest is accrued and added to the principal amount of the note monthly. The note matures on October 26, 2023 or earlier if certain conditions occur.
On March 1, 2019, the Company modified the $8,000 Subordinated Convertible Promissory Note to increase the amount available to $10,000.
On August 21, 2019, the Company made a second draw of $2,000.
At any time prior to the maturity date, the majority noteholder on behalf of all noteholders, may elect to convert all or any portion of the then outstanding principal and interest into shares of Class C common stock of the Company. Immediately following any conversion, the Class C shares may be exchanged for an equal value of equity interest in WSO Holdings, LP. The number of Class C shares received on conversion is dependent on the converted balance divided by an equity valuation of $28,988,000. As of November 27 2020, none of the principal or interest had been converted.
For the quarters ended November 27, 2020 and November 29, 2019 accrued interest expense was $154 and $202.
Revolving Credit Note and Term Loan
On August 21, 2019 the Company entered into a revolving credit note which provided for up to $75,000 (subject to the borrowing base) of senior secured revolving credit loans and letters of credit and has a first priority perfected security interest in substantially all assets, including but not limited to all receivables, equipment and fixtures, and inventory. The note expires on August 21, 2024. Interest on advances are payable on the first business day of each month with respect to domestic rate loans and the end of the interest period for LIBOR rate loans. There are no principal payments required during the term of the note. As of November 27, 2020 and November 29, 2019 there was $12,157 and $9,806 of availability and no letters of credit associated with the note. Interest expense was $215 and $420 for the quarters ended November 27, 2020 and November 29, 2019.
On August 21, 2019 the Company entered into a $36,000 term loan which expires February 21, 2025 and has a standard second lien inter-creditor agreement with the holders of the senior secured revolving credit loans and letters of credit. The loan requires quarterly interest payments at a rate equal to the LIBOR rate plus applicable margin, plus the capitalized interest (“PIK”) rate. Interest payable at the PIK rate is

WSO Investments, Inc.
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — Continued
November 27, 2020 and November 29, 2019
($ in thousands)
capitalized into the term note quarterly. Remaining interest is paid in cash. There are no principal payments required during the term of the loan. Interest expense was $1,217 and $1,276 for the quarters ended November 27, 2020 and November 29, 2019.
November 27, 2020
Long-term debt consists of:
Subordinated debt	$7,428
Term loan	37,997
Revolving credit loans	39,300
Total long-term debt	84,725
Less: Debt issuance costs	(2,822)
Total long-term debt, net	$81,903
NOTE E — COMMON STOCK
WSO was formed in April 2012 with 1,100 shares of $0.01 par value common stock authorized of which 100 shares were designated Class A and 1,000 shares were designated Class B. In August 2019 the Company amended the Certificate of Incorporation to have authorized 1,800 total shares of $0.01 par value common stock of which 100 shares are designated Class A, 1,600 shares are Class B, and 100 shares are Class C. As of November 27, 2020 and November 29, 2019 there were 1.84 shares of Class A, 900 shares of Class B and no shares of Class C outstanding.
On August 21, 2019 in connection with the term loan described in Note D, the Company issued warrants exercisable into Class C Common Stock equivalent. The number of Class C shares available to be issued is dependent on the Company’s adjusted EBITDA as defined in the Term Loan Agreement for the year ended August 28, 2020. As the adjusted EBITDA was over $14,000 for the year ended August 28, 2020, the warrants are exercisable into 0.091041 shares. The purchase price per share of the Class C Common Stock is $0.01. The option to exercise the warrants expires on August 21, 2029.
NOTE F — RELATED-PARTY TRANSACTIONS
As described in Notes D and E in August 2019 the Company entered into new term loan and warrant agreements. An officer and employee of the Company has a 1.389% of the total term loan commitment. This is included in long-term debt and equity in the consolidated balance sheets. For the quarters ended November 27, 2020 and November 29, 2019 the Company paid the employee $13 and 4 respectively for interest related to the note.
As discussed in Note A, in December 2019 the Company entered into a partnership agreement with Sucro to form WS Services. As of November 27, 2020 the Company had a 50% interest in the partnership. For the quarter ended November 27, 2020 the Company contributed $189 to the partnership. The Company utilized a WS Services warehouse for storage of raw materials. During the quarter ended November 27, 2020 the Company expensed $136.
For the quarters ended November 27, 2020 and November 29, 2019, the Company purchased $1,796 and $10,444 respectively of sugar from Sucro, the Company’s partner in WS Services. As of November 27, 2020 had an accounts payable balance of $2,209. For the quarter ended November 29, 2019 Sucro purchased $366 of sugar from the Company.
NOTE G — SUBSEQUENT EVENTS
On December 17, 2020 the Company entered into a Stock Purchase Agreement (“SPA”) to sell all the issued and outstanding capital stock of WSO to Whole Earth Brands, Inc., a global food company for

WSO Investments, Inc.
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — Continued
November 27, 2020 and November 29, 2019
($ in thousands)
$180,000 which is subject to customary closing adjustments. The transaction closed February 5, 2021. In connection with this transaction the debt discussed in Note D was retired and the warrants discussed in Note E were not exercised and were retired. Additionally, the Company’s outstanding incentive units vested immediately upon close of the transaction and unit holders received $10,670 which is subject to customary closing adjustments.

10,131,750 Shares of Common Stock
3,799,018 Shares of Common Stock by the Selling Security Holders
3,007,200 Warrants by the Selling Security Holders
Whole Earth Brands, Inc.

PROSPECTUS
JULY 1, 2021